UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant   ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

RED HAT, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.0001 per share, of Red Hat, Inc.

	(2)	Aggregate number of securities to which transaction applies:

As of November 19, 2018, (A) 176,759,662 shares of common stock issued and outstanding (including restricted shares of common stock subject to vesting or transfer restrictions or forfeiture or repurchase), (B) 27,540 shares of common stock subject to outstanding options to purchase common stock, (C) 4,012,564 shares of common stock subject to service-based restricted stock unit awards, (D) 1,304,837 shares of common stock subject to performance-based stock unit awards and (E) 100,537 shares of common stock subject to deferred stock unit awards.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(A) 176,759,662 shares of common stock multiplied by $190.00, (B) 27,540 shares of common stock subject to outstanding options to purchase common stock multiplied by $167.15 (which is the difference between the merger consideration and the weighted average exercise price of $22.85 per share), (C) 4,012,564 shares of common stock subject to service-based restricted stock unit awards multiplied by $190.00, (D) 1,304,837 shares of common stock subject to performance-based stock unit awards multiplied by $190.00 and (E) 100,537 shares of common stock subject to deferred stock unit awards multiplied by $190.00.

	(4)	Proposed maximum aggregate value of transaction:

$34,618,347,311.00

	(5)	Total fee paid:

$4,195,743.69. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was calculated by multiplying 0.0001212 by the proposed maximum aggregate value of the transaction of $34,618,347,311.00.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

[●], 2018

Dear Red Hat Stockholders,

It is my pleasure to invite you to a special meeting of stockholders, which we refer to as the special meeting, of Red Hat, Inc., which we refer to as Red Hat, to be held at 100 East Davie Street, Raleigh, North Carolina 27601 on [●], 2019, at [●], Eastern time. I hope that you will be able to attend.

At the special meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time), dated as of October 28, 2018, which we refer to as the merger agreement, by and among Red Hat, International Business Machines Corporation, which we refer to as IBM, and Socrates Acquisition Corp., which we refer to as Sub, a wholly-owned subsidiary of IBM. Pursuant to the terms of the merger agreement, Sub will merge with and into Red Hat, with Red Hat surviving the merger as a wholly-owned subsidiary of IBM, which we refer to as the merger. You also will be asked to consider and vote on (i) a proposal to approve, by means of a non-binding, advisory vote, compensation that will or may become payable to the named executive officers of Red Hat in connection with the merger and (ii) a proposal to approve one or more adjournments of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the then-scheduled date and time of the special meeting.

If the merger is completed, you will be entitled to receive $190.00 in cash, without interest, for each share of our common stock, par value $0.0001, which we refer to as Red Hat common stock, you own (unless you have properly exercised your appraisal rights with respect to such shares), which represents a premium of (i) approximately 62.8% to Red Hat’s closing stock price on October 26, 2018, the last trading day prior to the announcement of the merger, (ii) approximately 51.7% to the volume weighted average stock price of Red Hat common stock during the 30 days ended October 26, 2018 and (iii) approximately 7.8% to the highest closing stock price of Red Hat common stock during the 52-week period ended October 26, 2018.

The receipt of cash in exchange for shares of Red Hat common stock pursuant to the merger will generally be a taxable transaction to “U.S. holders” (as defined in the accompanying proxy statement) for United States federal income tax purposes. For a more complete description, see the section entitled “Proposal 1: Adoption of the Merger Agreement — The Merger — U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] of the accompanying proxy statement.

The Red Hat Board of Directors, after considering the reasons more fully described in this proxy statement and after consultation with independent legal and financial advisors, unanimously determined that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Red Hat and its stockholders, and adopted, approved and declared advisable the execution, delivery and performance of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Red Hat Board of Directors recommends that you vote:

(i)	“FOR” the proposal to adopt the merger agreement, thereby approving the merger and the other transactions contemplated by the merger agreement;

(ii)	“FOR” the proposal to approve, by means of a non-binding, advisory vote, compensation that will or may become payable to the named executive officers of Red Hat in connection with the merger; and

(iii)

“FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the then-scheduled date and time of the special meeting.

The enclosed proxy statement provides detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of our Board of Directors in connection with its evaluation of the merger agreement and the merger. We encourage you to read the proxy statement and its annexes, including the merger agreement, carefully and in their entirety. You may also obtain more information about Red Hat from documents we file with the U.S. Securities and Exchange Commission, which we refer to as the SEC, from time to time.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the special meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you will receive from your broker, bank or other nominee.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the merger unless the proposal to adopt the merger agreement is approved by the affirmative vote of a majority of the shares of Red Hat common stock outstanding and entitled to vote thereon. The failure of any stockholder to vote in person by ballot at the special meeting, to submit a signed proxy card or to grant a proxy electronically over the Internet or by telephone will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you have any questions or need assistance voting your shares of Red Hat common stock, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling (888) 750-5835 toll-free.

On behalf of our Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,
James M. Whitehurst
President and Chief Executive Officer

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [●], 201[●] and, together with the enclosed form of proxy card, is first being mailed to Red Hat stockholders on or about [●], 201[●].

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2019

NOTICE IS HEREBY GIVEN that a special meeting of stockholders, which we refer to as the special meeting, of Red Hat, Inc., which we refer to as Red Hat, will be held:

TIME AND DATE:	[●], Eastern time, on [●], 2019

PLACE:	100 East Davie Street, Raleigh, North Carolina 27601

ITEMS OF BUSINESS:

1.  To consider and vote on the proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time), dated as of October 28, 2018, which we refer to as the merger agreement, by and among Red Hat, International Business Machines Corporation, which we refer to as IBM, and Socrates Acquisition Corp., a wholly-owned subsidiary of IBM, a copy of which is attached as Annex A to the proxy statement accompanying this notice, which proposal we refer to as the merger proposal;

2.  To consider and vote on the proposal to approve, by means of a non-binding, advisory vote, compensation that will or may become payable to the named executive officers of Red Hat in connection with the merger, which proposal we refer to as the merger-related compensation proposal; and

3.  To consider and vote on the proposal to approve one or more adjournments of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the then-scheduled date and time of the special meeting, which proposal we refer to as the adjournment proposal.

ADJOURNMENTS AND POSTPONEMENTS:	Any action on the items of business described above may be considered at the special meeting or at any time and date to which the special meeting may be properly adjourned or postponed.

RECORD DATE:	Stockholders of record at the close of business on [●], 201[●] are entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements thereof.

INSPECTION OF LIST OF STOCKHOLDERS OF RECORD:	A list of stockholders of record will be available for inspection at our corporate headquarters located at 100 East Davie Street, Raleigh, North Carolina 27601, during ordinary business hours during the 10-day period before the special meeting.

VOTING:	Whether or not you plan to attend the special meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet as described in the proxy materials. You may also sign, date and mail the proxy card in the pre-paid envelope provided.

IMPORTANT INFORMATION:	Your vote is very important to us. The merger contemplated by the merger agreement, which we refer to as the merger, is conditioned on the receipt of, and we cannot consummate the merger unless the merger proposal receives, the affirmative vote of a majority of the shares of Red Hat’s common stock, par value $0.0001, which we refer to as Red Hat common stock, outstanding and entitled to vote thereon.

The affirmative vote of a majority of the shares of Red Hat common stock outstanding and entitled to vote thereon, provided a quorum is present, is required to approve the merger proposal. The affirmative vote of a majority of the voting power of the shares of Red Hat common stock entitled to vote which are present, in person or by proxy, and voting at the special meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the merger-related compensation proposal. The affirmative vote of a majority of the voting power of the shares of Red Hat common stock entitled to vote which are present, in person or by proxy, at the special meeting, whether or not a quorum is present, is required to approve the adjournment proposal.

The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the merger proposal but will not have any effect on the merger-related compensation proposal or the adjournment proposal. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the merger proposal but will not have any effect on the merger-related compensation proposal or the adjournment proposal. Abstentions will have the same effect as a vote “AGAINST” the merger proposal and the adjournment proposal, but will not have any effect on the merger-related compensation proposal.

Stockholders who do not vote in favor of the merger proposal will have the right to seek appraisal of the fair value of their shares of Red Hat common stock if they deliver a demand for appraisal before the vote is taken on the merger proposal and comply with all applicable requirements under Delaware law, which are summarized herein and reproduced in their entirety in Annex D to the accompanying proxy statement.

The Board of Directors recommends that you vote (i) “FOR” the merger proposal, (ii) “FOR” the merger-related compensation proposal and (iii) “FOR” the adjournment proposal.

Raleigh, North Carolina [●], 201[●]	By Order of the Board of Directors, Michael R. Cunningham Secretary

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET AS DESCRIBED IN THE PROXY MATERIALS. YOU MAY ALSO SIGN, DATE AND MAIL THE PROXY CARD IN THE PRE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the special meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished to you by such broker, bank or other nominee, which is considered the stockholder of record, in order to vote. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank or other nominee cannot vote on any of the proposals, including the proposal to adopt the merger agreement, without your instructions.

If you fail to return your proxy card, to grant your proxy electronically over the Internet or by telephone, or to vote by ballot in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you are a stockholder of record, voting in person by ballot at the special meeting will revoke any proxy that you previously submitted. If you hold your shares through a broker, bank or other nominee, you must obtain from the record holder a valid proxy issued in your name in order to vote in person at the special meeting.

We encourage you to read the accompanying proxy statement, including all documents incorporated by reference into the accompanying proxy statement, and annexes to the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Toll-free: (888) 750-5835

Banks & Brokers may call collect: (212) 750-5833

i

ii

PROXY SUMMARY

This summary highlights selected information from this proxy statement related to the merger (as defined below). This summary may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement, including the merger agreement (as defined below), and the documents incorporated by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page [●]. The merger agreement is attached as Annex A to this proxy statement.

Except as otherwise specifically noted in this proxy statement or as the context otherwise requires, “Red Hat,” the “Company” or “we,” “our,” “us” and similar words in this proxy statement refer to Red Hat, Inc. including, in certain cases, its subsidiaries. Throughout this proxy statement we refer to International Business Machines Corporation, a New York corporation, as “IBM” and to Socrates Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of IBM, as “Sub”. In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger (as it may be amended from time to time), dated as of October 28, 2018, by and among Red Hat, IBM and Sub, as the “merger agreement”. All references to the “merger” refer to the merger of Sub with and into Red Hat with Red Hat surviving as a wholly-owned subsidiary of IBM. Red Hat, following completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation”.

Parties Involved in the Merger (page [●])

Red Hat, Inc.

Red Hat is a leading provider of open source software solutions, using a community-powered approach to develop and offer reliable and high-performing operating system, virtualization, management, middleware, cloud, mobile and storage technologies. Red Hat employs an open source development model, which allows Red Hat to use the collective input, resources and knowledge of a global community of contributors who can collaborate to develop, maintain and enhance software because the human-readable source code for that software is publicly available and licenses permit modification.

Red Hat’s offerings are designed to provide customers with high-performing, scalable, flexible, reliable and secure infrastructure technologies that meet the information technology, which we refer to as IT, needs of enterprises and service providers. Our offerings enable our customers to optimize their IT environments to increase agility and flexibility while adding and managing hybrid cloud infrastructures and building modern applications. Hybrid cloud infrastructures enable customers to deploy their applications using off-premise (public cloud) and on-premise (private cloud, virtual or physical server) IT resources to create a hybrid cloud environment that is designed to enhance efficiency while providing increased security. Red Hat’s offerings are designed to perform consistently across hybrid cloud environments to offer greater choices to our customers when deploying their applications.

Red Hat also offers a wide range of services that are designed to help customers receive additional value from Red Hat technologies.

Red Hat’s corporate headquarters is located at 100 East Davie Street, Raleigh, North Carolina 27601.

Red Hat was formed in 1993 and is a corporation organized in the State of Delaware. Red Hat common stock, par value $0.0001 per share, which we refer to as Red Hat common stock, is currently listed on the New York Stock Exchange, which we refer to as the NYSE, under the symbol “RHT.”

Additional information about Red Hat and its subsidiaries is included in documents incorporated by reference in this proxy statement (see the section entitled “Where You Can Find More Information” beginning on page [●]) and on its website: www.redhat.com. The information provided or accessible through Red Hat’s website is not part of, or incorporated by reference in, this proxy statement.

International Business Machines Corporation

IBM focuses on the intersection of business insight and technology innovation and creates value for clients through integrated solutions and products. These integrated solutions leverage innovative technologies, deep expertise in industries and business processes, and a commitment to security and trust. IBM solutions typically create value by enabling new capabilities for clients that optimize and transform their businesses and help them engage with their customers and employees in new ways. These solutions draw from an industry-leading portfolio of consulting and IT implementation services, cloud and cognitive offerings, and enterprise systems and software, one of the world’s leading research organizations—all bolstered by a commitment to the secure and responsible management of data and enterprise-grade security.

IBM’s corporate headquarters is located at 1 New Orchard Road, Armonk, New York 10504.

IBM was formed in 1911 as the Computing-Tabulating-Recording Company and is a corporation organized in the State of New York. IBM’s common stock, par value $0.20 per share, is currently listed on the NYSE, under the symbol “IBM.”

Additional information about IBM and its subsidiaries is included on its website: www.IBM.com. The information provided or accessible through IBM’s website is not part of, or incorporated by reference in, this proxy statement.

Socrates Acquisition Corp.

Sub is a Delaware corporation and a wholly-owned subsidiary of IBM, formed on October 25, 2018, solely for the purpose of engaging in the merger and the other transactions as contemplated under the merger agreement. Upon completion of the merger, Sub will cease to exist.

Certain Effects of the Merger on Red Hat (page [●])

Upon the terms and subject to the conditions of the merger agreement and in accordance with the applicable provisions of the Delaware General Corporation Law, which we refer to as the DGCL, on the closing date and at the time at which the merger will become effective, which we refer to as the effective time, Sub will merge with and into Red Hat, with Red Hat continuing as the surviving corporation and a wholly-owned subsidiary of IBM.

Effect on Red Hat if the Merger is Not Completed (page [●])

If the merger agreement is not adopted by Red Hat stockholders or if the merger is not completed for any other reason, Red Hat stockholders will not receive any payment for their shares of Red Hat common stock. Instead, Red Hat will remain a public company, Red Hat common stock will continue to be listed and traded on the NYSE and registered under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, and Red Hat will continue to file periodic reports with the U.S. Securities and Exchange Commission, which we refer to as the SEC.

Under certain specified circumstances, Red Hat will be required to pay IBM a termination fee upon the termination of the merger agreement, as described under the section entitled “Terms of the Merger Agreement — Termination of the Merger Agreement — Termination Fees” beginning on page [●].

Merger Consideration (page [●])

If the merger is completed, at the effective time, and without any action on the part of the holder, each share of Red Hat common stock issued and outstanding immediately prior to the effective time (other than (i) shares of Red Hat common stock that are owned directly by Red Hat, including treasury stock, or owned by IBM or Sub immediately prior to the effective time, which we refer to as canceled shares, (ii) dissenting shares (as defined herein) and (iii) shares of Red Hat common stock that are owned by any direct or indirect wholly-owned subsidiary of Red Hat or IBM (other than Sub) immediately prior to the effective time, which we refer to as subsidiary converted shares), and certain equity awards, the treatment of which is described under the sections entitled “Proposal 1: Adoption of the Merger Agreement — The Merger — Interests of the Non-Employee Directors and Executive Officers of Red Hat in the Merger — Treatment of Equity Compensation” and “Terms of the Merger Agreement — Merger Consideration — Treatment of Equity Compensation” beginning on pages [●] and [●], respectively, will be converted into the right to receive $190.00 per share in cash, without interest, which we refer to as the merger consideration, less any applicable withholding taxes. All shares, when so converted into the right to receive the merger consideration, will automatically be canceled and will cease to exist.

As described under the section entitled “Terms of the Merger Agreement — Merger Consideration —Exchange Procedures” beginning on page [●], no later than substantially concurrently with the effective time, IBM will deposit, or cause to be deposited, with a designated paying agent (as defined herein) funds in an amount necessary for the payment of the merger consideration.

After the merger is completed, under the terms of the merger agreement, you will have the right to receive the merger consideration, but you no longer will have any rights as a Red Hat stockholder as a result of the merger (except for the right to receive the merger consideration and except that stockholders who properly exercise and perfect their demand for appraisal will instead have such rights as granted by Section 262 of the DGCL, as described under the section entitled “Appraisal Rights” beginning on page [●]).

The Special Meeting (page [●])

Date, Time and Place

The special meeting of our stockholders, which we refer to as the special meeting, will be held at 100 East Davie Street, Raleigh, North Carolina 27601 on [●], 2019, at [●], Eastern time.

Purpose

At the special meeting, we will ask our stockholders of record as of the close of business on [●], 201[●], which we refer to as the record date, to consider and vote on the following proposals:

•	the adoption of the merger agreement, a copy of which is attached as Annex A to the proxy statement accompanying this notice, which we refer to as the merger proposal;

•

the approval, by means of a non-binding, advisory vote, of compensation that will or may become payable to the named executive officers of Red Hat in connection with the merger, which we refer to as the merger-related compensation proposal; and

•

the approval of one or more adjournments of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the then-scheduled date and time of the special meeting, which we refer to as the adjournment proposal.

Record Date; Shares Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of Red Hat common stock as of the close of business on the record date. You will have one vote at the special meeting for each share of Red Hat common stock you owned as of the close of business on the record date.

Quorum

A majority in voting power of Red Hat common stock issued and outstanding and entitled to vote at the special meeting, represented in person or by proxy, constitutes a quorum at the special meeting. As of the close of business on the record date, there were [●] shares of Red Hat common stock issued and outstanding and entitled to vote. If you submit a properly executed proxy by mail, telephone or the Internet, you will be considered a part of the quorum. In addition, abstentions will be counted for purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum. As a result, [●] shares of Red Hat common stock must be represented in person or by proxy to have a quorum. If a quorum is not present, the special meeting will be adjourned until a quorum is obtained, subject to the terms of the merger agreement. The affirmative vote of a majority of the voting power of the shares of Red Hat common stock entitled to vote which are present, in person or by proxy, at the special meeting or the chairman of the special meeting, may adjourn the special meeting.

Required Vote

The affirmative vote of a majority of the shares of Red Hat common stock outstanding and entitled to vote thereon, provided a quorum is present, is required to approve the merger proposal, which we refer to as stockholder approval. This means that the proposal will be approved if the number of shares voted “FOR” that proposal is greater than 50% of the total number of the votes that can be cast in respect of our outstanding shares of common stock. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal.

The affirmative vote of a majority of the voting power of the shares of Red Hat common stock entitled to vote which are present, in person or by proxy, and voting at the special meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the merger-related compensation proposal. This means that the proposal will be approved if the number of shares voted “FOR” that proposal is greater than 50% of the total number of shares of Red Hat common stock entitled to vote which are present, in person or by proxy, and vote at the special meeting, provided a quorum is present. Abstentions and broker non-votes will not have any effect on the merger-related compensation proposal.

The affirmative vote of a majority of the voting power of the shares of Red Hat common stock entitled to vote which are present, in person or by proxy, at the special meeting, whether or not a quorum is present, is required to approve the adjournment proposal. This means that the proposal will be approved if the number of shares voted “FOR” that proposal is greater than 50% of the total number of shares of Red Hat common stock entitled to vote which are present, in person or by proxy, at the special meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal. Broker non-votes will not have any effect on the adjournment proposal.

Share Ownership of Red Hat Directors and Executive Officers

As of the close of business on the record date, Red Hat directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of Red Hat common stock (excluding any shares of Red Hat common stock that would be delivered upon exercise or conversion of stock options or other equity-based awards), which represented approximately [●]% of the outstanding shares of Red Hat common stock on that date.

It is expected that Red Hat’s directors and executive officers will vote their shares “FOR” the merger proposal, “FOR” the merger related-related compensation proposal and “FOR” the adjournment proposal, although none of them has entered into any agreement requiring them to do so.

Voting of Proxies

Any Red Hat stockholder of record entitled to vote at the special meeting may submit a proxy by returning a signed proxy card by mail or voting electronically over the Internet or by telephone, or may vote in person by appearing at the special meeting. If your shares are held in a brokerage account at a brokerage firm, bank, broker-dealer, or similar organization, then you are the “beneficial owner” of shares held in “street name,” and you should instruct your broker, bank or other nominee on how you wish to vote your shares of Red Hat common stock using the instructions provided by your broker, bank or other nominee. Under applicable stock exchange rules, if you fail to instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee only has discretion to vote your shares on discretionary matters. The merger proposal, the merger-related compensation proposal and the adjournment proposal are non-discretionary matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your broker, bank or other nominee on how you wish to vote your shares.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy, signing another proxy card with a later date and returning it to us prior to the special meeting or attending the special meeting and voting in person. Proxies submitted electronically over the Internet or by telephone must be received by 11:59 pm, Eastern Time, on [●], 2019. If you hold your shares of Red Hat common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote.

Recommendation of Our Board of Directors and Reasons for the Merger (page [●])

The Board of Directors, after considering various factors described under the section entitled “Proposal 1: Adoption of the Merger Agreement — The Merger — Recommendation of Our Board of Directors” beginning on page [●] and after consultation with independent legal and financial advisors, unanimously (i) determined that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Red Hat and its stockholders; (ii) adopted, approved and declared advisable the execution, delivery and performance of the merger agreement, the merger and the other transactions contemplated by the merger agreement; (iii) approved, authorized and declared advisable the consummation by Red Hat of the transactions contemplated by the merger agreement; (iv) resolved to recommend that Red Hat stockholders vote in favor of the adoption and approval of the merger agreement, the merger and other transactions contemplated by the merger agreement; and (v) resolved to submit the merger agreement to Red Hat stockholders for adoption at a duly held meeting of such stockholders.

The Red Hat Board of Directors unanimously recommends that you vote (i) “FOR” the merger proposal, (ii) “FOR” the merger-related compensation proposal and (iii) “FOR” the adjournment proposal.

Opinions of Red Hat’s Financial Advisors (page [●])

Opinion of Guggenheim Securities, LLC

Red Hat retained Guggenheim Securities, LLC, which we refer to as Guggenheim Securities, as its lead financial advisor in connection with the potential sale of or another extraordinary corporate transaction involving Red Hat, including the merger. Guggenheim Securities has had a long-standing investment banking relationship with Red Hat and had been retained by Red Hat since October 2016 in connection with Red Hat’s exploration and consideration of various strategic and financial alternatives. In connection with the merger, Guggenheim Securities delivered an opinion to the Red Hat Board of Directors to the effect that, as of October 28, 2018 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the merger consideration was fair, from a financial point of view, to Red Hat stockholders. The full text of Guggenheim Securities’ written opinion, which is attached as Annex B to this proxy statement and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion.

Guggenheim Securities’ opinion was provided to the Red Hat Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the merger consideration. Guggenheim Securities’ opinion and any materials provided in connection therewith did not constitute a recommendation to the Red Hat Board of Directors with respect to the merger, nor does Guggenheim Securities’ opinion or the summary of its underlying financial analyses elsewhere in this proxy statement constitute advice or a recommendation to any Red Hat stockholder as to how to vote or act in connection with the merger or otherwise. Guggenheim Securities’ opinion addresses only the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to Red Hat stockholders to the extent expressly specified in such opinion and does not address any other term, aspect or implication of the merger (including, without limitation, the form or structure of the merger), the merger agreement or any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger or any financing or other transactions related thereto.

For a more complete description, see the section entitled “Proposal 1: Adoption of the Merger Agreement — The Merger — Opinions of Red Hat’s Financial Advisors — Opinion of Guggenheim Securities, LLC” beginning on page [●].

Opinion of Morgan Stanley & Co. LLC

Red Hat retained Morgan Stanley & Co. LLC, which we refer to as Morgan Stanley, to provide it with financial advisory services in connection with the merger. Red Hat selected Morgan Stanley to act as its financial adviser based on Morgan Stanley’s qualifications, expertise and reputation, and its knowledge of Red Hat’s business and affairs. On October 28, 2018, Morgan Stanley rendered its oral opinion, subsequently confirmed by delivery of a written opinion dated October 28, 2018, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the merger consideration to be received by Red Hat stockholders pursuant to the merger agreement was fair from a financial point of view to such Red Hat stockholders.

The full text of the written opinion of Morgan Stanley dated October 28, 2018, is attached as Annex C to this proxy statement, and is incorporated by reference herein in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. The summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion and the summary of Morgan Stanley’s opinion below carefully and in their entirety. Morgan Stanley’s opinion was directed to the Red Hat Board of Directors, in its capacity as such, and addressed only the fairness from a financial point of view of the merger consideration to be received by Red Hat stockholders pursuant to the merger agreement as of the date of the opinion and did not address any other aspects or implications of the merger. Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation to any Red Hat stockholder as to how to vote at the special meeting to be held in connection with the merger or whether to take any other action with respect to the merger.

For a more complete description, see the section entitled “Proposal 1: Adoption of the Merger Agreement — The Merger — Opinions of Red Hat’s Financial Advisors — Opinion of Morgan Stanley & Co. LLC” beginning on page [●].

Financing of the Merger (page [●])

The merger is not conditioned on IBM’s ability to obtain financing. IBM and Sub have represented to Red Hat that they will have available to them sufficient funds at the effective time to pay all amounts required to be paid by IBM and Sub pursuant to the terms of the merger agreement, including the amounts payable to the holders of Cash-Out Stock Options (as defined herein), Cash-Out Restricted Shares (as defined herein), Cash-Out RSUs (as defined herein) and Cash-Out PSUs (as defined herein) and to pay all associated fees, costs and expenses. IBM expects to finance the merger through cash on hand and proceeds from debt financing.

IBM has made available to Red Hat copies of a fully executed commitment letter, dated the date of the merger agreement, which we refer to as the commitment letter, with JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC, which we refer to collectively as the commitment parties. Pursuant to the commitment letter, and subject to the terms and conditions set forth therein, the commitment parties have committed to provide IBM with loans under a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of up to $20.0 billion, which we refer to as the bridge facility. The funding of the bridge facility provided for in the commitment letter is contingent on the satisfaction of customary conditions, including (i) the execution and delivery of definitive documentation with respect to the bridge facility in accordance with the terms sets forth in the commitment letter, and (ii) the consummation of the merger in accordance with the merger agreement.

For a more complete description, see the section entitled “Proposal 1: Adoption of the Merger Agreement — Financing of the Merger” beginning on page [●].

Treatment of Equity Compensation (page [●])

Our executive officers and employees hold various types of compensatory awards with respect to Red Hat common stock. Our non-employee directors hold awards of restricted shares and deferred stock units, which we refer to as DSUs. The merger agreement provides for the treatment set forth below with respect to the awards described below. None of our non-employee directors or executive officers hold stock options.

Exchange Ratio. For purposes of the conversion of Red Hat equity awards described below, the “Exchange Ratio” is defined as a fraction, the numerator of which is the merger consideration and the denominator of which is the closing price per share of IBM common stock on the New York Stock Exchange Composite Transactions Tape on the trading day immediately preceding the date on which the merger effective time occurs.

Restricted Shares. Each restricted share award of Red Hat common stock that is held by a non-employee director, consultant or independent contractor of Red Hat or a subsidiary immediately prior to the effective time, which we refer to as a Cash-Out Restricted Share, will be converted at the effective time into the right to receive an amount in cash equal to the merger consideration multiplied by the number of shares of Red Hat common stock subject to the award. Each other restricted share award of Red Hat common stock (i.e., those held by employees of Red Hat or a subsidiary immediately prior to the effective time), which we refer to as a Rollover Restricted Share, will be converted at the effective time into a restricted share award consisting of IBM common stock subject to substantially the same terms and conditions as were applicable to the Rollover Restricted Shares

(other than any performance conditions, which will be deemed satisfied upon the effective time under the terms of the award) with respect to a number of shares of IBM common stock determined by multiplying the number of shares of Red Hat common stock subject to such Rollover Restricted Share award immediately prior to the effective time by the Exchange Ratio (rounded down to the nearest whole share).

Restricted Stock Units; Deferred Stock Units. Each restricted stock unit with respect to Red Hat common stock which is held by a non-employee director, consultant or independent contractor of Red Hat or a subsidiary immediately prior to the effective time, which, together with each DSU, we refer to as a Cash-Out RSU, will be converted at the effective time into the right to receive an amount in cash equal to the merger consideration multiplied by the number of shares of Red Hat common stock subject to the award. Each other restricted stock unit with respect to Red Hat common stock (i.e., those held by employees of Red Hat or a subsidiary immediately prior to the effective time), which we refer to as a Rollover RSU, will be converted at the effective time into a restricted stock unit with respect to IBM common stock subject to substantially the same terms and conditions as were applicable to the Rollover RSUs with respect to a number of shares of IBM common stock determined by multiplying the number of shares of Red Hat common stock subject to such Rollover RSU award immediately prior to the effective time by the Exchange Ratio (rounded down to the nearest whole share).

Performance Share Units. At the effective time, each performance share unit with respect to Red Hat common stock that is held by a non-employee director, consultant or independent contractor of Red Hat or a subsidiary immediately prior to the effective time, which we refer to as a Cash-Out PSU, will be canceled and the holder thereof will be entitled to receive in consideration for such cancellation an amount in cash equal to the product of (i) the applicable PSU Share Number (as defined herein) and (ii) the merger consideration. Each other performance share unit (i.e., those held by employees of Red Hat or a subsidiary immediately prior to the effective time), which we refer to as a Rollover PSU, will be converted at the effective time into a restricted share award consisting of IBM common stock subject to substantially the same terms and conditions as were applicable under such Rollover PSU (other than the performance-based vesting schedule, which will be converted into a service-based vesting schedule in accordance with the applicable award agreement), with respect to a number of shares of IBM common stock determined by multiplying the applicable PSU Share Number by the Exchange Ratio (rounded down to the nearest whole share). For purposes of the treatment of performance share units, the “applicable PSU Share Number” means, with respect to performance share units that were granted with performance goals relating to operating performance, either the target performance level if the effective time occurs in the first performance segment of the award, or the actual performance level based on the most recently completed fiscal quarter prior to the closing date if the effective time occurs in the second performance segment of the award. For performance share units with performance goals based on total shareholder return, the applicable PSU Share Number will be determined based on the total shareholder return represented by the merger consideration.

Stock Options. At the effective time, each option to acquire Red Hat common stock that is vested and unexercised immediately prior to the effective time, has an exercise price equal to or greater than the merger consideration or is held by a non-employee director, consultant or independent contractor of Red Hat or a subsidiary, which we refer to as a Cash-Out Stock Option, will be canceled and the holder thereof will be entitled to receive in consideration for such cancellation an amount in cash equal to the product of (i) the number of shares of Red Hat common stock that are subject to the Cash-Out Stock Option and (ii) the excess, if any, of the merger consideration over the exercise price per share of Red Hat common stock subject to the Cash-Out Stock Option. All other options to acquire Red Hat common stock (i.e., options which are unvested, have an exercise price less than the merger consideration and are held by employees of Red Hat or a subsidiary immediately prior to the effective time), which we refer to as Rollover Stock Options, will be converted at the effective time into options to acquire, on substantially the same terms and conditions as were applicable under such Rollover Stock Option, the number of shares of IBM common stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Red Hat common stock subject to such Rollover Stock Option immediately prior to the effective time by the Exchange Ratio, with an exercise price per share of IBM common stock (rounded up to the nearest whole cent) equal to (a) the exercise price per share of Red Hat common stock applicable to such Rollover Stock Option divided by (b) the Exchange Ratio.

Interests of the Non-Employee Directors and Executive Officers of Red Hat in the Merger (page [●])

Red Hat non-employee directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder. The Red Hat Board of Directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and overseeing the negotiation of the merger agreement, in approving the merger agreement and the merger and in recommending that the merger agreement be adopted by the stockholders of Red Hat.

For a more complete description, see the section entitled “Proposal 1: Adoption of the Merger Agreement — The Merger — Interests of the Non-Employee Directors and the Executive Officers of Red Hat in the Merger,” beginning on page [●].

Appraisal Rights (page [●])

Any shares of Red Hat common stock that are issued and outstanding immediately prior to the effective time and as to which the holders thereof have not voted in favor of the merger proposal and are entitled to demand and properly demand appraisal of such shares of Red Hat common stock pursuant to Section 262 of the DGCL and, as of the effective time, have neither failed to perfect, nor effectively withdrawn or lost rights to appraisal under the DGCL, such shares we collectively refer to as the dissenting shares, will not be converted into the right to receive the merger consideration, unless and until such holder will have effectively withdrawn or lost such holder’s right to appraisal under the DGCL, or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, at which time such shares of Red Hat common stock will be treated as if they had been converted into the right to receive, as of the effective time, the merger consideration, less applicable tax withholdings upon surrender of such certificates that formerly represented such shares of Red Hat common stock, and such Red Hat common stock will not be deemed dissenting shares, and such holder thereof will cease to have any other rights with respect to such Red Hat common stock. Each holder of dissenting shares will only be entitled to such consideration as may be due with respect to such dissenting shares pursuant to Section 262 of the DGCL.

To exercise your appraisal rights, you must submit a written demand for appraisal to Red Hat before the vote is taken on the merger proposal, you must not submit a blank proxy or otherwise vote in favor of the merger proposal and you must continue to hold the shares of Red Hat common stock of record through the effective time. Your failure to follow the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex D to this proxy statement. If you hold your shares of Red Hat common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such broker, bank or other nominee. Stockholders should refer to the discussion under the section entitled “Appraisal Rights” beginning on page [●] and the DGCL requirements for exercising appraisal rights reproduced and attached as Annex D to this proxy statement.

U.S. Federal Income Tax Consequences of the Merger (page [●])

The exchange of Red Hat common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder (as defined herein) of Red Hat common stock who exchanges shares of Red Hat common stock for cash in the merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. If you are a non-U.S. holder, the merger generally will not result in tax to you under U.S. federal income tax laws unless you have certain connections with the United States.

This proxy statement contains a general discussion of U.S. federal income tax consequences of the merger. This description does not address any non-U.S. tax consequences, nor does it pertain to state, local or other tax consequences. Consequently, you are urged to contact your own tax advisor to determine the particular tax consequences to you of the merger.

Regulatory Approvals (page [●])

Red Hat and IBM have agreed to use their respective reasonable best efforts to take all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable and no later than the termination date (as defined herein), including obtaining any requisite approvals, subject to certain specified limitations under the merger agreement. These approvals include approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act, and the Council Regulation 139/2004 of the European Union, which we refer to as the Council Regulation. Red Hat and IBM filed their respective HSR Act notifications on November 21, 2018. Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all, or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets. In furtherance thereof, IBM has agreed to effect certain divestitures and other dispositions and take other actions, including accepting certain restrictions on its operations and assets, if necessary to obtain all approvals and authorizations under antitrust laws. These conditions or changes could result in the conditions to the closing of the merger not being satisfied.

No Solicitation (page [●])

As of the date of the merger agreement, Red Hat and its subsidiaries agreed to immediately cease any and all existing activities, discussions or negotiations with any third party with respect to any takeover proposal (as defined herein).

Under the merger agreement, Red Hat is generally not permitted to solicit or discuss takeover proposals with third parties, subject to certain exceptions.

Except as expressly permitted by the merger agreement, Red Hat will not, and will not authorize or permit any of its subsidiaries to, or any of its subsidiaries’ directors, officers or employees to, and it will use its reasonable best efforts to cause the company representatives (as defined herein) not to, and will not publicly announce any intention to, directly or indirectly:

•

solicit, initiate or knowingly encourage, or knowingly take any other action to facilitate, any takeover proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to a takeover proposal, except that ministerial acts that are not otherwise prohibited by the merger agreement (e.g., answering unsolicited phone calls) will not (in and of themselves) be deemed to facilitate for purposes of, or otherwise constitute a violation of, the merger agreement;

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (or any representative thereof) any information with respect to any takeover proposal; or

•

execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement, each of which we refer to as an acquisition agreement, relating to any takeover proposal;

Notwithstanding the foregoing, under certain circumstances prior to obtaining the requisite stockholder approval at the special meeting, Red Hat may furnish information with respect to Red Hat and its subsidiaries subject to a confidentiality agreement and participate in discussions or negotiations with the person making a bona fide, written, unsolicited takeover proposal received after the date of the merger agreement if the Red Hat Board of Directors determines in good faith that such proposal constitutes, or could reasonably be expected to lead to, a superior proposal (as defined herein), and which takeover proposal did not result from a breach of the merger agreement.

Notwithstanding anything to the contrary in the merger agreement, Red Hat and the company representatives may, in response to a bona fide written unsolicited takeover proposal, contact the person who made such takeover proposal solely to determine whether such person intends to provide any documents (or additional documents) containing the terms and conditions of such takeover proposal.

For a more complete description, see the section entitled “Terms of the Merger Agreement — Additional Agreements —  No Solicitation” beginning on page [●].

Change of Recommendation (page [●])

As described under the section entitled “The Special Meeting — Board of Directors’ Recommendation” beginning on page [●], the Red Hat Board of Directors has recommended that the holders of shares of Red Hat common stock vote “FOR” the merger proposal.

The merger agreement provides that the Red Hat Board of Directors will not (i) withhold, withdraw, qualify or modify, or propose publicly to take such actions, in a manner adverse to IBM or Sub, the recommendation of the Board of Directors to Red Hat stockholders that they vote “FOR” the adoption of the merger agreement, which we refer to as an adverse recommendation change, (ii) recommend, declare advisable or propose to recommend or declare advisable, the approval or adoption of any takeover proposal or resolve or agree to take any such action, or adopt or approve any takeover proposal, or (iii) cause or permit Red Hat to enter into any acquisition agreement constituting or related to, or which is intended to or would reasonably be expected to lead to, any takeover proposal (other than a confidentiality agreement referred to in, and in accordance with, the non-solicitation provisions of the merger agreement), or resolve or agree to take any such action.

However, prior to obtaining stockholder approval, the Red Hat Board of Directors, in certain circumstances and subject to certain limitations set forth in the merger agreement, may make an adverse recommendation change in connection with a takeover proposal that constitutes a superior proposal or in connection with an intervening event that was not known to the Red Hat Board of Directors or the consequences of which were not reasonably foreseeable as of the date of the merger agreement. If the Red Hat Board of Directors makes an adverse recommendation change or delivers notice of a superior proposal or intervening event under the merger agreement, IBM may terminate the merger agreement and receive a termination fee from Red Hat as further described under “Terms of the Merger Agreement — Termination of the Merger Agreement — Termination Fees” beginning on page [●].

Prior to obtaining stockholder approval, the Red Hat Board of Directors may also, in certain circumstances and subject to certain limitations set forth in the merger agreement, cause Red Hat to terminate the merger agreement in order to enter into a definitive agreement relating to a takeover proposal that constitutes a superior proposal, in each case, subject to specified obligations to IBM to negotiate and consider in good faith any revisions to the merger agreement proposed by IBM.

For a more complete description, see the sections entitled “Terms of the Merger Agreement — Additional Agreements — Change of Recommendations” beginning on page [●].

Conditions to the Closing of the Merger (page [●])

The following are some of the conditions that must be satisfied or waived before the merger may be consummated:

•	receipt of Red Hat stockholder approval of the merger agreement and the transactions contemplated thereby;

•

(i) any waiting period (and any extension thereof) applicable to the merger under the HSR Act having been terminated or having expired and (ii) any other approval or waiting period under certain other applicable antitrust laws, as set out in the merger agreement, having been obtained or terminated or having expired, in each case without the imposition, individually or in the aggregate, of a burdensome condition (as defined herein);

•

(i) no order, injunction, judgment or law by certain courts of competent jurisdiction or other governmental entities being in effect that prohibits or makes illegal the consummation of the merger or imposes a burdensome condition, and (ii) no governmental entity having instituted any action or proceeding before any certain courts or other governmental entities of competent jurisdiction, which remains pending at what would otherwise be the closing date, seeking to enjoin, restrain or prohibit the consummation of the merger or impose a legal restraint (as defined herein);

•

the accuracy of the representations and warranties of Red Hat, IBM and Sub in the merger agreement, subject in some instances to materiality or “material adverse effect” qualifiers, as of the closing date of the merger;

•	the performance in all material respects by Red Hat, on the one hand, and IBM and Sub on the other hand, of their respective obligations under the merger agreement at or prior to the closing; and

•

since the date of the merger agreement, no effect having occurred that would reasonably be expected to have, individually or in the aggregate, a material adverse effect, of which the existence or consequences are continuing.

Termination of the Merger Agreement (page [●])

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time:

•	by the mutual written consent of IBM, Sub and Red Hat;

•	by either IBM or Red Hat, if:

•

the merger has not been consummated by 11:59 p.m., Eastern time, on October 28, 2019, which we refer to as the initial termination date, which is subject to extension for two consecutive three month periods by either party if all conditions are satisfied other than receipt of regulatory approvals and absence of legal restraints, which date, after giving effect to any extensions, we refer to as the termination date; provided that a party will not be able to terminate the merger agreement if it is in breach of the merger agreement and such breach is a principal cause of the failure of the merger to occur on or before the termination date;

•

an order having the effect of making the merger illegal or otherwise prohibiting consummation of the merger becomes final and non-appealable; provided that a party will not be able to terminate the merger agreement if it is in breach of the merger agreement and such breach is a principal cause of the issuance of such legal restraint; or

•	the requisite affirmative vote of Red Hat stockholders for the merger proposal has not been obtained at the special meeting of Red Hat stockholders or any adjournment or postponement thereof.

•	by IBM:

•

prior to the special meeting of Red Hat stockholders, if the Red Hat Board of Directors makes an adverse recommendation change or has delivered a notice of an intervening event (as defined herein) or a notice of a superior proposal (as defined herein) and IBM has delivered a notice of its intent to terminate the merger agreement and publicly and irrevocably waived its matching rights; or

•

if Red Hat has breached any representation or warranty or failed to perform any covenant, such that the conditions relating to the accuracy of Red Hat’s representations and warranties or performance of covenants would fail to be satisfied (subject to a 30 business day cure period); provided that IBM will not be able to terminate the merger agreement if IBM or Sub is in material breach of the merger agreement or if any representation or warranty of IBM or Sub has become untrue, resulting in the failure of a closing condition.

•	by Red Hat:

•

prior to receipt of the requisite stockholder approval at the special meeting, in order to enter into a definitive written agreement providing for a superior proposal, provided that Red Hat pays a termination fee of  $975 million to IBM simultaneously with, and as a condition to the validity of, such termination; or

•

if IBM has breached any representation or warranty or failed to perform any covenant, such that the conditions relating to the accuracy of IBM’s or Sub’s representations and warranties or performance of covenants would fail to be satisfied (subject to a 30 business day cure period); provided that Red Hat will not be able to terminate the merger agreement if Red Hat is in material breach of the merger agreement or if any representation or warranty of Red Hat has become untrue, resulting in the failure of a closing condition.

Termination Fee (page [●])

Under the merger agreement, Red Hat will be required to pay a termination fee of $975 million in connection with a termination of the merger agreement under specified circumstances. In no event will Red Hat be required to pay the termination fee described above on more than one occasion.

Market Prices and Dividend Data (page [●])

On October 26, 2018, the last trading day prior to the announcement of the merger, the closing price of Red Hat common stock was $116.68 per share. On [●], 2018 the latest practicable trading day before the date of this proxy statement, the closing price of our common stock on the NYSE was $[●] per share.

We have never declared or paid any cash dividends on our common stock. Under the terms of the merger agreement, from October 28, 2018, until the effective time, Red Hat may not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other equity interests or voting securities without IBM’s prior written consent.

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS

The following questions and answers are intended to address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Red Hat stockholder. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement (including the merger agreement), and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page [●]. The merger agreement is attached as Annex A to this proxy statement.

Q:	Why am I receiving these proxy materials?

A:

On October 28, 2018, Red Hat entered into the merger agreement providing for the merger of Sub, with and into Red Hat, with Red Hat surviving the merger as a wholly-owned subsidiary of IBM. The Red Hat Board of Directors is furnishing this proxy statement and form of proxy card to the holders of Red Hat common stock in connection with the solicitation of proxies in favor of the proposal to adopt the merger agreement and to approve the other proposals to be voted on at the special meeting or any adjournments or postponements thereof. This proxy statement includes information that we are required to provide to you under the rules of the SEC and is designed to assist you in voting on the matters presented at the special meeting. Stockholders of record as of the close of business on [●], 201[●] may attend the special meeting and are entitled and requested to vote on the proposals described in this proxy statement.

Q:	What is included in the proxy materials?

A:	The proxy materials include the proxy statement and the annexes to the proxy statement, including the merger agreement, and a proxy card or voting instruction form.

Q:	When and where is the special meeting?

A:	The special meeting will take place on [●], 2019, at [●], Eastern time, at 100 East Davie Street, Raleigh, North Carolina 27601.

Q:	What is the proposed merger and what effects will it have on Red Hat?

A:

The proposed merger is the acquisition of Red Hat by IBM through the merger of Sub with and into Red Hat pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by the requisite number of shares of Red Hat common stock and the other closing conditions under the merger agreement have been satisfied or waived, Sub will merge with and into Red Hat, with Red Hat continuing as the surviving corporation. As a result of the merger, Red Hat will become a wholly-owned subsidiary of IBM and you will no longer own shares of Red Hat common stock. Red Hat expects to delist its common stock from the NYSE as promptly as practicable after the effective time and de-register its common stock under the Exchange Act as promptly as practicable after such delisting. Thereafter, Red Hat would no longer be a publicly-traded company.

Q:	What will I receive if the merger is completed?

A:

Upon completion of the merger, you will be entitled to receive the merger consideration of $190.00 in cash, without interest and less applicable tax withholdings, for each share of Red Hat common stock that you own, unless you have properly exercised and perfected and not withdrawn your demand for appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of Red Hat common stock, you will receive $19,000.00 in cash, without interest and less any applicable withholding taxes, in exchange for your shares of Red Hat common stock. In no case will you own shares in the surviving corporation.

Q:	Who is entitled to vote at the special meeting?

A:

If your shares of Red Hat common stock are registered in your name in the records of our transfer agent, Computershare Limited, which we refer to as Computershare, as of the close of business on the record date, you are a “stockholder of record” for purposes of the special meeting and are eligible to attend and vote. If you hold shares of our common stock indirectly through a broker, bank or similar institution, you are not a stockholder of record, but instead hold your shares in “street name” and the record owner of your shares is your broker, bank or similar institution. Instructions on how to vote shares held in street name are described under the question “How do I vote my shares?” below.

Q:	How many votes do I have?

A:	You will have one vote for each share of Red Hat common stock owned by you, as a stockholder of record or in street name, as of the close of business on the record date.

Q:	May I attend the special meeting and vote in person?

A:

Yes. All Red Hat stockholders as of the close of business on the record date may attend the special meeting and vote in person. All Red Hat stockholders will need to present government-issued photo identification to be admitted to the special meeting. The use of cameras, sound recording equipment, communication devices or any other similar equipment is prohibited at the special meeting without the express written permission of Red Hat. Even if you plan to attend the special meeting in person, we encourage you to complete, sign, date and return the enclosed proxy card or vote electronically over the Internet or via telephone to ensure that your shares will be represented at the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you held your shares in “street name,” because you are not the stockholder of record, you may not vote your shares in person in the special meeting unless you request and obtain a valid proxy from your broker, bank or other nominee.

Q:	What am I being asked to vote on at the special meeting?

A:	You are being asked to consider and vote on the following proposals:

•	the adoption of the merger agreement, a copy of which is attached as Annex A to the proxy statement accompanying this notice;

•	the approval, by means of a non-binding, advisory vote, of compensation that will or may become payable to the named executive officers of Red Hat in connection with the merger; and

•

the approval of one or more adjournments of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the then-scheduled date and time of the special meeting.

Q:	How does Red Hat’s Board of Directors recommend that I vote?

A:

The Red Hat Board of Directors, after considering various factors described under the section entitled “Proposal 1: Adoption of the Merger Agreement — The Merger — Recommendation of Our Board of Directors and Reasons for the Merger” beginning on page [●] and after consultation with independent legal and financial advisors, unanimously (i) determined that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Red Hat and its stockholders; (ii) adopted, approved and declared advisable the execution, delivery and performance of the merger agreement, the merger and the other transactions contemplated by the merger agreement; (iii) approved, authorized and declared advisable the consummation by Red Hat of the transactions contemplated by the merger agreement; (iv) resolved to recommend that Red Hat stockholders vote in favor of the adoption and approval of the merger agreement, the merger and other transactions contemplated by the merger agreement; and (v) resolved to submit the merger agreement to Red Hat stockholders for adoption at a duly held meeting of such stockholders.

The Red Hat Board of Directors unanimously recommends that you vote

•	“FOR” the merger proposal;

•	“FOR” the merger-related compensation proposal; and

•	“FOR” the adjournment proposal.

Q:	How does the merger consideration compare to the market price of Red Hat common stock prior to the date on which the transaction was announced?

A:

The merger consideration represents a premium of (i) approximately 62.8% to Red Hat’s closing stock price on October 26, 2018, the last trading day prior to the announcement of the merger, (ii) approximately 51.7% to the volume weighted average stock price of Red Hat common stock during the 30 days ended October 26, 2018 and (iii) approximately 7.8% to the highest closing stock price of Red Hat common stock during the 52-week period ended October 26, 2018.

Q:	Will Red Hat pay a quarterly dividend before the completion of the merger?

A:

Under the terms of the merger agreement, from October 28, 2018 until the effective time, Red Hat may not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other equity interests or voting securities. See the section entitled “Terms of the Merger Agreement — Conduct of Business Pending the Merger” beginning on page [●].

Q:	Does IBM have the financial resources to complete the merger?

A:

IBM has secured committed debt financing from lenders providing IBM with sufficient funds, together with other sources of funds available to IBM at the effective time, to consummate the merger and pay all associated fees, costs and expenses with respect to the merger. Consummation of the merger is not conditioned on IBM or Sub obtaining financing. The funding of the bridge facility provided for in the commitment letter is contingent on the satisfaction of customary conditions, including (i) the execution and delivery of definitive documentation with respect to the bridge facility in accordance with the terms sets forth in the commitment letter, and (ii) the consummation of the merger in accordance with the merger agreement.

For a more complete description of sources of funding for the merger and related costs, see “Proposal 1: Adoption of the Merger Agreement — Financing of the Merger” beginning on page [●].

Q:	What do I need to do now?

A:

We encourage you to read this proxy statement, the annexes to this proxy statement (including the merger agreement), and the documents we refer to in this proxy statement carefully and consider how the merger affects you. Then complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the special meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your broker, bank or other nominee to vote your shares.

Q:	How do I vote my shares?

A:	For stockholders of record: If you are eligible to vote at the special meeting and are a stockholder of record, you may submit your proxy or cast your vote in any of four ways:

•

By Internet — If you have Internet access, you may submit your proxy by following the instructions provided with your proxy materials and on your proxy card. Proxies submitted via Internet must be received by 11:59 p.m., Eastern time, on [●], 2019.

•

By Telephone — You can also submit your proxy by telephone by following the instructions provided with your proxy materials and on your proxy card. Proxies submitted via telephone must be received by 11:59 p.m., Eastern time, on [●], 2019.

•	By Mail — You may submit your proxy by completing the proxy card enclosed with those materials, signing and dating it and returning it in the pre-paid envelope we have provided.

•

In Person at Our Special Meeting — You can vote in person at our special meeting. In order to gain admittance, you must present valid government-issued photo identification, such as a driver’s license or passport.

For holders in street name: If you hold your shares in street name and, therefore, are not a stockholder of record, you will need to follow the specific voting instructions provided to you by your broker, bank or other similar institution. If you wish to vote your shares in person at our special meeting, you must obtain a valid proxy from your broker, bank or similar institution, granting you authorization to vote your shares. In order to attend and vote your shares held in street name at our special meeting, you will need to present valid government-issued photo identification, such as a driver’s license or passport, and hand in the valid proxy from your broker, bank or similar institution, along with a signed ballot that you can request at the special meeting. You will not be able to attend and vote your shares held in street name at the special meeting without valid government-issued photo identification such as a driver’s license or passport, a valid proxy from your broker, bank or similar institution and a signed ballot.

If you submit your proxy by Internet, telephone or mail, and you do not subsequently revoke your proxy, your shares of Red Hat common stock will be voted in accordance with your instructions.

Even if you plan to attend the special meeting in person, you are strongly encouraged to vote your shares of Red Hat common stock by proxy. If you are a stockholder of record or if you obtain a valid proxy to vote shares which you beneficially own, you may still vote your shares of Red Hat common stock in person at the special meeting even if you have previously voted by proxy. If you are present at the special meeting and vote in person, your previous vote by proxy will not be counted.

Q:	Can I change or revoke my proxy?

A:

For stockholders of record: Yes. A proxy may be changed or revoked at any time prior to the vote at the special meeting by submitting a later-dated proxy (including a proxy submitted via the Internet or by telephone) or by giving written notice to our Corporate Secretary at our corporate headquarters. You may not change your vote over the Internet or by telephone after 11:59 p.m., Eastern time, on [●], 2019. You may also attend the special meeting and vote your shares in person.

For holders in street name: Yes. You must follow the specific voting instructions provided to you by your broker, bank or other similar institution to change or revoke any instructions you have already provided to them.

Q:	How will my shares be voted if I do not provide specific instructions in the proxy card or voting instructions form that I submit?

A:

If you are a stockholder of record and if you sign, date and return your proxy card but do not provide specific voting instructions, your shares of Red Hat common stock will be voted “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.

If your shares are held in street name at a broker, bank or similar institution, your broker, bank or similar institution may under certain circumstances vote your shares on “discretionary” matters if you do not timely provide voting instructions in accordance with the instructions provided by them. However, if you do not provide timely instructions, your broker, bank or similar institution does not have the authority to vote on any “non-discretionary” proposals at the special meeting and a “broker non-vote” would occur, as explained in the following question and explanation.

Q:	What is “broker discretionary voting”?

A:

If you hold your shares in street name, your broker, bank or other similar institution may be able to vote your shares without your instructions depending on whether the matter being voted on is “discretionary” or “non-discretionary.” Because brokers, banks and other nominee holders of record do not have discretionary voting authority with respect to any of the three proposals, if a beneficial owner of shares of Red Hat common stock held in street name does not give voting instructions to the broker, bank or other nominee with respect to any of the proposals, then those shares will not be present in person or represented by proxy at the special meeting. If there are any broker non-votes, then such broker non-votes will be counted as a vote “AGAINST” the merger proposal, but will not have any effect on the merger-related compensation proposal or the adjournment proposal. Therefore, it is important that you instruct your broker, bank or other nominee on how you wish to vote your shares.

Q:	I understand that a quorum is required in order to conduct business at the special meeting. What constitutes a quorum?

A:

A majority in voting power of Red Hat common stock issued and outstanding and entitled to vote at the special meeting, represented in person or by proxy, constitutes a quorum at the special meeting. As of the close of business on the record date, there were [●] shares of Red Hat common stock issued and outstanding and entitled to vote. If you submit a properly executed proxy by mail, telephone or the Internet, you will be considered a part of the quorum. In addition, abstentions will be counted for purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum. As a result, [●] shares must be represented in person or by proxy to have a quorum. If a quorum is not present, the special meeting will be adjourned until a quorum is obtained, subject to the terms of the merger agreement. The affirmative vote of a majority of the voting power of the shares of Red Hat common stock entitled to vote which are present, in person or by proxy, at the special meeting or the chairman of the special meeting may adjourn the special meeting.

Q:	What is required to approve the proposals submitted to a vote at the annual meeting?

A:

The merger proposal: The affirmative vote of a majority of the shares of Red Hat common stock outstanding and entitled to vote thereon, provided a quorum is present, is required to approve the merger proposal. This means that the proposal will be approved if the number of shares voted “FOR” that proposal is greater than 50% of the total number of the votes that can be cast in respect of our outstanding shares of common stock. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal.

The merger-related compensation proposal: The affirmative vote of a majority of the voting power of the shares of Red Hat common stock entitled to vote which are present, in person or by proxy, and voting at the special meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the merger-related compensation proposal. This means that the proposal will be approved if the number of shares voted “FOR” that proposal is greater than 50% of the shares of Red Hat common stock entitled to vote which are present, in person or by proxy, and vote at the special meeting, provided a quorum is present. Abstentions and broker non-votes will not have any effect on the merger-related compensation proposal.

The adjournment proposal: The affirmative vote of a majority of the voting power of the shares of Red Hat common stock entitled to vote which are present, in person or by proxy, at the special meeting, whether or not a quorum is present, is required to approve the adjournment proposal. This means that the proposal will be approved if the number of shares voted “FOR” that proposal is greater than 50% of the total number of shares of Red Hat common stock entitled to vote which are present, in person or by proxy, at the special meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal. Broker non-votes will not have any effect on the adjournment proposal.

Q:	How can I obtain a proxy card or voting instruction form?

A:	If you lose, misplace or otherwise need to obtain a proxy card or a voting instruction form, please follow the applicable procedure below.

For stockholders of record:    Please contact Computershare at 1-888-542-4427.

For holders in street name:    Please contact your account representative at your broker, bank or other similar institution.

Q:	Should I send in my stock certificates now?

A:

No. After the merger is completed, under the terms of the merger agreement, you will receive shortly thereafter the letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the merger consideration for each share of your Red Hat common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger. Please do not send in your stock certificates now.

Q:	I do not know where my stock certificates are, how will I get the merger consideration for my shares of Red Hat common stock?

A:

If the merger is completed, the transmittal materials you will receive after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificates. This will include an affidavit that you will need to sign attesting to the loss of your stock certificates. You may also be required to post a bond as indemnity against any potential loss.

Q:	What happens if I sell or otherwise transfer my shares of Red Hat common stock after the close of business on the record date but before the special meeting?

A:

The record date is earlier than the date of the special meeting and the date the merger is expected to be completed. If you sell or transfer your shares of Red Hat common stock after the close of business on the record date but before the special meeting, unless special arrangements (such as the provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Red Hat in writing of such special arrangements, you will transfer the right to receive the merger consideration if the merger is completed to the person to whom you sell or transfer your shares of Red Hat common stock, but you will retain your right to vote these shares at the special meeting. Even if you sell or otherwise transfer your shares of Red Hat common stock after the close of business on the record date, we encourage you to complete, date, sign and return the enclosed proxy card or vote via the Internet or telephone.

Q:	When do you expect the merger to be completed?

A:

We are working toward completing the merger as quickly as possible and currently expect to complete the merger in the latter half of 2019. However, the exact timing of completion of the merger cannot be predicted because the completion of the merger is subject to conditions, including the adoption of the merger agreement by our stockholders and the receipt of regulatory approvals.

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not adopted by Red Hat stockholders or if the merger is not completed for any other reason, Red Hat stockholders will not receive any payment for their shares of Red Hat common stock. Instead, Red Hat will remain a public company, Red Hat common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and Red Hat will continue to file periodic reports with the SEC.

Under certain specified circumstances, Red Hat will be required to pay IBM a termination fee upon the termination of the merger agreement, as described under the section entitled “Terms of the Merger Agreement — Termination of the Merger Agreement — Termination Fees” beginning on page [●].

Q:	Are there any other risks to me from the merger that I should consider?

A:	Yes. There are risks associated with all business combinations, including the merger. See the section entitled “Forward-Looking Statements” beginning on page [●].

Q:	Do any of Red Hat’s directors or officers have interests in the merger that may differ from those of Red Hat stockholders generally?

A:

Yes. For a description of the interests of our directors and executive officers in the merger, see “Proposal 1: Adoption of the Merger Agreement — The Merger — Interests of the Non-Employee Directors and Executive Officers of Red Hat in the Merger” beginning on page [●].

Q:	What happens if the merger-related compensation proposal is not approved?

A:

Approval of the merger-related compensation proposal is not a condition to completion of the merger. The vote is an advisory vote and is not binding. Accordingly, regardless of the outcome of the advisory vote, if the merger is completed, Red Hat may still pay such compensation to its named executive officers in accordance with the terms and conditions applicable to such compensation.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	Who counts the votes?

A:

Votes are counted by Computershare, our transfer agent and registrar, and are then certified by a representative of Computershare appointed by the Red Hat Board of Directors to serve as the inspector of election at the special meeting.

Q:	Who may attend the special meeting?

A:	Red Hat stockholders who held shares of Red Hat common stock as of the close of business on [●], 201[●].

Q:	How can I obtain directions to the special meeting?

A:	Red Hat stockholders may contact Red Hat Investor Relations at (919) 754-3700 to obtain directions to the special meeting.

Q:	Who pays for the expenses of this proxy solicitation?

A:

Red Hat will bear the entire cost of this proxy solicitation, including the preparation, printing, mailing and distribution of these proxy materials. We may also reimburse brokerage firms and other persons representing stockholders who hold their shares in street name for reasonable expenses incurred by them in forwarding proxy materials to such stockholders. In addition, certain directors, officers and other employees, without additional remuneration, may solicit proxies in person, or by telephone, facsimile, email and other methods of electronic communication.

Q:	Where can I find the vote results after the special meeting?

A:	We are required to publish final vote results in a Current Report on Form 8-K to be filed with the SEC within four business days after our special meeting.

Q:	Will I be subject to U.S. federal income tax upon the exchange of Red Hat common stock for cash pursuant to the merger?

A:

The exchange of Red Hat common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder of Red Hat common stock who exchanges shares of Red Hat common stock for cash in the merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. If you are a non-U.S. holder, the merger generally will not result in tax to you under U.S. federal income tax laws unless you have certain connections with the United States.

For a more complete description of the U.S. federal income tax consequences of the merger, see “Proposal 1: Adoption of the Merger Agreement — The Merger — U.S. Federal Income Tax Consequences of the Merger” beginning on page [●].

This proxy statement contains a general discussion of U.S. federal income tax consequences of the merger. This description does not address any non-U.S. tax consequences, nor does it pertain to state, local or other tax consequences. Consequently, you are urged to contact your own tax advisor to determine the particular tax consequences to you of the merger.

Q:	What will the holders of outstanding Red Hat equity awards receive in the merger?

A:

For information regarding the treatment of Red Hat’s outstanding equity awards, see the section entitled “Terms of the Merger Agreement — Merger Consideration — Treatment of Equity Compensation” beginning on page [●].

Q:	Am I entitled to appraisal rights under the DGCL?

A:

If the merger is adopted by Red Hat’s stockholders, stockholders who do not vote (whether in person or by proxy) in favor of the adoption of the merger agreement and who properly exercise and perfect their demand for appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. This means that holders of Red Hat common stock are entitled to have their shares appraised by the Court of Chancery of the State of Delaware and to receive payment in cash of the “fair value” of the shares of Red Hat common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the court. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. Stockholders should refer to the discussion under the section entitled “Appraisal Rights” beginning on page [●] and the DGCL requirements for exercising appraisal rights reproduced and attached as Annex D to this proxy statement.

Q:	What is “householding”?

A:

Some banks, brokers and similar institutions may be participating in the practice of “householding” proxy materials. This means that only one copy of our proxy materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the proxy materials to you if you write to us at the following address or call us at the following phone number:

Red Hat, Inc.

Attention: Investor Relations

100 East Davie Street

Raleigh, North Carolina 27601

Phone: Call (919) 754-3700 and ask to speak to Investor Relations.

To receive separate copies of the proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or similar institution or you may contact us at the above address or telephone number.

Q:	How can I obtain more information about Red Hat?

A:	You can find more information about us from various sources described in the section entitled “Where You Can Additional Information” beginning on page [●].

Q:	Who can help answer my questions?

A:

If you have any questions concerning the merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Red Hat common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Toll-free: (888) 750-5835

Banks & Brokers may call collect: (212) 750-5833

FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the completion of the merger and statements that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words such as “may,” “could,” “should,” “see,” will,” “would,” “estimate,” “project,” “forecast,” “intend,” “expect,” “seek,” “anticipate,” “believe,” “target,” “plan,” “providing guidance” and similar expressions and variations or negatives of these words that are intended to identify information that is not historical in nature. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed merger and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements, including the failure to consummate the proposed merger or to make any filing or take other action required to consummate such merger in a timely matter or at all. The inclusion of such statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. You should not place undue reliance on such statements.

These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filing on Form 10-K and subsequent periodic and interim reports, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	Red Hat may be unable to obtain stockholder approval as required for the merger;

•	conditions to the closing of the merger, including obtaining required regulatory approvals, may not be satisfied or waived on a timely basis or otherwise;

•

a governmental entity or a regulatory body may prohibit, delay or refuse to grant approval for the consummation of the merger and may require conditions, limitations or restrictions in connection with such approvals that can adversely affect the anticipated benefits of the proposed merger or cause the parties to abandon the proposed merger;

•	the merger may involve unexpected costs, liabilities or delays;

•

Red Hat’s business may suffer as a result of uncertainty surrounding the merger or the potential adverse changes to business relationships (including, without limitation, customers and partners) resulting from the proposed merger;

•	legal proceedings may be initiated related to the merger and the outcome of any legal proceedings related to the merger may be adverse to Red Hat;

•	Red Hat may be adversely affected by other general industry, economic, business and/or competitive factors;

•	there may be unforeseen events, changes or other circumstances that could give rise to the termination of the merger agreement or affect the ability to recognize benefits of the merger;

•	risks that the proposed merger may disrupt current plans and operations and present potential difficulties in employment retention as a result of the merger;

•	the risk that the merger may be terminated in certain circumstances that require us to pay IBM a termination fee of $975 million;

•	risks related to diverting management’s attention from the Red Hat’s ongoing business operations;

•	the fact that Red Hat stockholders would forgo the opportunity to realize the potential long-term value of the successful execution of Red Hat’s current strategy as an independent company; and

•

there may be other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all which may affect Red Hat’s business and the price of Red Hat common stock.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Red Hat’s financial condition, results of operations, credit rating or liquidity.

There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which such statements were made.

All of the forward-looking statements we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information in our consolidated financial statements and notes thereto included in our most recent filing on Form 10-K and subsequent periodic and interim report filings (see the section entitled “Where You Can Find More Information” beginning on page [●]).

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Red Hat stockholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the special meeting of stockholders or at any adjournments or postponements thereof.

Date, Time and Place

We will hold the special meeting on [●], 2019, at [●], Eastern time, at 100 East Davie Street, Raleigh, North Carolina 27601.

Purpose of the Special Meeting

At the special meeting, we will ask our stockholders of record as of the close of business on the record date to consider and vote on the following proposals:

Proposal 1 — Adoption of the Merger Agreement. To consider and vote on the merger proposal;

Proposal 2  —  Approval, by Means of a Non-Binding, Advisory Vote, of Certain Compensatory Arrangements with Named Executive Officers. To consider and vote on the merger-related compensation proposal; and

Proposal 3  —  Adjournment of the Special Meeting. To consider and vote on the adjournment proposal.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the close of business on [●], 201[●] are entitled to notice of the special meeting and to vote at the special meeting or at any adjournments or postponements thereof. A list of stockholders entitled to vote at the special meeting will be available in Red Hat’s corporate headquarters located at 100 East Davie Street, Raleigh, North Carolina 27601, during regular business hours for a period of at least 10 days before the special meeting and at the place of the special meeting during the special meeting.

A majority in voting power of Red Hat common stock issued and outstanding and entitled to vote at the special meeting, represented in person or by proxy, constitutes a quorum at the special meeting. As of the close of business on the record date for the special meeting, there were [●] shares of Red Hat common stock issued and outstanding and entitled to vote. If you submit a properly executed proxy by mail, telephone or the Internet, you will be considered a part of the quorum. In addition, abstentions will be counted for purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum. As a result, [●] shares must be represented in person or by proxy to have a quorum. If a quorum is not present, the special meeting will be adjourned until a quorum is obtained, subject to the terms of the merger agreement. The affirmative vote of a majority of the voting power of the shares of Red Hat common stock entitled to vote which are present, in person or by proxy, at the special meeting or the chairman of the special meeting may adjourn the special meeting.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of a majority of the shares of Red Hat common stock outstanding and entitled to vote thereon, provided a quorum is present, is required to approve the merger proposal. This means that the proposal will be approved if the number of shares voted “FOR” that proposal is greater than 50% of the total number of the votes that can be cast in respect of our outstanding shares of common stock. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal.

The affirmative vote of a majority of the voting power of the shares of Red Hat common stock entitled to vote which are present, in person or by proxy, and voting at the special meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the merger-related compensation proposal. This means that the proposal will be approved if the number of shares voted “FOR” that proposal is greater than 50% of the total number of shares of Red Hat common stock entitled to vote which are present, in person or by proxy, and vote at the special meeting, provided a quorum is present. Abstentions and broker non-votes will not have any effect on the merger-related compensation proposal.

The affirmative vote of a majority of the voting power of the shares of Red Hat common stock entitled to vote which are present, in person or by proxy, at the special meeting, whether or not a quorum is present, is required to approve the adjournment proposal. This means that the proposal will be approved if the number of shares voted “FOR” that proposal is greater than 50% of the total number of shares of Red Hat common stock entitled to vote which are present, in person or by proxy, at the special meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal. Broker non-votes will not have any effect on the adjournment proposal.

Broker non-votes are shares held by a broker, bank or other nominee that are present in person or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares on how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers, banks and other nominee holders of record do not have discretionary voting authority with respect to any of the three proposals, if a beneficial owner of shares of Red Hat common stock held in “street name” does not give voting instructions to the broker, bank or other nominee with respect to any of the proposals, then those shares will not be present in person or represented by proxy at the special meeting. If there are any broker non-votes, then such broker non-votes will be counted as a vote “AGAINST” the merger proposal, but will have no effect on the merger-related compensation proposal and the adjournment proposal.

Shares Held by Red Hat’s Directors and Executive Officers

As of the close of business on the record date, Red Hat directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of Red Hat common stock (excluding any shares of Red Hat common stock that would be delivered upon exercise or conversion of stock options or other equity-based awards), which represented approximately [●]% of the outstanding shares of Red Hat common stock on that date. It is expected that Red Hat’s directors and executive officers will vote their shares “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal, although none of them has entered into any agreement requiring them to do so.

Voting of Proxies

If your shares are registered in your name with our transfer agent, Computershare, you may cause your shares to be voted by returning a signed proxy card, or you may vote in person at the special meeting. Additionally, you may submit electronically over the Internet or by phone a proxy authorizing the voting of your shares by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted (i) “FOR” the merger proposal, (ii) “FOR” the merger-related compensation proposal and (iii) “FOR” the adjournment proposal. No proxy that is specifically marked against the merger proposal will be voted in favor of the merger-related compensation, unless it is specifically marked “FOR” the approval of such proposal.

If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or by the Internet or telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or other nominee. Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on discretionary matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. The merger proposal, merger-related compensation proposal and the adjournment proposal are non-discretionary matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions. If you do not return your broker’s, bank’s or other nominee’s voting form, do not vote via the Internet or telephone through your broker, bank or other nominee, if applicable, or do not attend the special meeting and vote in person with a proxy from your broker, bank or other nominee, such actions will have the same effect as if you voted “AGAINST” the merger proposal but will not have any effect on the adjournment proposal or the merger-related compensation proposal.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Corporate Secretary;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by our Corporate Secretary prior to the special meeting and, in the case of Internet or telephonic voting instructions, must be received before 11:59 p.m., Eastern time, on [●], 2019. If you have submitted a proxy, your appearance at the special meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of Red Hat common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid proxy from your broker, bank or other nominee. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Red Hat stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned.

Board of Directors’ Recommendation

The Board of Directors, after considering various factors described under the section entitled “Proposal 1: Adoption of the Merger Agreement — The Merger — Recommendation of Our Board of Directors” beginning on page [●] and after consultation with independent legal and financial advisors, unanimously (i) determined that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Red Hat and its stockholders; (ii) adopted, approved and declared advisable the execution, delivery and performance of the merger agreement, the merger and the other transactions contemplated by the merger agreement; (iii) approved, authorized and declared advisable the consummation by Red Hat of the transactions contemplated by the merger agreement; (iv) resolved to recommend that Red Hat stockholders vote in favor of the adoption and approval of the merger agreement, the merger and other transactions contemplated by the merger agreement; and (v) resolved to submit the merger agreement to Red Hat stockholders for adoption at a duly held meeting of such stockholders.

The Red Hat Board of Directors unanimously recommends that you vote (i) “FOR” the merger proposal, (ii) “FOR” the merger-related compensation proposal and (iii) “FOR” the adjournment proposal.

Tabulation of Votes

All votes will be tabulated by a representative of Computershare, who will act as the inspector of election appointed for the special meeting and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by Red Hat. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $50,000 and an additional success fee of $25,000 if the merger proposal is approved by our stockholders plus expenses. We have also agreed to indemnify Innisfree M&A Incorporated against losses arising out of its provision of these services as requested by Red Hat. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the merger proposal, we anticipate that the merger will be consummated during the latter half of 2019.

Attending the Special Meeting

Red Hat stockholders as of the close of business on the record date may attend the special meeting in person. All Red Hat stockholders should bring valid government-issued photo identification, such as a driver’s license or passport.

If you hold your shares in street name and wish to vote your shares in person at our special meeting, you must obtain a valid proxy from your broker, bank or similar institution, granting you authorization to vote your shares. In order to attend and vote your shares held in street name at our special meeting, you will need to present valid government-issued photo identification, such as a driver’s license or passport, and hand in the valid proxy from your broker, bank or similar institution, along with a signed ballot that you can request at the special meeting. You will not be able to attend and vote your shares held in street name at the special meeting without valid government-issued photo identification, such as a driver’s license or passport, a valid proxy from your broker, bank or similar institution and a signed ballot.

The use of cameras, sound recording equipment, communication devices or any other similar equipment is prohibited at the special meeting without the express written permission of Red Hat.

Even if you plan to attend the special meeting in person, we encourage you to complete, sign, date and return the enclosed proxy card or vote electronically over the Internet or via telephone to ensure that your shares will be represented at the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you hold your shares in “street name,” because you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you follow the procedures set forth above.

Assistance

If you need assistance in completing your proxy card or have questions regarding Red Hat’s special meeting, please contact Innisfree M&A Incorporated by mail at 501 Madison Avenue, 20th Floor, New York, New York 10022 or by telephone. Stockholders may call toll-free at (888) 750-5834 and banks and brokers may call collect: (212) 750-5833.

Rights of Stockholders Who Seek Appraisal

If the merger proposal is approved by Red Hat stockholders, stockholders who do not vote (whether in person or by proxy) in favor of the adoption of the merger agreement and who properly exercise and perfect their demand for appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. This means that holders of Red Hat common stock are entitled to have their shares appraised by the Court of Chancery of the State of Delaware and to receive payment in cash of the “fair value” of the shares of Red Hat common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the court. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than $190.00 per share consideration payable pursuant to the merger agreement if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must submit a written demand for appraisal to Red Hat before the vote is taken on the merger proposal, you must not submit a blank proxy or otherwise vote in favor of the merger proposal and you must continue to hold the shares of Red Hat common stock of record through the effective time. Your failure to follow the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex D to this proxy statement. If you hold your shares of Red Hat common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such broker, bank or other nominee. Stockholders should refer to the discussion under the section entitled “Appraisal Rights” beginning on page [●] and the DGCL requirements for exercising appraisal rights reproduced and attached as Annex D to this proxy statement.

PARTIES INVOLVED IN THE MERGER

Red Hat, Inc.

Red Hat is a leading provider of open source software solutions, using a community-powered approach to develop and offer reliable and high-performing operating system, virtualization, management, middleware, cloud, mobile and storage technologies. Red Hat employs an open source development model, which allows Red Hat to use the collective input, resources and knowledge of a global community of contributors who can collaborate to develop, maintain and enhance software because the human-readable source code for that software is publicly available and licenses permit modification.

Red Hat’s offerings are designed to provide customers with high-performing, scalable, flexible, reliable and secure infrastructure technologies that meet the information technology, which we refer to as IT, needs of enterprises and service providers. Our offerings enable our customers to optimize their IT environments to increase agility and flexibility while adding and managing hybrid cloud infrastructures and building modern applications. Hybrid cloud infrastructures enable customers to deploy their applications using off-premise (public cloud) and on-premise (private cloud, virtual or physical server) IT resources to create a hybrid cloud environment that is designed to enhance efficiency while providing increased security. Red Hat’s offerings are designed to perform consistently across hybrid cloud environments to offer greater choices to our customers when deploying their applications.

Red Hat also offers a wide range of services that are designed to help customers receive additional value from Red Hat technologies.

Red Hat’s corporate headquarters is located at 100 East Davie Street, Raleigh, North Carolina 27601.

Red Hat was formed in 1993 and is a corporation organized in the State of Delaware. Red Hat common stock is currently listed on the NYSE under the symbol “RHT.”

Additional information about Red Hat and its subsidiaries is included in documents incorporated by reference in this proxy statement (see the section entitled “Where You Can Find More Information” beginning on page [●]) and on its website: www.redhat.com. The information provided or accessible through Red Hat’s website is not part of, or incorporated by reference in, this proxy statement.

International Business Machines Corporation

IBM focuses on the intersection of business insight and technology innovation and creates value for clients through integrated solutions and products. These integrated solutions leverage innovative technologies, deep expertise in industries and business processes, and a commitment to security and trust. IBM solutions typically create value by enabling new capabilities for clients that optimize and transform their businesses and help them engage with their customers and employees in new ways. These solutions draw from an industry-leading portfolio of consulting and IT implementation services, cloud and cognitive offerings, and enterprise systems and software, one of the world’s leading research organizations—all bolstered by a commitment to the secure and responsible management of data and enterprise-grade security.

IBM’s corporate headquarters is located at 1 New Orchard Road, Armonk, New York 10504.

IBM was formed in 1911 as the Computing-Tabulating-Recording Company and is a corporation organized in the State of New York. IBM’s common stock, par value $0.20 per share, is currently listed on the NYSE, under the symbol “IBM.”

Additional information about IBM and its subsidiaries is included on its website: www.IBM.com. The information provided or accessible through IBM’s website is not part of, or incorporated by reference in, this proxy statement.

Socrates Acquisition Corp.

Sub is a Delaware corporation and a wholly-owned subsidiary of IBM, formed on October 25, 2018, solely for the purpose of engaging in the merger and the other transactions as contemplated under the merger agreement. Upon completion of the merger, Sub will cease to exist.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Certain Effects of the Merger on Red Hat

Upon the terms and subject to the conditions of the merger agreement and in accordance with the applicable provisions of the DGCL, on the closing date and at the effective time, Sub will merge with and into Red Hat, with Red Hat continuing as the surviving corporation and a wholly-owned subsidiary of IBM. Red Hat expects to delist its common stock from the NYSE as promptly as practicable after the effective time and de-register its common stock under the Exchange Act as promptly as practicable after such delisting. Thereafter, Red Hat would no longer be a publicly-traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation, and instead will only be entitled to receive the merger consideration, as described under the section entitled “Terms of the Merger Agreement — Merger Consideration” beginning on page [●].

The effective time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as Red Hat and IBM may agree and specify in the certificate of merger).

Effect on Red Hat if the Merger is Not Completed

If the merger agreement is not adopted by Red Hat stockholders or if the merger is not completed for any other reason, Red Hat stockholders will not receive any payment for their shares of Red Hat common stock. Instead, Red Hat will remain a public company, Red Hat common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and Red Hat will continue to file periodic reports with the SEC.

Furthermore, if the merger is not consummated, and depending on the circumstances that caused the merger not to be consummated, it is likely that the price of Red Hat common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Red Hat common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Red Hat common stock. If the merger is not consummated, the Board of Directors will continue to evaluate and review Red Hat’s business operations, properties and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the merger agreement is not adopted by Red Hat stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Red Hat or its stockholders will be offered or that Red Hat’s business, prospects or results of operations will not be adversely impacted.

Under certain specified circumstances, Red Hat will be required to pay IBM a termination fee upon the termination of the merger agreement, as described under the section entitled “Terms of the Merger Agreement — Termination of the Merger Agreement — Termination Fees” beginning on page [●].

Background of the Merger

As part of Red Hat’s strategic planning process, the Red Hat Board of Directors regularly reviews and discusses with Red Hat’s senior management the company’s performance, business strategy and competitive position in the industries in which it operates. In addition, the Red Hat Board of Directors and Red Hat’s senior management regularly review and evaluate various strategic alternatives, including acquisitions, dispositions, major commercial partnerships and other strategic transactions, as part of ongoing efforts to strengthen Red Hat’s overall business and enhance stockholder value.

As part of this ongoing process, the Red Hat Board of Directors has considered and implemented actions to enhance stockholder value, including executing a number of strategic acquisitions, including, among others, CoreOS, Inc. on January 30, 2018, Permabit Technology Corporation on July 31, 2017 and Codenvy S.A. on June 1, 2017. In the course of Red Hat’s strategic planning process, representatives of Red Hat have, in the ordinary course and from time to time, discussed with various companies in the software and technology industries potential commercial partnerships that might expand their respective businesses, improve their respective customer offerings and create value for Red Hat stockholders.

Since October 2016, Guggenheim Securities has rendered advice to Red Hat regarding various strategic and financial matters. During the course of Guggenheim Securities’ engagement, representatives of Guggenheim Securities interacted, on Red Hat’s behalf, with various companies in the software and technology industries, including IBM, and offered general perspectives on the technology landscape and operating environment for Red Hat’s offerings including hybrid multi-cloud solutions. During the period from October 2017 to December 2017, representatives of Guggenheim Securities met with representatives of IBM to discuss Red Hat, including regarding a potential commercial partnership and other strategic alternatives.

During this time period, certain members of Red Hat’s senior management also met with representatives of IBM to discuss expanding the commercial partnership between the two parties. Thereafter, and until IBM and Red Hat announced the expansion of that partnership on May 8, 2018, representatives of both Red Hat and IBM were in contact regarding the implementation of the expanded commercial partnership.

In March 2018, James M. Whitehurst, Chief Executive Officer of Red Hat met the Chief Executive Officer of Party A, a technology company offering software, services, and other solutions, at a meeting of CEOs for the purposes of professional and leadership development. During the course of the discussion, the Chief Executive Officer of Party A indicated a possible interest in an acquisition of Red Hat through a transaction structured to maintain Red Hat’s independence, potentially with Red Hat remaining a separate public company in which Party A would have a significant stake.

On March 22, 2018, representatives of Guggenheim Securities met with representatives of Party A (including its Chief Executive Officer) to discuss Red Hat, including regarding a potential commercial partnership and other strategic alternatives.

During the spring of 2018, representatives of Red Hat, including Paul Cormier, Executive Vice President and President, Products and Technologies, met with representatives of Party B, a technology company that specializes in Internet-related services and products, on several occasions to discuss a potential commercial partnership in the software industry.

On April 11, 2018, Mr. Whitehurst met with Ginni Rometty, Chairman, President and Chief Executive Officer of IBM, at Mrs. Rometty’s invitation, to discuss the strategic landscape in which Red Hat and IBM operate, as well as ways in which the two companies could expand upon the commercial partnership that IBM and Red Hat planned to announce in May 2018.

On May 8, 2018, Red Hat and IBM announced an expansion of their existing commercial partnership in order to fuel hybrid cloud adoption in the enterprise.

On May 31, 2018, Mr. Whitehurst and Mr. Cormier met with representatives of Party A, as they had from time to time in the past, regarding commercial relationships and other potential strategic opportunities. During the course of these discussions, Party A reiterated an interest in pursuing an acquisition of Red Hat through a transaction structured to maintain Red Hat’s independence, potentially with Red Hat remaining a separate public company in which Party A would have a significant stake. Thereafter, Mr. Whitehurst and the Chief Executive Officer of Party A planned to continue discussions later that summer. On August 1, 2018, Mr. Whitehurst contacted the Chief Executive Officer of Party A to discuss whether Party A was interested in continuing the discussion of commercial and strategic opportunities. The Chief Executive Officer of Party A indicated that Party A remained interested in pursuing a transaction with Red Hat and the two CEOs should continue the discussion about this opportunity towards the end of the year.

Thereafter, Mr. Cormier remained in contact with other representatives of Party A for purposes of discussing certain other commercial matters. Following these discussions, on September 19, 2018, Mr. Cormier and a representative of Party A agreed to schedule a meeting between senior executives of Party A (including its Chief Executive Officer) and Red Hat (including Messrs. Cormier and Whitehurst) to discuss with more specificity Party A’s interest in pursuing a strategic transaction with Red Hat. This meeting was scheduled to occur and did occur on October 10, 2018.

On September 23, 2018, representatives of Guggenheim Securities met with a senior executive of IBM at the senior executive’s request to discuss the businesses and prospects of each of IBM and Red Hat generally and more specifically, IBM’s interest in potentially pursuing a strategic transaction with Red Hat.

On September 25, 2018, Mrs. Rometty contacted Mr. Whitehurst to schedule a meeting on the morning of September 27, 2018 when both would be in New York City, NY.

Also, on September 25, 2018, representatives of Guggenheim Securities met with the Chairman of Party A to discuss Party A’s and Red Hat’s commercial relationship and the potential for a strategic transaction between Party A and Red Hat.

On September 27, 2018, Mrs. Rometty and Mr. Whitehurst met in New York City, NY. At that meeting, Mrs. Rometty provided Mr. Whitehurst with a written proposal outlining IBM’s offer to acquire 100% of the equity securities of Red Hat at a price of $185 per share in cash, with the goal to preserve the independent brand and culture of Red Hat, including the goal of retaining substantially all of Red Hat’s management team. Mrs. Rometty indicated that IBM was willing to work diligently to announce a transaction in approximately three weeks.

On September 30, 2018, the Red Hat Board of Directors held a special meeting to discuss IBM’s proposal. Representatives of Red Hat’s senior management and representatives of Guggenheim Securities and Skadden, Arps, Slate, Meagher & Flom LLP, Red Hat’s external legal counsel, which we refer to as Skadden, were present during the meeting. Representatives of Skadden discussed with the Red Hat Board of Directors their fiduciary duties in considering IBM’s offer and strategic alternatives. The Red Hat Board of Directors discussed, among other things, their initial views on IBM’s offer, including the price offered relative to Red Hat’s market valuation and recent trading history and the need to compare the value of IBM’s offer to the value reflected in Red Hat’s stand-alone business prospects to determine, among other things, whether any strategic third party transaction should be pursued at that time. The Red Hat Board of Directors sought the advice of Guggenheim Securities regarding IBM’s offer and also potential additional counterparties that might be able to offer a compelling value in excess of the price offered by IBM. Representatives of Guggenheim Securities discussed with the Red Hat Board of Directors the industrial logic for IBM to pursue an acquisition of Red Hat and compared the industrial logic for a company like IBM to the logic that might be applicable to other potential counterparties. The Red Hat Board of Directors requested Guggenheim Securities and management to develop a list of potentially interested parties and an assessment of the parties’ strategic rationale for potentially acquiring Red Hat. Following discussion among the Red Hat Board of Directors, the Red Hat Board of Directors concluded that the initial offer from IBM was inadequate. However, the Red Hat Board of Directors authorized further exploration of a transaction with IBM and also authorized Red Hat’s senior management to engage in limited, price-confirmatory due diligence discussions with IBM in order to provide IBM with information necessary to enable IBM to increase its offer price. The Red Hat Board of Directors also directed Red Hat management to review with the Red Hat Board of Directors management’s view of Red Hat’s stand-alone business prospects.

On October 1, 2018, Mr. Whitehurst called Mrs. Rometty to inform her that the Red Hat Board of Directors had evaluated IBM’s proposal, but that IBM would need to present a more compelling price in order for the Red Hat Board of Directors to consider a transaction with IBM. Mr. Whitehurst also indicated that Red Hat was willing to provide limited, price-confirmatory due diligence to IBM to enable IBM to put forward a more compelling offer price. During the course of the discussion, Mrs. Rometty indicated that IBM would require that Red Hat enter into an exclusivity agreement prohibiting Red Hat from discussing or pursuing a strategic transaction with a third party for an agreed upon period, in consideration for IBM’s evaluation of the transaction. On the same day, James Kavanaugh, Chief Financial Officer of IBM, called Eric Shander, Chief Financial Officer of Red Hat to discuss the scope of IBM’s confirmatory due diligence process and the appropriate next steps required to facilitate information sharing, including execution of a confidentiality agreement.

Also, on October 1, 2018, a representative of Red Hat sent a draft confidentiality agreement, which we refer to as the confidentiality agreement, to a representative of IBM, which was negotiated over the ensuing days by representatives of Red Hat, IBM, Skadden and Paul, Weiss, Rifkind, Wharton, & Garrison LLP, counsel to IBM, which we refer to as Paul Weiss. On October 3, 2018, Red Hat and IBM executed the confidentiality agreement.

That same day, Paul Weiss, on behalf of IBM, provided Skadden with a draft exclusivity agreement, which provided for an exclusivity period of four weeks.

In the evening on October 1, 2018, the Red Hat Board of Directors held a special meeting, with certain members of Red Hat’s senior management, Guggenheim Securities and Skadden in attendance, to continue its discussions regarding a potential transaction with IBM. During the meeting, Mr. Whitehurst and Mr. Shander reported on the discussions with Mrs. Rometty and Mr. Kavanaugh, including IBM’s request for exclusivity. The Red Hat Board of Directors discussed and evaluated the benefits of contacting Party A in advance of a previously scheduled meeting with Party A on October 10, 2018, as well other third parties. Following discussion among the Red Hat Board of Directors, the Red Hat Board of Directors directed Mr. Whitehurst to call the Chief Executive Officer of Party A to inform the Chief Executive Officer of Party A that Red Hat was in the process of reviewing a potential business combination with another counterparty. The Red Hat Board of Directors also concluded that an exclusivity arrangement between IBM and Red Hat was premature under the circumstances.

On October 2, 2018, Mr. Whitehurst, at the direction of the Red Hat Board of Directors, called the Chief Executive Officer of Party A. Mr. Whitehurst informed the Chief Executive Officer of Party A that, since Red Hat’s discussions with Party A, Red Hat had continued to evaluate commercial and strategic alternatives and that Red Hat was in discussions regarding a potential business combination transaction with another counterparty. Mr. Whitehurst encouraged the Chief Executive Officer of Party A to prepare any proposals for potential strategic opportunities for the previously scheduled meeting on October 10, 2018.

Also, on October 2, 2018, an executive of Party A contacted representatives of Guggenheim Securities to determine whether Red Hat had established a formal sale process. Representatives of Guggenheim Securities informed the executive of Party A that Red Hat was considering a potential business combination transaction.

On October 3, 2018, a representative of Party B contacted Mr. Cormier of Red Hat to arrange a meeting, as they had from time to time in the past.

On October 4, 2018, Mr. Kavanaugh sent a written confirmatory due diligence list to Mr. Shander.

On October 5, 2018, Mr. Cormier met with senior executives from Party B. Mr. Cormier and the executives from Party B discussed the commercial relationship between Party B and Red Hat and other potential strategic opportunities as they had discussed from time to time in the past. One of the senior executives of Party B requested that Red Hat notify Party B if Red Hat was to ever explore other strategic opportunities.

On October 7, 2018, a member of the board of Party B contacted representatives of Guggenheim Securities to determine whether Red Hat had established a formal sale process. Representatives of Guggenheim Securities informed the board member of Party B that Red Hat was considering a potential business combination transaction. The board member of Party B asked that Red Hat afford Party B sufficient time to assess its interest in pursuing a strategic transaction with Red Hat and indicated that Party B would revert promptly.

On October 8, 2018, the Red Hat Board of Directors held a special meeting with certain representatives of Red Hat’s senior management, Guggenheim Securities and Skadden in attendance. Mr. Shander reviewed with the Red Hat Board of Directors Red Hat’s historical performance and, in response to the Red Hat Board of Directors’ request to understand Red Hat management’s view of Red Hat’s stand-alone business prospects, presented three long-term forecasts, including the methodology used to create the forecasts, the assumptions underlying each forecast and the perceived challenges and risks associated with Red Hat’s ability to meet such forecasts, including, among other things, the challenges of maintaining high rates of growth in the rapidly evolving technology sector. Representatives of Guggenheim Securities then discussed with the Red Hat Board of Directors matters relating to, among other things, the competitive landscape in which Red Hat operates and a preliminary review of the financial aspects of IBM’s proposal, including trading multiples of peer companies, recent M&A activity in the technology and software sectors, the increased competitive and pricing pressures that Red Hat could expect to confront as enterprises moved to public, private and hybrid cloud solutions and preliminary financial analyses with respect to Red Hat based on the forecasts. Thereafter, Skadden reviewed the current regulatory environment and provided a preliminary assessment of the regulatory considerations associated with completing a transaction with either IBM or Party A. Finally, the Red Hat Board of Directors discussed and considered whether Red Hat should engage a second financial advisor. Following discussion among the directors the Red Hat Board of Directors directed Mr. Whitehurst to contact Morgan Stanley.

Also, on October 8, 2018, Mr. Whitehurst contacted Morgan Stanley to discuss engaging Morgan Stanley to act as a financial advisor in connection with a potential transaction. Red Hat retained Morgan Stanley as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in the software industry and its knowledge of Red Hat’s business and affairs.

On October 10, 2018, Red Hat senior management met with representatives from Party A. During that meeting Party A presented the high-level framework of a possible expanded commercial partnership arrangement with Red Hat. Party A indicated that it was not prepared to pursue a strategic transaction with Red Hat, citing concerns about securing regulatory approvals of a strategic transaction in the US and Europe.

On October 11, 2018, senior management from Red Hat and IBM met at the offices of Paul Weiss in New York City, NY for business due diligence sessions.

Also, on October 11, 2018, representatives from Morgan Stanley had two separate conversations with senior executives at Party B to inform the senior executives at Party B that Red Hat was in discussions regarding a potential business combination transaction with another counterparty and to ascertain Party B’s interest in pursuing an acquisition.

Also, on October 11, 2018, senior executives of Party B discussed with representatives of Guggenheim Securities the process regarding a potential acquisition of Red Hat.

On October 12, 2018, the Red Hat Board of Directors held a special meeting with certain members of Red Hat’s senior management, Guggenheim Securities, Morgan Stanley and Skadden in attendance. During the meeting, Mr. Whitehurst provided an update regarding the status of discussions with Party A and Party B. Thereafter, the Red Hat Board of Directors discussed whether to contact Party C, a technology company that specializes in Internet-related services and products, to ascertain whether Party C might be interested in a strategic transaction. Following the discussion, the Red Hat Board of Directors determined that it would be in the best interests of Red Hat for Mr. Whitehurst to contact Party C regarding its interest in a potential strategic transaction and directed Mr. Whitehurst to contact Party C.

Also, on October 12, 2018, at the direction of the Red Hat Board of Directors, Mr. Whitehurst contacted a senior executive of Party C. Mr. Whitehurst informed the senior executive of Party C that Red Hat was in discussions regarding a potential business combination transaction. That same day, a senior executive of Party C called Morgan Stanley to discuss the situation and understand the process for a potential acquisition of Red Hat.

On October 13, 2018, a senior executive of Party B discussed with representatives of Morgan Stanley, the process regarding a potential acquisition of Red Hat. Morgan Stanley advised Party B that if they were interested in pursuing an acquisition, they would need to meet Red Hat management promptly and should they submit any proposal it would need to be in excess of the 52 week high of $176.27 in order for it to be considered by the Red Hat Board of Directors.

Also, on October 13, 2018, a senior executive from Party C spoke with Morgan Stanley and indicated that Party C was working quickly to evaluate the viability of a potential acquisition of Red Hat. Morgan Stanley advised Party C that if they were interested in pursuing an acquisition, they would need to meet Red Hat management promptly and should they submit any proposal it would need to be in excess of the 52 week high of $176.27 in order for it to be considered by the Red Hat Board of Directors.

On October 14, 2018, representatives of Morgan Stanley sent to a senior executive of Party C a document outlining the strategic rationale of a potential acquisition of Red Hat by Party C.

On October 15, 2018, representatives of Red Hat and IBM met telephonically to discuss additional price confirmatory due diligence matters.

On October 16, 2018, the CEO of Party B contacted Mr. Whitehurst to express interest in exploring a strategic transaction between Red Hat and Party B and requested an in-person meeting with representatives of Red Hat management later that week.

Also, on October 16, 2018, the Red Hat Board of Directors held a special meeting with certain representatives of Red Hat’s senior management, Guggenheim Securities, Morgan Stanley and Skadden in attendance. During the meeting, Mr. Whitehurst provided an update regarding the status of discussions with Party B, Party C and IBM. Representatives of Morgan Stanley then reviewed with the Red Hat Board of Directors the potential accretive effects of the transaction on IBM, and Morgan Stanley’s preliminary assessment of IBM’s capability and willingness to pay more than its then current offer of $185 per share. Thereafter, representatives of Guggenheim Securities discussed with the Red Hat Board of Directors the potential strategic benefits to IBM of acquiring Red Hat, including the realization by incumbent technology providers, such as IBM, that Kubernetes-based orchestration platforms such as Red Hat’s OpenShift are a key element of the emerging hybrid multi-cloud architecture and infrastructure.

On October 17, 2018, a senior executive from Party C called Mr. Whitehurst to share Party C’s interest in pursuing an acquisition. Separately, a senior executive from Party C called representatives of Morgan Stanley to schedule an in-person meeting with representatives of Red Hat senior management later that week.

Also, on October 17, 2018, a representative of Red Hat sent a draft mutual confidentiality agreement, which we refer to as the Party B confidentiality agreement, to Party B. The Party B confidentiality agreement was negotiated over the ensuing days by representatives of Red Hat, Party B, Skadden and Party’s B counsel. On October 18, 2018, Red Hat and Party B executed the Party B confidentiality agreement.

Also, on October 18, 2018, executives of Red Hat and Party B met to discuss a possible transaction. Representatives of Red Hat provided Party B with an overview of Red Hat’s products, go-to-market strategy and certain financial information. Party B received information that was substantially similar to the information previously provided to IBM.

Also, on October 17, 2018, a representative of Morgan Stanley sent a draft mutual confidentiality agreement, which we refer to as the Party C confidentiality agreement, to a senior executive of Party C. The Party C confidentiality agreement was negotiated over the ensuing days by representatives of Red Hat, Party C and Skadden. On October 19, 2018, Red Hat and Party C executed the Party C confidentiality agreement. Thereafter, executives of Red Hat and Party C met to discuss a possible transaction. Representatives of Red Hat provided Party C with an overview of Red Hat’s products, go-to-market strategy and certain financial information. Party C received information that was substantially similar to the information previously provided to IBM.

Also, on October 19, 2018, Mrs. Rometty contacted Mr. Whitehurst to present a revised proposal to acquire all outstanding shares of Red Hat common stock at a price of $190.00 per share in cash. The offer was conditioned upon IBM and Red Hat finalizing and announcing the transaction early in the week of October 29, 2018 and entering into an exclusivity agreement through the end of that week.

That same day, Paul Weiss, on behalf of IBM, provided Skadden with a revised draft of the exclusivity agreement, which provided for an exclusivity period through 11:59 p.m. on Friday, November 2, 2018.

Also, on October 18 and October 19, 2018, Morgan Stanley had various conversations with representatives of Party B and Party C to reiterate the necessary timing of any proposal by Party B or Party C if they were to be considered by the Red Hat Board of Directors in light of Red Hat’s ongoing discussions with other parties.

On October 20, 2018, a senior executive of Party C contacted Mr. Whitehurst and indicated that Party C would not pursue an acquisition of Red Hat.

Also, on October 20, 2018, a senior executive of Party C also contacted representatives of Morgan Stanley to confirm that Party C would not pursue an acquisition of Red Hat. Party C stated it was not in a position to submit a proposal that exceeded the 52 week high of $176.27.

That same day, a representative of Party B contacted Mr. Cormier and indicated that Party B would decline to make a proposal to acquire Red Hat; however, Party B remained interested in exploring a commercial partnership with a minority equity investment in Red Hat. Separately, a senior executive from Party B contacted Morgan Stanley and indicated that Party B would decline to make a proposal to acquire Red Hat. Party B stated it was not in a position to submit a proposal that exceeded the 52 week high of $176.27.

On October 21, 2018, the Red Hat Board of Directors held a special meeting with certain representatives of Red Hat’s senior management, Guggenheim Securities, Morgan Stanley and Skadden in attendance. During the meeting, Mr. Whitehurst and Mr. Cormier provided an update regarding the status of discussions with Party B and Party C. Thereafter, Mr. Whitehurst reviewed with the Red Hat Board of Directors Red Hat management’s view of Red Hat’s stand-alone business prospects. Representatives of Skadden then provided an update regarding the preliminary antitrust analysis of a potential transaction with IBM and the likely timeline for completing such a transaction. Following discussion among the Red Hat Board of Directors, Mr. Whitehurst recommended that Red Hat pursue the negotiation of a transaction with IBM at $190 per share and grant IBM exclusivity for a limited duration through the morning of October 29, 2018. After further discussion, the Red Hat Board of Directors decided to work towards a definitive agreement on terms and conditions which maximized value for Red Hat’s stockholders.

Following the special meeting, on October 21, 2018, Skadden, on behalf of Red Hat provided Paul Weiss with a revised draft of the exclusivity agreement. Red Hat and IBM executed the exclusivity agreement on October 21, 2018, which provided for an exclusivity period through 7:30 a.m. on October 29, 2018. Later that day, Paul Weiss, on behalf of IBM, provided Skadden with a draft merger agreement, which included, among other provisions, a proposed termination fee in an amount to equal 4% of Red Hat’s fully diluted equity value payable by Red Hat in connection with accepting a superior proposal from a third party and no termination fee payable by IBM in the event that the parties could not complete the transaction due to a failure to obtain antitrust and competition approvals.

During the week of October 22, 2018, certain members of Red Hat’s senior management held a series of diligence calls with IBM and its representatives relating to various aspects of Red Hat’s business.

On October 22, 2018, a senior executive of IBM indicated to Mr. Whitehurst that IBM expected certain members of Red Hat’s management team to execute a holder agreement, containing restrictive covenants, including a non-compete and non-solicit. On October 23, 2018, a representative of IBM provided a draft of the holder agreement to Mr. Shander.

On October 23, 2018, Skadden, on behalf of Red Hat, provided Paul Weiss with a revised draft of the merger agreement, which included a termination fee payable by Red Hat equal to 2.5% of Red Hat’s fully diluted equity value and a regulatory termination fee, in an amount equal to 6% of Red Hat’s fully diluted equity value, payable by IBM in the event that the parties could not complete the transaction due to a failure to obtain antitrust and competition approvals.

On October 24, 2018, Paul Weiss, on behalf of IBM, provided Skadden with a revised draft of the merger agreement. Late in the evening on October 24, 2018, representatives of Skadden and Paul Weiss discussed the merger agreement. The revised draft merger agreement did not include a regulatory termination fee and proposed a termination fee equal to 3.75% payable by Red Hat of Red Hat’s fully diluted equity value.

On October 25, 2018, Skadden, on behalf of Red Hat, provided Paul Weiss with a revised draft of the merger agreement, which included a termination fee payable by Red Hat equal to 2.5% of Red Hat’s fully diluted equity value and a regulatory termination fee payable by IBM, in an amount equal to 6% of Red Hat’s fully diluted equity value.

Also, on October 25, 2018, a senior executive of IBM provided Red Hat with a summary proposal outlining the key terms of retention arrangements with key executives of Red Hat.

On October 25, 2018, the Red Hat Board of Directors held a special meeting with certain representatives of Red Hat’s senior management, Guggenheim Securities, Morgan Stanley and Skadden in attendance. During the meeting, Mr. Whitehurst provided an update regarding the status of discussions with IBM. Thereafter, Skadden again discussed with the Red Hat Board of Directors the fiduciary duties of directors in connection with evaluating Red Hat’s other strategic alternatives. Skadden also provided the Red Hat Board of Directors with an update on the antitrust analysis of a potential transaction with IBM, including anticipated timing and areas of risk. Thereafter, representatives of Skadden reviewed the key terms of the proposed merger agreement relating to deal certainty and the parties’ required efforts to obtain applicable regulatory approvals, including certain open issues between the parties, including whether IBM would be required to pay a regulatory termination fee in the event that the parties could not complete the transaction due to a failure to obtain antitrust and competition approvals and the size of the termination fee payable by Red Hat in connection with accepting a superior proposal from a third party. Thereafter, Mr. Whitehurst reviewed with the Red Hat Board of Directors the proposed provisions regarding employee retention and the amount of retention awards available, as well as the retention arrangements offered by IBM to certain executive officers, which were conditional upon the closing of the merger, in consideration for such executive officer entering into the holder agreements requested by IBM. Representatives of Guggenheim Securities then discussed with the Red Hat Board of Directors matters relating to, among other things, the price per share offered by IBM compared to certain precedent transactions based upon certain valuation metrics and delivered a presentation to the Red Hat Board of Directors regarding preliminary financial analyses with respect to Red Hat based on the forecasts. Representatives of Morgan Stanley also discussed with the Red Hat Board of Directors matters relating to the premium offered by IBM compared with premiums paid in other software transactions during the past five years and delivered a presentation to the Red Hat Board of Directors regarding preliminary financial analyses with respect to Red Hat based on the forecasts.

On October 25, 2018, Mr. Whitehurst and Mrs. Rometty spoke to discuss the terms of the proposed transaction, including the regulatory termination fee and other key provisions. During this call, Mrs. Rometty indicated that IBM was unwilling to proceed with any transaction on terms that provided for a regulatory termination fee and informed Mr. Whitehurst that if the Red Hat Board of Directors ultimately insisted on the inclusion of a regulatory termination fee IBM would terminate discussions.

On October 26, 2018, Paul Weiss, on behalf of IBM, provided Skadden with a revised draft of the merger agreement. The revised draft merger agreement did not include a regulatory termination fee and proposed a termination fee equal to 3.75% of Red Hat’s fully diluted equity value.

Late in the evening on October 26, 2018, Skadden, on behalf of Red Hat, provided Paul Weiss with a revised draft of the merger agreement. The revised draft of the merger agreement indicated that the regulatory termination fee payable by IBM remained an open issue between the principals and proposed a termination fee equal to 2.5% of Red Hat’s fully diluted equity value. In the morning of October 27, 2018, representatives of Skadden and Paul Weiss discussed the merger agreement.

On October 27, 2018, the Red Hat Board of Directors held a special meeting with certain representatives of Red Hat’s senior management, Guggenheim Securities, Morgan Stanley and Skadden in attendance. Representatives of Skadden reviewed with the Red Hat Board of Directors the current status of discussions regarding the inclusion of a regulatory termination fee, the parties’ required efforts to obtain applicable regulatory approvals, and a “clear market” provision, which would prohibit IBM from acquiring any assets or business, if such acquisition would reasonably be expected to increase the risk of not obtaining, or the risk of materially delaying the obtaining of, regulatory approvals. Thereafter, the Red Hat Board of Directors considered the terms of the proposed merger agreement relating to deal certainty, including the reasonable likelihood of the consummation of the transactions contemplated by the merger agreement in light of the conditions in the merger agreement and the fact that the proposed merger agreement required that IBM use its reasonable best efforts to take certain actions necessary to obtain regulatory clearance and satisfy the regulatory conditions, including the fact that IBM agreed to accept potential structural and behavioral remedies in order to obtain regulatory approval up to a level of a “material adverse effect” on Red Hat or IBM (measured on a scale relative to the size of Red Hat). In light of the totality of the terms then available for the Red Hat Board of Directors’ consideration and Mrs. Rometty’s statement that IBM would not proceed with a transaction that provided for a regulatory termination fee, the Red Hat Board concluded that the proposed merger agreement offered a sufficiently high level of transaction certainty such that the Red Hat Board of Directors need not risk the substantial benefits of the transaction by conditioning the transaction on the inclusion of a regulatory termination fee, which was likely unobtainable from IBM, and concluded that a regulatory termination fee was not required. Mr. Whitehurst then reviewed with the Red Hat Board of Directors the status of the retention arrangements and holders agreements for certain executive officers of Red Hat.

During the day on October 27, 2018 and into October 28, 2018, representatives of the parties further negotiated, and reached resolution on, the remaining open points of the merger agreement, which included issues with respect to the parties’ required efforts to obtain applicable regulatory approvals, the size of the termination fee and obligations under the interim operating covenants, including Red Hat’s ability to make certain grants of equity awards prior to closing.

During the morning of October 28, 2018, the Red Hat Board of Directors met to consider IBM’s offer and the terms of the merger agreement. Representatives of Red Hat senior management and representatives of Guggenheim Securities, Morgan Stanley and Skadden also were in attendance. Representatives of Skadden discussed with the Red Hat Board of Directors the fiduciary duties of directors in connection with evaluating Red Hat’s strategic alternatives and the terms of the merger agreement, including, among other things, the parties’ respective termination rights (including Red Hat’s right to terminate the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal), the termination fee, the obligations of the parties to obtain applicable regulatory approvals, the definition of a “material adverse effect” and the applicable closing conditions. Also at this meeting, Guggenheim Securities reviewed with the Red Hat Board of Directors Guggenheim Securities’ financial analysis of the merger consideration, as more fully described below under the section entitled “Proposal 1: Adoption of the Merger Agreement — The Merger — Opinions of Red Hat’s Financial Advisors — Opinion of Guggenheim Securities, LLC”, and rendered an oral opinion, confirmed by delivery of a written opinion dated October 28, 2018, to the Red Hat Board of Directors to the effect that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the merger consideration was fair, from a financial point of view, to Red Hat stockholders. Representatives of Morgan Stanley then reviewed with the Red Hat Board of Directors Morgan Stanley’s financial analysis of the merger consideration, as more fully described below under the section entitled “Proposal 1: Adoption of the Merger Agreement — The Merger — Opinions of Red Hat’s Financial Advisors — Opinion of Morgan Stanley & Co. LLC”, and rendered to the Red Hat Board of Directors its oral opinion that, as of October 28, 2018 and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the merger consideration to be received by Red Hat stockholders pursuant to the merger agreement was fair, from a financial point of view, to such Red Hat stockholders (such opinion was subsequently confirmed by delivery of a written opinion dated October 28, 2018 following the meeting). After discussing the proposed transaction and considering the presentations by Skadden, Guggenheim Securities and Morgan Stanley, the Red Hat Board of Directors unanimously (i) determined that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Red Hat and its stockholders; (ii) adopted, approved and declared advisable the execution, delivery and performance of the merger agreement, the merger and the other transactions contemplated by the merger agreement; (iii) approved, authorized and declared advisable the consummation by Red Hat of the transactions contemplated by the merger agreement; (iv) resolved to recommend that Red Hat stockholders vote in favor of the adoption and approval of the merger agreement, the merger and other transactions contemplated by the merger agreement; and (v) resolved to submit the merger agreement to Red Hat stockholders for adoption at a duly held meeting of such stockholders. In connection with the execution of the merger agreement, certain of Red Hat’s executive officers entered into retention arrangements with IBM and new restrictive covenant agreements with IBM.

On October 28, 2018, Red Hat and IBM issued a joint press release announcing the execution of the merger agreement.

Recommendation of Our Board of Directors and Reasons for the Merger

Recommendation of the Red Hat Board of Directors to Adopt the Merger Agreement, thereby Approving the Transactions Contemplated by the Merger Agreement.

On October 28, 2018, the Red Hat Board of Directors, after considering various factors described below, and after consultation with independent legal and financial advisors, unanimously (i) determined that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Red Hat and its stockholders; (ii) adopted, approved and declared advisable the execution, delivery and performance of the merger agreement, the merger and the other transactions contemplated by the merger agreement; (iii) approved, authorized and declared advisable the consummation by Red Hat of the transactions contemplated by the merger agreement; (iv) resolved to recommend that Red Hat stockholders vote in favor of the adoption and approval of the merger agreement, the merger and other transactions contemplated by the merger agreement; and (v) resolved to submit the merger agreement to Red Hat stockholders for adoption at a duly held meeting of such stockholders.

The Red Hat Board of Directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, thereby approving the transactions contemplated by the merger agreement, including the merger.

Reasons for the Merger

In recommending that Red Hat’s stockholders vote in favor of the merger proposal, the Red Hat Board of Directors considered a number of potentially positive factors, including, but not limited to, the following (which factors are not necessarily presented in order of relative importance):

•

Premium to Market Price. The fact that the merger consideration of $190.00 per share in cash to be received by the holders of shares of Red Hat common stock in the merger represents a significant premium over the market price at which shares of Red Hat common stock traded prior to the announcement of the execution of the merger agreement, including the fact that the merger consideration represents a premium of:

•	approximately 62.8% over the closing stock price on October 26, 2018, the last trading day prior to the announcement of the transaction;

•	approximately 51.7% over the volume weighted average stock price of shares of Red Hat common stock during the 30 days ended October 26, 2018; and

•	approximately 7.8% over the highest closing stock price of shares of Red Hat common stock during the 52-week period ended October 26, 2018.

•

Form of Consideration. The fact that the proposed merger consideration is all cash, which provides stockholders certainty of value and liquidity for their shares of Red Hat common stock while eliminating long term business and execution risks.

•

Opinion of Guggenheim Securities, LLC. The opinion of Guggenheim Securities, dated October 28, 2018, to the Red Hat Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to the holders of Red Hat common stock, which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken as more fully described below in the section entitled “Proposal 1: Adoption of the Merger Agreement — The Merger — Opinions of Red Hat’s Financial Advisors — Opinion of Guggenheim Securities, LLC” beginning on page [●].

•

Opinion of Morgan Stanley & Co. LLC. The opinion of Morgan Stanley to the Red Hat Board of Directors on October 28, 2018, which was subsequently confirmed in writing on such date, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the merger consideration to be received by Red Hat stockholders pursuant to the merger agreement was fair, from a financial point of view, to such Red Hat stockholders as more fully described below in the section entitled “Proposal 1: Adoption of the Merger Agreement — The Merger — Opinions of Red Hat’s Financial Advisors — Opinion of Morgan Stanley & Co. LLC” beginning on page [●].

•

Fair Value. The Red Hat Board of Directors believed that the merger represents fair value for the shares of Red Hat common stock, taking into account the Red Hat Board of Directors’ familiarity with Red Hat’s current and historical financial condition, results of operations, business, competitive position and prospects, as well as Red Hat’s future business plan and potential long-term value.

•

Loss of Opportunity. The Red Hat Board of Directors considered the possibility that, if it declined to adopt the merger agreement, there may not be another opportunity for Red Hat’s stockholders to receive a comparably priced transaction.

•

Market Check. In addition to continuing then ongoing discussions with Party A, after receipt of IBM’s merger proposal, the Red Hat Board of Directors, with the assistance of Guggenheim Securities and Morgan Stanley, considered other parties that would be most likely to have an interest in acquiring Red Hat. After considering advice that Party A, Party B and Party C were the most likely of the strategic buyers considered to have a strategic interest in, and be willing to pay a competitive price for, Red Hat, the Red Hat Board of Directors solicited the interest of Party A, Party B and Party C. The Red Hat Board of Directors considered the fact that, following discussions with each of Party A, Party B and Party C, Party A was only willing to pursue a commercial partnership arrangement with Red Hat on terms to be developed by Party A and Red Hat, Party B only offered to explore a commercial partnership with an investment in Red Hat and that none of the parties contacted were willing to pursue a strategic transaction with Red Hat at a price more favorable than the price offered by IBM.

•

Arms-Length Negotiations. The fact that the Red Hat Board of Directors and Red Hat’s senior management, in coordination with Red Hat’s outside legal and financial advisors, vigorously negotiated on an arms-length basis with IBM with respect to price and other terms and conditions of the merger agreement, including obtaining a price increase by IBM from its initial price of $185.00 per share to a price of $190.00 per share as well as the stated position of IBM that the agreed price was the highest price per share to which IBM was willing to agree. In addition, the Red Hat Board of Directors noted that as to matters related to retention arrangements for key executives, arrangements were not discussed with IBM until after discussions with Party A, Party B and Party C ceased, IBM increased its price per share to a price of $190.00 per share and substantially all terms of the merger agreement were agreed.

•

Review of Strategic Alternatives. The Red Hat Board of Directors considered, after a thorough review of Red Hat’s long-term strategic goals and opportunities, competitive environment and short- and long-term performance in light of Red Hat’s strategic plan, and discussions with Red Hat’s senior management and Red Hat’s outside legal and financial advisors, the challenges and risks of continuing as a stand-alone public company and the potential strategic alternatives available to Red Hat including the potential commercial partnerships proposed by Party A and Party B. Following such review, the Red Hat Board of Directors determined that the value offered to Red Hat’s stockholders pursuant to the merger agreement is more favorable to Red Hat’s stockholders than the alternative of remaining an independent public company and pursuing Red Hat’s long-term plan (taking into account the potential risks, rewards and uncertainties associated therewith) and/or exploring the terms and scope of any potential commercial partnership with either Party A or Party B.

•

Risks Inherent in Red Hat’s Business Plan. The Red Hat Board of Directors considered Red Hat’s short-term and long-term financial projections and the perceived challenges and risks associated with Red Hat’s ability to meet such projections, including the challenges of maintaining high rates of growth in the rapidly evolving technology sector, as well as the risks and uncertainties described in the “risk factors” and “forward looking statements” sections of Red Hat’s disclosures filed with the SEC, including the fact that Red Hat’s actual financial results in future periods could differ materially and adversely from the projected results.

•

Board Carefully Studied the Transaction. The fact that the Red Hat Board of Directors met, along with Red Hat’s financial and legal advisors, to evaluate and discuss the material terms and conditions of, and other matters related to, the merger, in person and telephonically nine times between September 27, 2018, the date that representatives of IBM first proposed a business transaction to representatives of Red Hat, and October 28, 2018, the date the merger agreement was signed.

•

Best Value Reasonably Available. The Red Hat Board of Directors considered, after a thorough review of the process conducted, that $190.00 per share in cash and the terms of the merger agreement offer the best value reasonably attainable for holders of Red Hat common stock.

•

Terms of the Merger Agreement. The Red Hat Board of Directors considered that the provisions of the merger agreement, including the respective representations, warranties and covenants and termination rights of the parties and termination fees payable by Red Hat, are reasonable and customary. The Red Hat Board of Directors also believed that the terms of the merger agreement include the most favorable terms reasonably attainable from IBM.

•

Conditions to the Consummation of the Merger; Likelihood of Closing. The Red Hat Board of Directors considered the reasonable likelihood of the consummation of the transactions contemplated by the merger agreement in light of the conditions in the merger agreement to the obligations of IBM, as well as Red Hat’s ability to seek specific performance to prevent breaches of the merger agreement, including to cause the merger to be consummated if all of the conditions to IBM’s obligations to effect the merger closing have been satisfied or waived.

•

Regulatory Approvals. The Red Hat Board of Directors considered the fact that the merger agreement requires that IBM use its reasonable best efforts to take certain actions necessary to obtain regulatory clearance and satisfy the regulatory conditions, including the fact that IBM agreed to accept potential structural and behavioral remedies in order to obtain regulatory approval, including IBM’s commitment to divest certain assets or businesses of Red Hat and other additional remedies on Red Hat or IBM, unless such additional remedies would result in, or would reasonably be expected to result in a material adverse effect on Red Hat or IBM (measured on a scale relative to the size of Red Hat). The Red Hat Board of Directors also considered the fact that actions taken to maintain Red Hat as an open and neutral platform would not be taken into account when determining whether a remedy would result in a material adverse effect. For a more complete description of IBM’s obligations to obtain required regulatory approvals, see the section below entitled “Terms of the Merger Agreement—Additional Agreements—Efforts to Complete the Merger” beginning on page [●]. The merger agreement also provides an appropriate “termination date” by which time it is reasonable to expect that the regulatory conditions are likely to be satisfied. For a more complete description of the termination date, see the section below entitled “Terms of the Merger Agreement — Termination of the Merger Agreement — Termination” beginning on page [●].

•	No Financing Condition. The Red Hat Board of Directors considered IBM’s representations and covenants contained in the merger agreement relating to IBM’s financing commitments and the fact that the merger is not subject to a financing condition. The Red Hat Board of Directors also considered the delivery by IBM of a debt commitment letter by banks of international reputation and reviewed the terms and conditions thereof.

•

Ability to Respond to Certain Unsolicited Takeover Proposals. The Red Hat Board of Directors considered the fact that, while the merger agreement restricts Red Hat’s ability to actively solicit competing bids to acquire it, the Red Hat Board of Directors has rights, under certain circumstances, to engage in discussions with, and provide information to, third parties submitting written unsolicited takeover proposals and to terminate the merger agreement in order to enter into an alternative acquisition agreement that the Red Hat Board of Directors determines to be a superior proposal, provided that Red Hat concurrently pays a $975,000,000 termination fee. The Board further considered that the timing of the merger would provide ample opportunity for such third parties to submit proposals, that other companies in the cloud and/or technology industry, including Party A, Party B and Party C, have significant resources which would make them highly capable of submitting such a proposal if they so chose and that the terms of the merger agreement, including the size of the termination fee, would be unlikely to deter such third parties from submitting such proposals.

•

Change of Recommendation. The Red Hat Board of Directors considered the fact that it has the right to make an adverse recommendation change to Red Hat stockholders if a superior proposal is available or an intervening event has occurred, provided that Red Hat pays a $975,000,000 termination fee if IBM terminates the merger agreement.

•

Retention of Key Employees. The Red Hat Board of Directors’ belief that a retention plan for certain employees of Red Hat that Red Hat would be permitted to implement in connection with the merger would help assure the continuity of management, and increase the likelihood of the successful operation of Red Hat during the period prior to closing.

•

Appraisal Rights. The Red Hat Board of Directors considered the availability of appraisal rights with respect to the merger for Red Hat stockholders who properly exercise their rights under the DGCL, which would give these stockholders the ability to seek and be paid a judicially determined appraisal of the “fair value” of their shares at the completion of the merger.

•	Recommendation of Senior Management. The Red Hat Board of Directors considered the recommendation of Red Hat’s senior management in favor of the merger.

•

Distinct Unit. The Red Hat Board of Directors considered that it was the intention of the parties that, following the effective time, Red Hat would remain an open and neutral platform, partnering broadly with information technology participants and continuing to support the open source community and the joint statement of the parties that Red Hat will join IBM’s Hybrid Cloud team as a distinct unit, preserving the independence and neutrality of Red Hat’s open source development heritage and commitment, current product portfolio and go-to-market strategy, and unique development culture and will continue to be led by Mr. Whitehurst and Red Hat’s current management team. In addition, the Red Hat Board of Directors also considered IBM’s statement in the joint press release that IBM remained committed to Red Hat’s open governance, open source contributions, participation in the open source community and development model, and fostering Red Hat’s widespread developer ecosystem. The Red Hat Board of Directors also considered the impact of such statements on Red Hat’s employees, customers and partners prior to closing of the merger.

The Red Hat Board of Directors also considered and balanced against the potentially positive factors a number of uncertainties, risks and other potentially negative factors in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including, but not limited to, the following (not necessarily in order of relative importance):

•

No Stockholder Participation in Future Growth or Earnings. The fact that Red Hat’s stockholders will lose the opportunity to realize the potential long-term value of the successful execution of Red Hat’s current strategy as an independent public company.

•	Impact of Announcement on Red Hat. The fact that the announcement and pendency of the merger, or the failure to complete the merger, may result in significant costs to Red Hat and cause substantial harm to Red Hat’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management and other personnel) and its customers, partners, providers and suppliers.

•

Diversion of Management Attention. The Red Hat Board of Directors considered the substantial time and effort of management required to consummate the merger, which could disrupt Red Hat’s business operations and may divert employees’ attention away from Red Hat’s day-to-day operations.

•	Tax Treatment. The fact that the all-cash transaction would be taxable to holders of Red Hat common stock for U.S. federal income tax purposes.

•

Closing Certainty. The fact that there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied, including approval by the holders of Red Hat common stock and the approval of certain regulatory authorities.

•

Pre-Closing Covenants. The Red Hat Board of Directors considered the restrictions on Red Hat’s conduct of business prior to completion of the merger contained in the merger agreement, which could delay or prevent Red Hat from undertaking business opportunities that may arise or taking other actions with respect to its operations during the pendency of the merger without IBM’s consent.

•	No Solicitation. The Red Hat Board of Directors considered the restrictions in the merger agreement on Red Hat’s ability to actively solicit competing bids to acquire it.

•

Termination Fee. The Red Hat Board of Directors considered the termination fee of $975,000,000 that could become payable to IBM under specified circumstances, including upon the termination of the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal and concluded that the termination fee is reasonable in amount, consistent with or below fees in comparable transactions and will not unduly deter any other party that might be interested in acquiring Red Hat.

•

No Reverse Termination Fee. The Red Hat Board of Directors considered the fact that if the merger is not completed as a result of regulatory impediments, IBM will not be obligated to pay any “reverse termination fee” to Red Hat.

•	Loss of Key Personnel. The Red Hat Board of Directors considered the risk that, despite retention efforts prior to consummation of the merger, Red Hat may lose personnel.

•

Timing of Closing. The Red Hat Board of Directors considered the amount of time it could take from the date of its deliberations and the special meeting to complete the transactions, including that an extended period of time may exacerbate the impact of other risks considered by the Red Hat Board of Directors described herein.

After taking into account all of the factors set forth above, as well as others, the Red Hat Board of Directors concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger to Red Hat’s stockholders.

The foregoing discussion of factors considered by the Red Hat Board of Directors is not intended to be exhaustive, but summarizes the material factors considered by the Red Hat Board of Directors. In light of the variety of factors considered in connection with their evaluation of the merger agreement and the merger, the Red Hat Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Red Hat Board of Directors applied his or her own personal business judgment to the process and may have given different weight to different factors. The Red Hat Board of Directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support their ultimate determinations. The Red Hat Board of Directors based their recommendations on the totality of the information presented, including thorough discussions with, and questioning of, Red Hat’s senior management and the Red Hat Board of Directors’ financial advisors and outside legal counsel. It should be noted that this explanation of the reasoning of the Red Hat Board of Directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Forward-Looking Statements” beginning on page [●].

Opinions of Red Hat’s Financial Advisors

Opinion of Guggenheim Securities, LLC

Overview

Red Hat retained Guggenheim Securities as its lead financial advisor in connection with the potential sale of or another extraordinary corporate transaction involving Red Hat, including the merger. In selecting Guggenheim Securities as its lead financial advisor, Red Hat considered that, among other things, Guggenheim Securities has had a long-standing investment banking relationship with Red Hat and had been retained by Red Hat since October 2016 in connection with Red Hat’s exploration and consideration of various strategic and financial alternatives. Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the technology and software sectors. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

At the October 28, 2018 meeting of the Red Hat Board of Directors, Guggenheim Securities rendered an oral opinion, which was confirmed by delivery of a written opinion, to the Red Hat Board of Directors to the effect that, as of October 28, 2018 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the merger consideration was fair, from a financial point of view, to Red Hat stockholders.

This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex B to this proxy statement and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.

In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith or the summary of Guggenheim Securities’ underlying financial analyses elsewhere in this proxy statement):

•	was provided to the Red Hat Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the merger consideration;

•	did not constitute a recommendation to the Red Hat Board of Directors with respect to the merger;

•	does not constitute advice or a recommendation to any Red Hat stockholder as to how to vote or act in connection with the merger or otherwise;

•

did not address Red Hat’s underlying business or financial decision to pursue the merger, the relative merits of the merger as compared to any alternative business or financial strategies that might exist for Red Hat, the financing or funding of the merger by IBM or the effects of any other transaction in which Red Hat might engage;

•	addressed only the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to Red Hat stockholders to the extent expressly specified in such opinion;

•	expressed no view or opinion as to (i) any other term, aspect or implication of (A) the merger (including, without limitation, the form or structure of the merger) or the merger agreement or (B) any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger or (ii) the fairness, financial or otherwise, of the merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified in such opinion), creditors or other constituencies of Red Hat;

•

(i) did not address the individual circumstances of specific holders of Red Hat’s securities (including convertible notes, stock options and warrants) with respect to rights or aspects which may distinguish such holders or Red Hat’s securities (including convertible notes, stock options and warrants) held by such holders, (ii) did not address, take into consideration or give effect to any rights, preferences, restrictions or limitations or other attributes of any such securities (including convertible notes, stock options and warrants) and (iii) did not in any way address proportionate allocation or relative fairness; and

•

expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Red Hat’s directors, officers or employees, or any class of such persons, in connection with the merger relative to the merger consideration.

In the course of performing its reviews and analyses for rendering its opinion, Guggenheim Securities:

•	reviewed a draft of the merger agreement dated October 27, 2018;

•	reviewed certain publicly available business and financial information regarding Red Hat;

•

reviewed certain non-public business and financial information regarding Red Hat’s business and prospects (including Red Hat management’s forecasts (as defined herein) for Red Hat for the fiscal years ending February 28, 2019 through February 29, 2024 and Red Hat management’s illustrative extrapolations thereof through the fiscal year ending February 28, 2034, with such forecasts and illustrative extrapolations reflecting three alternative scenarios (for more detail regarding the forecasts, see the section entitled “Proposal 1: Adoption of the Merger Agreement — The Merger — Financial Forecast”)), all as prepared and approved for Guggenheim Securities’ use by Red Hat’s senior management;

•

discussed with Red Hat’s senior management their strategic and financial rationale for the merger as well as their views of Red Hat’s business, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the technology and software sectors;

•	reviewed the historical prices, trading multiples and trading activity of Red Hat common stock;

•

compared the financial performance of Red Hat and the trading multiples and trading activity of Red Hat common stock with corresponding data for certain other publicly-traded companies that Guggenheim Securities deemed relevant in evaluating Red Hat;

•	reviewed the valuation and financial metrics of certain mergers and acquisitions that Guggenheim Securities deemed relevant in evaluating the merger;

•	performed discounted cash flow analyses based on the forecasts; and

•	conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

With respect to the information used in arriving at its opinion, Guggenheim Securities noted that:

•

Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, the forecasts, any other estimates and any other forward-looking information) provided by or discussed with Red Hat or obtained from public sources, data suppliers and other third parties.

•

Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the forecasts, any other estimates and any other forward-looking information), (ii) expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the forecasts, such other estimates and such other forward-looking information or the assumptions upon which they are based and (iii) relied upon the assurances of Red Hat’s senior management that they were unaware of any facts or circumstances that would make such information (including, without limitation, the forecasts, such other estimates and such other forward-looking information) incomplete, inaccurate or misleading.

•

Specifically, with respect to (i) the forecasts, any other estimates and any other forward-looking information provided by or discussed with Red Hat, (A) Guggenheim Securities was advised by Red Hat’s senior management, and Guggenheim Securities assumed, that the forecasts, such other estimates and such other forward-looking information utilized in its analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Red Hat’s senior management as to the expected future performance of Red Hat and (B) Guggenheim Securities assumed that the forecasts, such other estimates and such other forward-looking information had been reviewed by the Red Hat Board of Directors with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion and (ii) any forecasts, other estimates and/or other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties, Guggenheim Securities assumed that such information was reasonable and reliable. Furthermore, in assessing and utilizing the forecasts for purposes of its financial analyses and opinion, Guggenheim Securities took into account its various discussions with the Red Hat Board of Directors and senior management regarding the risks and uncertainties of achieving the forecasts, including the three alternative scenarios described therein, in light of (i) the current and prospective industry conditions and competitive dynamics facing Red Hat, (ii) Red Hat’s recent financial performance, (iii) the key commercial, operational and financial drivers of the scenarios described in the forecasts and (iv) various other facts and circumstances regarding the forecasts.

Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of its opinion:

•

During the course of its engagement, Guggenheim Securities assisted the Red Hat Board of Directors and senior management in connection with their discussions with certain potential strategic acquirors, and Guggenheim Securities considered the nature and outcome of such discussions in rendering its opinion.

•

Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Red Hat or any other entity or the solvency or fair value of Red Hat or any other entity, nor was Guggenheim Securities furnished with any such appraisals.

•

Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and Guggenheim Securities’ opinion should not be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of Red Hat’s senior management and Red Hat’s other professional advisors with respect to such matters. Guggenheim Securities did not express any view or render any opinion regarding the tax consequences of the merger to Red Hat or its securityholders.

•	Guggenheim Securities further assumed that:

•	In all respects meaningful to its analyses, (i) the final executed form of the merger agreement would not differ from the draft that Guggenheim Securities reviewed, (ii) each of Red Hat, IBM and Merger Sub will comply with all terms and provisions of the merger agreement and (iii) the representations and warranties of each of Red Hat, IBM and Merger Sub contained in the merger agreement were true and correct and all conditions to the obligations of each party to the merger agreement to consummate the merger will be satisfied without any waiver, amendment or modification thereof; and

•

The merger will be consummated in a timely manner in accordance with the terms of the merger agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, divestiture or other requirements, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Red Hat or the merger in any way meaningful to Guggenheim Securities’ analyses or opinion.

•

Guggenheim Securities did not express any view or opinion as to the price or range of prices at which the shares of common stock or other securities or financial instruments of or relating to Red Hat may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the merger.

Summary of Financial Analyses

Overview of Financial Analyses

This “Summary of Financial Analyses” presents a summary of the principal financial analyses performed by Guggenheim Securities and presented to the Red Hat Board of Directors in connection with Guggenheim Securities’ rendering of its opinion. Such presentation to the Red Hat Board of Directors was supplemented by Guggenheim Securities’ oral discussion, the nature and substance of which may not be fully described herein.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ financial analyses.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities’ view create an incomplete and misleading picture of the processes underlying the financial analyses considered in rendering Guggenheim Securities’ opinion.

In arriving at its opinion, Guggenheim Securities:

•

based its financial analyses on various assumptions, including assumptions concerning general business, economic and capital markets conditions and industry-specific and company-specific factors, all of which are beyond the control of Red Hat and Guggenheim Securities;

•	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

•	considered the results of all of its financial analyses and did not attribute any particular weight to any one analysis or factor; and

•

ultimately arrived at its opinion based on the results of all of its financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to the extent expressly specified in such opinion.

With respect to the financial analyses performed by Guggenheim Securities in connection with rendering its opinion:

•

Such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•

None of the selected precedent merger and acquisition transactions used in the selected precedent merger and acquisition transactions analysis described below is identical or directly comparable to the merger, and none of the selected publicly-traded companies used in the selected publicly-traded companies analysis described below is identical or directly comparable to Red Hat. However, such transactions and companies were selected by Guggenheim Securities, among other reasons, because they involved target companies or represented publicly-traded companies which may be considered broadly similar, for purposes of Guggenheim Securities’ financial analyses, to Red Hat based on Guggenheim Securities’ familiarity with the technology and software sectors.

•

In any event, selected precedent merger and acquisition transactions analysis and selected publicly-traded companies analysis are not mathematical. Rather, such analyses involve complex considerations and judgments concerning the differences in business, financial, operating and capital markets-related characteristics and other factors regarding the selected precedent merger and acquisition transactions to which the merger was compared and the selected publicly-traded companies to which Red Hat was compared.

•	Such financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

Certain Definitions

Throughout this “Summary of Financial Analyses,” the following financial terms and miscellaneous abbreviations are used in connection with Guggenheim Securities’ various financial analyses:

•	CY: means the calendar year ended December 31.

•	EBITDA: means the relevant company’s operating earnings before interest, taxes, depreciation and amortization.

•	EBITDA multiple: represents the relevant company’s enterprise value divided by its historical or projected EBITDA.

•

Enterprise value: represents the relevant company’s net equity value (as defined below) plus (i) the principal or face amount of total debt and non-convertible preferred stock, (ii) the estimated net present value of any deemed-repatriation transition tax liabilities pursuant to the Tax Cuts and Jobs Act of 2017 and (iii) the estimated fair market value (as available) or book value of any non-controlling/minority interests less (iv) cash, cash equivalents and short- and long-term marketable investments, (v) the estimated fair market value (as available) or book value of any non-consolidated investments and (vi) the estimated net present value of any tax-related net operating losses.

•	FY: means Red Hat’s fiscal year ending February 28/29.

•	FY1: means the fiscal year immediately following the fiscal year in which the relevant transaction was announced.

•	FY2: means the second fiscal year immediately following the fiscal year in which the relevant transaction was announced.

•	LFCF: means the relevant company’s levered free cash flow, defined as after-tax levered operating cash flow minus capital expenditures.

•	NA: means not available.

•

Net equity value: represents the relevant company’s (i) gross equity value as calculated (A) based on outstanding common stock plus shares issuable upon the conversion or exercise of all in-the-money convertible securities, stock options and/or stock warrants times (B) the relevant company’s stock price less (ii) the cash proceeds from the assumed exercise of all in-the-money stock options and stock warrants. For Red Hat, the in-the-money value of its convertible notes was fully hedged by Red Hat’s purchase of call options with respect to the number of shares of Red Hat common stock underlying the convertible notes and the cash take-out value of its outstanding warrants was estimated using a Black-Scholes model.

•	NM: means not meaningful (in Guggenheim Securities’ professional judgment).

•	Pre-SBC: means the relevant financial metric unburdened by the deduction for SBC (as defined below).

•	Post-SBC: means the relevant financial metric burdened by the deduction for SBC.

•	SBC: means stock-based compensation.

•	VWAP: means volume-weighted average share price over the indicated period of time.

Recap of Implied Merger Financial Metrics

Based on the all-cash merger consideration of $190.00 per share of Red Hat common stock, Guggenheim Securities calculated various implied merger-related premia (relative to Red Hat’s stock prices as of October 26, 2018, the last trading day prior to the announcement of the merger) and merger-implied multiples as outlined in the table below. With respect to such merger-implied multiples, each of revenue, EBITDA and LFCF were based on the base case forecast (as defined herein) as reflected in, or derived from, the forecasts for Red Hat as provided and approved for Guggenheim Securities’ use by Red Hat’s senior management.

Merger-Implied Premia and Merger-Implied Multiples

Merger Consideration per Share of Red Hat Common Stock		$190.00

	Red Hat Stock Price @ 10/26/18
Acquisition Premium/(Discount) Relative to Red Hat’s:
Closing Stock Price	$116.68	62.8%
VWAPs:
5-Day	120.30	57.9
10-Day	121.88	55.9
20-Day	124.42	52.7
60-Day	135.40	40.3
Past Year’s High Closing Stock Price	176.27	7.8
Past Year’s Low Closing Stock Price	116.68	62.8

Transaction Enterprise Value / Revenue for Red Hat:
FY19E		10.1x
FY20E		8.6
FY21E		7.4

Transaction Enterprise Value / EBITDA (Pre-SBC) for Red Hat:
FY19E		39.0x
FY20E		33.2
FY21E		27.9

Transaction Enterprise Value / EBITDA (Post-SBC) for Red Hat:
FY19E		51.4x
FY20E		43.4
FY21E		35.8

Transaction Net Equity Value / LFCF (Pre-SBC) for Red Hat:
FY19E		36.1x
FY20E		30.0
FY21E		25.1

Transaction Net Equity Value / LFCF (Post-SBC) for Red Hat:
FY19E		46.0x
FY20E		37.6
FY21E		31.0

Red Hat Change-of-Control Financial Analyses

Recap of Red Hat Change-of-Control Financial Analyses. In evaluating Red Hat in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including discounted cash flow analyses and selected precedent merger and acquisition transactions analysis. Solely for informational reference purposes, Guggenheim Securities also performed selected publicly-traded companies analysis and reviewed the historical trading price range for Red Hat common stock and Wall Street equity research analysts’ price targets for Red Hat common stock. Guggenheim Securities’ change-of-control financial analyses were rounded to the nearest $0.50 (with the exception of Red Hat’s stock price range during the past year and Wall Street equity research analysts price targets, both of which were as reported).

In assessing and utilizing the risk forecast, the base case forecast and the outperform forecast for purposes of its financial analyses and opinion, Guggenheim Securities took into account its various discussions with the Red

Hat Board of Directors and senior management regarding the risks and uncertainties of achieving the risk forecast, the base case forecast and the outperform forecast, respectively, in light of (i) the current and prospective industry conditions and competitive dynamics facing Red Hat, (ii) Red Hat’s recent financial performance, (iii) the key commercial, operational and financial drivers of the risk forecast, the base case forecast and the outperform forecast, respectively, and (iv) various other facts and circumstances regarding the risk forecast, the base case forecast and the outperform forecast. For more detail regarding the forecasts, see the section entitled “Proposal 1: Adoption of the Merger Agreement — The Merger — Financial Forecast.”

Recap of Red Hat Change-of-Control Financial Analyses

Merger Consideration per Share of Red Hat Common Stock	$190.00

	Reference Range for Red Hat on a Change-of-Control Basis
Financial Analyses	Low	High
Discounted Cash Flow Analyses:
Based on the Base Case Forecast	$108.00	$140.00
Based on the Risk Forecast	82.50	107.00
Based on the Outperform Forecast	134.00	179.50

Selected Precedent M&A Transactions Analysis Based on Red Hat Revenue for FY20E — The Base Case Forecast	$146.50	$207.50

For Informational Reference Purposes
Selected Publicly-Traded Companies Analysis
Based on Red Hat Revenue for FY20E — The Base Case Forecast	$105.00	$136.00
Based on Red Hat LFCF (Pre-SBC) for FY20E — The Base Case Forecast	116.00	140.50

Red Hat’s Stock Price Range During Past Year	$116.68	$176.27

Wall Street Equity Research Price Targets	$125.00	$186.00

Red Hat Discounted Cash Flow (DCF) Analyses. Guggenheim Securities performed stand-alone discounted cash flow analyses of Red Hat based on projected after-tax unlevered free cash flows (after deduction of SBC) for Red Hat and an estimate of its terminal/continuing value at the end of the projection horizon. In performing its discounted cash flow analyses with respect to Red Hat:

•

Guggenheim Securities utilized Red Hat management’s forecasts for Red Hat for the fiscal years ending February 28, 2019 through February 29, 2024 and Red Hat management’s illustrative extrapolations thereof through the fiscal year ending February 28, 2034 (with such forecasts and illustrative extrapolations reflecting three alternative scenarios), as provided and approved for Guggenheim Securities’ use by Red Hat’s senior management. Guggenheim Securities notes the previous description of and caveats regarding the forecasts for Red Hat in Guggenheim Securities’ section entitled “Recap of Red Hat Change-of-Control Financial Analyses.” For more detail regarding the forecasts, see the section entitled “Proposal 1: Adoption of the Merger Agreement — The Merger — Financial Forecast.”

•	Guggenheim Securities used a discount rate range of 9.25% – 11.00% based on its estimate of Red Hat’s weighted average cost of capital.

•

In estimating Red Hat’s terminal/continuing value, Guggenheim Securities used a reference range of perpetual growth rates of Red Hat’s terminal year (i.e., FY34E) normalized after-tax unlevered free cash flow of 1.50% – 2.50%, which range was selected based on Guggenheim Securities’ professional judgment and experience. The terminal/continuing values implied by the foregoing perpetual growth rate reference range were cross-checked for reasonableness by reference to Red Hat’s implied terminal year (i.e., FY34E) EBITDA (Post-SBC) multiples (i.e., 8.0x – 11.3x with a midpoint of approximately 9.4x).

Guggenheim Securities’ discounted cash flow analyses resulted in overall per share reference ranges (rounded to the nearest $0.50) for purposes of evaluating Red Hat common stock on a stand-alone intrinsic-value basis as outlined in the table below:

Recap of Red Hat Stand-Alone DCF Analyses

	Low	High
The Base Case Forecast	$108.00	$140.00
The Risk Forecast	82.50	107.00
The Outperform Forecast	134.00	179.50

Guggenheim Securities noted that the all-cash merger consideration of $190.00 per share of Red Hat common stock exceeded the foregoing stand-alone DCF-based reference ranges for Red Hat, which in Guggenheim Securities’ view supported its assessment of the financial fairness of the merger consideration.

Red Hat Selected Precedent Merger and Acquisition Transactions Analysis. Guggenheim Securities reviewed and analyzed certain financial metrics associated with selected precedent merger and acquisition transactions that Guggenheim Securities deemed relevant for purposes of this analysis. Guggenheim Securities characterized these selected precedent merger and acquisition transactions as “Enterprise SaaS” transactions or “Enterprise Cloud/Infrastructure” transactions based on the business characteristics of the relevant target companies. Guggenheim Securities calculated, among other things and to the extent publicly available, certain implied change-of-control transaction multiples for the selected precedent merger and acquisition transactions (based on Wall Street equity research consensus estimates, each company’s most recent publicly available financial filings and certain other publicly available information), which are summarized in the table below:

Red Hat Selected Precedent Merger and Acquisition (M&A) Transactions Analysis

Date Announced	Acquiror	Target Company	Transaction Enterprise Value / Revenue
			FY1		FY2
Enterprise SaaS Precedent M&A Transactions
1/30/18	SAP SE	Callidus Software, Inc.	6.4	x	NA
7/28/16	Oracle Corporation	NetSuite, Inc.	7.6		6.2	x
6/13/16	Microsoft Corporation	LinkedIn Corporation	5.9		5.0
6/1/16	salesforce.com, inc.	Demandware, Inc.	7.4		6.0
5/31/16	Vista Equity Partners LLC	Marketo, Inc.	4.9		3.9
9/18/14	SAP SE	Concur Technologies, Inc.	9.2		7.4
12/20/13	Oracle Corporation	Responsys, Inc.	6.5		5.3
6/4/13	salesforce.com, inc.	ExactTarget, Inc.	5.5		NA
8/27/12	IBM	Kenexa Corp	3.1		2.6
5/22/12	SAP SE	Ariba, Inc.	7.0		5.7
2/9/12	Oracle Corporation	Taleo Corporation	4.4		3.8
12/3/11	SAP SE	SuccessFactors, Inc.	8.3		7.0
10/24/11	Oracle Corporation	Rightnow Technologies, Inc.	6.0		5.1

Date Announced	Acquiror	Target Company	Transaction Enterprise Value / Revenue
			FY1		FY2
Enterprise Cloud/Infrastructure Precedent M&A Transactions
6/4/18	Microsoft Corporation	GitHub, Inc.	25.0	x	16.7	x
10/3/18	Cloudera, Inc.	Hortonworks, Inc.	4.7		3.8
3/20/18	salesforce.com, inc.	MuleSoft, Inc.	11.8		9.0
10/21/15	Silver Lake Partners & Thoma Bravo, LLC	SolarWinds, Inc.	7.2		6.4
4/7/15	The Permira Funds & Canada Pension Plan Investment Board	Informatica Corporation	3.9		3.5
7/23/13	Cisco Systems, Inc.	Sourcefire, Inc.	7.0		6.1
5/6/13	Private investor group led by Bain Capital Partners, LLC, Golden Gate Private Equity, Inc., Insight Venture Partners and GIC Special Investments Pte. Ltd.	BMC Software, Inc.	2.7		2.6

Statistical Summary
Enterprise SaaS Precedent M&A Transactions:
High			9.2	x	7.4	x
Mean			6.4		5.3
Median			6.5		5.5
Low			3.1		2.6

Enterprise Cloud/Infrastructure Precedent M&A Transactions:
High			25.0	x	16.7	x
Mean			8.9		6.9
Median			7.0		6.1
Low			2.7		2.6

IBM/Red Hat Merger			8.6	x	7.4	x

In performing its selected precedent merger and acquisition transactions analysis with respect to Red Hat:

•

Guggenheim Securities used Red Hat’s projected revenue for FY20E — the base case forecast because, in the assessment of Red Hat management, the base case forecast reflected the most likely standalone financial forecast of Red Hat’s business and because the differences between the three cases were not material for FY20; and

•

Guggenheim Securities selected a reference range of transaction multiples for purposes of evaluating Red Hat on a change-of-control basis based on a transaction enterprise value / FY1 revenue multiple range of 6.5x – 9.5x based on Red Hat’s projected revenue for FY20E — the base case forecast (which equates to an implied enterprise value / FY2 revenue multiple range of 5.5x – 8.1x based on Red Hat’s projected revenue for FY21E — the base case forecast).

Guggenheim Securities’ selected precedent merger and acquisition transactions analysis resulted in an overall reference range of $146.50 – $207.50 per share (rounded to the nearest $0.50) for purposes of evaluating Red Hat common stock on a change-of-control basis.

In connection with its selected precedent merger and acquisition transactions analysis with respect to Red Hat, Guggenheim Securities noted the following factors which in its view supported its assessment of the financial fairness of the merger consideration:

•	The merger-implied enterprise value / FY1 revenue multiple (i.e., 8.6x) and the merger-implied enterprise value / FY2 revenue multiple (i.e., 7.4x) for Red Hat were toward the upper end of the observed transaction enterprise value / FY1 revenue multiples and the observed transaction enterprise value / FY2 revenue multiples, respectively, based on Guggenheim Securities’ selected precedent merger and acquisition transactions analysis; and

•

The all-cash merger consideration of $190.00 per share of Red Hat common stock was toward the upper end of the foregoing change-of-control transaction reference range (i.e., $146.50 – $207.50 per share) based on Guggenheim Securities’ selected precedent merger and acquisition transactions analysis.

Other Financial Reviews and Analyses Solely for Informational Reference Purposes

In order to provide certain context for the financial analyses in connection with its opinion as described above, Guggenheim Securities undertook various additional financial reviews and analyses as summarized below solely for informational reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews and analyses to be determinative methodologies for purposes of its opinion.

Premia/(Discounts) Paid in Selected Precedent Merger and Acquisition Transactions. Guggenheim Securities reviewed, based on publicly available information, the implied premia/(discounts) paid or proposed to be paid in connection with the selected precedent merger and acquisition transactions listed above in Guggenheim Securities’ section entitled “Red Hat Selected Precedent Merger and Acquisition Transactions Analysis.” Guggenheim Securities noted that such precedent M&A transaction-related premia/(discounts) ranged from (i) 1.9% – 64.2% based on the target company’s unaffected spot closing stock price and (ii) (4.1%) – 70.9% based on the target company’s unaffected 20-day VWAP. Guggenheim Securities further noted that, in connection with the merger, the merger-implied premia (based on the all-cash merger consideration of $190.00 per share of Red Hat common stock) were 62.8% versus Red Hat’s spot closing stock price of $116.68 on October 26, 2018 (the last trading day prior to the announcement of the merger) and 52.7% based on Red Hat’s 20-day VWAP of $124.42 as of such date, thereby ranking the merger-implied premia at the upper end of the transaction-related premia observed in such selected precedent merger and acquisition transactions.

Red Hat Selected Publicly-Traded Companies Analysis. Guggenheim Securities reviewed and analyzed Red Hat’s historical stock price performance, trading metrics and historical and projected/forecasted financial performance compared to corresponding data for selected publicly-traded companies that Guggenheim Securities deemed relevant for purposes of this analysis. Guggenheim Securities characterized these selected publicly-traded companies as “Public Cloud Platforms,” “Private/Hybrid Cloud Providers,” “SaaS” and “Incumbent Technology Providers” based on the business characteristics of the relevant companies. Guggenheim Securities calculated, among other things, various public market trading multiples for Red Hat and the selected publicly-traded companies (in the case of the selected publicly-traded companies, based on Wall Street equity research consensus estimates and each company’s most recent publicly available financial filings), which are summarized in the table below:

Red Hat Selected Publicly-Traded Companies Analysis

	Trading Enterprise Value / Revenue CY19E		Trading Net Equity Value / LFCF (Pre-SBC) CY19E
Public Cloud Platforms
Amazon.com, Inc.	3.0	x	30.7	x
Microsoft Corporation	6.2		22.4
Alphabet, Inc.	4.1		23.8

Private/Hybrid Cloud Providers
VMware, Inc.	5.3	x	16.9	x
ServiceNow, Inc.	9.2		34.6
Citrix Systems, Inc.	4.6		13.7
Pivotal Software, Inc.	5.8		NM
New Relic, Inc.	8.7		NM

SaaS
Adobe, Inc.	11.5	x	26.9	x
salesforce.com, inc.	6.7		32.4
Workday, Inc.	8.2		NM

Incumbent Technology Providers
Cisco Systems, Inc.	3.7	x	14.2	x
Oracle Corporation	4.8		12.5
SAP SE	4.3		25.2
IBM	1.6		9.7
Hewlett Packard Enterprise Co.	0.9		12.9

Red Hat
Trading Basis (FY20E — The Base Case Forecast)	5.1	x	19.3	x
Merger Basis (FY20E — The Base Case Forecast)	8.6		30.0

In performing its selected publicly-traded companies analysis with respect to Red Hat:

•

Guggenheim Securities used Red Hat’s projected revenue for FY20E — the base case forecast and Red Hat’s projected LFCF (Pre-SBC) for FY20E — the base case forecast because, in the assessment of Red Hat management, the base case forecast reflected the most likely standalone financial forecast of Red Hat’s business and because the differences between the three cases were not material for FY20; and

•

Guggenheim Securities selected reference ranges of trading multiples for purposes of evaluating Red Hat on a stand-alone public market trading basis as follows: (i) trading enterprise value / forward revenue multiple range of 4.5x – 6.0x based on Red Hat’s projected revenue for FY20E — the base case forecast and (ii) trading net equity value / forward LFCF (Pre-SBC) multiple range of 18.0x – 22.0x based on Red Hat’s projected LFCF (Pre-SBC) for FY20E — the base case forecast.

Guggenheim Securities’ selected publicly-traded companies analysis resulted in an overall reference range of $105.00 – $140.50 per share (rounded to the nearest $0.50) for purposes of evaluating Red Hat common stock on a stand-alone public market trading basis, as compared to Red Hat’s spot closing stock price of $116.68 on October 26, 2018 (the last trading day prior to the announcement of the merger) and Red Hat’s 20-day VWAP of $124.42 as of such date. Guggenheim Securities noted that the foregoing evaluation of Red Hat common stock did not reflect any acquisition premium that typically is paid in connection with change-of-control transactions such as the merger.

Red Hat Stock Price Trading History. Guggenheim Securities reviewed Red Hat’s stock price trading history from October 26, 2013 through October 26, 2018 (the last trading day prior to the announcement of the merger). Among other things, Guggenheim Securities noted that the all-cash merger consideration of $190.00 per share of Red Hat common stock exceeded Red Hat’s all-time high spot closing stock price of $176.27 on June 18, 2018 and exceeded Red Hat’s spot closing stock price of $116.68 on October 26, 2018 and Red Hat’s 20-day VWAP of $124.42 as of such date.

Red Hat Wall Street Equity Research Analyst Stock Price Targets. Guggenheim Securities reviewed selected Wall Street equity research analyst stock price targets for Red Hat as published prior to October 26, 2018 (the last trading day prior to the announcement of the merger). Guggenheim Securities noted that such Wall Street equity research analyst stock price targets for Red Hat common stock ranged from $125.00 to $186.00 per share, with the average price target being $159.62. For comparison purposes, Guggenheim Securities noted that the all-cash merger consideration was $190.00 per share of Red Hat common stock, Red Hat’s spot closing stock price was $116.68 on October 26, 2018 and Red Hat’s 20-day VWAP was $124.42 as of such date.

Other Considerations

Except as described in the summary above, Red Hat did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its financial analyses or providing its opinion. The type and amount of consideration payable in the merger were determined through negotiations between Red Hat and IBM and were approved by the Red Hat Board of Directors. The decision to enter into the merger agreement was solely that of the Red Hat Board of Directors. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by the Red Hat Board of Directors. Consequently, Guggenheim Securities’ financial analyses should not be viewed as determinative of the decision of the Red Hat Board of Directors with respect to the fairness, from a financial point of view, of the merger consideration to Red Hat stockholders.

Pursuant to the terms of Guggenheim Securities’ engagement, Red Hat has agreed to pay Guggenheim Securities a cash transaction fee (based on a percentage of the aggregate value associated with the merger) upon consummation of the merger, which cash transaction fee currently is estimated to be approximately $79.5 million. Red Hat has previously paid Guggenheim Securities a cash milestone fee of approximately $11.9 million that became payable upon delivery of Guggenheim Securities’ opinion and which will be credited against the foregoing cash transaction fee. In addition, Red Hat has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify Guggenheim Securities against certain liabilities arising out of its engagement.

During the two years prior to the rendering of its opinion, Guggenheim Securities had previously been engaged by each of Red Hat and IBM to provide financial advisory or investment banking services in connection with matters unrelated to the merger, for which Guggenheim Securities received compensation. Specifically, during the past two years Guggenheim Securities was engaged as a consultant to Red Hat with respect to various strategic and financial alternatives and received agreed upon fees (including, among other matters, in respect of Red Hat’s acquisition of CoreOS, Inc. in 2018). In addition, Guggenheim Securities acted as financial advisor to IBM in connection with its acquisition of Promontory Financial Group, LLC, which closed in November 2016 and for which Guggenheim Securities received an agreed upon fee. Guggenheim Securities may seek to provide Red Hat, IBM and their respective affiliates with certain financial advisory and investment banking services unrelated to the merger in the future, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to Red Hat, IBM, other participants in the merger and their respective affiliates, for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Red Hat, IBM, other participants in the merger and their respective affiliates. Furthermore, Guggenheim Securities and its affiliates and related entities and its or their respective directors, officers, employees, consultants and agents may have investments in Red Hat, IBM, other participants in the merger and their respective affiliates.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Red Hat, IBM, other participants in the merger and their respective affiliates and the merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Opinion of Morgan Stanley & Co. LLC

Morgan Stanley was retained by Red Hat to act as its financial advisor in connection with the merger and to provide financial advisory services in connection with the merger. Red Hat selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, and its knowledge and understanding of Red Hat’s business and affairs. On October 28, 2018, Morgan Stanley rendered its oral opinion, subsequently confirmed by delivery of a written opinion dated October 28, 2018, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the merger consideration to be received by Red Hat stockholders pursuant to the merger agreement was fair from a financial point of view to such Red Hat stockholders.

The full text of the written opinion of Morgan Stanley dated October 28, 2018, is attached as Annex C to this proxy statement, and is incorporated by reference herein in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. The summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion and the summary of Morgan Stanley’s opinion below carefully and in their entirety. Morgan Stanley’s opinion was directed to the Red Hat Board of Directors, in its capacity as such, and addressed only the fairness from a financial point of view of the merger consideration to be received by Red Hat stockholders pursuant to the merger agreement as of the date of the opinion and did not address any other aspects or implications of the merger. Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation to any Red Hat stockholder as to how to vote at the special meeting to be held in connection with the merger or whether to take any other action with respect to the merger.

For purposes of rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Red Hat;

•	reviewed certain internal financial statements and other financial and operating data concerning Red Hat;

•	reviewed certain financial projections prepared by the management of Red Hat;

•	discussed the past and current operations and financial condition and the prospects of Red Hat with senior executives of Red Hat;

•	reviewed the reported prices and trading activity for Red Hat common stock;

•

compared the financial performance of Red Hat and the prices and trading activity of Red Hat common stock with that of certain other publicly-traded companies comparable with Red Hat, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Red Hat and IBM and their financial and legal advisors;

•	reviewed the merger agreement, the draft commitment letters from certain lenders substantially in the form of the drafts dated October 26, 2018 and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Red Hat, and formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the management of Red Hat of the future financial performance of Red Hat. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that IBM will obtain financing in accordance with the terms set forth in the commitment letter, and that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to it, except as would not be material to Morgan Stanley’s opinion. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley is not a legal, tax, regulatory or actuarial advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Red Hat and its legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Red Hat’s officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by Red Hat stockholders in the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Red Hat, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, October 28, 2018. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated October 28, 2018 to the Red Hat Board of Directors. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 26, 2018, which we refer to as the unaffected date, which was the last trading day prior to the meeting of the Red Hat Board of Directors on October 28, 2018 to approve the merger agreement and the transactions contemplated thereby, including the merger and determine and declare the advisability of the merger agreement and the transactions contemplated thereby, including the merger. The various analyses summarized below were based, as applicable, on the closing price of $116.68 per share of Red Hat common stock as of the unaffected date, the last trading day preceding the October 28, 2018 presentation by Morgan Stanley to the Red Hat Board of Directors, and are not necessarily indicative of current market conditions.

Some of the financial analyses summarized below are included in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.

In performing the financial analyses summarized below and arriving at its opinion, Morgan Stanley used and relied upon the base case forecast, risk forecast and outperform forecast provided by Red Hat management. For more information, see the section entitled “Proposal 1: Adoption of the Merger Agreement — The Merger — Financial Forecast”. In accordance with discussions with Red Hat, Morgan Stanley also used and relied upon certain financial projections based on Wall Street research reports, which we refer to as the street case.

Public Trading Comparables Analysis

Morgan Stanley performed a public trading comparables analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded.

Morgan Stanley reviewed and compared certain publicly available and internal financial information (including the forecasts and certain financial projections from Wall Street research reports) for Red Hat with comparable publicly available consensus equity analyst research estimates for companies, selected based on Morgan Stanley’s professional judgment and experience, that share similar business characteristics and have certain comparable operating characteristics with Red Hat, including similar lines of business, market capitalizations and/or other similar operating characteristics. For purposes of this analysis, with respect to the forecasts, Morgan Stanley used the base case forecast because, in the assessment of Red Hat management, the base case forecast reflected the most likely standalone financial forecast of Red Hat’s business and because the differences between the three cases were not material in calendar years 2019 and 2020. For purposes of this analysis, Morgan Stanley used Red Hat’s fiscal year ending February 2020 as a proxy for calendar year 2019 and Red Hat’s fiscal year ending February 2021 as a proxy for calendar year 2020. The publicly-traded comparable companies that were reviewed in connection with this analysis were: Adobe Inc., which we refer to as Adobe, salesforce.com, inc., which we refer to as salesforce, Microsoft Corporation, which we refer to as Microsoft,

Pivotal Software Inc., which we refer to as Pivotal, VMware, Inc., which we refer to as VMware, Citrix Systems, Inc., which we refer to as CTXS, Oracle Corporation, which we refer to as Oracle, SAP SE, which we refer to as SAP, Symantec Corporation, which we refer to as Symantec, and IBM (which collectively we refer to as the comparable companies). Morgan Stanley characterized a subset of these comparable companies, comprised of Adobe, salesforce, Microsoft, Pivotal and VMware, that share similar business, financial and operating characteristics with Red Hat as the business comparable companies.

For purposes of this analysis, Morgan Stanley analyzed the ratio of aggregate value, which we refer to as AV, defined as the fully diluted market capitalization plus total debt and non-controlling interests, less cash and equivalents, to an estimate of revenue and unlevered free cash flow, which we refer to as UFCF, defined as operating cash flow (excluding net interest income and expenses) less capital expenditures, for calendar years 2019 and 2020, in each case, for each of the comparable companies, based on publicly available financial data and Wall Street research reports.

The following table presents the results of this analysis:

Comparable Company	CY2019E AV/Revenue	CY2020E AV/Revenue	CY2019E AV/UFCF		CY2020E AV/UFCF
Adobe	11.1x	9.5x	26.6x		23.0x
Salesforce	6.8x	5.7x	32.2x		25.2x
Microsoft	6.0x	5.4x	20.9x		18.3x
Pivotal	5.8x	4.7x	N.M.	(1)	N.M.	(1)
VMware	5.3x	4.9x	14.2x		12.8x
CTXS	4.6x	4.3x	13.4x		13.1x
Oracle	4.6x	4.4x	11.7x		10.7x
SAP	4.3x	4.0x	26.5x		22.6x
Symantec	3.1x	3.0x	10.7x		9.7x
IBM	1.9x	1.9x	11.6x		11.2x

(1)	“N.M.” indicates a negative UFCF or a multiple above 60x.

Based on the results of this analysis and its professional judgment and experience, Morgan Stanley applied:

•

a calendar year 2019 AV/revenue range of 5.0x – 6.0x to the base case forecast for calendar year 2019 revenue, which resulted in an implied per share equity value range of $116.25 to $136.69, and to the street case for calendar year 2019 revenue, which resulted in an implied per share equity value range of $114.53 to $134.63;

•

a calendar year 2019 AV/UFCF range of 16.0x – 22.5x to the base case forecast for calendar year 2019 UFCF, which resulted in an implied per share equity value range of $110.74 to $150.01, and to the street case for calendar year 2019 UFCF, which resulted in an implied per share equity value range of $104.11 to $140.70;

•

a calendar year 2020 AV/revenue range of 4.5x – 5.5x to the base case forecast for calendar year 2020 revenue, which resulted in an implied per share equity value range of $122.07 to $146.07, and to the street case for calendar year 2020 revenue, which resulted in an implied per share equity value range of $115.43 to $137.96; and

•

a calendar year 2020 AV/UFCF range of 14.5x – 18.5x to the base case forecast for calendar year 2020 UFCF, which resulted in an implied per share equity value range of $118.48 to $147.28, and to the street case for calendar year 2020 UFCF, which resulted in an implied per share equity value range of $104.07 to $128.90.

No company utilized in the public trading comparables analysis is identical to Red Hat. In evaluating and selecting comparable companies, Morgan Stanley made judgments and assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, which are beyond Red Hat’s control. These include, among other things, the impact of competition on Red Hat’s businesses and the industry generally, industry growth and the absence of any material change in Red Hat’s financial condition and prospects and the industry, and in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated a range of equity values per share for Red Hat common stock based on this discounted cash flow analysis to value Red Hat on a standalone basis.

Morgan Stanley performed a discounted cash flow analysis for each of the three scenarios composing the forecasts (including the extrapolated forecast). For each of the base case forecast, the risk forecast and the outperform forecast, Red Hat management’s projections were prepared for the fiscal years ending February 28, 2019 through February 28, 2034.

Morgan Stanley first calculated the estimated unlevered free cash flows of Red Hat based on the forecasts for the period from fiscal year 2019 through fiscal year 2034. The estimated unlevered cash flows were calculated as earnings before interest, taxes, depreciation and amortization, less (i) stock based compensation, (ii) less taxes at the effective tax rate, (iii) less capital expenditures, (iv) less capital expenditures for acquisitions, (v) plus or less changes in net working capital. Morgan Stanley also calculated a range of terminal values by applying perpetuity growth rates ranging from 2.0% to 3.0%, selected by Morgan Stanley based upon the application of its professional judgment and experience, to the estimated unlevered free cash flows of Red Hat after February 28, 2034. Relying on the forecasts, Morgan Stanley also calculated the amount of net operating losses and other tax shield benefits that Red Hat management projected would accrue and/or be utilized for the period from fiscal year 2019 through fiscal year 2034 (we refer to such net operating losses and other tax shield benefits as tax attributes).

Morgan Stanley then discounted the unlevered free cash flows, terminal values and tax attributes to their present values as of December 31, 2018, using the mid-year discount convention and discount rates ranging from 9.5% to 10.5%. These discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect Red Hat’s estimated weighted average cost of capital.

Based on the number of shares of Red Hat common stock outstanding and the dilutive securities schedule provided to Morgan Stanley by Red Hat management as of October 19, 2018, Morgan Stanley calculated the estimated implied value per share of Red Hat common stock as follows:

Projections Scenario	Implied Value Per Share
Base case forecast	$117.62 – $140.26
Risk forecast	$90.45 – $107.57
Outperform forecast	$147.37 – $180.08

Precedent Transactions Analysis

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premiums of selected transactions. Morgan Stanley compared publicly available statistics for select software company transactions, selected based upon Morgan Stanley’s professional judgment and experience, that were announced since 2013 and where the aggregate transaction value was greater than $2.5 billion.

The following is a list of the precedent software transactions reviewed:

Announcement Date	Target	Acquiror
June 13, 2016	LinkedIn Corporation	Microsoft
June 2, 2016	Qlik Technologies, Inc.	Thoma Bravo, LLC
September 29, 2014	TIBCO Software Inc.	Vista Equity Partners LLC
September 13, 2015	Solera Holdings Inc.	Vista Equity Partners LLC
April 7, 2015	Informatica Corporation	The Permira Funds Canada Pension Plan Investment Board
February 2, 2015	Advent Software, Inc.	SS&C Technologies Holdings, Inc.
October 21, 2015	SolarWinds Inc.	Silver Lake Partners Thoma Bravo, LLC
December 15, 2014	Riverbed Technology, Inc.	Thoma Bravo, LLC Ontario Teachers’ Pension Plan – International Investments
July 11, 2018	CA, Inc.	Broadcom Inc.
May 6, 2013	BMC Software, Inc.	Private investor group led by Bain Capital Partners, LLC, Golden Gate Private Equity, Inc., Insight Venture Partners and GIC Special Investments Pte. Ltd.
March 20, 2018	MuleSoft, Inc.	salesforce
July 28, 2016	NetSuite Inc.	Oracle Corporation
July 1, 2016	Demandware, Inc.	salesforce
September 18, 2014	Concur Technologies, Inc.	SAP SE
June 4, 2013	ExactTarget, Inc.	salesforce

Morgan Stanley reviewed the transactions above for, among other things, the ratio of the AV of each transaction to each target company’s revenue for the 12-month period following the announcement date, which we refer to as NTM revenue, and each target company’s UFCF for the 12-month period following the announcement date, which we refer to as NTM UFCF. Morgan Stanley determined that, with respect to all such transactions, the bottom quartile, median, mean and top quartile for each of NTM AV/UFCF and NTM AV/revenue were as set out in the table below:

	NTM AV / UFCF	NTM AV / Revenue
Quartile (x)
Bottom Quartile	18.2x	3.9x
Median	22.6x	6.4x
Mean	23.0x	6.5x
Top Quartile	28.2x	8.4x

Based on the results of this analysis and its professional judgment and experience, Morgan Stanley applied a NTM AV/UFCF range of 22.5x – 28.5x to the street case projections for Red Hat’s NTM UFCF, which resulted in an implied per share equity value reference range for a share of Red Hat common stock of $136.20 to $168.77 (as compared to Red Hat’s closing share price of $116.68 as at the unaffected date and the merger consideration under the merger agreement of $190.00 per share). Based on the results of this analysis and its professional judgment and experience, Morgan Stanley applied a NTM AV/revenue range of 6.5x – 8.5x to the street case projections for Red Hat’s NTM revenue, which resulted in an implied per share equity value reference range for a share of Red Hat common stock of $139.01 to $177.45 (as compared to Red Hat’s closing share price of $116.68 as at the unaffected date and the merger consideration under the merger agreement of $190.00 per share).

No company or transaction utilized in the precedent transactions analysis is identical to Red Hat or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Red Hat’s control. These include, among other things, the impact of competition on Red Hat’s business and the industry generally, industry growth, and the absence of any material change in the financial condition and prospects of Red Hat and the industry, and in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. The fact that points in the range of Red Hat’s implied value per share of Red Hat common stock derived from the valuation of precedent transactions were less than or greater than the merger consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the merger consideration, but is one of many factors Morgan Stanley considered.

Premiums Paid Analysis

For reference only, and not as a component of its fairness analysis, Morgan Stanley considered, based on publicly available transaction information, the premiums paid in the precedent transactions listed in the section above captioned “Precedent Transactions Analysis”.

Morgan Stanley measured the premiums paid in the transactions described above over: (i) the closing price of the target company’s stock on the unaffected date (i.e., the day prior to a public announcement related to the transaction or prior to the share price being affected by acquisition rumors or similar merger-related news), which we refer to as the 1-Day Prior Price Premium; and (ii) the arithmetic average of the closing price of the target company’s stock for the 30 trading days preceding the target’s unaffected date, which we refer to as the 30-Day Average Price Premium. Morgan Stanley determined that, with respect to all such transactions, the top quartile, the median and the bottom quartile of the 1-Day Prior Price Premiums were 43.5%, 26.1% and 14.5% respectively. Based on the results of this analysis and its professional judgment and experience, Morgan Stanley applied a 1-Day Prior Price Premium range of 25% to 45% to Red Hat’s closing share price as at the unaffected date resulting in an implied price per share range of $145.85 to $169.19. Morgan Stanley also noted that the merger consideration under the merger agreement implied a 1-Day Prior Price Premium of 63% for Red Hat, as at the unaffected date.

Morgan Stanley determined that, with respect to all such transactions, the top quartile, the median, and the bottom quartile of the 30 Day Average Price Premiums were 50.2%, 35.6% and 15.1% respectively. Based on the results of this analysis and its professional judgment and experience, Morgan Stanley applied a 30-Day Average Price Premium range of 35% to 50% to Red Hat’s 30-day average share price (calculated as the arithmetic average of Red Hat’s closing share price for the 30 trading days preceding the unaffected date, resulting in an implied price per share range of $172.90 to $192.12. Morgan Stanley also noted that the merger consideration under the merger agreement implied a 30-Day Average Price Premium of 48% for Red Hat.

No company or transaction utilized in the premiums paid analysis is identical to Red Hat or the merger. In evaluating the precedent transactions used for the premiums paid analysis, Morgan Stanley made assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Red Hat’s control. These include, among other things, the impact of competition on Red Hat’s business and the industry generally, industry growth, and the absence of any material change in the financial condition and prospects of Red Hat and the industry, and in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. The fact that points in the range of implied value per share of Red Hat common stock derived from the premiums paid analysis were less than or greater than the merger consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the merger consideration, but is one of many factors Morgan Stanley considered.

Equity Research Analysts’ Price Target Analysis

For reference only, and not as a component of its fairness analysis, Morgan Stanley reviewed the future public trading price targets for shares of Red Hat common stock prepared and published by selected equity research analysts prior to the unaffected date. These future share price targets reflected each analyst’s estimate as of the date of publication of the future public market trading price of shares of Red Hat common stock and were not discounted to reflect present values. Morgan Stanley observed that the range between the 25th percentile to the 75th percentile of undiscounted analysts’ unaffected price targets for shares of Red Hat common stock prior to the unaffected date was $150.00 to $169.75, as compared to the merger consideration under the merger agreement of $190.00 per share of Red Hat common stock. In order to better compare the equity research analysts’ future share price targets with the merger consideration payable under the merger agreement, Morgan Stanley discounted the range of analysts’ future share price targets for Red Hat using a 10.1% discount rate (which rate was selected based on Morgan Stanley’s professional judgment and experience to reflect Red Hat’s cost of equity). This analysis indicated an implied range of equity values per share of Red Hat common stock of $136.21 to $154.15.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of Red Hat common stock and these estimates are subject to uncertainties, including the future financial performance of Red Hat and future financial market conditions.

Historical Trading Range Analysis

For reference only, and not as a component of its fairness analysis, Morgan Stanley reviewed the historical trading range of shares of Red Hat common stock for the period commencing on Red Hat’s initial public offering date of August 11, 1999 and ending on the unaffected date, and observed that the merger consideration under the merger agreement of $190 per share of Red Hat common stock was higher than the all-time daily closing high of $176.27 per share during this period.

For reference only, and not as a component of its fairness analysis, Morgan Stanley also reviewed the historical trading range of shares of Red Hat common stock for: (i) the three month period commencing on July 28, 2018 and ending on the unaffected date, noting the daily closing price per share of Red Hat common stock ranged from $116.68 to $151.90 during this period; (ii) the six month period commencing April 26, 2018 and ending on the unaffected date, noting that the daily closing price per share of Red Hat common stock ranged from $116.68 to $176.27 during this period; and (iii) the 12-month period commencing October 26, 2017 and ending on the unaffected date, noting that the daily closing price per share of Red Hat common stock ranged from $116.68 to $176.27 during this period.

General

Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Red Hat.

In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, which are beyond the control of Red Hat. These include, among other things, the impact of competition on the business of Red Hat and the industry generally, industry growth, and the absence of any material change in the financial condition and prospects of Red Hat and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the merger consideration pursuant to the merger agreement to Red Hat stockholders, and in connection with the delivery of its opinion to the Red Hat Board of Directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Red Hat common stock might actually trade.

The merger consideration was determined through arm’s-length negotiations between Red Hat and IBM and was approved by the Red Hat Board of Directors. Morgan Stanley acted as financial advisor to Red Hat during these negotiations but did not, however, recommend any specific form or amount of merger consideration to Red Hat or the Red Hat Board of Directors, nor opine that any specific consideration constituted the only appropriate consideration for the merger. In addition, Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transactions, and Morgan Stanley’s opinion expressed no opinion or recommendation as to how Red Hat stockholders should act or vote at the special meeting to be held in connection with the merger or whether to take any other action with respect to the merger. In addition, Morgan Stanley’s opinion did not in any manner address the prices at which shares of Red Hat common stock will trade following consummation of the merger or at any time.

Morgan Stanley’s opinion and its presentation to the Red Hat Board of Directors was one of many factors taken into consideration by the Red Hat Board of Directors in deciding to approve the execution, delivery and performance by Red Hat of the merger agreement and the transaction contemplated thereby. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Red Hat Board of Directors with respect to the merger consideration pursuant to the merger agreement or whether the Red Hat Board of Directors would have been willing to agree to different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Red Hat retained Morgan Stanley based on Morgan Stanley’s qualifications, experience and expertise and its familiarity with Red Hat. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of IBM, Red Hat, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided Red Hat financial advisory services and a financial opinion, described in this section and attached to this proxy statement as Annex C, in connection with the merger. Red Hat has agreed to pay Morgan Stanley a fee of not less than approximately $43.3 million for its services, approximately $6.5 million of which was paid in connection with the delivery of the fairness opinion and approximately $36.8 million of which is contingent upon consummation of the merger. Red Hat has also agreed to reimburse Morgan Stanley for its reasonable and documented expenses, including fees of outside counsel and other professional advisors, incurred from time to time in connection with this engagement. In addition, Red Hat has agreed to indemnify Morgan Stanley and its affiliates, its and their respective directors, officers, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates, against any losses, claims, damages or liabilities, relating to, arising out of or in connection with Morgan Stanley’s engagement.

In the two years prior to the date of its opinion, Morgan Stanley or its affiliates have provided financing services for Red Hat and has received fees in connection with such services of approximately less than $1 million in the aggregate. In addition, Morgan Stanley is a counterparty to Red Hat with respect to certain convertible note hedge and warrants transactions entered into in connection with Red Hat’s issuance of $805 million principal amount of convertible notes due in 2019. The consummation of the merger, to the extent it occurs prior to the expiration of the warrants transactions, will result in the unwind of warrants, and an expected payment to be made by Red Hat to Morgan Stanley, in an amount to be calculated at the time of closing of the merger. As of the date hereof, in connection with early conversions by holders of the convertible notes, a substantial portion of the convertible note hedge transaction has been exercised by Red Hat. Based on the current share price of Red Hat and remaining time to maturity of the convertible notes in 2019, all or a substantial portion of the remaining convertible note hedge transaction may be exercised prior to closing of the merger.

In the two years prior to the date of its opinion, Morgan Stanley has not been engaged on any financial advisory or financing assignments for IBM, and has not received any fees for such services from IBM during this time. Morgan Stanley may also seek to provide financial advisory and financing services to IBM and Red Hat and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Financial Forecast

In connection with Red Hat’s evaluation of the merger, Red Hat management prepared non-public financial forecasts as to the potential future performance of Red Hat for the fiscal years 2019-2024, which we refer to as the base case forecast. In addition, Red Hat management prepared two alternative forecasts for the years 2019-2024, which we refer to collectively as the alternative forecasts. The first alternative forecast, which we refer to as the risk forecast, used significantly more negative assumptions about the performance of Red Hat, including lower revenue growth and pricing pressures than the base case forecast. The second alternative forecast, which we refer to as the outperform forecast, used significantly more positive assumptions about the performance of Red Hat than the base case forecast, including pervasive adoption of Red Hat’s products and increased investments in both organic and inorganic growth opportunities. Red Hat provided the Red Hat Board of Directors, and its advisors, including Guggenheim Securities and Morgan Stanley, with each of the base case forecast and the alternative forecasts in connection with their financial analyses summarized under Proposal 1: Adoption of the Merger Agreement – The Merger “Opinions of Red Hat’s Financial Advisors” beginning on page [●]. The base case forecast, the alternative forecasts and the extrapolated forecasts (as defined herein) are collectively referred to herein as the forecasts.

Red Hat does not normally publicly disclose long-term forecasts or projections as to future revenue, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates, including the difficulty of predicting general economic and market conditions. The forecasts were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available as described above. The forecasts were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, which we refer to as GAAP, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, Red Hat’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this proxy statement relates to Red Hat’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.

Although a summary of the forecasts is presented with numerical specificity, the forecasts reflect numerous assumptions and estimates as to future events made by our management, including with respect to demand for Red Hat’s products and services, capital expenditure levels for the applicable periods, acquisition related expenditure levels for the applicable periods and other matters, many of which are difficult to predict and subject to significant economic and competitive uncertainties beyond Red Hat’s control, that our management believed in good faith were reasonable at the time the forecasts were prepared, taking into account the relevant information available to management at the time. However, this information is not fact and should not be relied upon as necessarily indicative of actual future results. Important factors that may affect actual results and cause the forecasts not to be achieved include general economic and financial conditions, industry performance, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures and other factors described or referenced under the section entitled “Forward-Looking Statements” beginning on page [●]. In addition, the forecasts do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the merger. As a result, there can be no assurance that the forecasts will or would be realized, and actual results may be materially better or worse than those contained in the forecasts.

The forecasts are not a reliable indication of future results, and Red Hat and its management team and advisors do not endorse the forecasts as such, and they do not make any representation to readers of this document concerning the ultimate performance of Red Hat or the combined company compared to the forecasts. Red Hat is including these forecasts in this document solely because they were among the financial information made available to the Red Hat Board of Directors, Guggenheim Securities and Morgan Stanley in connection with their evaluation of the merger, and not to influence your decision on how to vote on any proposal.

The forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Red Hat contained in our public filings with the SEC. Our management reviewed the forecasts with the Board of Directors, which considered the forecasts in connection with its evaluation and approval of the merger agreement and the merger.

The forecasts constitute forward-looking statements. For information on factors that may cause Red Hat’s future results to materially vary, see the section entitled “Forward-Looking Statements” beginning on page [●].

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the forecasts to reflect circumstances existing after the date when Red Hat prepared the forecasts or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the forecasts are shown to be in error.

Certain of the measures included in the forecasts may be considered non-GAAP financial measures, including EBITDA and unlevered free cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Red Hat may not be comparable to similarly titled amounts used by other companies.

Guggenheim Securities and Morgan Stanley derived Unlevered Free Cash Flow for purposes of their respective financial analyses based on the forecasts provided by Red Hat management. Unlevered Free Cash Flow was calculated as EBITDA plus or less changes in net working capital, less stock-based compensation, capital expenditures, acquisition related expenditures and cash taxes.

Base Case Forecast

The following table reflects selected metrics reflected in, or derived from, the base case forecast:

	Fiscal Year Ending February 28
	2019E	2020E	2021E	2022E	2023E	2024E
Red Hat Forecast
Revenue	$3,380	$3,949	$4,638	$5,445	$6,345	$7,281
EBITDA	$875	$1,025	$1,220	$1,429	$1,677	$1,940

Derived by Guggenheim Securities
Unlevered Free Cash Flow	$740	$827	$1,012	$1,219	$1,433	$1,618

Derived by Morgan Stanley
Unlevered Free Cash Flow	$791	$827	$1,013	$1,219	$1,433	$1,619

Note: Dollars in millions.

Risk Forecast

The following table reflects selected metrics reflected in, or derived from, the risk forecast:

	Fiscal Year Ending February 28
	2019E	2020E	2021E	2022E	2023E	2024E
Red Hat Forecast
Revenue	$3,380	$3,916	$4,518	$5,156	$5,772	$6,286
EBITDA	$875	$1,040	$1,199	$1,358	$1,516	$1,654

Derived by Guggenheim Securities
Unlevered Free Cash Flow	$740	$819	$932	$1,038	$1,108	$1,108

Derived by Morgan Stanley
Unlevered Free Cash Flow	$791	$819	$933	$1,038	$1,108	$1,109

Note: Dollars in millions.

Outperform Forecast

The following table reflects selected metrics reflected in, or derived from, the outperform forecast:

	Fiscal Year Ending February 28
	2019E	2020E	2021E	2022E	2023E	2024E
Red Hat Forecast
Revenue	$3,380	$3,946	$4,647	$5,517	$6,584	$7,864
EBITDA	$875	$969	$1,147	$1,366	$1,639	$1,995

Derived by Guggenheim Securities
Unlevered Free Cash Flow	$740	$672	$831	$1,056	$1,339	$1,692

Derived by Morgan Stanley
Unlevered Free Cash Flow	$791	$672	$831	$1,056	$1,340	$1,693

Note: Dollars in millions.

Certain Extrapolated Forecasts

Red Hat management also prepared certain extrapolations for the fiscal years 2025 through 2034 for each of the base case forecast and the alternative forecasts, which we refer to as the extrapolated forecasts, and shared such extrapolations with the Red Hat Board of Directors, Guggenheim Securities and Morgan Stanley in connection with their financial analyses summarized under “Proposal 1: Adoption of the Merger Agreement — The Merger — Opinions of Red Hat’s Financial Advisors” beginning on page [●]. Red Hat management prepared the extrapolated forecasts by applying an assumed growth rate to Red Hat’s forecasted revenue for 2024E for each of the base case forecast and the alternative forecasts. Red Hat management selected an assumed growth rate on the assumption that growth will slow in future years as Red Hat reaches steady state by 2034E. The extrapolated forecasts do not otherwise reflect Red Hat management’s expectations, estimates or assumptions regarding prospective industry conditions or other commercial, operational and financial judgments or assessments regarding the future prospects of Red Hat. The extrapolated forecasts are not fact and should not be relied upon as necessarily indicative of actual future results.

The following table reflects selected metrics reflected in, or derived from, the extrapolated forecasts:

	Fiscal Year Ending February 28
	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
Base Case Forecast
Red Hat Forecast
Revenue	$8,228	$9,206	$10,199	$11,184	$12,141	$13,045	$13,871	$14,596	$15,196	$15,652
EBITDA	$2,240	$2,507	$2,779	$3,046	$3,299	$3,541	$3,766	$3,965	$4,130	$4,248

Derived by Guggenheim Securities
Unlevered Free Cash Flow	$1,808	$1,966	$2,124	$2,263	$2,372	$2,459	$2,519	$2,545	$2,533	$2,472

Derived by Morgan Stanley
Unlevered Free Cash Flow	$1,809	$1,968	$2,125	$2,265	$2,374	$2,461	$2,522	$2,548	$2,537	$2,476

Risk Forecast
Red Hat Forecast
Revenue	$6,830	$7,378	$7,926	$8,466	$8,990	$9,489	$9,956	$10,382	$10,760	$11,083
EBITDA	$1,807	$1,973	$2,145	$2,317	$2,485	$2,657	$2,832	$3,004	$3,171	$3,322

Derived by Guggenheim Securities
Unlevered Free Cash Flow	$1,170	$1,257	$1,341	$1,421	$1,490	$1,559	$1,627	$1,689	$1,744	$1,781

Derived by Morgan Stanley
Unlevered Free Cash Flow	$1,171	$1,258	$1,342	$1,423	$1,492	$1,561	$1,629	$1,692	$1,747	$1,784

Outperform Forecast
Red Hat Forecast
Revenue	$9,310	$10,865	$12,495	$14,158	$15,800	$17,361	$18,779	$19,990	$20,934	$21,562
EBITDA	$2,451	$2,902	$3,380	$3,868	$4,348	$4,814	$5,246	$5,621	$5,920	$6,110

Derived by Guggenheim Securities
Unlevered Free Cash Flow	$2,093	$2,431	$2,755	$3,051	$3,301	$3,500	$3,632	$3,680	$3,634	$3,468

Derived by Morgan Stanley
Unlevered Free Cash Flow	$2,094	$2,432	$2,756	$3,053	$3,304	$3,503	$3,636	$3,684	$3,638	$3,473

Note: Dollars in millions.

Interests of the Non-Employee Directors and Executive Officers of Red Hat in the Merger

When considering the recommendation of the Red Hat Board of Directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our non-employee directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder. The Red Hat Board of Directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and overseeing the negotiation of the merger agreement, in approving the merger agreement and the merger and in recommending that the merger agreement be adopted by the stockholders of Red Hat.

Treatment of Equity Compensation

Our executive officers hold various types of compensatory awards with respect to Red Hat common stock. Our non-employee directors hold awards of restricted shares and DSUs. None of our non-employee directors or executive officers holds stock options. The merger agreement provides for the treatment set forth below with respect to the awards held by our non-employee directors and executive officers:

Restricted Shares. Each Cash-Out Restricted Share will be converted at the effective time into the right to receive an amount in cash equal to the merger consideration multiplied by the number of shares of Red Hat common stock subject to the award. Each Rollover Restricted Share will be converted at the effective time into a restricted share award consisting of IBM common stock subject to substantially the same terms and conditions as were applicable to the Rollover Restricted Shares (other than any performance conditions, which will be deemed satisfied upon the effective time under the terms of the award) with respect to a number of shares of IBM common stock determined by multiplying the number of shares of Red Hat common stock subject to such Rollover Restricted Share award immediately prior to the effective time by the Exchange Ratio (rounded down to the nearest whole share).

Restricted Stock Units; Deferred Stock Units. Each Cash-Out RSU will be converted at the effective time into the right to receive an amount in cash equal to the merger consideration multiplied by the number of shares of Red Hat common stock subject to the award. Each Rollover RSU will be converted at the effective time into a restricted stock unit with respect to IBM common stock subject to substantially the same terms and conditions as were applicable to the Rollover RSUs with respect to a number of shares of IBM common stock determined by multiplying the number of shares of Red Hat common stock subject to such Rollover RSU award immediately prior to the effective time by the Exchange Ratio (rounded down to the nearest whole share).

Performance Share Units. At the effective time, each Cash-Out PSU will be canceled and the holder thereof will be entitled to receive in consideration for such cancellation an amount in cash equal to the product of (i) the applicable PSU Share Number and (ii) the merger consideration. Each Rollover PSU will be converted at the effective time into a restricted share award consisting of IBM common stock subject to substantially the same terms and conditions as were applicable under such Rollover PSU (other than the performance-based vesting schedule, which will be converted into a service-based vesting schedule in accordance with the applicable award agreement), with respect to a number of shares of IBM common stock determined by multiplying the applicable PSU Share Number by the Exchange Ratio (rounded down to the nearest whole share).

Accelerated Vesting of Equity Compensation Upon Certain Terminations

Pursuant to the terms of Red Hat’s stock plans and award agreements, the vesting of each IBM award attributable to a Rollover Restricted Share, Rollover RSU or Rollover PSU, including such awards held by our executive officers, will accelerate in the event of a termination of employment of the holder other than for cause or good cause (as applicable) or, in some cases, a resignation for good reason (in each case to the extent applicable and as defined in the award agreement) during the one-year period immediately following the effective time. In addition, pursuant to Mr. Whitehurst’s employment agreement, all of Mr. Whitehurst’s outstanding equity awards will also vest in full upon a termination of employment without cause (as defined in his employment agreement) within either three months prior to, or 24 months after, the effective time, or if Mr. Whitehurst terminates his employment for good reason (as defined in his employment agreement) within 24 months after the effective time. The descriptions in this paragraph are subject to the discussions below under the section entitled “New Retention Arrangements with IBM.”

Summary of Equity and Equity Compensation held by Red Hat Non-Employee Directors and Executive Officers

The table below sets forth the estimated value of shares and equity compensation awards held as of November 21, 2018 by non-employee directors, named executive officers and other executive officers of Red Hat based on the merger consideration of $190.00 per share of Red Hat common stock (without subtraction of applicable withholding taxes). Depending on when the merger is completed, certain outstanding equity awards shown in the table below may become vested in accordance with their terms without regard to the merger.

Equity and Equity Compensation Held by Non-Employee Directors and Executive Officers (as of November 21, 2018)
	Shares (#)	Value of Shares ($)	Performance Share Units(1) (#)	Value of Performance Share Units ($)	Restricted Stock Units/ Restricted Shares(2) (#)		Value of Restricted Stock Units/ Restricted Shares ($)	Total Value ($)
Board of Directors
Narendra K. Gupta, Board Chair	7,345	1,395,550	—	—	46,284	(3)	8,793,960	10,189,510
Sohaib Abbasi	8,045	1,528,550	—	—	31,671	(4)	6,017,490	7,546,040
W. Steve Albrecht	15,644	2,972,360	—	—	15,392	(5)	2,924,480	5,896,840
Charlene T. Begley	8,144	1,547,360	—	—	1,710		324,900	1,872,260
Kimberly L. Hammonds	9,551	1,814,690	—	—	1,710		324,900	2,139,590
William S. Kaiser	61,652	11,713,880	—	—	8,900	(6)	1,691,000	13,404,880
Kevin M. Murai	—	—	—	—	2,429	(7)	461,510	461,510
Alfred W. Zollar	—	—	—	—	2,337	(8)	444,030	444,030

Named Executive Officers
James M. Whitehurst	287,856	54,692,640	293,646	55,792,740	71,258		13,539,020	124,024,400
Eric R. Shander	5,711	1,085,090	46,773	8,886,870	21,106		4,010,140	13,982,100
Paul J. Cormier	160,955	30,581,450	144,315	27,419,850	34,656		6,584,640	64,585,940
Arun Oberoi	86,274	16,392,060	145,158	27,580,020	30,830		5,857,700	49,829,780
Michael R. Cunningham	33,100	6,289,000	72,861	13,843,590	17,538		3,332,220	23,464,810

Other Executive Officers
DeLisa K. Alexander	15,000	2,850,000	71,493	13,583,670	17,257		3,278,830	19,712,500
Michael A. Kelly	—	—	18,906	3,592,140	14,801		2,812,190	6,404,330

(1)

The Performance Share Unit column includes (i) performance share units that were granted with performance goals based on total shareholder return, which are shown at 200% of target, or the maximum level of performance, and (ii) performance share units that were granted with performance goals relating to operating performance, which are shown at 200% of target for those performance share units granted in May 2016, and at target for those performance share units granted in subsequent years, assuming that the merger had been completed on November 21, 2018.

(2)

Amounts in this column reflect: (i) unvested and outstanding restricted share awards granted to our non-employee directors vesting over either one year or three years from the date of grant, (ii) unvested and outstanding restricted share awards granted to our executive officers vesting over four years from the date of grant, (iii) unvested and outstanding restricted stock units granted to Mr. Shander and Mr. Kelly prior to becoming executive officers, vesting over four years from the date of grant, and (iv) outstanding DSUs, which represent the right to receive shares of our common stock, issued to our non-employee directors and paid only at the time a director’s board service ends.

(3)	Includes 46,284 shares of common stock issuable upon payout of DSUs.
(4)	Includes 31,671 shares of common stock issuable upon payout of DSUs.
(5)	Includes 15,392 shares of common stock issuable upon payout of DSUs.
(6)	Includes 7,190 shares of common stock issuable upon payout of DSUs.
(7)	Consists of 2,429 shares of an initial restricted share award vesting ratably over three years from the date of grant.

(8)

Consists of (i) 2,052 shares of an initial restricted share award vesting ratably over three years from the date of grant and (ii) 285 shares of a pro-rated annual restricted share award vesting on the first anniversary of the date of grant.

Potential Payments to Executive Officers upon Termination in Connection with a Change in Control

Our executive officers, including our named executive officers, are covered by arrangements which could provide them with severance payments and benefits in the event of a termination of employment in connection with the merger. Mr. Whitehurst is party to an executive employment agreement with Red Hat, which generally provides (subject to the discussion below under the section entitled “New Retention Arrangements with IBM”) that if his employment is terminated without cause (as defined in his agreement) within either three months prior to, or 24 months after, a change in control (a change in control will occur upon the merger), or if Mr. Whitehurst terminates his employment for good reason (as defined in his agreement) within 24 months after a change in control, Mr. Whitehurst will be entitled to a payment equal to 200% of his annual base salary and target bonus, a pro-rata bonus (also at target) for the year of termination, a payment in respect of 24 months of premiums for health care and life insurance continuation and, if necessary, a gross-up for any excise taxes imposed pursuant to the “golden parachute” tax provisions of the Code. Our other executive officers (including our other named executive officers) are participants in our Senior Management Change in Control Severance Policy, which provides (subject to the discussion below under the section entitled “New Retention Arrangements with IBM”) that if within one year after a change in control, the officer is terminated without good cause or the officer terminates employment with good reason (each as defined in the policy), the officer will be entitled to a severance payment equal to 200% of the officer’s base salary and average bonus earned for the preceding two years, a pro-rata bonus based on either actual achievement or target (to the extent such achievement does not lend itself to an interim fiscal year calculation) for the year of termination, a payment in respect of premiums for 24 months of health care continuation and for Ms. Alexander and Messrs. Cormier and Cunningham, a gross-up for any excise taxes imposed pursuant to the “golden parachute” tax provisions of the Code.

Future Red Hat Equity Grants

Red Hat may grant equity awards in the form of restricted share awards, restricted stock units or DSUs prior to the merger in the ordinary course of business consistent with past practice, up to an aggregate grant date fair value of $350 million per year. Such awards may include awards to non-employee directors and executive officers, although whether such awards will be made and the extent of such awards has not yet been determined. It is anticipated that any such awards will provide for accelerated vesting in the event of qualifying terminations of employment during the one-year period immediately following the merger.

Retention Bonus Pools

In connection with the merger, it is anticipated that each of Red Hat and IBM will establish special bonus programs to assist in retaining key employees in the period through and after the merger. Executive officers may receive retention bonus awards under such programs, although the extent and recipients of such awards have not yet been determined.

Potential Change-in-Control Payments to Executive Officers Other than Named Executive Officers

The following table shows the estimated amounts that each executive officer other than the named executive officers would receive upon a qualifying termination of employment assuming that such event occurred on November 21, 2018. The table does not include information regarding payments described under the section entitled “New Retention Arrangements with IBM,” which are described below, any retention awards or new Red Hat equity awards that may be made to the executives between the execution date of the merger agreement and the closing of the merger or amounts that the executives were already entitled to receive that were or would be vested as of November 21, 2018. In addition to these assumptions, these estimated amounts are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by an executive officer in connection with the merger may differ from the amounts set forth below.

Officer	Cash(1) ($)	Equity(2) ($)	Perquisites/ Benefits(3) ($)	Tax Reimbursement(4) ($)	Total ($)
DeLisa K. Alexander	2,144,774	16,862,500	44,163	—	19,051,437
Michael A. Kelly	1,634,790	6,404,330	44,163	N/A	8,083,283

(1)

Cash. This column includes the value of the cash severance payments payable to each executive officer, which is equal to 200% of the officer’s base salary and average bonus earned for the preceding two years, plus a prorated bonus based on either actual achievement or target (to the extent such achievement does not lend itself to an interim fiscal year calculation) for the year of termination. The amounts in this column are further explained in the chart immediately below.

Name	Severance Payment ($)	Prorated Bonus ($)
DeLisa K. Alexander	1,854,363	290,411
Michael A. Kelly	1,438,763	196,027

The severance and prorated bonuses described above are all “double trigger” in nature, which means that payment of these amounts is conditioned upon a qualifying termination of employment on or within the 12 months following the completion of the merger.

(2)

Equity. The amounts in this column represent the aggregate value of the Rollover Restricted Shares, Rollover RSUs and Rollover PSUs, which would vest in the event the executive’s employment was terminated in a qualifying termination immediately following the closing of the merger. Performance share units included in this column are composed of (i) performance share units that were granted with performance goals based on total shareholder return, which are shown at 200% of target, or the maximum level of performance, and (ii) performance share units that were granted with performance goals relating to operating performance, which are shown at 200% of target for those performance share units granted in May 2016, and at target for those performance share units granted in subsequent years. The amounts in this column are “double trigger” in nature, which means that payment of these amounts is conditioned upon a qualifying termination of employment on or within the 12 months following the completion of the merger.

(3)

Perquisites/Benefits. This column includes payments in respect of welfare benefit premiums for 24 months of post-termination coverage. The amounts in this column are “double trigger” in nature, which means that payment of these amounts is conditioned upon a qualifying termination of employment on or within the 12 months following the completion of the merger.

(4)

Tax Reimbursements. The Senior Management Change in Control Severance Policy for Ms. Alexander provides that she is eligible for a gross-up payment relating to any golden parachute excise tax to which she is subject, which would have resulted in a gross-up payment being payable to her if the merger had been completed as of November 21, 2018. However, if the merger is completed as anticipated in the latter half of 2019, no gross-up payment is expected to be payable to Ms. Alexander based on the arrangements described in this proxy statement. Any amounts payable in this column would be “single trigger” in nature.

New Retention Arrangements with IBM

In connection with the execution of the merger agreement, certain of our executive officers (Ms. Alexander and Messrs. Cormier, Oberoi and Whitehurst) have entered into new retention arrangements with IBM which are conditional upon the closing of the merger. The retention arrangements generally provide that each executive will participate in a retention program following the closing and further provide that each executive’s base salary and target cash incentive bonus will continue in effect following the closing during the period of the retention program. The retention program generally provides each executive with cash retention payments if the executive remains employed for a specified period after the closing (three years for Ms. Alexander and Mr. Whitehurst, two years for Messrs. Cormier and Oberoi), and in the case of Mr. Whitehurst, subject to the achievement of performance milestones to be determined by Mr. Whitehurst and IBM. The retention payments are payable in installments with respect to a series of retention periods within the overall retention period. The aggregate individual retention bonuses are $8,500,000 for Mr. Cormier, $6,000,000 for Messrs. Oberoi and Whitehurst and $3,000,000 for Ms. Alexander. If the executive’s employment is terminated without cause or due to death or disability, then, subject to the executive’s execution of a release, the executive will be entitled to the portion of the retention bonus due for the then current retention period, payable in a lump sum within a reasonable period after termination. In addition, Mr. Whitehurst’s retention arrangement provides that he will receive a new award of IBM restricted stock units with a grant date fair value as of the closing equal to $15,000,000. This restricted stock unit award vests one-third on the third anniversary of the closing and two-thirds on the fourth anniversary of the closing, subject to Mr. Whitehurst’s continued employment, and is not subject to accelerated vesting. The new retention arrangements generally preserve each executive’s existing change in control severance protections from Red Hat for 12 months following the closing (except that “good reason” has been modified to reflect certain aspects of the executive’s role in the combined business, and the severance benefits are also payable upon a death or disability of the executive) and the retention arrangements with Messrs. Cormier and Oberoi also provide that if the executive resigns after the 12-month period immediately following the closing, the executive will be offered the opportunity to enter into a post-termination consulting arrangement with IBM, during which the executive’s legacy Red Hat equity awards will continue to vest in accordance with their terms, consistent with existing Red Hat practices. In connection with entering into the retention arrangements, each of the executives also entered into a new restrictive covenant agreement with IBM, which will also be effective upon the closing, and generally includes non-competition and non-solicitation covenants for the longer of three years post-closing and two years post-termination and perpetual confidentiality covenants. Mr. Cunningham also entered into an extension of his existing non-competition agreement for the same period described in the immediately preceding sentence.

Golden Parachute Compensation

The following table shows the estimated amounts that each named executive officer would receive upon a qualifying termination of employment assuming that such event occurred on November 21, 2018. The table does not include information regarding payments described under the section entitled “New Retention Arrangements with IBM,” which are described above, any retention awards or new Red Hat equity awards that may be made to the executives between the execution date of the merger agreement and the closing of the merger or amounts that the executives were already entitled to receive that were or would be vested as of November 21, 2018. In addition to these assumptions, these estimated amounts are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the merger may differ from the amounts set forth below.

The table below, along with its footnotes, sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation payable to Red Hat’s named executive officers (as identified by Red Hat in its most recent annual proxy statement). This compensation is subject to a vote of Red Hat’s stockholders on an advisory non-binding basis, as described below under the section entitled “Proposal 2: Advisory Vote on Merger-Related Executive Compensation Arrangements” beginning on page [●].

Officer	Cash(1) ($)	Equity(2) ($)	Perquisites/ Benefits(3) ($)	Tax Reimbursement(4) ($)	Total ($)
James M. Whitehurst	6,697,945	69,331,760	109,763	—	76,139,468
Eric R. Shander	2,340,260	12,897,010	44,163	N/A	15,281,433
Paul J. Cormier	3,556,766	34,004,490	33,133	—	37,594,389
Arun Oberoi	2,815,210	33,437,720	44,163	N/A	36,297,093
Michael R. Cunningham	2,202,171	17,175,810	44,163	—	19,422,144

(1)

Cash. This column includes the value of the cash severance payments payable to each named executive officer. For Mr. Whitehurst, this is equal to 200% of his annual base salary and target bonus, plus a prorated bonus (also at target) for the year of termination. For the other named executive officers, this is equal to 200% of the officer’s base salary and average bonus earned for the preceding two years, plus a prorated bonus based either on actual achievement or target (to the extent such achievement does not lend itself to an interim fiscal year calculation) for the year of termination. The amounts in this column are further explained in the chart immediately below.

Name	Severance Payment ($)	Prorated Bonus ($)
James M. Whitehurst	5,500,000	1,197,945
Eric R. Shander	1,940,945	399,315
Paul J. Cormier	3,048,547	508,219
Arun Oberoi	2,397,744	417,466
Michael R. Cunningham	1,911,760	290,411

The severance and prorated bonus described above are all “double trigger” in nature, which means that payment of these amounts is conditioned upon a qualifying termination of employment on or within the 12 months following the completion of the merger.

(2)

Equity. The amounts in this column represent the aggregate value of the Rollover Restricted Shares, Rollover RSUs and Rollover PSUs, which would vest in the event the named executive officer’s employment was terminated in a qualifying termination immediately following the closing of the merger. Performance share units included in this column are composed of (i) performance share units that were granted with performance goals based on total shareholder return, which are shown at 200% of target, or the maximum level of performance, and (ii) performance share units that were granted with performance goals relating to operating performance, which are shown at 200% of target for those performance share units granted in May 2016, and at target for those performance share units granted in subsequent years. The amounts in this column are “double trigger” in nature, which means that payment of these amounts is conditioned upon a qualifying termination of employment on or within the 12 months following the completion of the merger.

(3)

Perquisites/Benefits. This column includes payments in respect of welfare benefit premiums for 24 months of post-termination coverage. The amounts in this column are “double trigger” in nature, which means that payment of these amounts is conditioned upon a qualifying termination of employment on or within the 12 months following the completion of the merger.

(4)	Tax Reimbursements. The employment agreement for Mr. Whitehurst and the Senior Management Change in Control Severance Policy for Messrs. Cormier and Cunningham provide that they are eligible for a gross-up payment relating to any golden parachute excise tax to which they are subject, which would have resulted in a gross-up payment being payable to them if the merger had been completed as of November 21, 2018. However, if the merger is completed as anticipated in the latter half of 2019, no gross-up payment is expected to be payable to Messrs. Whitehurst, Cormier and Cunningham based on the arrangements described in this proxy statement. Any amounts payable in this column would be “single trigger” in nature.

Financing of the Merger

The merger is not conditioned on the ability of IBM or Sub to obtain financing. IBM and Sub have represented to Red Hat that they will have available to them sufficient funds at the effective time to pay all amounts required to be paid by IBM and Sub pursuant to the terms of the merger agreement, including the amounts payable to the holders of Cash-Out Stock Options, Cash-Out Restricted Shares, Cash-Out RSUs and Cash-Out PSUs and to pay all associated fees, costs and expenses. IBM expects to finance the merger through cash on hand and proceeds from debt financing.

IBM has made available to Red Hat copies of the fully executed commitment letter. Pursuant to the commitment letter, and subject to the terms and conditions set forth therein, the commitment parties have committed to provide IBM with the bridge facility.

The funding of the bridge facility provided for in the commitment letter is contingent on the satisfaction of customary conditions, including (i) the execution and delivery of definitive documentation with respect to the bridge facility in accordance with the terms sets forth in the commitment letter, and (ii) the consummation of the merger in accordance with the merger agreement.

The bridge facility commitments will terminate on the earliest of (i) the execution and delivery of the applicable definitive credit documentation with respect to the bridge facility, (ii) the closing of the merger without borrowing of the bridge facility, (iii) the date on which the merger agreement is terminated in accordance with its terms and such termination has either been publicly announced by a party to the merger agreement or the committed parties have received written notice thereof from IBM, (iv) receipt by the committed parties of written notice from IBM of its election to terminate all commitments under the bridge facility in full and (v) the termination date (as it may be extended in accordance with the terms of the merger agreement as in effect on the signing date).

U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each as defined below) of Red Hat common stock who hold their stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, which we refer to as the Code. This summary is based on the Code, the U.S. Treasury Department regulations issued under the Code, which we refer to as the Treasury Regulations, and administrative rulings and court decisions in effect as of the date of this proxy statement, all of which are subject to change at any time, possibly with retroactive effect. This summary is not binding on the Internal Revenue Service, which we refer to as the IRS, or a court and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Red Hat common stock that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust if  (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes. A “non-U.S. holder” means a beneficial owner of Red Hat common stock that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

This summary is not a complete description of all of the U.S. federal income tax consequences of the merger and, in particular, may not address U.S. federal income tax considerations applicable to holders of Red Hat common stock who are subject to special treatment under U.S. federal income tax law including, for example, partnerships (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) and partners therein, financial institutions, dealers in securities, insurance companies, tax-exempt entities, mutual funds, real estate investment trusts, personal holding companies, regulated investment companies, securities or currency dealers, traders in securities who elect to use the mark-to-market method of accounting, non-U.S. holders that hold, directly or constructively (or that held, directly or constructively, at any time during the five-year period ending on the date of the merger), 5% or more of the outstanding Red Hat common stock, tax-exempt investors, S corporations, holders whose functional currency is not the U.S. dollar, tax-deferred or other retirement accounts, U.S. expatriates, former long-term residents of the United States, holders who acquired Red Hat common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Red Hat common stock as part of a hedge, straddle, constructive sale, conversion transaction, or other integrated investment. Also, this summary does not address U.S. federal income tax considerations applicable to holders of Red Hat common stock who exercise appraisal rights under Delaware law. In addition, no information is provided with respect to the tax consequences of the merger under any U.S. federal law other than income tax laws (including, for example the U.S. federal estate, gift, Medicare, and alternative minimum tax laws), or any applicable state, local, or foreign tax laws. This summary does not address the tax consequences of any transaction other than the merger.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Red Hat common stock, the tax treatment of a partner in such a partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Red Hat common stock, and any partners in such partnership, should consult their own independent tax advisors regarding the tax consequences of the merger to their specific circumstances.

The tax consequences of the merger will depend on a holder’s specific situation. Holders should consult their tax advisor as to the tax consequences of the merger relevant to their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. or other tax laws and of changes in those laws.

Tax Consequences to U.S. Holders

The receipt of cash by U.S. holders in exchange for shares of Red Hat common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of Red Hat common stock pursuant to the merger will recognize capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received in the merger and (ii) the U.S. holder’s adjusted tax basis in its Red Hat common stock exchanged therefor.

A U.S. holder’s adjusted tax basis in its shares of Red Hat common stock will generally equal the price the U.S. holder paid for such shares. If a U.S. holder’s holding period in the shares of Red Hat common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of Red Hat common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Red Hat common stock.

Tax Consequences to Non-U.S. Holders

Payments made to a non-U.S. holder in exchange for shares of Red Hat common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

the gain, if any, on such shares of Red Hat common stock is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States) in which case such gain will generally be subject to U.S. federal income tax at rates applicable to U.S. holders and, if such non-U.S. holder is a corporation, such gain may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate); or

•

the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the exchange of shares of Red Hat common stock for the merger consideration pursuant to the merger and certain other conditions are met, in which case the gain, if any, on such shares of Red Hat common stock will be subject to tax at a rate of 30% (or lower applicable treaty rate) and such gain may be offset by U.S. source capital losses recognized in the same taxable year.

Information Reporting and Backup Withholding

Payments of cash to a U.S. holder of Red Hat common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Certain holders (such as corporations and non-U.S. holders) are exempt from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner. Non-U.S. holders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding.

Holders of Red Hat common stock are urged to consult their own tax advisors with respect to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. or other tax laws and of changes in those laws.

Regulatory Approvals

General

Red Hat and IBM have agreed to use their respective reasonable best efforts to take all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable and no later than the termination date, including obtaining any requisite approvals, subject to certain specified limitations under the merger agreement. These approvals include approvals under the HSR Act and the Council Regulation. Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all, or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets. In furtherance thereof, IBM has agreed to effect certain divestitures and other dispositions and take other actions, including accepting certain restrictions on its operations and assets, if necessary to obtain all approvals and authorizations under antitrust laws. For a more complete description, see the section entitled “Terms of the Merger Agreement — Additional Agreements — Efforts to Complete the Merger.” These conditions or changes could result in the conditions to the closing of the merger not being satisfied.

Other than these approvals and notifications described below, neither Red Hat nor IBM is aware of any material regulatory approvals required to be obtained, or waiting periods required to expire, to consummate the merger. If the parties discover that other approvals or filings and waiting periods are necessary, they will seek to obtain or comply with them, although, as is the case with the regulatory approvals described above, there can be no assurance that they will be obtained on a timely basis, if at all.

HSR Act and Other Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, the merger cannot be completed until Red Hat and IBM each file a notification and report form with the U.S. Federal Trade Commission, which we refer to as the FTC, and the Antitrust Division of the U.S. Department of Justice, which we refer to as the DOJ, and the applicable waiting period thereunder has expired or been terminated. Red Hat and IBM filed their respective HSR Act notifications on November 21, 2018.

Completion of the merger is further subject to receipt of certain other regulatory approvals, including notification, clearance and/or expiration or termination of any applicable waiting period in the European Union.

At any time before or after consummation of the merger, notwithstanding the expiration or termination of the applicable waiting period under the HSR Act or the equivalent under the Council Regulation, the Antitrust Division of the DOJ, the FTC or the European Union, as applicable, could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. In addition, at any time before or after the completion of the merger, and notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, or the equivalent under the Council Regulation, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

TERMS OF THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the merger agreement carefully in its entirety because this summary may not contain all the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the merger agreement were made for purposes of the merger agreement and as of specific dates, were for the benefit of the parties to the merger agreement except as expressly stated therein and may be subject to important qualifications, limitations and supplemental information agreed to by Red Hat, IBM and Sub in connection with negotiating the terms of the merger agreement, including certain qualifications, limitations and supplemental information disclosed in the confidential disclosure schedules to the merger agreement. In addition, the representations and warranties were included in the merger agreement for the purpose of allocating contractual risk between Red Hat, IBM and Sub, and may be subject to standards of materiality applicable to such parties that differ from those generally applicable to investors. In reviewing the representations, warranties, covenants and agreements contained in the merger agreement or any description thereof in this summary, it is important to bear in mind that such representations, warranties, covenants and agreements or any descriptions were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of Red Hat, IBM and Sub or any of their respective affiliates or businesses except as expressly stated in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement. In addition, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of Red Hat, IBM and Sub because the parties to the merger agreement may take certain actions that are either expressly permitted in the confidential disclosure schedules to the merger agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The merger agreement is described below, and attached as Annex A hereto, with the intention of providing you with information regarding the terms of the merger. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Red Hat and our business. Please see the section entitled “Where You Can Find More Information” beginning on page [●].

Structure of the Merger

Upon the terms and subject to the conditions of the merger agreement and in accordance with the applicable provisions of the DGCL, on the closing date and at the effective time, Sub will merge with and into Red Hat, with Red Hat continuing as the surviving corporation and as a wholly-owned subsidiary of IBM. The merger will have the effects set forth in the merger agreement and the applicable provisions of the DGCL.

Closing and the Effective Time of the Merger

The closing of the merger will take place at 7:45 a.m., Eastern time, on a date to be specified by the parties, which will not be later than the fourth business day after satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in the merger agreement (as described below under the section entitled “Terms of the Merger Agreement — Conditions to the Closing of the Merger” beginning on page [●]) (other than those conditions that by their terms are to be satisfied or waived at the closing of the merger, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions at the closing), or on such other date as IBM and Red Hat may mutually agree.

As soon as practicable on the closing date, the parties will file a certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The merger will become effective upon the filing of the certificate of merger, or at such later time as is agreed by Red Hat and IBM and specified in the certificate of merger.

Directors and Officers; Certificate of Incorporation; Bylaws

The directors of Sub immediately prior to the effective time will be the initial directors of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The officers of Red Hat immediately prior to the effective time will be the officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

At the effective time, the certificate of incorporation and bylaws of the surviving company will be amended and restated in their entirety to be the certificate of incorporation and bylaws of Sub as in effect immediately prior to the effective time, except that (i) references to Sub’s name, date of incorporation, registered office and registered agent will be automatically amended and become references to the surviving corporation’s name, date of incorporation, registered office and registered agent as provided in the certificate of incorporation and bylaws of Red Hat immediately prior to the effective time, (ii) provisions of the certificate of incorporation relating to the incorporator of Sub will be omitted and (iii) changes necessary in order to give full effect to the provisions described under the section entitled “Terms of the Merger Agreement — Additional Agreements — Directors’ and Officers’ Indemnification and Insurance” beginning on page [●] will be made.

Merger Consideration

Common Stock

At the effective time and without any action on the part of the holder, each share of Red Hat common stock issued and outstanding immediately prior to the effective time (other than canceled shares, dissenting shares and subsidiary converted shares), will be converted into the right to receive $190.00 in cash, without interest. All shares, when so converted into the right to receive the merger consideration, will no longer be outstanding, will automatically be canceled and will cease to exist, and each holder of a certificate or evidence of shares in book-entry form that immediately prior to the effective time represented any such shares, which we refer to as a certificate, will cease to have any rights with respect thereto, except the right to receive the merger consideration in accordance with the terms of the merger agreement.

If, during the period between the date of the merger agreement and the effective time, any change in the outstanding shares of Red Hat common stock occurs as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, or any record date for any such purpose is established, the merger consideration and any other amounts payable pursuant the merger agreement will be appropriately adjusted.

Treatment of Equity Compensation

Our executive officers and employees hold various types of compensatory awards with respect to Red Hat common stock. Our non-employee directors hold awards of restricted shares and DSUs. The merger agreement provides for the treatment set forth below with respect to the awards described below. None of our executive officers or directors hold stock options.

Restricted Shares. Each Cash-Out Restricted Share will be converted at the effective time into the right to receive an amount in cash equal to the merger consideration multiplied by the number of shares of Red Hat common stock subject to the award. Each Rollover Restricted Share will be converted at the effective time into a restricted share award consisting of IBM common stock subject to substantially the same terms and conditions as were under such Rollover Restricted Shares (other than any performance conditions, which will be deemed satisfied upon the effective time under the terms of the award) with respect to a number of shares of IBM common stock determined by multiplying the number of shares of Red Hat common stock subject to such Rollover Restricted Share award immediately prior to the effective time by the Exchange Ratio (rounded down to the nearest whole share).

Restricted Stock Units; Deferred Stock Units. Each Cash-Out RSU will be converted at the effective time into the right to receive an amount in cash equal to the merger consideration multiplied by the number of shares of Red Hat common stock subject to the award. Each Rollover RSU will be converted at the effective time into a restricted stock unit with respect to IBM common stock subject to substantially the same terms and conditions as were applicable to the Rollover RSUs with respect to a number of shares of IBM common stock determined by multiplying the number of shares of Red Hat common stock subject to such Rollover RSU award immediately prior to the effective time by the Exchange Ratio (rounded down to the nearest whole share).

Performance Share Units. At the effective time, each Cash-Out PSU will be canceled and the holder thereof will be entitled to receive in consideration for such cancellation an amount in cash equal to the product of (i) the applicable PSU Share Number and (ii) the merger consideration. Each Rollover PSU will be converted at the effective time into a restricted share award consisting of IBM common stock subject to substantially the same terms and conditions as were applicable under such Rollover PSU (other than the performance-based vesting schedule, which will be converted into a service-based vesting schedule in accordance with the applicable award agreement), with respect to a number of shares of IBM common stock determined by multiplying the applicable PSU Share Number by the Exchange Ratio (rounded down to the nearest whole share).

Stock Options. At the effective time, each Cash-Out Stock Option will be canceled and the holder thereof will be entitled to receive in consideration for such cancellation an amount in cash equal to the product of (i) the number of shares of Red Hat common stock that are subject to the Cash-Out Stock Option and (ii) the excess, if any, of the merger consideration over the exercise price per share of Red Hat common stock subject to the Cash-Out Stock Option. All Rollover Stock Options will be converted at the effective time into options to acquire, on substantially the same terms and conditions as were applicable under such Rollover Stock Option, the number of shares of IBM common stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Red Hat common stock subject to such Rollover Stock Option immediately prior to the effective time by the Exchange Ratio, with an exercise price per share of IBM common stock (rounded up to the nearest whole cent) equal to (a) the exercise price per share of Red Hat common stock applicable to such Rollover Stock Option divided by (b) the Exchange Ratio.

All amounts payable to the holders of the various compensatory awards above who are employees will be paid through the payroll system or payroll provider of the surviving corporation or its applicable affiliate.

Exchange Procedures

Prior to the effective time, IBM will designate a bank or trust company reasonably acceptable to Red Hat to act as agent for the payment of the merger consideration to holders of Red Hat common stock upon surrender of the certificates, which we refer to as the paying agent. No later than substantially concurrently with the effective time, IBM will deposit, or cause to be deposited, with the paying agent funds in an amount necessary for the payment of the merger consideration as described above under the section entitled “Terms of the Merger Agreement — Merger Consideration — Common Stock” beginning on page [●] upon surrender of the certificates.

As soon as reasonably practicable after the effective time (and in any event within five business days after the closing date of the merger), IBM or the surviving corporation will cause the paying agent to mail to each holder of record of a certificate whose shares of Red Hat common stock were converted into the right to receive the merger consideration:

•	a form of letter of transmittal (including customary provisions regarding delivery of an “agent’s message” with respect to shares held in book-entry form); and

•	instructions for use in effecting the surrender of the certificates in exchange for the merger consideration.

Upon surrender of a certificate for cancellation to the paying agent or to such other agent or agents as may be appointed by IBM, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the paying agent, the holder of such certificate will be entitled to receive in exchange therefor the amount of cash equal to the merger consideration that such holder has the right to receive, and the certificate so surrendered will be canceled immediately.

In the event of a transfer of ownership of Red Hat common stock that is not registered in the stock transfer books of Red Hat, payment of the merger consideration in exchange therefor may be made to a person other than the person in whose name the certificate so surrendered is registered, if such certificate will be properly endorsed or otherwise be in proper form for transfer, and the person requesting such payment will pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such certificate or establish to the satisfaction of the surviving corporation that such tax has been paid or is not applicable. No interest will be paid or will accrue on the cash payable upon surrender of any certificate.

No Transfers Following Effective Time

At the close of business on the day on which the effective time occurs, the stock transfer books of Red Hat will be closed, and there will be no further registration of transfers on the stock transfer books of the surviving corporation of the shares that were outstanding immediately prior to the effective time.

Termination of Payment Fund

At any time following the one year anniversary of the closing date, the surviving corporation will be entitled to require the paying agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the paying agent and that have not been disbursed to holders of certificates, and, thereafter, subject to specified time limitations, such holders will be entitled to look only to IBM and the surviving corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any merger consideration that may be payable upon surrender of any certificates held by such holders, as determined pursuant to the merger agreement, without any interest thereon.

Lost, Stolen or Destroyed Certificates

If any certificate has been lost, stolen, defaced or destroyed, and the claimant makes of an affidavit of that fact and, if required by the surviving corporation, posts a bond in such amount as the surviving corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, then the paying agent or the surviving corporation will pay the merger consideration in respect of such lost, stolen, defaced or destroyed certificate.

Withholding Rights

Each of Red Hat, IBM, the surviving corporation and the paying agent will be entitled to deduct and withhold from the merger consideration and any other amounts payable pursuant to the merger agreement (including amounts payable to any holder of Red Hat common stock, stock options, restricted shares, RSUs, PSUs or DSUs) such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax law.

Appraisal Rights

Any dissenting shares will not be converted into the right to receive the merger consideration. Instead, the holders of such dissenting shares will be entitled to such rights as are granted by Section 262 of the DGCL, unless and until any such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, in which case, such shares of Red Hat common stock will be treated as if they had been converted as of the effective time into the right to receive the merger consideration upon surrender of such certificates that formerly represented such shares of Red Hat common stock. Red Hat has agreed to provide IBM prompt written notice of any demands received by Red Hat for appraisal of shares of Red Hat common stock (or written threats thereof), any written withdrawal or purported withdrawal of any such demand and any other demand, notice or instrument delivered to Red Hat prior to the effective time pursuant to the laws of the State of Delaware that relates to such demand, and IBM will have the opportunity and right to participate in and direct all negotiations and any litigation, suit, action or other proceeding with respect to such demands. Prior to the effective time, Red Hat has agreed not to make any payment with respect to, or offer to settle or settle, or approve the withdrawal of, any such demands or agree to do any of the foregoing, in each case without the prior written consent of IBM.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by the parties thereto that are subject in some cases to exceptions and qualifications, including “material adverse effect” qualifications. Please see the definition of “material adverse effect” in this section beginning on page [●]. The representations and warranties of Red Hat in the merger agreement relate to, among other things:

•	due organization, valid existence, good standing and qualification to do business;

•	subsidiaries;

•	capitalization, including the number of shares of Red Hat common stock, options and other stock-based awards outstanding and ownership of subsidiaries;

•	the absence of restrictions with respect to the capital stock of Red Hat and its subsidiaries;

•	corporate authorization of the merger agreement and the transactions contemplated by the merger agreement and the valid and binding nature of the merger agreement;

•	the approval and recommendation by the Board of Directors of the merger agreement and the transactions contemplated by the merger agreement;

•	the absence of any conflicts with or violations of organizational documents and other agreements or laws;

•	required filings with, and consents from, governmental entities in connection with the transactions contemplated by the merger agreement;

•	compliance with applicable laws, the possession of required permits necessary for the conduct of Red Hat’s business and absence of governmental investigations;

•

compliance with SEC filing requirements, including the accuracy of the information contained in such documents and compliance with GAAP, and the rules and regulations of the SEC with respect to consolidated financial statements contained therein;

•	absence of undisclosed liabilities;

•	internal controls and disclosure controls and procedures relating to financial reporting;

•	the absence of certain material changes or events in the business of Red Hat, including that, from February 28, 2018 to the date of the merger agreement, there has not been a material adverse effect;

•	absence of litigation;

•	material contracts;

•	environmental matters;

•	labor relations;

•	employee benefit matters;

•	tax matters;

•	real properties;

•	intellectual property;

•	insurance matters;

•

regulatory matters, including compliance with (i) anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010, (ii) money laundering related laws, such as the U.S. Currency and Foreign Transaction Reporting Act of 1970 and the U.S. Money Laundering Control Act of 1986, and (iii) economic sanctions/trade laws;

•	inapplicability of anti-takeover statutes;

•	voting requirements;

•	the absence of any undisclosed brokers’ fee; and

•

the receipt by the Red Hat Board of Directors of opinions of Red Hat’s financial advisors as to the fairness, from a financial point of view, of the merger consideration to be received by Red Hat stockholders pursuant to the merger agreement.

The representations and warranties of IBM and Sub in the merger agreement relate to, among other things:

•	due organization, valid existence, good standing and power and authority to do business;

•	corporate authorization of the merger agreement and the transactions contemplated by the merger agreement and the valid and binding nature of the merger agreement;

•	the absence of any conflicts with or violations of organizational documents and other agreements or laws;

•	required filings with, and consents from, governmental entities in connection with the transactions contemplated by the merger agreement;

•	operations of Sub;

•	financing; and

•	inapplicability of anti-takeover statutes.

Certain of the representations and warranties made by the parties are qualified as to “knowledge,” “materiality” or a “material adverse effect”, as applicable. For purposes of the merger agreement, a “material adverse effect,” means any state of facts, change, development, event, effect, condition, occurrence, action or omission, each an effect, that, individually or in the aggregate, would reasonably be expected to (i) result in a material adverse effect on the business, assets, properties, financial condition or results of operations of Red Hat and its subsidiaries, taken as a whole or (ii) prevent, materially impede or materially delay the consummation by Red Hat of the merger or the other transactions contemplated by the merger agreement. However, in no event will any of the following effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a material adverse effect:

•	any change in general economic, market or political conditions affecting the United States economy, or any other national or regional economy or the global economy generally that does not disproportionately affect Red Hat and its subsidiaries, taken as a whole, relative to other participants of a similar size in its industry, in which case only the incremental disproportionate effect will be taken into account;

•

any change in GAAP or applicable law that does not disproportionately affect Red Hat and its subsidiaries, taken as a whole, relative to other participants of a similar size in its industry, in which case only the incremental disproportionate effect will be taken into account;

•

any act of terrorism, war (whether or not declared), national disaster, cyber-attack or any national or international calamity affecting the United States or any other country or region of the world that does not disproportionately affect Red Hat and its subsidiaries, taken as a whole, relative to other participants of a similar size in its industry, in which case only the incremental disproportionate effect will be taken into account;

•

changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index) and including changes or developments in or relating to currency exchange or interest rates that does not disproportionately affect Red Hat and its subsidiaries, taken as a whole, relative to other participants of a similar size in its industry, in which case only the incremental disproportionate effect will be taken into account;

•

any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such failures may constitute or be taken into account in determining whether there has been, or would be, a material adverse effect);

•

any change in the price or trading volume of Red Hat common stock in and of itself (provided that the underlying causes of such change may constitute or be taken into account in determining whether there has been, or would be, a material adverse effect);

•

the negotiation, execution or delivery of the merger agreement or the public announcement (including as to the identity of the parties thereto) or pendency of the merger or the other transactions contemplated by the merger agreement, any loss of or adverse change in the relationship of Red Hat and its subsidiaries with their respective employees, customers, distributors, licensors, partners or suppliers attributable to the announcement or pendency of the merger agreement or the transactions contemplated thereby; provided that this clause will not apply to any representation or warranty (or any condition to the consummation of the merger relating to such representation and warranty) to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution and delivery of the merger agreement or the consummation of the merger;

•	the occurrence of natural disasters, force majeure events or weather conditions adverse to the business being carried on by Red Hat and its subsidiaries;

•

any action or omission of Red Hat or any of its subsidiaries taken with the prior written consent of IBM (or any action not taken as a result of a failure of IBM to consent to an action otherwise requiring IBM’s consent); or

•	any public statement by IBM regarding the open and neutral platform model or those matters set forth in paragraphs 9-12 included in the press release issued by Red Hat and IBM on October 28, 2018.

None of the representations and warranties contained in the merger agreement survive the consummation of the merger.

Conduct of Business Pending the Merger

From the date of the merger agreement until the effective time, except (i) with the prior written consent of IBM (such consent not to be unreasonably withheld, conditioned or delayed), (ii) as required by applicable law or

(iii) as specifically contemplated by the merger agreement or set forth in the confidential disclosure schedules, Red Hat will, and will cause each Red Hat subsidiary to, use commercially reasonable efforts to carry on their respective business in all material respects in the ordinary course, and consistent with past practice, use commercially reasonable efforts to keep available the services of their present officers, software developers and other employees and to substantially preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with them.

In addition, except (i) with the prior written consent of IBM (such consent not to be unreasonably withheld, conditioned or delayed), (ii) as required by applicable law or (iii) as specifically contemplated by the merger agreement or set forth in the confidential disclosure schedules, Red Hat will not and will not permit any of its subsidiaries to, subject to certain exceptions:

•

declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends or distributions paid by any of Red Hat’s wholly-owned subsidiaries to Red Hat or other wholly-owned subsidiaries of Red Hat;

•

split, combine or reclassify any of Red Hat’s capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interests;

•

other than as expressly contemplated by the convertible notes, call options and warrants provision of the merger agreement, purchase, redeem or otherwise acquire any shares of capital stock, other equity or voting interests or any other securities of Red Hat or any of its subsidiaries or any options, restricted shares, warrants, calls or rights to acquire any such shares or other securities;

•	take any action that would result in any amendment, modification or change of any term of any indebtedness of Red Hat or any of its subsidiaries;

•

issue, deliver, sell, pledge or otherwise encumber any shares of Red Hat’s capital stock, other equity or voting interests or certain equity equivalents, or securities convertible into, or exchangeable or exercisable for, or any options, warrants, calls or rights to acquire, any such stock, interest or Equity Equivalent other than grants of equity compensation in the ordinary course consistent with past practice having an aggregate grant date fair value not to exceed $350 million per annum;

•	amend or propose to amend its certificate of incorporation or bylaws (or similar organizational documents);

•

acquire or agree to acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or person or division thereof or (ii) any other assets outside the ordinary course of business consistent with past practice; provided that Red Hat will be permitted to take the actions contemplated by this bullet point, so long as (a) the value of any individual acquisition is not greater than $50,000,000 and (b) the aggregate value of all acquisitions is not greater than $150,000,000; provided further that Red Hat will make no acquisition under this bullet point, if such acquisition could reasonably be expected to increase the risk of not obtaining, or the risk of materially impeding or delaying the obtaining of, any approvals from a governmental entity with respect to the merger;

•

sell, lease, license, sell and lease back, mortgage or otherwise dispose of any of its material properties or assets, except for (i) grants of FOSS licenses or other non-exclusive licenses in the ordinary course of business consistent with past practice or (ii) sales in the ordinary course of business;

•

subject any of its assets, properties or rights, or any part thereof, to any material lien or suffer such to exist (other than permitted liens) if the obligations supported by such lien other than in the ordinary course of business;

•	repurchase, prepay or incur any indebtedness in an amount greater than $15,000,000 or make any loans, advances or capital contributions to, or investments in excess of $5,000,000, individually or in the aggregate, in any other person other than (i) Red Hat or any indirect wholly-owned subsidiary of Red Hat, (ii) advances of travel and similar expenses to directors and employees in the ordinary course of business consistent with past practice or (iii) settling notices of conversions with respect to the convertible notes;

•

incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, in excess of $18,000,000 per fiscal quarter in the aggregate or as may be necessary in connection with any emergency repair, maintenance or replacement;

•

pay, discharge, settle or satisfy any claims, liabilities or obligations, other than any settlement or satisfaction (i) in the ordinary course of business that results solely in monetary obligations of Red Hat and its subsidiaries and (ii) that does not include any material obligation to be performed by, or material restriction imposed against, Red Hat or its subsidiaries following the closing date; provided that this bullet point will not apply to any claims related to any litigation against Red Hat and/or its directors relating to the merger or the other transactions contemplated by the merger agreement;

•	waive, relinquish, release, grant, transfer or assign any material right other than in the ordinary course of business;

•

enter into any lease or sublease of real property other than in the ordinary course of business consistent with past practice, modify or amend in any material respect, or exercise any right to renew, any lease or sublease of real property other than in the ordinary course of business consistent with past practice, or acquire any material interest in real property;

•

enter into, modify or amend in any material respect, or accelerate, terminate or cancel, any material contract (or any contract that would have been a material contract or that would have been required to be disclosed pursuant to a certain provision of the intellectual property representations in the merger agreement if it were in effect as of the date of the merger agreement) or waive any material right to enforce, relinquish, release, transfer or assign any material rights or claims thereunder, in each case, other than (except with respect to any contract of the type set forth in a certain provision of the contracts representations in the merger agreement) in the ordinary course of business consistent with past practice;

•	adopt, establish, enter into, terminate, materially amend or modify any material benefit plan or benefit agreement;

•

pay or provide to any company personnel any material compensation or benefit not provided for under a benefit plan or benefit agreement as in effect on the date of the merger agreement other than the payment of base compensation for company personnel, increases of base compensation for company personnel below the vice president level and payment of bonuses, commissions or other similar cash incentive compensation below the vice president level, in each case, in the ordinary course of business consistent with past practice;

•

grant or amend any award under any benefit plan or remove or modify existing restrictions in any benefit plan or benefit agreement or awards made thereunder, or any restrictive covenant arrangement with any company personnel;

•

grant or pay any severance, separation, change in control, termination, retention or similar compensation or benefits to, or increase in any manner such compensation or benefits of, any company personnel (other than as described under the section entitled “Proposal 1: Adoption of the Merger Agreement — The Merger — Interests of the Non-Employee Directors and the Executive Officers of Red Hat in the Merger — New Retention Arrangement with IBM” beginning on page [●]);

•	take any action to fund or in any other way secure the payment of compensation or benefits under any benefit plan or benefit agreement;

•	take any action to accelerate the time of payment or vesting of any rights, compensation, benefits or funding obligations under any benefit plan or benefit agreement or otherwise;

•	hire any company personnel at the vice president level or above or terminate the employment of any such company personnel, other than due to such employee’s death, disability or cause;

•

make any material determination under any benefit plan or benefit agreement that is inconsistent with the ordinary course of business or past practice; provided that in the case of this bullet point and the seven preceding bullet points above, except as required to ensure that any benefit plan or benefit agreement as in effect on the date of the merger agreement is not then out of compliance with applicable law, as required under any collective bargaining agreement, labor union contract, trade union agreement or other works council agreement, as specifically required pursuant to the merger agreement, or in accordance with certain sections of the confidential disclosure schedules;

•

enter into any contract that is material to Red Hat and its subsidiaries, taken as a whole, containing any material restriction on the ability of Red Hat or any of its subsidiaries to assign all or any material portion of its material rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to IBM and any of its subsidiaries following the consummation of the merger and the other transactions contemplated by the merger agreement;

•

except as required by applicable law, adopt or enter into any collective bargaining agreement, labor union contract, trade union agreement or other works council agreement applicable to the employees of Red Hat or any of its subsidiaries that has a material effect on Red Hat and its subsidiaries, taken as a whole;

•	write down any of its material assets or make any change in any financial or material tax accounting principle, method or practice, other than as required by GAAP or applicable law;

•

fail to maintain, allow to lapse or abandon any material registered or applied-for trademarks owned by Red Hat or any of its subsidiaries, except in the ordinary course of business consistent with past practice;

•	materially amend or modify any of Red Hat’s Patent Promise, Open Source Assurance program, or Enterprise Agreements or Product Appendices other than in the ordinary course of business;

•

settle or compromise any material suit, claim, action, assessment, investigation, proceeding or audit with respect to taxes, make, revoke or change any material tax election (other than an election pursuant to Section 965(h) of the Code), fail to timely make an election pursuant to Section 965(h) of the Code, file any material amended tax return, or enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with respect to a material amount of taxes; or

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Additional Agreements

No Solicitation

As of the date of the merger agreement, Red Hat and its subsidiaries agreed to, and to cause their directors, officers and employees to, and use their reasonable best efforts to cause each investment banker, attorney, accountant or other advisor or representative of Red Hat or any of its subsidiaries, collectively with the directors, officers and employees of Red Hat or any of its subsidiaries, which we refer to as the company representatives, to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any third party conducted with respect to any takeover proposal. Red Hat also agreed to promptly request that each person and its representatives (other than IBM and its representatives) that had executed a confidentiality agreement in connection with its consideration of making a takeover proposal promptly return or destroy all non-public information furnished to such person.

Red Hat will not modify, amend or terminate, or waive, release or assign any provisions of any confidentiality agreement or standstill agreement (or any similar agreement) relating to a takeover proposal and will enforce the provisions of any such agreement; provided that Red Hat will be permitted on a confidential basis to release or waive any explicit or implicit standstill obligations solely to the extent necessary to permit the party referred therein to submit a takeover proposal to the Red Hat Board of Directors on a confidential basis.

Except as expressly permitted by the merger agreement, Red Hat will not, and will not authorize or permit any of its subsidiaries to, or any of its subsidiaries’ directors, officers or employees to, and it will use its reasonable best efforts to cause the company representatives not to, and will not publicly announce any intention to, directly or indirectly:

•

solicit, initiate or knowingly encourage, or knowingly take any other action to facilitate, any takeover proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to a takeover proposal, except that ministerial acts that are not otherwise prohibited by the merger agreement (e.g., answering unsolicited phone calls) will not (in and of itself) be deemed to facilitate for purposes of, or otherwise constitute a violation of, the merger agreement;

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (or any representative thereof) any information with respect to any takeover proposal; or

•

execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement, each of which we refer to as an acquisition agreement, relating to any takeover proposal;

Notwithstanding the foregoing, at any time prior to obtaining the requisite stockholder approval at the special meeting, in response to a bona fide written unsolicited takeover proposal received after the date of the merger agreement that the Red Hat Board of Directors determines in good faith constitutes, or could reasonably be expected to lead to, a superior proposal, and which takeover proposal did not result from a breach of the merger agreement, Red Hat may, and may permit and authorize its subsidiaries and the company representatives, in each case subject to certain other requirements in the merger agreement:

•

furnish information with respect to Red Hat and its subsidiaries to the person making such takeover proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are at least as restrictive in all material respects on such person as those contained in the confidentiality agreement between Red Hat and IBM (as it may be amended from time to time), which we refer to as the confidentiality agreement, and which will not contain any exclusivity provision or other term that would restrict, in any manner, Red Hat’s ability to consummate the transactions contemplated by the merger agreement or to comply with its disclosure obligations to IBM pursuant to the merger agreement (it being understood that such confidentiality agreement need not contain a standstill (or similar obligation) to the extent that IBM is, concurrently with the entry by Red Hat or its subsidiaries into such confidentiality agreement, released from any standstill (or similar obligation) in the confidentiality agreement); provided that all such information has previously been provided, or is concurrently provided, to IBM; and

•	participate in discussions or negotiations with, and only with, the person making such takeover proposal (and its representatives) regarding such takeover proposal.

Notwithstanding anything to the contrary in the non-solicitation provision of the merger agreement, Red Hat and the company representatives may, in response to a bona fide written unsolicited takeover proposal, contact the person who made such takeover proposal solely to determine whether such person intends to provide any documents (or additional documents) containing the terms and conditions of such takeover proposal.

Red Hat will, as promptly as practicable and in any event within 24 hours after the receipt thereof, advise IBM orally and in writing of (i) any takeover proposal or any request for information or inquiry that contemplates or that could reasonably be expected to lead to a takeover proposal and (ii) the terms and conditions of such takeover proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making any such takeover proposal, request or inquiry.

Commencing upon the provision of any notice referred to above, Red Hat (or its outside counsel) will (i) keep IBM (or its outside counsel) informed on a reasonably current basis regarding the status and terms of discussions and negotiations relating to any such takeover proposal, request or inquiry and (ii) Red Hat will, as promptly as practicable (and in any event within 24 hours following the receipt or delivery thereof), provide IBM (or its outside legal counsel) with unredacted copies of all writings or media (whether or not electronic) containing any terms or conditions of any proposals or proposed transaction agreements (including all schedules and exhibits thereto) relating to any takeover proposal.

For purposes of the merger agreement and this proxy statement, “takeover proposal” means any proposal or offer from any person or group (other than IBM or Sub or any of their affiliates) with respect to a transaction or a series of transactions, any merger, consolidation, business combination, recapitalization, liquidation or dissolution involving Red Hat or any direct or indirect acquisition, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or transaction with a similar acquisitive intent, of (i) assets or businesses that constitute or represent 20% or more of the total revenue, net income, EBITDA or assets of Red Hat and its subsidiaries, taken as a whole, or (ii) 20% or more of the outstanding shares of Red Hat common stock or of any class of capital stock of, or other equity or voting interests in, one or more of Red Hat’s subsidiaries (or in each case, options, rights, or warrants to purchase, or securities convertible into or exchangeable for any such securities) which, in the aggregate, directly or indirectly hold assets or businesses that constitute or represent 20% or more of the total revenue, net income, EBITDA or assets of Red Hat and its subsidiaries, taken as a whole.

For purposes of the merger agreement and this proxy statement, “superior proposal” means any binding bona fide unsolicited written offer which did not result from a breach of the non-solicitation provisions or any other provisions of the merger agreement, made by any person (other than IBM or Sub or any of their affiliates), that, if consummated, would result in such person acquiring, directly or indirectly, more than 50% of the voting power of Red Hat common stock or all or substantially all the assets of Red Hat and its subsidiaries, taken as a whole, and which offer, in the reasonable good faith judgment of the Red Hat Board of Directors (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), (i) would result in a transaction more favorable to Red Hat stockholders than the transactions contemplated by the merger agreement, taking into account all of the terms and conditions of such proposal and the merger agreement (including any changes to the terms of the merger agreement proposed by IBM in response to such superior proposal or otherwise) and (ii) would reasonably be expected to be consummated in accordance with its terms, taking into account all financial, legal, regulatory, timing and other aspects of such proposal.

Change of Recommendation

As described under the section entitled “The Special Meeting — Board of Directors’ Recommendation” beginning on page [●], and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of shares of Red Hat common stock vote “FOR” the merger proposal. The merger agreement provides that neither the Red Hat Board of Directors nor any committee thereof will (or will agree or resolve to) (i) effect an adverse recommendation change, (ii) recommend, declare advisable or propose to recommend or declare advisable, the approval or adoption of any takeover proposal or resolve or agree to take any such action, or adopt or approve any takeover proposal, or (iii) cause or permit Red Hat to enter into any acquisition agreement constituting or related to, or which is intended to or would reasonably be expected to lead to, any takeover proposal (other than a confidentiality agreement referred to in, and in accordance with, the non-solicitation provisions of the merger agreement), or resolve or agree to take any such action.

Notwithstanding anything to the contrary in the merger agreement, at any time prior to obtaining the requisite stockholder approval at the special meeting, the Red Hat Board of Directors may, in response to a superior proposal received after the date of the merger agreement and not resulting from a breach of the merger agreement, effect an adverse recommendation change or terminate this agreement to enter into an alternative acquisition agreement with respect to such superior proposal in accordance with the termination provisions of the merger agreement, or resolve or agree to take any such action, only if:

•

the Red Hat Board of Directors has provided prior written notice to IBM at least four business days in advance (as modified, extended or continued in accordance with the merger agreement), which we refer to as the superior proposal notice period, to the effect that the Red Hat Board of Directors is prepared to effect an adverse recommendation change in response to a superior proposal, or to terminate the merger agreement in accordance with the termination provisions of the merger agreement, as applicable, which notice will attach in full the most current version of any written agreement relating to the transaction that constitutes such superior proposal;

•

during the applicable superior proposal notice period (or any extension or continuation thereof), prior to its effecting an adverse recommendation change or terminating the merger agreement in accordance with the termination provisions of the merger agreement, Red Hat and the company representatives negotiate in good faith with IBM and its officers, directors and representatives regarding any revisions to the terms of the merger and the other transactions contemplated by the merger agreement proposed by IBM;

•

IBM does not make, within the superior proposal notice period (or any extension or continuation thereof) after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Red Hat Board of Directors (after consultation with outside legal counsel and a financial advisor of national reputation), cause the offer previously constituting a superior proposal to no longer constitute a superior proposal (it being understood and agreed that any amendment or modification of such superior proposal will require a new notice of a superior proposal with a new superior proposal notice period of three business days); and

•

the Red Hat Board of Directors has determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that, in light of such superior proposal and taking into account any revised terms proposed by IBM, such superior proposal continues to constitute a superior proposal and that the failure to make such adverse recommendation change or to so terminate the merger agreement in accordance with the termination provisions of the merger agreement, as applicable, would be inconsistent with the directors’ fiduciary duties under applicable law.

In addition to the foregoing, at any time prior to the obtaining the requisite stockholder approval at the special meeting, and other than in connection with a takeover proposal, the Red Hat Board of Directors may, in response to an intervening event (as defined below), effect an adverse recommendation change or resolve or agree to take such action, only if:

•

the Red Hat Board of Directors has provided prior written notice to IBM at least four business days in advance (as modified, extended or continued in accordance with the merger agreement), which we refer to as the intervening event notice period, to the effect that the Red Hat Board of Directors is prepared to effect an adverse recommendation change, which notice will describe the intervening event in reasonable detail;

•

during applicable intervening event notice period (or any extension or continuation thereof), prior to its effecting an adverse recommendation change in response to an intervening event, Red Hat and the company representatives negotiate in good faith with IBM and its officers, directors and representatives regarding any revisions to the terms of the merger and the other transactions contemplated by the merger agreement proposed by IBM;

•

IBM does not make, within the applicable intervening event notice period (or any extension or continuation thereof) after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Red Hat Board of Directors (after consultation with outside legal counsel and a financial advisor of national reputation), cause the intervening event to no longer constitute an intervening event (it being understood and agreed that any material change in any event, occurrence or facts relating to such intervening event (other than in respect of any revisions proposed or proposals made by IBM as referred to above) will require a new notice of an intervening event with a new intervening event notice period of three business days); and

•

the Red Hat Board of Directors has determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation that, in light of such intervening event and taking into account any revised terms proposed by IBM, such intervening event continues to constitute an intervening event and that the failure to make such adverse recommendation change would be inconsistent with the directors’ fiduciary duties under applicable law.

For purposes of the merger agreement and this proxy statement, “intervening event” means any event, development or change in circumstances that was not known to the Red Hat Board of Directors, or the consequences of which were not reasonably foreseeable as of the date of the merger agreement, which event, change or development becomes known to the Red Hat Board of Directors prior to obtaining the requisite stockholder approval at the special meeting and which causes the Red Hat Board of Directors to determine in good faith, after consultation with its outside legal counsel and a financial advisor of national reputation, that failure to make an adverse recommendation change would be reasonably likely to result in a breach of its fiduciary duties under applicable law. However, in no event will the following events, changes or developments constitute an intervening event: (i) the receipt, existence or terms of a takeover proposal or any matter relating thereto or consequence thereof or (ii) any change in the price or trading volume of the Red Hat common stock or any other securities of Red Hat (provided that the underlying causes of such changes may constitute or be taken into account in determining whether there has been an intervening event).

For a description of termination fees, see the section entitled “Terms of the Merger Agreement — Termination of the Merger Agreement — Termination Fees” beginning on page [●].

Notwithstanding the foregoing, nothing in the merger agreement will prevent Red Hat from complying with its disclosure obligations under applicable U.S. federal or state law with regard to a takeover proposal; provided that this right will not be deemed to permit Red Hat or the Red Hat Board of Directors to effect an adverse recommendation change except in accordance with the requirements of the merger agreement.

Efforts to Obtain Required Stockholder Approvals

Unless the merger agreement has been earlier terminated, including pursuant to Red Hat’s right to terminate the merger agreement to enter into an agreement with respect to a superior proposal (see the section entitled “Terms of the Merger Agreement — Additional Agreements — Change of Recommendation”), Red Hat has agreed to hold a special meeting and to use its reasonable best efforts to solicit votes of the Red Hat stockholders in favor of obtaining the requisite approval of the Red Hat stockholders for the merger proposal, and the Red Hat Board of Directors will include its recommendation in this proxy statement. Red Hat will provide updates to IBM with respect the proxy solicitation for the special meeting (including interim results) as reasonably requested by IBM.

Red Hat may postpone or adjourn the special meeting if:

•

Red Hat is unable to obtain a quorum of its stockholders at such time, to the extent (and only to the extent) necessary in order to obtain a quorum of its stockholders and Red Hat will use its reasonable best efforts to obtain such a quorum as promptly as practicable, provided, that the special meeting will not be postponed or adjourned by more than 30 days after the date on which the special meeting was (or was required to be) originally scheduled, without the prior written consent of IBM;

•

there are not sufficient affirmative votes in person or by proxy at such meeting to adopt the merger agreement to allow reasonable time for the solicitation of proxies for purposes of obtaining the requisite stockholder approval at the special meeting; provided, that the special meeting will not be postponed or adjourned by more than 30 days after the date on which the special meeting was (or was required to be) originally scheduled, without the prior written consent of IBM;

•

the Red Hat Board of Directors has determined in good faith (after consultation with outside legal counsel) that such delay is required by applicable law (i) to comply with comments made by the SEC with respect to this proxy statement or (ii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Red Hat has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Red Hat stockholders prior to the special meeting, provided, that the special meeting will not be postponed or adjourned by more than 10 business days, or such other amount of time reasonably agreed by Red Hat and IBM to be necessary to comply with applicable law (it being agreed by the parties that such 10 business day period will recommence if Red Hat (after consultation with outside legal counsel) will determine supplemental or amended disclosure is required to be disseminated and reviewed by Red Hat stockholders during such original 10 business day period); or

•

Red Hat is required to do so by a court of competent jurisdiction in connection with any litigation against Red Hat and/or its directors relating to the merger or the other transactions contemplated by the merger agreement; provided, that the special meeting will not be postponed or adjourned by more than 10 days at a time without the prior written consent of IBM.

In addition, Red Hat has agreed to postpone or adjourn the special meeting if instructed to so by IBM if there are not sufficient affirmative votes in person or by proxy to adopt the merger proposal to allow reasonable time for the solicitation of proxies for purposes of obtaining the adoption of the merger proposal.

Generally, the record date of the special meeting may not be changed without the prior written consent of IBM; provided, however, that Red Hat may change the record date of the special meeting without the prior written consent of IBM in the event that (i) supplemental or amended disclosure is required to be disseminated to stockholders or the special meeting is postponed or adjourned in accordance with the stockholder meeting provisions of the merger agreement or (ii) Red Hat postpones the special meeting at the instruction of IBM and, in either case, as a result, the initial record date fixed by the Red Hat Board of Directors is more than 60 days before the date of the subsequent meeting.

Efforts to Complete the Merger

Red Hat and IBM have agreed to, and will cause their respective subsidiaries to, use their respective reasonable best efforts to take all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable and no later than the termination date.

In furtherance and not in limitation of the undertakings pursuant to the reasonable best efforts provisions of the merger agreement, each of IBM and Red Hat will:

•

prepare and file any notification and report forms and related material required under the HSR Act and other applicable antitrust laws with respect to the transactions contemplated by the merger agreement, and any additional filings or notifications and related material that are necessary, proper or advisable to permit consummation of the transactions contemplated by the merger agreement, as promptly as reasonably practicable and advisable;

•

provide or cause to be provided as promptly as reasonably practicable and advisable any information and documentary material that may be requested by the DOJ or FTC under the HSR Act or by other governmental entities under applicable antitrust laws (if any); and

•

use its reasonable best efforts to obtain prompt expiration or termination of any applicable waiting period or other approval of consummation of the transactions contemplated by the merger agreement by the DOJ or FTC or other applicable governmental entities.

Without limiting the generality of the undertakings of IBM described above in this section of the proxy statement entitled “Efforts to Complete the Merger,” Red Hat and IBM (if requested by IBM), along with their respective subsidiaries, will use their reasonable best efforts to obtain clearance under any applicable antitrust laws so as to enable the parties to the merger agreement to consummate the merger and the other transactions contemplated by the merger agreement as promptly as practicable, and in any event prior to the termination date, which reasonable best efforts will include:

•

proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of any subsidiaries, operations, divisions, businesses, product lines, contracts, customers or assets of IBM or any of its subsidiaries (including Red Hat or any of its subsidiaries);

•

taking or committing to take such other actions that may limit or impact IBM’s or any of its subsidiaries’ (including Red Hat’s or any of its subsidiaries’) freedom of action with respect to, or its ability to retain, any of IBM’s or any of its subsidiaries’ (including Red Hat’s or any of its subsidiaries’) operations, divisions, businesses, product lines, contracts, customers or assets;

•

entering into any orders, settlements, undertakings, contracts, consent decrees, stipulations or other agreements to effectuate any of the foregoing or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any order that prevents, prohibits, restricts or delays the consummation of the merger and the other transactions contemplated by the merger agreement, in any case, that may be issued by any court or other governmental entity; and

•

creating, terminating or divesting relationships, contractual rights or obligations of Red Hat, IBM or their respective subsidiaries, in each case in connection with obtaining all, or eliminating any requirement to obtain any, waiting period expirations or terminations, consents, clearances, waivers, exemptions, licenses, orders, registrations, approvals, permits and authorizations for the transactions contemplated by the merger agreement under the HSR Act or any other applicable antitrust laws or from any governmental entity so as to enable the closing to occur no later than the termination date.

Red Hat will not, unless requested to do so by IBM, commit to or effect any action contemplated in the four bullet points of the immediately preceding sentence. Notwithstanding anything to the contrary contained in the merger agreement, none of IBM, Red Hat or any of their respective subsidiaries will be required to take any action, or commit to take any action, or agree to any condition or limitation that (i) is not conditioned on the consummation of the merger or (ii) that would result in, or would reasonably be expected to result in, individually or in the aggregate, (A) a material adverse effect on Red Hat and its subsidiaries, taken as a whole, or (B) a material adverse effect on IBM and its subsidiaries, taken as a whole, measured on a scale relative to the size of Red Hat and its subsidiaries, taken as a whole, any of the foregoing which we refer to as a burdensome condition.

Notwithstanding the foregoing, IBM has committed, if required by a governmental entity in connection with obtaining the required regulatory clearance for the merger and the other transactions contemplated by the merger agreement, to effect such actions solely involving certain assets or businesses of Red Hat.

In furtherance and not in limitation of the covenants of the parties contained in the reasonable best efforts provisions of the merger agreement, if any administrative or judicial action or proceeding by a governmental entity of competent jurisdiction is instituted challenging the merger and the other transactions contemplated by the merger agreement, each of Red Hat and IBM will use its reasonable best efforts to:

•	oppose fully and vigorously, including by defending through litigation, any such action or proceeding;

•	pursue vigorously all available avenues of administrative and judicial appeal; and

•	seek to have vacated, lifted, reversed or overturned any judgment that is in effect that prohibits, prevents or restricts consummation of the transactions contemplated by the merger agreement.

Notwithstanding anything to the contrary contained in the merger agreement, none of Red Hat, IBM or any of their respective subsidiaries will be required to (and Red Hat and its subsidiaries will not, without the prior written consent of IBM) take any action, or commit to take any action, under the immediately preceding paragraph above that (i) is not conditioned on the consummation of the merger or (ii) would result in, or would reasonably be expected to result in, individually or in the aggregate, a burdensome condition. To assist IBM in complying with its obligations set forth in the reasonable best efforts provisions of the merger agreement, Red Hat will, and will cause its subsidiaries to, provide to IBM such cooperation as may be reasonably requested by IBM.

Neither IBM nor Sub will, nor will they permit their respective subsidiaries to, acquire or agree to acquire any rights, assets, business, person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to increase the risk of not obtaining, or the risk of materially delaying the obtaining of, the consent, approval order or authorization of any governmental entity with respect to the merger or the other transactions contemplated by the merger agreement.

Subject to applicable law and the requirements of applicable governmental entities, Red Hat and IBM and their respective counsel will, in connection with the efforts referenced above:

•

cooperate in all respects with each other in connection with any filing or submission with a governmental entity in connection with the transactions contemplated by the merger agreement and in connection with any investigation or other inquiry by or before a governmental entity relating to the transactions contemplated by the merger agreement, including any proceeding initiated by a private person;

•

where legally permissible, have the right to review in advance, and to the extent practicable each will consult and consider in good faith the views of the other regarding, any material filing made with, or written materials to be submitted to, any governmental entity in connection with the transactions contemplated by the merger agreement and of any material communication received or given in connection with any proceeding by a private person, in each case regarding any of the transactions contemplated by the merger agreement;

•

promptly inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, the Antitrust Division of the DOJ or the FTC or any other applicable governmental entity; and

•

where legally permissible, promptly furnish each other with copies of all correspondence, filings and written communications between them or their subsidiaries or affiliates, on the one hand, and any governmental entity or its respective staff, on the other hand, with respect to the transactions contemplated by the merger agreement.

Subject to applicable law and the requirements of applicable governmental entities, Red Hat and IBM will (with respect to any in-person discussion or meeting), and will to the extent practicable (with respect to any telephonic discussion or meeting), provide the other party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any governmental entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by the merger agreement. Red Hat and IBM will jointly develop, consult and cooperate with one another with respect to the strategy for obtaining any necessary approvals under the antitrust laws or responding to any request from, inquiry by, or investigation by (including directing the timing, nature and substance of all such responses) any governmental entity in connection with the merger agreement and the transactions contemplated by the merger agreement, including determining the timing and content of any registrations, filings, agreements, forms, notices, petitions, statements, submissions of information, applications and other documents, communications and correspondence contemplated by, made in accordance with, or subject to the reasonable best efforts provisions of the merger agreement.

Notwithstanding the foregoing, in the event of any dispute between the parties relating to the strategy or appropriate course of action or content of any submission made in connection with obtaining any clearances under applicable antitrust laws with respect to the merger, the parties will escalate such dispute to the general counsels of Red Hat and IBM for resolution. If such dispute is not resolved pursuant to the preceding sentence, IBM will have the right to make the final determination with respect to such matter. Notwithstanding anything to the contrary in the merger agreement, IBM will, on behalf of the parties and in reasonable consultation with Red Hat, have the right, in its sole discretion, to determine the nature and timing of any divestitures or other remedial undertakings made for the purpose of securing any required approvals under the antitrust laws to the extent any such divestitures or other remedial undertakings would be conditioned upon and only be effective after the closing.

Employee Matters

Following the closing, IBM will cause Red Hat and its subsidiaries to honor all compensation and benefit plans, programs, policies, practices or agreements maintained or sponsored by Red Hat or any of its subsidiaries, or to which Red Hat or any of its subsidiaries is a party, as in effect on the date of the merger agreement. IBM or its affiliates may amend, modify, replace or terminate such arrangements in accordance with their terms.

During the 12-month period following the closing, IBM will provide, or will cause one of its affiliates to provide, to employees of Red Hat who remain employed after the closing, which we refer to as continuing employees, (i) base salaries or wages which are no less favorable than those provided to continuing employees immediately prior to the closing, (ii) target incentive opportunities (excluding any retention, change in control and equity-based compensation) which are no less favorable, in each case, than those provided to continuing employees immediately prior to the closing; and (iii) retirement and welfare benefits (excluding any severance benefits, post-employment health benefits, post-employment welfare benefits and defined benefit pension and nonqualified deferred compensation plans) which are no less favorable in the aggregate than those provided to continuing employees immediately prior to the closing.

IBM has agreed to give to continuing employees who, after the closing, participate in employee benefit plans maintained by IBM or its affiliates credit for eligibility (other than for any defined benefit pension, post-employment health benefits or post-employment welfare benefits plan), vesting and, for severance and vacation benefits only, determining the level of benefits, but not for benefit accrual, for service prior to the closing with Red Hat or any of its subsidiaries, to the same extent recognized by Red Hat and its subsidiaries prior to the closing.

With respect to any benefit plan or benefit agreement maintained by IBM that provides welfare benefits in which continuing employees are eligible to participate after the closing, IBM has agreed that it will, and will cause the surviving corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of Red Hat and its subsidiaries prior to the closing (other than with respect to pre-existing health conditions pursuant to underwriting requirements under fully insured plans) and (ii) credit continuing employees for any co-payments and deductibles paid prior to the closing in satisfying any analogous deductible or out-of-pocket requirements only to the same extent recognized by Red Hat or its subsidiaries prior to the closing.

The Compensation Committee of the Red Hat Board of Directors may, prior to the closing, reasonably and in good faith determine the level of attainment of the applicable performance goals with respect to performance periods under any annual and quarterly cash bonus plans which are ongoing as of the closing. Payment with respect to such cash bonus plans will occur after the closing date at the earlier of the time IBM normally pays bonuses to similarly situated employees, or the time Red Hat normally pays such bonuses. Payment will be made at the greater of the target or actual level of performance, pro-rated for the portion of the applicable performance period which has elapsed through the closing date.

During the 12-month period following the closing, IBM will, or will cause Red Hat and its subsidiaries to, provide continuing employees whose employment is terminated (in a manner that would trigger severance benefits) with severance benefits in accordance with such employee’s individual employment or severance agreement or, if no such agreement exists, in accordance with the applicable severance policy of Red Hat or its subsidiaries in effect immediately prior to the closing.

Following the closing, IBM will cause Red Hat and its subsidiaries to honor the terms of each collective bargaining agreement, labor union contract, trade union agreement or other works council agreement applicable to the continuing employees until such agreement expires pursuant to its terms or is modified by the respective parties.

For the avoidance of doubt, the merger agreement does not confer any rights or remedies of any kind or description upon any person (including any continuing employees and any of their beneficiaries and dependents) other than IBM, its subsidiaries, Red Hat and their respective successors and assigns.

Directors’ and Officers’ Indemnification and Insurance

IBM and Sub have agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time now existing in favor of the current or former directors or officers of Red Hat and its subsidiaries as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of Red Hat as in effect on the date of the merger agreement will be assumed by the surviving corporation in the merger, without further action, at the effective time, and will survive the merger and will continue in full force and effect in accordance with their terms, and IBM will cause the surviving corporation to comply with and honor the foregoing obligations.

In the event that the surviving corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, or if IBM dissolves the surviving corporation, then, and in each such case, IBM will cause proper provision to be made so that the successors and assigns of the surviving corporation assume the obligations set forth in the indemnification, exculpation and insurance provisions of the merger agreement.

IBM will obtain, or cause to be obtained, as of the effective time, a “tail” insurance policy with a claims period of six years from the effective time with respect to directors’ and officers’ liability insurance covering each person currently covered by the Red Hat’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the effective time on terms that are no less favorable than those of such policy of

Red Hat in effect on the date of the merger agreement, which insurance will, prior to the completion of the merger, be in effect and prepaid for such six-year period. However, in no event will IBM or the surviving corporation be required to pay, with respect to the entire six-year period following the effective time, premiums for insurance under this paragraph which in the aggregate exceed 300% of the aggregate premiums paid by Red Hat for the period in its most recent fiscal year for such purpose; provided that IBM will nevertheless be obligated to provide such coverage, with respect to the entire six-year period following the effective time, as may be obtained for such 300% amount.

Restructuring

Red Hat has agreed, prior to the closing, to undertake certain identified internal transactions as reasonably requested by IBM. IBM will, promptly upon request by Red Hat, reimburse Red Hat for all reasonable and documented out-of-pocket costs and expenses incurred by Red Hat, its subsidiaries and their advisors in connection with the obligations of Red Hat and its subsidiaries pursuant to the restructuring provision of the merger agreement. Additionally, in the event the merger agreement is terminated following any of these transactions being undertaken, IBM will indemnify Red Hat for any expenses and incremental taxes incurred as a result of such transactions.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to, among other things:

•	preparation by Red Hat of this proxy statement;

•	confidentiality of and access by IBM to certain information about Red Hat;

•	consultation between Red Hat and IBM in connection with public statements with respect to the transactions contemplated by the merger agreement;

•	IBM causing Sub to comply with all of Sub’s obligations under the merger agreement;

•	the treatment of equity awards of Red Hat, which is described in the section entitled “Terms of the Merger Agreement — Merger Consideration — Treatment of Equity Compensation” beginning on page [●];

•	actions with respect to Red Hat’s outstanding convertible notes, the convertible note hedge transactions and the warrant transactions;

•	Red Hat providing notice to IBM of any stockholder litigation or dispute;

•	Red Hat taking all reasonable steps to cause the transactions contemplated by the merger agreement to be exempt under Section 16 of the Exchange Act;

•	Red Hat and IBM providing each other with certain notices;

•	Red Hat taking all actions necessary to remove or otherwise minimize the effect of any anti-takeover laws on the merger and the other transactions contemplated by the merger agreement;

•

Red Hat cooperating with IBM and using its reasonable best efforts to cause Red Hat common stock to be delisted from the NYSE as promptly as practicable following the effective time and deregistered pursuant to the Exchange Act as promptly as practicable following such delisting.

Conditions to the Closing of the Merger

The respective obligations of IBM, Sub and Red Hat to effect the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) on or prior to the closing date of the following conditions:

•	receipt of Red Hat stockholder approval of the merger proposal;

•

(i) any waiting period (and any extension thereof) applicable to the merger under the HSR Act having been terminated or having expired and (ii) any other approval or waiting period under certain other applicable antitrust laws, as set out in the merger agreement, having been obtained or terminated or having expired, in each case without the imposition, individually or in the aggregate, of a burdensome condition;

•

(i) no temporary restraining order, preliminary or permanent injunction or other judgement or law of, or issued by, certain courts of competent jurisdiction or other governmental entities, as set out in the merger agreement, being in effect, in each case having the effect of making the merger illegal or otherwise prohibiting consummation of the merger or imposition, individually or in the aggregate, a burdensome condition, collectively which we refer to as legal restraints, and (ii) no governmental entity having instituted any action or proceeding (which remains pending at what would otherwise be the closing date) before certain courts or other governmental entities of competent jurisdiction, as set out in the merger agreement, seeking to temporarily or permanently enjoin, restrain or otherwise prohibit consummation of the merger or impose a legal restraint.

The obligations of IBM and Sub to effect the merger are further subject to the satisfaction or waiver (to the extent permitted by applicable law) on or prior to the closing date of the following conditions:

•

the representations and warranties of Red Hat relating to the absence of a material adverse effect, as specified in the merger agreement, being true and correct in all respects as of the date of the merger agreement and as of the closing date with the same effect as though made as of such date;

•

the representations and warranties of Red Hat relating to the organization, good standing and corporate power of Red Hat, its subsidiaries, certain capitalization matters, authority to enter into the merger agreement, the approval of the merger agreement by the Red Hat Board of Directors, the stockholder vote required for adoption of the merger agreement, broker’s fees and the opinions of Red Hat’s financial advisors, each as specified in the merger agreement, being true and correct in all material respects as of the date of the merger agreement and as of the closing date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

all other representations and warranties of Red Hat set forth in the merger agreement, other than those referenced in the two preceding bullet points above, being true and correct (disregarding all qualifications or limitations as to “material,” “materiality,” “material adverse effect” and words of similar import set forth therein) as of the date of the merger agreement and as of the closing date with the same effect as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except in the case of this bullet point where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	Red Hat having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date;

•

since the date of the merger agreement, no effect having occurred that would reasonably be expected to have, individually or in the aggregate, a material adverse effect, of which the existence or consequences are still continuing; and

•

IBM having received a certificate signed on behalf of Red Hat by the Chief Executive Officer and the Chief Financial Officer of Red Hat, certifying that the conditions set forth in the five preceding bullet points have been satisfied.

The obligation of Red Hat to effect the merger is further subject to the satisfaction or waiver (to the extent permitted by applicable law) on or prior to the closing date of the following conditions:

•

the representations and warranties of IBM and Sub set forth in the merger agreement being true and correct (disregarding all qualifications or limitations as to “material,” “materiality,” “material adverse effect” and words of similar import set forth therein) as of the date of the merger agreement and as of the closing date with the same effect as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any such failure to be true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the merger;

•	IBM and Sub having performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date; and

•

Red Hat having received a certificate signed on behalf of IBM by the Chief Executive Officer and the Chief Financial Officer of IBM, certifying that conditions set forth in the two preceding bullet points have been satisfied.

Termination of the Merger Agreement

Termination

The merger agreement may be terminated, and the merger may be abandoned, at any time prior to the effective time:

•	by the mutual written consent of IBM, Sub and Red Hat;

•	by either IBM or Red Hat, if:

•

the merger has not been consummated by 11:59 p.m., Eastern time, on October 28, 2019, which we refer to as the initial termination date for any reason; provided that if as of the initial termination date all conditions to the merger agreement are satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing) or waived (to the extent permitted by applicable law), other than certain conditions in the merger agreement, either Red Hat or IBM, by written notice to the other, may extend the initial termination date to 11:59 p.m., Eastern time, on the date that is three months after the initial termination date, which we refer to as the first extended termination date; provided, further, that if as of the first extended termination date all conditions to the merger agreement are satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing) or waived (to the extent permitted by applicable law), other than certain conditions in the merger agreement, either Red Hat or IBM, by written notice to the other, may extend the first extended termination date to 11:59 p.m., Eastern time, on the date that is six months after the initial termination date, which we refer to as the second extended termination date; provided, however, that the right to terminate the merger agreement under the foregoing will not be available to any party whose action or failure to act has been a principal cause of or directly resulted in the failure of the merger to occur on or before such date and such action or failure to act constitutes a breach of the merger agreement, collectively which we refer to as the end date termination right;

•

any legal restraint having the effect of making the merger illegal or otherwise prohibiting consummation of the merger or imposing, individually or in the aggregate, a burdensome condition is in effect and will have become final and nonappealable (it being understood and agreed by the parties that only a court of competent jurisdiction or other governmental entity in certain identified jurisdictions will constitute a court of competent jurisdiction or other governmental entity); and provided, that the right to terminate the merger agreement under this clause will not be available to a party if the failure of such party, and in the case of IBM, including the failure of Sub, to perform any of its obligations under the merger agreement has been a principal cause of or directly resulted in the issuance of such final, non-appealable legal restraint, which we refer to as the legal restraint termination right; or

•	the special meeting of Red Hat stockholders has been held and the stockholder approval of the merger agreement and the transactions contemplated thereby have not been obtained at the stockholders meeting or at any adjournment or postponement of the special meeting, which we refer to as the stockholder vote termination right.

•	by IBM:

•

prior to the special meeting of Red Hat stockholders if (i) an adverse recommendation change has occurred or (ii) Red Hat has delivered a notice of an intervening event or a notice of a superior proposal and IBM has, in response thereto, delivered a notice of its intent to terminate the merger agreement prior to the expiration of the intervening event notice period or the superior proposal notice period, as applicable, and has publicly and irrevocably waived certain of its rights under the merger agreement, which we collectively refer to as the IBM change of recommendation termination right, provided, in the case of clause (ii), IBM is not entitled to terminate the merger agreement pursuant to this provision unless IBM provides at least one business day advance written notice; or

•

if Red Hat has breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in the conditions to obligations of IBM and Sub provision in the merger agreement relating to the accuracy of Red Hat’s representations and warranties or performance of obligations of Red Hat and (ii) (A) is incapable of being cured prior to the termination date or (B) is not cured by Red Hat on or before the earlier of (1) the termination date and (2) the date that is 30 business days after written notice from IBM of such breach or failure; provided that IBM will not have the right to terminate the merger agreement pursuant to this clause if IBM or Sub is then in material breach of the merger agreement or if any representation or warranty of IBM or Sub will have become untrue, in either case, so as to result in the failure of any of certain conditions in the merger agreement;

•	by Red Hat:

•

at any time prior to obtaining the Red Hat stockholder approval of the merger agreement at the special meeting, if (i) Red Hat has received a superior proposal after the date of the merger agreement that did not result from a breach of the merger agreement, (ii) the Red Hat Board of Directors has authorized Red Hat to enter into, and Red Hat concurrently enters into, an acquisition agreement to consummate the alternative transaction contemplated by such superior proposal, (iii) simultaneously with, and as a condition to, any such termination, Red Hat pays or causes to be paid to IBM (or its designee) the termination fee described in the section entitled “Terms of the Merger Agreement — Termination of the Merger Agreement — Termination Fees” beginning on page [●] and (iv) Red Hat has complied with the relevant procedures with respect to such superior proposal as described in the section entitled “Terms of the Merger Agreement — Additional Agreements — No Solicitation” beginning on page [●], which we refer to as the Red Hat alternative acquisition termination right; or

•

if IBM has breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in the conditions to obligations of Red Hat provision in the merger agreement relating to the accuracy of IBM’s and Sub’s representations and warranties or performance of obligations of IBM and Sub and (ii) (A) is incapable of being cured by the termination date or (B) is not cured by IBM or Sub on or before the earlier of (i) the termination date and (ii) the date that is 30 business days after written notice from Red Hat of such breach or failure; provided that Red Hat will not have the right to terminate the merger agreement pursuant to this provision if Red Hat is then in material breach of the merger agreement or if any representation or warranty of Red Hat will have become untrue, in either case, so as to result in the failure of any of certain conditions in the merger agreement.

Effect of Termination

In the event of termination of the merger agreement by either Red Hat or IBM as described above under the section entitled “Terms of the Merger Agreement — Termination of the Merger Agreement — Termination” beginning on page [●], the merger agreement will become void and have no effect, and there will not be any liability or obligation on the part of any party, except that:

•	no termination will affect the obligations of the parties contained in the confidentiality agreement;

•

no termination will relieve any party from liability for damages in case of any willful breach (as described below) of any of its representations, warranties, covenants or agreements set forth in the merger agreement, in which case liability for any and all damages, costs, expenses, liabilities or losses of any kind, in each case, incurred or suffered by the other party as a result of such breach will not be affected by termination of the merger agreement or any payment of the termination fee pursuant to the fees and expenses provision of the merger agreement; and

•

certain other provisions of the merger agreement, including provisions with respect to the allocation of fees and expenses, including, if applicable, the termination fees described in the section entitled “Terms of the Merger Agreement — Termination of the Merger Agreement — Termination Fees” beginning on page [●], will survive such termination.

For the purpose of the merger agreement, “willful breach” means, with respect to any agreement or covenant in the merger agreement, an act or omission (including a failure to cure circumstances) taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant.

Termination Fees

Under the merger agreement, Red Hat will be required to pay a termination fee equal to $975 million in connection with a termination of the merger agreement under the following circumstances:

•

in the event the merger agreement is terminated by Red Hat pursuant to the Red Hat alternative acquisition termination right, then the termination fee will be paid simultaneously with, and as a condition to, such termination;

•

in the event the merger agreement is terminated by IBM pursuant to the IBM change of recommendation termination right, then the termination fee will be paid within two business days of such termination; or

•

prior to the stockholders meeting, a takeover proposal has been made to Red Hat or Red Hat stockholders and (i) the merger agreement is terminated by (A) either Red Hat or IBM at the termination date, (B) either Red Hat or IBM if the requisite stockholder approval is not obtained at the stockholders meeting or (C) IBM if Red Hat has breached any representation, warranty or covenant, such that the conditions relating to the accuracy of Red Hat’s representations and warranties or performance of covenants would fail to be satisfied and (ii) within 12 months of the termination of the merger agreement, (x) Red Hat enters into an acquisition agreement with respect to a takeover proposal or (y) any takeover proposal is consummated provided that for the purposes of this bullet, references to 20% in the definition of alternative proposal are deemed to be references to 50.1%, then the termination fee will be paid no later than the first to occur of the events referred to in the immediately preceding clauses (x) and (y).

Notwithstanding anything to the contrary in the merger agreement, in the event the merger agreement is terminated by Red Hat for any reason at a time when IBM would have had the right to terminate the merger agreement, IBM will be entitled to receipt of any termination fee that would have been (or would have subsequently become) payable had IBM terminated the merger agreement at such time.

In no event will Red Hat be required to pay the termination fees described above on more than one occasion.

The termination fee, if paid, will be credited against any damages, to the extent proven, resulting from or arising out of any pre-termination willful breach of the merger agreement by Red Hat (as such damages are determined taking into account any termination fee previously paid by Red Hat).

Expenses

If Red Hat fails promptly to pay the amount due to IBM in connection with a termination fee described above under the section entitled “Terms of the Merger Agreement — Termination of the Merger Agreement —Termination Fees” beginning on page [●] and, in order to obtain such payment, IBM commences a legal proceeding that results in a judgment against Red Hat for such amount, Red Hat will pay to IBM its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such legal proceeding and any appeal relating thereto, together with interest at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Except as expressly set forth in the merger agreement, each party bears its own expenses in connection with the merger agreement and the transactions contemplated thereby.

Amendment and Waiver

Amendment

The parties to the merger agreement may at any time, whether before or after the requisite stockholder approval at the special meeting has been obtained, amend the merger agreement; provided, however, that after the requisite stockholder approval at the special meeting has been obtained, no amendment will be made that by law requires further approval by Red Hat stockholders without the further approval of Red Hat stockholders.

Termination of the merger agreement prior to the effective time will not require the approval of the stockholders of IBM, Red Hat or any of their affiliates.

Waiver; Extension

At any time prior to the effective time, the parties to the merger agreement may:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

In each case, provided, however, that after the requisite stockholder approval at the special meeting has been obtained, no waiver will be made that by law requires further approval by Red Hat stockholders without the further approval of Red Hat stockholders.

Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of such rights.

Governing Law

The merger agreement is governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Specific Performance

The parties will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in certain chosen courts, in addition to any other remedy to which they are entitled at law or in equity. The parties have further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

In the event any party to the merger agreement brings any action, claim, complaint, suit, action or other proceeding to enforce specifically the performance of the terms and provisions of the merger agreement prior to the closing, the termination date will automatically be extended by such period during which such action, claim, complaint, suit, action or other proceeding is pending, plus 20 business days, or such other time period established by the court presiding over such action, claim, complaint, suit, action or other proceeding.

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED EXECUTIVE

COMPENSATION ARRANGEMENTS

The Merger-Related Compensation Proposal

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the payment of certain compensation that will or may become payable to the named executive officers of Red Hat in connection with the merger, as disclosed in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement — The Merger — Interests of the Non-Employee Directors and Executive Officers of Red Hat in the Merger — Potential Payments to Executives upon Termination Following Change-in-Control” beginning on page [●]. We are asking our stockholders to approve, on a non-binding, advisory basis, a resolution relating to the compensation that will or may become payable to the named executive officers of Red Hat in connection with the merger.

The Red Hat Board of Directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement. The Red Hat Board of Directors unanimously recommends that you vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Red Hat, Inc. approve, on a non-binding, advisory basis, the compensation that will or may become payable to Red Hat’s named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled ‘Proposal 1: Adoption of the Merger Agreement — The Merger — Interests of the Non-Employee Directors and Executive Officers of Red Hat in the Merger — Golden Parachutes Compensation’ in Red Hat’s proxy statement for the special meeting.”

Stockholders should note that this proposal is not a condition to completion of the merger, and as an advisory vote, the result will not be binding on Red Hat, the Red Hat Board of Directors or IBM. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated our named executive officers will be entitled to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to that compensation.

Vote Required and Board of Directors Recommendation

Approval of the merger-related compensation proposal requires the affirmative vote of a majority of the voting power of the shares of Red Hat common stock entitled to vote which are present, in person or by proxy, and voting at the special meeting, provided a quorum is present.

The Red Hat Board of Directors unanimously recommends that you vote “FOR” the merger-related compensation proposal.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal to approve one or more adjournments of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the then-scheduled date and time of the special meeting. If our stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the merger agreement such that the proposal to adopt the merger agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement. Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting, subject to the terms of the merger agreement.

Red Hat does not intend to call a vote on this proposal if the merger proposal is approved by the requisite number of shares of Red Hat common stock at the special meeting.

Vote Required and Board of Directors Recommendation

Approval of the proposal to approve one or more adjournments of the special meeting requires the affirmative vote of a majority of the voting power of the shares of Red Hat common stock entitled to vote which are present, in person or by proxy, at the special meeting, whether or not a quorum is present.

The Red Hat Board of Directors believes that it is in the best interests of Red Hat and its stockholders to be able to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in respect of the merger agreement proposal if there are insufficient votes to adopt the merger agreement at the then-scheduled date and time of the special meeting.

The Red Hat Board of Directors unanimously recommends that you vote “FOR” the adjournment proposal.

MARKET PRICES AND DIVIDEND DATA

Red Hat common stock is listed on the NYSE under the symbol “RHT.” As of the close of business on the record date, there were [●] shares of our common stock outstanding, held by approximately [●] stockholders of record.

The following table sets forth, for the indicated periods, quarterly high and low intraday prices of Red Hat common stock for the periods shown as reported by the NYSE:

	High	Low
FY 2019 – Quarter Ended
November 30, 2018 (through November 28, 2018)	$178.17	$115.31
August 31, 2018	$177.70	$130.71
May 31, 2018	$173.58	$143.31
FY 2018 – Quarter Ended
February 28, 2018	$150.30	$117.76
November 30, 2017	$129.61	$104.51
August 31, 2017	$107.77	$86.26
May 31, 2017	$90.01	$80.93
FY 2017 – Quarter Ended
February 28, 2017	$85.01	$68.54
November 30, 2016	$82.73	$71.52
August 31, 2016	$81.81	$70.09
May 31, 2016	$77.56	$65.43

The closing price of Red Hat’s common stock on the NYSE on October 26, 2018, the last trading day prior to announcement of the merger, was $116.68 per share. On [●], 2018, the latest practicable trading day before the date of this proxy statement, the closing price of our common stock on the NYSE was $[●] per share. You are encouraged to obtain current market quotations for our common stock. No assurance can be given concerning the market price for Red Hat common stock before the date on which the merger will be completed. The market price for Red Hat common stock will fluctuate between the date of this proxy statement and the date on which the merger is completed.

We have never declared or paid any cash dividends on our common stock. Furthermore, under the terms of the merger agreement, from the date of the merger agreement until the earlier of the effective time or the termination of the merger, Red Hat may not declare, set aside or pay any dividends without the prior written consent of IBM.

Following the merger, there will be no further market for shares of Red Hat common stock and we anticipate that our stock will be delisted from the NYSE and deregistered under the Exchange Act. As a result, following the merger and such deregistration, we would no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables below set forth, as of November 19, 2018 (unless otherwise indicated), certain information regarding beneficial ownership of our common stock. We determine beneficial ownership of our common stock in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares of our common stock which the individual has the right to acquire on or before January 18, 2019 through payout of DSUs or RSUs. As of November 19, 2018, we had 176,759,662 shares of common stock outstanding. For purposes of computing the percentage and amount of outstanding shares of common stock held by each individual or entity, any shares which that individual or entity has the right to acquire on or before January 18, 2019 are deemed to be outstanding for the individual or entity but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other individual or entity.

Ownership by Our Directors and Executive Officers

The following table includes information regarding the number of shares of our common stock beneficially owned by each of our directors and “Named Executive Officers” (as such term is defined in Item 402(a)(3) of Regulation S-K under the Exchange Act), as well as all of our current directors and executive officers as a group, as of November 19, 2018.

NAME AND ADDRESS OF BENEFICIAL OWNER(1)	TITLE(S)	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(2)	PERCENT OF COMMON STOCK OUTSTANDING
James M. Whitehurst(3)	Director, President and Chief Executive Officer	359,114	*
Paul J. Cormier(4)	Executive Vice President and President, Products and Technologies	195,611	*
Arun Oberoi(5)	Executive Vice President, Global Sales and Services	117,104	*
William S. Kaiser(6)	Director	70,552	*
Narendra K. Gupta(7)	Board Chair	51,919	*
Michael R. Cunningham(8)	Executive Vice President and General Counsel	50,638	*
Sohaib Abbasi(9)	Director	38,006	*
W. Steve Albrecht(10)	Director	29,326	*
Eric R. Shander(11)	Executive Vice President and Chief Financial Officer	18,626	*
Kimberly L. Hammonds(12)	Director	11,261	*
Charlene T. Begley(13)	Director	9,854	*
Kevin Murai(14)	Director	2,429	*
Alfred W. Zollar(15)	Director	2,337	*
All current executive officers and directors as a group (15 persons)		994,120	*

*	Less than one percent of the outstanding common stock.
(1)	The address for each beneficial owner is c/o Red Hat, Inc., 100 East Davie Street, Raleigh, North Carolina 27601.
(2)

Each person named in the table reported that he or she has sole voting and investment power (or shares such power with his or her spouse) with respect to all shares shown as beneficially owned by him or her, except as noted in the footnotes below and subject to community property laws, if applicable. The inclusion herein of any shares of common stock does not constitute an admission of direct or indirect beneficial ownership of those shares.

(3)	Consists of (i) 287,856 shares of common stock and (ii) 71,258 shares of restricted stock vesting over four years from the date of grant.
(4)

Consists of (i) 1,984 shares of common stock and (ii) 34,656 shares of restricted stock vesting over four years from the date of grant and (iii) 158,971 shares of common stock held of record by the Paul J. Cormier Grantor Retained Annuity Trust of 2018.

(5)	Consists of (i) 86,274 shares of common stock and (ii) 30,830 shares of restricted stock vesting over four years from the date of grant.
(6)	Consists of (i) 61,652 shares of common stock, (ii) 1,710 shares of restricted stock vesting one year from the date of grant and (iii) 7,190 shares of common stock issuable upon payout of DSUs.
(7)	Consists of (i) 7,345 shares of common stock and (ii) 44,574 shares of common stock issuable upon payout of DSUs.
(8)	Consists of (i) 33,100 shares of common stock and (ii) 17,538 shares of restricted stock vesting over four years from the date of grant.
(9)

Consists of (i) 7,985 shares of common stock, (ii) 29,961 shares of common stock issuable upon payout of DSUs and (iii) 60 shares of common stock held of record by the Abbasi Family 2003 Charitable Remainder Unitrust for which Mr. Abbasi is the trustee.

(10)	Consists of (i) 15,644 shares of common stock, (ii) 13,682 shares of common stock issuable upon payout of DSUs.
(11)	Consists of (i) 5,711 shares of common stock and (ii) 12,915 shares of restricted stock vesting over four years from the date of grant.
(12)	Consists of (i) 9,551 shares of common stock and (ii) 1,710 shares of restricted stock vesting one year from the date of grant.
(13)	Consists of (i) 8,144 shares of common stock and (ii) 1,710 shares of restricted stock vesting one year from the date of grant.
(14)	Consists of 2,429 shares of restricted stock vesting over three years from the date of grant.
(15)	Consists of 2,337 shares of restricted stock vesting over either one year or three years from the date of grant.

Ownership of More than 5% of Our Common Stock

The following table sets forth information on each person or entity who we believe, based on our review of public filings, or information provided, by such persons or entities, beneficially owns more than 5% of our common stock as of November 19, 2018.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF COMMON STOCK OUTSTANDING(1)
T. Rowe Price Associates, Inc.(2) 100 East Pratt Street Baltimore, MD 21202	21,489,796	12.16%

The Vanguard Group, Inc.(3) 100 Vanguard Boulevard Malvern, PA 19355	18,508,464	10.47%

FMR LLC(4) 245 Summer Street Boston, MA 02210	13,500,181	7.64%

BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10055	11,481,615	6.50%

Prudential Financial, Inc.(6) 751 Broad Street Newark, NJ 07102	9,863,126	5.58%

(1)	Percentages are calculated based on our common stock outstanding as of November 19, 2018.
(2)

Based solely on information provided by T. Rowe Price Associates, Inc., which we refer to as Price Associates, in a letter dated March 9, 2018 regarding its beneficial ownership of our common stock as of December 31, 2017. As of December 31, 2017, Price Associates had sole power to vote or direct the vote over 7,663,763 shares and sole power to dispose or direct the disposition of 21,489,796 shares. These securities are owned by various individual and institutional investors which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)

Based solely on a Schedule 13G/A filed with the SEC on February 12, 2018 by The Vanguard Group, Inc., which we refer to as Vanguard. As of December 31, 2017, Vanguard reported sole power to vote or direct the vote over 251,996 shares, shared power to vote or direct the vote over 40,989 shares, sole power to dispose or direct the disposition of 18,218,719 shares and shared power to dispose or direct the disposition of 289,745 shares. Includes 197,750 shares beneficially owned by Vanguard Fiduciary Trust Company, which we refer to as VFTC, as a result of its serving as investment manager of collective trust accounts. Also includes 144,935 shares beneficially owned by Vanguard Investments Australia, Ltd., which we refer to as VIA, as a result of its serving as investment manager of Australian investment offerings. VFTC and VIA are wholly-owned subsidiaries of Vanguard.

(4)

Based solely on a Schedule 13G/A filed with the SEC on February 13, 2018 by FMR LLC. As of December 31, 2017, FMR LLC reported sole power to vote or direct the vote over 3,242,102 shares and sole power to dispose or direct the disposition of 13,500,181 shares. Includes shares beneficially owned by FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research (Hong Kong) Limited, Fidelity Management & Research Company, FMR Co., Inc. and Strategic Advisors, Inc. FMR Co., Inc. beneficially owns 5% or greater of the outstanding shares reported on the Schedule 13G/A. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act, which we refer to as Fidelity Funds, advised by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(5)

Based solely on a Schedule 13G/A filed with the SEC on January 29, 2018 by BlackRock, Inc. and includes shares held by certain of its subsidiaries. As of December 31, 2017, BlackRock, Inc. reported sole power to vote or direct the vote over 9,990,897 shares and sole power to dispose or direct the disposition of 11,481,615 shares.

(6)

Based solely on a Schedule 13G/A filed with the SEC on January 26, 2018 by Prudential Financial, Inc., Prudential, and includes shares held by certain of its subsidiaries. As of December 31, 2017, Prudential reported sole power to vote or direct the vote over 444,123 shares, shared power to vote or direct the vote over 5,166,492 shares, sole power to dispose or direct the disposition of 444,123 shares and shared power to dispose or direct the disposition of 9,419,003 shares. Jennison Associates LLC, which we refer to as Jennison, filed a separate Schedule 13G/A with the SEC on February 5, 2018, reporting beneficial ownership of 9,552,072 shares. However, these shares have not been listed separately because the shares reported by Prudential, which indirectly owns 100% of the equity interests of Jennison, includes 9,552,072 shares beneficially owned by Jennison. Jennison furnishes investment advice to several investment companies, insurance separate accounts and institutional clients, which we refer to as Managed Portfolios. As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares held by such Managed Portfolios.

APPRAISAL RIGHTS

If the merger is completed, stockholders who do not vote (whether in person or by proxy) in favor of the adoption of the merger proposal and who properly exercise and perfect their demand for appraisal of their shares and who do not withdraw such demand or lose their right to appraisal will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL, which we refer to as Section 262.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex D and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of Red Hat common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of Red Hat common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Red Hat common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, holders of shares of Red Hat common stock who (i) do not vote in favor of the merger proposal; (ii) continuously are the record holders of such shares through the effective time; and (iii) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware and to receive in lieu of the merger consideration payment in cash of the amount determined by the Court of Chancery to be the “fair value” of the shares of Red Hat common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be fair value as determined by the court (subject, in the case of interest payments, to any voluntary cash payments made by the surviving corporation pursuant to subsection (h) of Section 262 of the DGCL). Unless the Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided that if at any time before the Court of Chancery of the State of Delaware enters judgment in the appraisal proceeding, the surviving corporation pays to each stockholder entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (i) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Court of Chancery of the State of Delaware and (ii) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the $190.00 per share consideration payable pursuant to the merger agreement if they did not seek appraisal of their shares.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Red Hat’s notice to stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this proxy statement as Annex D. In connection with the merger, any holder of shares of Red Hat’s common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so should review Annex D carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings as to all Red Hat stockholders who assert appraisal rights unless (i) the total number of shares of Red Hat common stock for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of Red Hat common stock measured in accordance with subsection (g) of Section 262 of the DGCL or (ii) the value of the aggregate merger consideration in respect of the shares of Red Hat common stock for which appraisal rights have been pursued and perfected exceeds $1 million. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of Red Hat common stock, Red Hat believes that if a stockholder is considering exercising appraisal rights, that stockholder should seek the advice of legal counsel. A stockholder who loses his, her, or its appraisal rights will be entitled to receive the merger consideration as described in the merger agreement upon surrender of the certificates that formerly represented such shares of Red Hat common stock.

Stockholders wishing to exercise the right to seek an appraisal of their shares of Red Hat common stock must fully comply with Section 262, which means doing, among other things, ALL of the following:

•	the stockholder must not vote in favor of the merger proposal;

•	the stockholder must deliver to Red Hat a written demand for appraisal before the vote on the merger proposal at the special meeting;

•

the stockholder must continuously hold the shares from the date of making the demand through the effective time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time); and

•

the stockholder or the surviving corporation must file a petition in the Court of Chancery of the State of Delaware requesting a determination of the fair value of the shares within 120 days after the effective time. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

Filing Written Demand

Any holder of shares of Red Hat common stock wishing to exercise appraisal rights must deliver to Red Hat, before the vote on the merger proposal at the special meeting, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote in favor of the merger proposal either in person or by proxy. A holder of shares of Red Hat common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal, and it will cause a stockholder to lose the stockholder’s right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the merger proposal or abstain from voting on the merger proposal. However, neither voting against the merger proposal nor abstaining from voting or failing to vote on the merger proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger proposal. A proxy or vote against the merger proposal will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the merger proposal at the special meeting will cause the stockholder to lose its appraisal rights in connection with the merger.

Only a holder of record of shares of Red Hat common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Red Hat common stock should be executed by or on behalf of the holder of record and must reasonably inform Red Hat of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, such as in a joint tenancy or a tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Red Hat, Inc.

Attn: Corporate Secretary

100 East Davie Street

Raleigh, North Carolina 27601

Any holder of shares of Red Hat common stock may withdraw his, her or its demand for appraisal and accept the merger consideration by delivering to Red Hat a written withdrawal of the demand for appraisal within 60 days after the effective date of the merger. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. No appraisal proceeding in the Court of Chancery of the State of Delaware will be dismissed without the approval of such court and such approval may be conditioned upon such terms as the court deems just.

Notice by the Surviving Corporation

If the merger is completed, within 10 days after the effective time, the surviving corporation will notify each holder of shares of Red Hat common stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the merger proposal of the date that the merger has become effective.

Filing a Petition for Appraisal

Within 120 days after the effective time, but not thereafter, the surviving corporation or any holder of shares of Red Hat common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Court of Chancery of the State of Delaware, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The surviving corporation is under no obligation, and has no present intention, to file such a petition, and holders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair values of shares of Red Hat common stock. Accordingly, any holders of shares of Red Hat common stock who desire to have their shares appraised by the Court of Chancery of the State of Delaware should assume that they will be responsible for filing a petition for appraisal with the Court of Chancery of the State of Delaware in the manner prescribed in Section 262. The failure of a holder of Red Hat common stock to file such a petition for appraisal within the period specified in Section 262 will nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the effective time, any holder of shares of Red Hat common stock who has complied with the requirements for the exercise of appraisal rights, or a beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger proposal and with respect to which Red Hat received demands for appraisal, and the aggregate number of holders of such shares. The surviving corporation must mail this statement to the requesting stockholder within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a holder of shares of Red Hat common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Court of Chancery of the State of Delaware is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss that stockholder from the proceedings.

Determination of Fair Value

After determining the holders of Red Hat common stock entitled to appraisal, the Court of Chancery of the State of Delaware will appraise the “fair value” of the shares of Red Hat common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Court of Chancery of the State of Delaware will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Court of Chancery of the State of Delaware could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Although Red Hat believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery of the State of Delaware, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Red Hat nor IBM anticipates offering more than the $190.00 per share consideration to any stockholder of Red Hat exercising appraisal rights. Each of Red Hat and IBM reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Red Hat common stock is less than the $190.00 per share consideration.

Unless the Court of Chancery of the State of Delaware in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment;

provided that if at any time before the Court of Chancery of the State of Delaware enters judgment in the appraisal proceeding, the surviving corporation pays to each stockholder entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (i) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Court of Chancery of the State of Delaware and (ii) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery of the State of Delaware and taxed upon the parties as the Court of Chancery of the State of Delaware deems equitable under the circumstances. Upon application of a stockholder, the Court of Chancery of the State of Delaware may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of his, her or its shares of Red Hat common stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of Red Hat common stock will be deemed to have been converted at the effective time into the right to receive the merger consideration less applicable withholding taxes. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration in accordance with Section 262.

From and after the effective time, no stockholder who has demanded appraisal rights will be entitled to vote Red Hat common stock for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Red Hat common stock, if any, payable to stockholders of Red Hat of record as of a time prior to the effective time; provided, however, that if no petition for an appraisal is filed, or if the stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the merger, either within 60 days after the effective time or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Court of Chancery of the State of Delaware, however, the appraisal proceeding may not be dismissed as to any stockholder of Red Hat without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder of Red Hat wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and there will be no public participation in any of our future stockholder meetings. However, if the merger is not completed, Red Hat’s stockholders will continue to be entitled to attend and participate in future Annual Meetings of Stockholders when held. Red Hat will hold an Annual Meeting of Stockholders in 2019 only if the merger has not already been completed, which we refer to as the 2019 annual meeting.

If the 2019 annual meeting is held, stockholders may submit proposals for consideration at our 2019 annual meeting of stockholders. To be considered for inclusion in next year’s proxy statement, your proposal must be submitted in accordance with the SEC’s Rule 14a-8 and must be received by our Corporate Secretary at our principal executive offices no later than February 28, 2019.

Our By-Laws require that we be given advance written notice for nominations for directors and proposals of business that you wish to submit for consideration at our 2019 annual meeting other than those intended to be included in next year’s proxy statement under SEC Rule 14a-8. Written notice consistent with our By-Laws must be delivered to our Corporate Secretary no later than the close of business on April 11, 2019, nor earlier than March 12, 2019. However, if the date of our 2019 annual meeting is more than 30 days before or more than 60 days after the anniversary of the date of the 2018 Annual Meeting of Stockholders, your notice will be timely if it is received not earlier than the 90th day prior to the date of our 2019 annual meeting and not later than the close of business on the later of (i) the 60th day prior to the date of our 2019 annual meeting or (ii) the 10th day following the day on which public announcement of the date of our 2019 annual meeting is first made.

All matters submitted must comply with the applicable requirements or conditions established by the SEC and our By-Laws. Any proposals of business or nominations should be addressed to: Red Hat, Inc., 100 East Davie Street, Raleigh, North Carolina, 27601, Attn: Corporate Secretary.

HOUSEHOLDING INFORMATION

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholder sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless stockholders have notified the company whose shares they hold of their desire to receive multiple copies of this proxy statement. This process, which is commonly referred to as “householding” potentially provides extra convenience for stockholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of this proxy statement and wish to receive only one, please contact Red Hat at the address identified below. Red Hat will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Red Hat at its address below.

Red Hat, Inc.

Attn: Investor Relations

100 East Davie Street

Raleigh, North Carolina 27601

(919) 754-3700

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by Red Hat through the Investor Relations section of our website at https://investors.redhat.com. The information on our website is not, and will not be deemed to be, a part hereof or incorporated into this or any other filings with the SEC.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Red Hat filings with the SEC are incorporated by reference:

•	Red Hat’s Annual Report on Form 10-K for the fiscal year ended February 28, 2018, filed with the SEC on April, 26, 2018;

•

Red Hat’s Quarterly Reports on Form 10-Q for the fiscal quarter ended August 31, 2018, filed with the SEC on October 9, 2018 and for the fiscal quarter ended May 31, 2018, filed with the SEC on July 9, 2018;

•	Red Hat’s Definitive Proxy Statement on Schedule 14A, as supplemented, filed with the SEC on June 25, 2018; and

•

Red Hat’s Current Reports on Form 8-K filed with the SEC on October 29, 2018; September 20, 2018; August 10, 2018; June 21, 2018 (Film No. 18912054); May 10, 2018; and May 7, 2018 (other than the portions of such documents not deemed to be filed).

We also incorporate by reference into this proxy statement each additional document we may file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the merger agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) and proxy solicitation materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

You may obtain any of the documents we file with the SEC, by requesting them in writing or by telephone from us at the following address:

Red Hat, Inc.

Attn: Corporate Secretary

100 East Davie Street

Raleigh, North Carolina 27601

(919) 754-3700

If you would like to request documents from us, please do so by [●], 201[●], to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Toll-free: (888) 750-5835

Banks & Brokers may call collect: (212) 750-5833

MISCELLANEOUS

IBM has supplied, and Red Hat has not independently verified, all of the information relating to IBM and Sub in this proxy statement exclusively concerning IBM and Sub.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [●], 201[●]. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

INTERNATIONAL BUSINESS MACHINES CORPORATION

SOCRATES ACQUISITION CORP.

and

RED HAT, INC.

Dated as of October 28, 2018

Page
ARTICLE I

THE MERGER

Section 1.01	The Merger	A-1
Section 1.02	Closing	A-1
Section 1.03	Effective Time of the Merger	A-2
Section 1.04	Effects of the Merger	A-2
Section 1.05	Certificate of Incorporation and Bylaws	A-2
Section 1.06	Directors	A-2
Section 1.07	Officers	A-2

ARTICLE II

CONVERSION OF SECURITIES

Section 2.01	Conversion of Capital Stock	A-3
Section 2.02	Exchange of Certificates	A-4

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01	Representations and Warranties of the Company	A-6
Section 3.02	Representations and Warranties of Parent and Sub	A-22

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.01	Conduct of Business	A-25
Section 4.02	No Solicitation	A-28

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01	Preparation of the Proxy Statement; Shareholders Meeting	A-32
Section 5.02	Access to Information; Confidentiality	A-33
Section 5.03	Reasonable Best Efforts; Consultation and Notice	A-34
Section 5.04	Equity Awards	A-37
Section 5.05	Indemnification, Exculpation and Insurance	A-40
Section 5.06	Fees and Expenses	A-41
Section 5.07	Public Announcements	A-42
Section 5.08	Sub Compliance	A-42
Section 5.09	Stock Exchange Delisting; Deregistration	A-42
Section 5.10	Convertible Notes; Call Options and Warrants	A-42
Section 5.11	Employee Matters	A-44
Section 5.12	Restructuring	A-46

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01	Conditions to Each Party’s Obligation to Effect the Merger	A-46
Section 6.02	Conditions to Obligations of Parent and Sub	A-47
Section 6.03	Conditions to Obligation of the Company	A-47
Section 6.04	Frustration of Closing Conditions	A-48

A-i

A-ii

GLOSSARY

Term	Section
Acquisition Agreement	4.02(b)
Adverse Recommendation Change	4.02(c)
affiliate	8.03(a)
Agreement	Preamble
Alternative Arrangements	5.10(d)
Anti-Corruption Laws	3.01(q)(iv)(A)
Antitrust Counsel Only Material	5.03(a)(v)
Antitrust Laws	5.03(a)(v)
Assumed Shares	5.04(a)(x)
Bankruptcy Exceptions	3.01(d)(i)
Baseline Financials	3.01(e)(iii)
Benefit Agreement	8.03(b)
Benefit Plan	8.03(c)
Burdensome Condition	5.03(a)(iii)
Business Day	8.03(d)
Call Options	8.03(e)
Canceled Shares	2.01(b)(i)
Capitalization Date	3.01(c)(i)
Cash Bonus Plans	5.11(d)
Cash-Out PSU	5.04(a)(xi)
Cash-Out Restricted Share	5.04(a)(xi)
Cash-Out RSU	5.04(a)(xi)
Cash-Out Stock Option	5.04(a)(xi)
Certificate	2.01(c)
Certificate of Merger	1.03
Chosen Courts	8.09
Closing	1.02
Closing Date	1.02
Code	2.02(f)
Commitment Letter	3.02(d)
Commonly Controlled Entity	8.03(f)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	3.01(d)(ii)
Company Bylaws	3.01(a)
Company Charter	3.01(a)
Company Common Stock	Recitals
Company Letter	3.01
Company Personnel	8.03(g)
Company Preferred Stock	3.01(c)(i)
Company Representatives	4.02(b)
Company SEC Documents	3.01(e)(i)
Company Shareholder	2.01(d)(i)
Company Stock Plans	3.01(c)(i)
Confidentiality Agreement	4.02(b)
Continuation Period	5.11(a)
Continuing Employees	5.11(a)
Contract	8.03(h)
Convertible Notes	8.03(i)

A-iii

Term	Section
Damages	7.02
Delaware Secretary of State	1.03
DGCL	Recitals
Dissenting Shares	2.01(d)(i)
DOJ	5.03(a)(v)
DSUs	3.01(c)(i)
Economic Sanctions/Trade Laws	3.01(q)(iv)(B)
Effect	8.03(l)
Effective Time	1.03
Electronic Delivery	8.05
Environmental Law	3.01(j)
Equity Equivalents	3.01(c)(ii)
ERISA	3.01(l)(i)
ESPP	3.01(c)(i)
Exchange Act	3.01(d)(iv)
Exchange Ratio	5.04(a)(xi)
Fee Letter	3.02(d)
Filed SEC Document	3.01
Financing Sources	8.11
Firmware	3.01(o)(ii)
First Extended Termination Date	7.01(b)(i)
FOSS	3.01(o)(ii)
FTC	5.03(a)(v)
GAAP	3.01(e)(ii)
Government Official	3.01(q)(i)
Governmental Entity	3.01(d)(iv)
Hedge Counterparty	5.10(d)
HSR Act	3.01(d)(iv)
Indebtedness	8.03(j)
Initial Termination Date	7.01(b)(i)
Intellectual Property	3.01(o)(ii)
Intervening Event	4.02(d)
Intervening Event Notice	4.02(d)(i)
Intervening Event Notice Period	4.02(d)(i)
IRS	3.01(l)(ii)
Judgment	3.01(d)(iii)
knowledge	8.03(k)
Law	3.01(d)(iii)
Lease	3.01(n)(ii)
Leased Real Property	3.01(n)(ii)
Legal Proceedings	3.01(g)
Legal Restraints	6.01(c)
Lenders	3.02(d)
Liens	3.01(b)
Material Adverse Effect	8.03(l)
Material Contracts	3.01(h)(i)(M)
Merger	Preamble
Merger Consideration	2.01(c)
Money Laundering Laws	3.01(q)(iv)(C)
Multiemployer Plan	3.01(l)(iii)
Neutral Platform Model	Recitals

A-iv

Term	Section
Notes Indenture	5.10(a)
OFAC	3.01(q)(iv)(B)
Parent	Preamble
Parent Common Stock	5.04(a)(ii)
Parent Letter	3.02
Paying Agent	2.02(a)
Pension Plan	3.01(l)(i)
Permits	3.01(i)
Permitted Liens	3.01(n)(i)
person	8.03(m)
Personal Data	3.01(o)(ii)
Proxy Statement	3.01(d)(iv)
PSU Share Number	5.04(a)(xi)
PSUs	3.01(c)(i)
Repurchase Transaction	5.10(c)
Residual Shares	5.04(a)(x)
Restricted Shares	3.01(c)(i)
Rollover PSU	5.04(a)(xi)
Rollover Restricted Share	5.04(a)(xi)
Rollover RSU	5.04(a)(xi)
Rollover Stock Option	5.04(a)(xi)
RSUs	3.01(c)(i)
Sanctions Target	3.01(q)(iv)(D)
SEC	3.01
Second Extended Termination Date	7.01(b)(i)
Securities Act	3.01(e)(i)
Shareholder Approval	3.01(s)
Shareholders Meeting	5.01(c)
Software	3.01(o)(ii)
Stock Options	3.01(c)(i)
Sub	Preamble
Subsidiary	8.03(n)
Subsidiary Converted Shares	2.01(b)(ii)
Superior Proposal	4.02(b)
Superior Proposal Notice	4.02(c)(i)
Superior Proposal Notice Period	4.02(c)(i)
Surviving Corporation	1.01
Takeover Proposal	4.02(b)
tax return	3.01(m)(i)
taxes	3.01(m)(i)
taxing authority	3.01(m)(i)
Termination Date	7.01(b)(i)
Termination Fee	5.06(b)
Third Party Software	3.01(o)(ii)
Trademarks	3.01(o)(ii)
Transaction Litigation	5.03(c)
Trustee	5.10(a)
Warrants	8.03(o)
Welfare Plan	3.01(l)(iv)
Willful Breach	8.03(p)

A-v

AGREEMENT AND PLAN OF MERGER dated as of October 28, 2018 (this “Agreement”), by and among INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation (“Parent”), SOCRATES ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and RED HAT, INC., a Delaware corporation (the “Company”).

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the board of directors of Parent has unanimously approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the board of directors of Sub has unanimously approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement and recommended that this Agreement be adopted by Parent, as the sole shareholder of Sub;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (b) declared that it is in the best interests of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company Shareholders and (d) recommended that this Agreement be adopted by the holders of shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”);

WHEREAS, it is the intention of the parties that, following the Effective Time, the Company shall remain an open and neutral platform, partnering broadly with information technology participants (the “Neutral Platform Model”) and continuing to support the open source community; and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.02    Closing. The closing of the Merger (the “Closing”) will take place at 7:45 a.m., New York time, on a date to be specified by the parties, which shall be not later than the fourth Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing; it being understood that the occurrence of the Closing shall remain subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions at the Closing), at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, or remotely by exchange of documents and signatures (or their electronic counterparts), unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03    Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the parties shall properly file with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger in customary form and substance (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Delaware Secretary of State or, to the extent permitted by applicable Law, at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 1.04    Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05    Certificate of Incorporation and Bylaws.

(a)    At the Effective Time, the Company Charter shall be amended and restated in its entirety to be the certificate of incorporation of Sub as in effect immediately prior to the Effective Time, except that (i) all references therein to Sub’s name, date of incorporation, registered office and registered agent shall be automatically amended and shall become references to the name, date of incorporation, registered office and registered agent of the Company as provided in the Company Charter immediately prior to the Effective Time, (ii) the provisions of the certificate of incorporation relating to the incorporator of Sub shall be omitted, and (iii) changes necessary so that the certificate of incorporation shall be in compliance with Section 5.05 shall have been made, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b)    At the Effective Time, the Company Bylaws shall be amended and restated in its entirety to be the bylaws of Sub as in effect immediately prior to the Effective Time, except that (i) all references therein to Sub shall be automatically amended and shall become references to the Surviving Corporation and (ii) changes necessary so that the bylaws shall be in compliance with Section 5.05 shall have been made, and such amended and restated bylaws shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 1.06    Directors. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07    Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.01    Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company Common Stock or the holder of any shares of capital stock of Sub:

(a)    Capital Stock of Sub. Each issued and outstanding share of common stock, par value $0.0001 per share, of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(b)    Cancelation of Treasury Stock and Parent-Owned Stock; Conversion of Company Common Stock Owned by any Subsidiary of the Company.

(i)    All shares of Company Common Stock that are owned directly by the Company, including any shares of Company Common Stock held as treasury stock, or owned by Parent or Sub immediately prior to the Effective Time (collectively, “Canceled Shares”) shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(ii)    All shares of Company Common Stock that are owned by any direct or indirect wholly owned Subsidiary of the Company or Parent (other than Sub) immediately prior to the Effective Time (collectively, “Subsidiary Converted Shares”) shall be converted into such number of fully paid and nonassessable shares of common stock, par value $0.0001 per share, of the Surviving Corporation, such that each such direct or indirect wholly owned Subsidiary that owned capital stock in the Company immediately prior to the Effective Time shall own the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time, and any such shares of Company Common Stock shall automatically be canceled and shall cease to exist, and no other consideration shall be delivered or deliverable in exchange therefor.

(c)    Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Canceled Shares, (ii) Dissenting Shares, and (iii) Subsidiary Converted Shares) shall be converted into the right to receive $190.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or evidence of shares in book-entry form that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms of this Agreement.

(d)    Statutory Right of Appraisal.

(i)    Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (other than Canceled Shares and Subsidiary Converted Shares), and which are held by a holder of shares of Company Common Stock (a “Company Shareholder”) who has neither voted in favor of adoption of this Agreement nor consented thereto in writing and who has properly and validly exercised its statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the Laws of the State of Delaware with respect to such shares) shall not be converted into, or represent a right to receive, the Merger Consideration pursuant to this Section 2.01. Such Company Shareholders shall be entitled to receive payment of the appraised value of such Dissenting Shares to the extent afforded by Section 262 of the DGCL (in such case, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of Dissenting

Shares shall cease to have any rights with regard thereto except with regard to such holders’ right to receive the fair value of such Dissenting Shares to the extent afforded by Section 262 of the DGCL); provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with this Section 2.01, without interest thereon, upon surrender of such Certificate that formerly represented such shares of Company Common Stock in accordance with the terms of Section 2.02.

(ii)    The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock (or written threats thereof), any written withdrawal or purported withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Laws of the State of Delaware that relates to such demand, and Parent shall have the opportunity and right to participate in and direct all negotiations and any litigation, suit, action or other proceeding with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, or approve the withdrawal of, any such demands or agree to do any of the foregoing.

Section 2.02    Exchange of Certificates.

(a)    Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”). No later than substantially concurrently with the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent funds in an amount necessary for the payment of the Merger Consideration pursuant to Section 2.01(c) upon surrender of Certificates; it being understood that all such funds shall be invested as directed by Parent and that any and all interest or other amounts earned with respect to funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.

(b)    Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event within five Business Days following the Closing Date, the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.01(c), (i) a form of letter of transmittal (which shall include an accompanying IRS Form W-9 or the applicable IRS Form W-8, shall specify that delivery shall be effected and risk of loss and title to the Certificates held by such person shall pass only upon proper delivery of the Certificates to the Paying Agent, and shall be in a form and have such other provisions (including customary provisions regarding delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash equal to the Merger Consideration that such holder has the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefor may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c)    No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the close of business on the day on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

(d)    No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any Merger Consideration that would otherwise have been payable in respect of any Certificate which is delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any Merger Consideration payable in accordance with this Article II in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e)    Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as the case may be, shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.

(f)    Withholding Rights. Parent, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and any other amounts payable pursuant to this Agreement (including amounts payable to any holder of shares of Company Common Stock, Stock Options, Restricted Shares, RSUs, PSUs or DSUs) such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(g)    Termination of Fund. At any time following the one year anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent pursuant to Section 2.02(a) and that have not been disbursed to holders of Certificates, and, thereafter, subject to time limitations in Section 2.02(d), such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.

(h)    Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Sub, then the directors and officers of the Company and Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

(i)    Adjustment to Merger Consideration. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock occurs as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, or any record date for any such purpose is established, the Merger Consideration and any other amounts payable pursuant to this Agreement will be appropriately adjusted; provided, however, that nothing in this Section 2.02(i) shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01    Representations and Warranties of the Company. Except (i) to the extent disclosed in publicly available Company SEC Documents filed by the Company with the United States Securities and Exchange Commission (the “SEC”) or furnished by the Company to the SEC, in each case, on or after March 1, 2016, and prior to the date of this Agreement (a “Filed SEC Document”) (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks, in each case, that are predictive, cautionary or forward-looking in nature) (it being understood that this clause (i) will not apply to any of Section 3.01(a), Section 3.01(c), Section 3.01(d) or Section 3.01(s)) or (ii) as set forth in the letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Letter”), the Company represents and warrants to Parent and Sub as follows:

(a)    Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept), (ii) has all requisite corporate, company, partnership or other organizational power and authority to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing (except, in the case of clause (i) above, with respect to the Company) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (the “Company Charter”), and the bylaws of the Company, as amended to the date of this Agreement (the “Company Bylaws”), in each case as most recently filed with a Filed SEC Document are, in each case, complete and correct copies of such documents. The Company Charter and the Company Bylaws are in full force and effect as of the date of the Agreement.

(b)    Subsidiaries. Section 3.01(b) of the Company Letter sets forth a complete and correct list of the name and jurisdiction of organization of each “significant subsidiary” (as defined by Rule 1-02(w) of Regulation S-X promulgated by the SEC). All the outstanding shares of capital stock of, or other equity or voting interests in, each material Subsidiary of the Company are owned by the Company, by one or more wholly owned Subsidiaries of the Company or by the Company and one or more wholly owned Subsidiaries of the Company, free and clear of all pledges, claims, liens, charges, options, security interests, licenses or other encumbrances of any kind or nature whatsoever (collectively, “Liens”), except for transfer restrictions imposed by applicable securities Laws, and except as would not be material to the Company and its Subsidiaries, taken as a whole, are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person. Neither the Company nor any of its Subsidiaries is a party to any partnership, joint venture or limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) that is material to the Company and its Subsidiaries, taken as a whole.

(c)    Capital Structure.

(i)    The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.0001 per share, of the Company (the “Company Preferred Stock”). At the close of business on October 18, 2018 (the “Capitalization Date”), (A) (1) 176,542,812 shares of Company Common Stock (excluding treasury shares and Restricted Shares) were issued and outstanding and (2) no shares of Company Preferred Stock were issued and outstanding, (B) 65,848,434 shares of Company Common Stock were held by the Company as treasury shares, (C) 23,155,610 shares of Company Common Stock were reserved and available for issuance in the aggregate pursuant to (x) the Company’s 2004 Long-Term Incentive Plan, as amended and restated August 9, 2012, (y) the Ansible, Inc. 2013 Stock Incentive Plan, as amended, (z) Inktank Storage, Inc. 2011 Equity Incentive Plan, and (aa) the Gluster, Inc. 2005 Stock Plan (amended and restated) and (D) 3,851,678 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 2016 Employee Stock Purchase Plan (the “ESPP,” and collectively with the plans identified in clause (C), the “Company Stock Plans”), of which (1) 36,628 shares of Company Common Stock were subject to outstanding options (other than rights under the ESPP) to acquire shares of Company Common Stock from the Company (such options, together with any other stock options granted after the Capitalization Date, in each case whether granted pursuant to the Company Stock Plans or otherwise, the “Stock Options”), (2) 210,545 shares of Company Common Stock were subject to vesting or transfer restrictions and/or subject to forfeiture back to the Company or repurchase by the Company (such shares, together with any shares granted after the Capitalization Date that are so subject, the “Restricted Shares”), (3) 4,073,098 shares of Company Common Stock were subject to restricted stock units with service-based, but not performance-based, vesting or delivery requirements (such restricted stock units, together with any other restricted stock units granted after the Capitalization Date, in each case whether granted pursuant to the Company Stock Plans or otherwise, the “RSUs”), (4) a maximum of 1,304,837 shares of Company Common Stock were subject to outstanding restricted stock units with performance-based vesting or delivery requirements (such restricted stock units, together with any other restricted stock units with performance-based vesting or delivery requirements granted after the Capitalization Date, in each case whether granted pursuant to the Company Stock Plans or otherwise, the “PSUs”) and (5) 100,378 shares of Company Common Stock were subject to deferred stock units (such deferred stock units, together with any other deferred stock units granted after the Capitalization Date (including those held by members of the Company Board), in each case whether granted pursuant to the Company Stock Plans or otherwise, the “DSUs”), (D) the maximum number of shares of Company Common Stock subject to issuance pursuant to outstanding Convertible Notes to the extent converted in accordance with their terms and giving effect to the Merger and the other transactions contemplated by this Agreement is 530,152 and (E) the maximum number of shares of Company Common Stock subject to issuance pursuant to the terms of the outstanding Warrants as of the date of this Agreement is 21,931,260 (subject to further adjustment pursuant to the terms in existence as of the date of this Agreement); to the Company’s knowledge, prior to the date of this Agreement, no event has occurred that gave the Hedge Counterparties the right to adjust such number of shares.

(ii)    All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans or in connection with the Convertible Notes or the Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.01(c), as of the close of business on the Capitalization Date, there are not issued or outstanding (A) any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries, (B) securities convertible into, or exchangeable or exercisable for, or options, warrants, shares of deferred stock, or restricted stock awards, or other rights to acquire any such capital stock or other equity or voting securities of the Company or any of its Subsidiaries and (C) bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries, in each case, that are linked to, or the value of which is in any way based upon or derived from, the value of the Company, any of its

Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company or any of its Subsidiaries may vote (the items referred to in clauses (A) and (C) collectively, “Equity Equivalents”). Except as set forth in this Section 3.01(c), there are no securities, options, warrants, calls, rights or Contracts of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, or grants any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to, any shares of capital stock or Equity Equivalents of the Company or any of its Subsidiaries. The Company has no rights plan, “poison pill” or other similar agreement or arrangement.

(iii)    Section 3.01(c)(iii) of the Company Letter contains a correct and complete list of outstanding Stock Options (other than pursuant to the ESPP), Restricted Shares, RSUs, PSUs and DSUs, including the date of grant, expiration (for Stock Options), number of shares of Company Common Stock underlying such award and, where applicable, exercise price. Each Stock Option granted by the Company was granted with an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock on the effective date of such grant (as determined under Section 409A of the Code). All Stock Options, Restricted Shares, RSUs, PSUs and DSUs may, by their terms, be treated in accordance with Section 5.04(a), and all rights to purchase shares of Company Common Stock under the ESPP may, by their terms, be treated in accordance with Section 5.04(b). All outstanding Stock Options, Restricted Shares, RSUs, PSUs and DSUs (x) have been granted under the Company Stock Plans and (y) are evidenced by award agreements substantially in the forms previously made available to Parent. As of the date of this Agreement, other than the Restricted Shares, none of the issued and outstanding Company Common Stock is subject to vesting or forfeiture conditions or a right of repurchase by the Company. Other than the Company Stock Plans (or pursuant thereto), there is no Company plan or Contract providing for the grant of Stock Options, Restricted Shares, RSUs, PSUs or DSUs. No shares of Company Common Stock or Equity Equivalents are owned by any Subsidiary of the Company. As of the date of this Agreement, other than the outstanding Stock Options, Restricted Shares, RSUs, PSUs and DSUs and the rights under the ESPP, there are no outstanding rights of any person to receive Company Common Stock under the Company Stock Plans or otherwise, on a deferred basis or otherwise.

(d)    Authority; Noncontravention.

(i)    The Company has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement and to comply with the provisions of this Agreement, subject, in the case of the consummation of the Merger, to obtaining the Shareholder Approval. The execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the performance by the Company of its obligations hereunder, subject, in the case of the consummation of the Merger, to obtaining the Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity (the “Bankruptcy Exceptions”).

(ii)    The Company Board, at a meeting duly called and held at which all of the directors of the Company were present, duly and unanimously adopted resolutions (A) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (B) declaring that it is in the best interests of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (C) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company Shareholders to be held as set forth in Section 5.01(c) and (D) recommending that the Company Shareholders adopt this Agreement (the “Company Board Recommendation”), which resolutions, except to the extent expressly permitted by Section 4.02, have not been rescinded, modified or withdrawn in any way.

(iii)    The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and performance by the Company of its obligations hereunder do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of the Company or any of its Subsidiaries to require the Company or any of its Subsidiaries to acquire such security), any provision of (A) (1) the Company Charter or the Company Bylaws or (2) the certificate of incorporation or bylaws (or similar organizational documents) of any of its Subsidiaries, (B) any Material Contract, Permit or, to the knowledge of the Company, any other Contract to or by which the Company or any of its Subsidiaries is a party or bound or to or by which any of their respective properties or assets are subject or bound or (C) subject to the governmental filings and other matters referred to in the following sentence, any (1) Federal, state or local, domestic or foreign, statute, law, code, ordinance, rule or regulation of any Governmental Entity, including common law (each, a “Law”), assuming receipt of the Shareholder Approval and the adoption of this Agreement by Parent, as the sole shareholder of Sub, or (2) Federal, state or local, domestic or foreign, judgment, injunction, order, writ or decree of any Governmental Entity (each, a “Judgment”), in each case, applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (A)(2), (B) and (C), any such conflicts, violations, breaches, defaults, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iv)    No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the performance by the Company of its obligations hereunder, except for (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable Antitrust Law, (B) the filing with the SEC of a proxy statement relating to the adoption of this Agreement by the Company Shareholders (as amended or supplemented from time to time, the “Proxy Statement”) and such reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (C) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (D) any filings required under the rules and regulations of The New York Stock Exchange and (E) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)    Company SEC Documents.

(i)    The Company has filed with or furnished to the SEC each report, schedule, form, statement or other document or filing required by applicable Law to be filed or furnished by the Company since March 1, 2017 (such documents available on the SEC’s website or made available to Parent, together with all information incorporated therein by reference, the “Company SEC Documents”). Since March 1, 2017, no Subsidiary of the Company has been required to file or furnish any report, schedule, form, statement or other document with, or make any other filing with, or furnish any other material to, the SEC. As of their respective dates or, if amended or restated, as of the date of the last such amendment, each of the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) and the Exchange Act, in each case, applicable to such Company SEC Document, and none of the Company SEC Documents at the time it was filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward looking statements or the completeness of any information furnished by the Company to the SEC solely for purposes of complying with Regulation FD. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC. To the extent that complete and correct copies are not available on the SEC’s website, the Company has made available to Parent copies of all comment letters received by the Company from the SEC since March 1, 2017 and relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, to the knowledge of the Company none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(ii)    The financial statements (including the related notes) of the Company included in the Company SEC Documents complied, at the time the respective statements were filed, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in effect from time to time in the United States of America (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments, the absence of complete footnotes and to any other adjustments described therein, including any notes thereto, or with respect to pro-forma financial information, subject to the qualifications stated therein).

(iii)    Except as set forth in the most recent audited financial statements (including the notes thereto) included in the Filed SEC Documents (the “Baseline Financials”), the Company and its

Subsidiaries have no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet (or notes thereto) of the Company and its Subsidiaries other than such liabilities or obligations (A) with respect to or arising from the transactions contemplated by this Agreement, (B) incurred in the ordinary course of business consistent with past practice after the date of the Baseline Financials, but prior to the date of this Agreement, (C) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (D) disclosed in the unaudited financial statements (including the notes thereto) included in the Company Quarterly Reports on Form 10-Q for the period ended August 31, 2018, filed with the SEC on October 9, 2018.

(iv)    The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder applicable to it.

(v)    Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any commitment to become a party to or bound by, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose or intended or known result or effect of such joint venture, partnership or Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or any of its Subsidiaries’ published financial statements or other Company SEC Documents.

(vi)    The Company maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) in compliance with the Exchange Act.

(vii)    The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) in compliance with the Exchange Act.

(f)    Absence of Certain Changes or Events. From February 28, 2018, to the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent in all material respects with past practice and (ii) there has not been any Material Adverse Effect or any Effect (including any Effect resulting from an occurrence prior to February 28, 2018) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)    Litigation. There are no claims, actions, suits, litigation, arbitration or judicial, administrative or regulatory proceedings or investigations by or before any Governmental Entity (“Legal Proceedings”) pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or, as of the date of this Agreement, against any present or former officer or director of the Company or any of its Subsidiaries that, if resolved in accordance with plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no Judgment of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)    Contracts.

(i)    Section 3.01(h) of the Company Letter sets forth as of the date of this Agreement a complete and correct list of:

(A)    any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) with respect to the Company and its Subsidiaries, taken as whole or any Contract that is of the type that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated by the SEC under the Exchange Act;

(B)    any Contract that (1) materially limits the right or ability of the Company, any of its Subsidiaries or any affiliate of any of them to compete with any other person in any line of business or geographic region that is material to the Company and its Subsidiaries, taken as a whole or (2) obligates the Company or its Subsidiaries (or following the Effective Time, Parent or its Subsidiaries) to conduct business with any third party on a preferential or exclusive basis or which contains “most favored nation” rights or similar rights, in each case, other than any such Contracts that are not material to the Company and its Subsidiaries, taken as a whole;

(C)    any Contract relating to Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $50,000,000 other than (1) accounts receivables and payables in the ordinary course of business, (2) loans to wholly owned Subsidiaries of the Company in the ordinary course of business and (3) extensions of credit to customers in the ordinary course of business;

(D)    any Contract to or by which the Company or any of its Subsidiaries is a party or bound providing for payments of royalties or other fees to third parties with respect to any Intellectual Property in excess of $10,000,000 annually;

(E)    any Contract that is material to the Company and its Subsidiaries, taken as a whole, to or by which the Company or any of its Subsidiaries is a party or bound granting a third party any license, covenant-not-to-assert or other right with respect to Intellectual Property, other than licenses for FOSS or in which the grants of rights to use Intellectual Property are incidental, and not material, to performance under the Contract;

(F)    any Contract that is material to the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries has been granted any license, covenant-not-to-assert or other right with respect to Intellectual Property, other than licenses for FOSS or generally commercially available off-the-shelf Software or Firmware;

(G)    any Contract to or by which the Company or any of its Subsidiaries is a party or bound providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger (other than (1) Company Stock Plan and equity-based awards granted thereunder, (2) Benefit Plans and (3) Benefit Agreements);

(H)    the top five (5) Contracts (determined on the basis of the largest transactions, as measured by total bookings recorded by the Company or any of its Subsidiaries pursuant to such transactions, closed in the four consecutive fiscal quarter period ended August 31, 2018) with respect to purchases by Governmental Entities;

(I)    any Contract to or by which the Company or any of its Subsidiaries is a party or bound providing for the acquisition or disposition of any assets (other than obligations set forth in the capital expenditure budget set forth on Section 4.01(a)(vii) of the Company Letter and acquisitions or dispositions of inventory in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) and that contains continuing indemnities or other obligations (including “earnout” or other contingent payment obligations) outstanding as of the date of this Agreement in each case that could result in payments in excess of $10,000,000;

(J)    the primary relationship Contract between the Company or any of its Subsidiaries and each of the ten (10) largest customers of the Company and its Subsidiaries (determined on the basis of the largest transactions, as measured by total bookings recorded by the Company or any of its Subsidiaries pursuant to such transactions, closed in the four consecutive fiscal quarter period ended August 31, 2018);

(K)    the ten (10) largest Contracts between the Company or any of its Subsidiaries and any suppliers of goods, services and personnel to the Company and its Subsidiaries (determined on the basis of amounts paid by the Company or any of its Subsidiaries in the four consecutive fiscal quarter period ended September 30, 2018;

(L)    any Contract between the Company or any of its Subsidiaries with any supplier of goods and services to the Company and its Subsidiaries for use in the Company’s products or services that involves payments by the Company or its Subsidiaries to such supplier in excess of $10,000,000 per year (other than purchase orders); and

(M)    any Call Option and any Warrant.

The Contracts of the Company or any of its Subsidiaries of the type referred to in clauses (A) through (M) of this subsection (i) are collectively referred to in this Agreement as “Material Contracts.” The Company has, subject to applicable Law and redaction of competitively sensitive information, made available to Parent a complete and correct copy (in all material respects) of each of the Material Contracts as of the date of this Agreement (it being acknowledged by Parent and Sub that each Material Contract filed by the Company with the SEC in the Filed SEC Documents shall be deemed to have been made available to Parent and Sub), including all material amendments or waivers thereto. Except for matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (1) each Material Contract is in full force and effect (except for those Contracts that have expired in accordance with their terms) and is a legal, valid and binding agreement of the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, subject to the Bankruptcy Exceptions and (2) each of the Company and its Subsidiaries is not (with or without notice or lapse of time or both) in breach or default thereunder and, to the knowledge of the Company, no other party to any of the Material Contracts is (with or without notice or lapse of time or both) in breach in any material respect or default thereunder.

(i)    Permits; Compliance with Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, the Company and its Subsidiaries have in effect all certificates, permits, licenses, franchises, approvals, concessions, qualifications, registrations, certifications and similar authorizations from any Governmental Entity (collectively, “Permits”) that are necessary for the Company and its Subsidiaries to own, lease or operate their properties and assets and to carry on their businesses as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries is, and since March 1, 2017 has been, in compliance with all applicable Laws and Judgments. As of the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written communication since March 1, 2017, from any person that alleges that the Company or any of its Subsidiaries is not in compliance with, or is subject to liability under, any Permit, Law or Judgment or relating to the revocation or modification of any Permit, and (ii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice that any investigation or review by any Governmental Entity is pending with respect to the Company or any of its Subsidiaries or any of the assets or operations of the Company or any of its Subsidiaries or that any such investigation or review is contemplated.

(j)    Environmental Matters. (i) The Company and the Subsidiaries are, and since March 1, 2017, have been in compliance with applicable federal, state, provincial and local Laws governing pollution or the protection of human health or the environment (“Environmental Law”), which compliance includes possession of required permits and authorizations; (ii) none of the Company or any Subsidiary has received any written notice that remains outstanding from a Governmental Entity or any other person that alleges that the Company or any Subsidiary is in violation of or liable pursuant to applicable Environmental Law; and (iii) there are no unresolved legal or administrative proceedings pending alleging that the Company or any Company is liable pursuant to applicable Environmental Law, and there is no basis for any such liability, except with respect to any of the foregoing under (i), (ii) or (iii) as would not reasonably be expected to have a Material Adverse Effect. The representations and warranties set forth in this Section 3.01(j) are the Company’s sole and exclusive representations relating to environmental matters of any kind.

(k)    Labor Relations. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since March 1, 2017 and through the date of this Agreement, neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or, to the knowledge of the Company, threatened in writing employee strikes, work stoppages, slowdowns or lockouts. To the knowledge of the Company, Section 3.01(k) of the Company Letter sets forth, as of the date of this Agreement, a complete list of each material collective bargaining agreement, union contract or similar labor agreement to which the Company or any of its Subsidiaries is a party to or bound by, and each material labor union, works council or similar organization representing employees of the Company or any of its Subsidiaries, other than in connection with an industry agreement or national labor agreement, with respect to his or her employment by the Company or such Subsidiary. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received notice of any unfair labor practice charge or complaint against the Company or any of its Subsidiaries that is pending or, to the knowledge of the Company, threatened in writing, in each case before the National Labor Relations Board or any comparable Governmental Entity.

(l)    Employee Benefits Matters.

(i)    Section 3.01(l)(i) of the Company Letter sets forth a complete and correct list of all material “employee welfare benefit plans” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all material “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (each, a “Pension Plan”) and all other material Benefit Plans and material Benefit Agreements that, in each case, are in effect as of the date of this Agreement. The Company has delivered or made available to Parent complete and correct copies of the following with respect to each material Benefit Plan and each material Benefit Agreement, to the extent applicable: (A) such Benefit Plan and Benefit Agreement (or, in the case of any unwritten Benefit Plans or Benefit Agreements, written descriptions thereof), including any amendments thereto; (B) the most recent annual report, or such similar reports, statements, information returns or material correspondence required to be filed with, delivered to or received by any Governmental Entity; (C) the most recent summary plan description (if any), and any summary of material modifications; (D) each trust agreement and group annuity or insurance Contract and other funding or payment documents; and (E) the most recent actuarial valuations for each Benefit Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (1) each Benefit Plan and Benefit Agreement has been administered, funded and, to the extent applicable, the assets of such Benefit Plan or Benefit Agreement have been invested in accordance with its terms and (2) the Company and its Subsidiaries and each Benefit Plan and Benefit Agreement are in compliance with applicable Law, including ERISA and the Code, and the terms of any applicable collective bargaining agreements or other labor union Contracts.

(ii)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each Pension Plan intended to be tax qualified under the Code has been the subject of a favorable determination, qualification or opinion letter from the U.S. Internal Revenue Service (the “IRS”) to the effect that such Pension Plan is qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such letter has been revoked (nor, as of the date of this Agreement, has revocation been threatened) and no event has occurred since the date of the most recent such letter or application therefor relating to any such Pension Plan that could reasonably be expected to adversely affect the qualification of such Pension Plan or increase the costs relating thereto or require security under Section 307 of ERISA, and (B) each Benefit Plan required to have been approved by any non-United States Governmental Entity (or intended to have been approved to obtain any beneficial tax or other status) has been so approved or timely submitted for approval, no such approval has been revoked (nor, as of the date of this Agreement, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Benefit Plan that could reasonably be expected to affect any such approval relating thereto or increase the costs relating thereto.

(iii)    Neither the Company nor any Commonly Controlled Entity has sponsored, maintained, contributed to or been obligated to sponsor, maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), a (“Multiemployer Plan”), or that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or that is otherwise a defined benefit pension plan, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any Commonly Controlled Entity could incur any liability with respect to any such plan (under Title IV of ERISA).

(iv)    Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, no Benefit Plan or Benefit Agreement that provides welfare benefits, whether or not subject to ERISA (each, a “Welfare Plan”) provides benefits, and there are no understandings, written or oral, with respect to the provision of welfare benefits, after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code or any similar state statute or foreign Law.

(v)    Except as provided in Section 5.04, the execution of this Agreement, the obtaining of Shareholder Approval and the consummation of the Merger and the other transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former director, employee or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment or benefit, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting or increase the amount of compensation or benefits due any such director, employee or officer, (iii) require the funding (through a grantor trust or otherwise) of any compensation or benefit, (iv) limit or restrict the Company’s ability to merge, amend or terminate any of the Benefit Plan or Benefit Agreement or (v) cause any amount to fail to be deductible by reason of Section 280G of the Code.

(vi)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received notice of any, and, to the knowledge of the Company, there are no, pending investigations by any Governmental Entity with respect to, or pending termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans and Benefit Agreements), suits or proceedings against or involving or asserting any rights or claims to benefits under, any Benefit Plan or Benefit Agreement.

(vii)    No amount, economic benefit or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) by any person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to the Company would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). No person is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any tax imposed under Section 4999 or 409A of the Code.

(m)    Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (provided, that such exception shall not apply with respect to Section 3.01(m)(i)):

(i)    For the purposes of this Agreement: (A) “taxes” include all (1) federal, state and local (in each case, whether domestic or foreign) taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value-added, profits, license, withholding, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, payroll, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties or additions imposed with respect thereto, and (2) liabilities for the payment of any amounts of the types described in clause (1) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group, or as a transferee or successor or otherwise by operation of Law; (B) “taxing authority” means any Governmental Entity exercising authority in respect of the assessment or collection of any taxes; and (C) “tax return” means any federal, state or local (in each case, whether domestic or foreign) return, declaration, report, estimate, form, information return, statement (including any statement pursuant to Treasury Regulation Section 1.6011-4(a)) or other document in each case filed or required to be filed with a Governmental Entity relating to taxes (including any related or supporting information with respect thereto, any certificate, schedule or attachment thereto and including any amendment thereof).

(ii)    Each of the Company and its Subsidiaries has timely filed (taking into account all extensions) all tax returns required to be filed in the manner prescribed by applicable Law. All such tax returns are true, complete and correct in all respects. Each of the Company and its Subsidiaries has timely paid all taxes due from it or them, other than taxes that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(iii)    No tax return of the Company or any of its Subsidiaries is under, or has been threatened in writing with, any audit or examination by any taxing authority which audit or examination has not been closed, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries. No written claim has been made by a Governmental Entity that the Company or any of its Subsidiaries is subject to taxation in, or required to file tax returns in, a jurisdiction in which it does not currently file tax returns.

(iv)    There is no currently effective agreement or other document waiving any statute of limitations with respect to taxes or extending the period of assessment or collection of any taxes of the Company or any of its Subsidiaries.

(v)    No Liens for taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(vi)    Neither of the Company nor any of its Subsidiaries (A) is a party to, bound by or currently has any liability under any (x) “closing agreement” as defined in Section 7121 of the Code (or similar provision of state, local, or non-U.S. Law) or (y) tax sharing agreement, tax indemnity agreement or similar agreement, arrangement or practice with respect to taxes, except, in each case, for customary agreements not primarily related to taxes or (B) has any liability for the taxes of any person pursuant to Treasury Regulations Section 1.1502-6 (or similar provision of state, local, or non-U.S. tax Law) (other than as member of a consolidated, combined, or affiliated group of which the Company is the common parent) or as a transferee or successor, or otherwise by operation of Law.

(vii)    Each of the Company and its Subsidiaries has timely complied in all respects with all applicable Laws relating to the collection, payment and withholding of taxes required to have been collected, withheld or paid in connection with any amounts paid or owing to any employee, independent contractor, stockholder or other third party.

(viii)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code within the two-year period ending on the date of this Agreement.

(ix)    Neither the Company nor any of its Subsidiaries has ever participated in any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2) or similar provision of state, local, or non-U.S. Law.

(x)    All related party transactions between or among the Company or any of its Subsidiaries are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and comparable provision of other applicable tax Law.

(n)    Properties.

(i)    As of the date of this Agreement, neither the Company nor any of its Subsidiaries currently owns in fee any real property or interests in real property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries, in the case of leased property and leased tangible assets, has valid and enforceable leasehold interests in, all of its properties and tangible assets, free and clear of all Liens, except for (1) Liens for taxes not yet due and payable or that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (2) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ or similar Liens incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or due, but not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the most recent financial statements contained in the Filed SEC Documents, (3) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building, fire, health and environmental laws and similar regulations, (4) pledges or deposits in connection with workers’ compensation, unemployment insurance, social security and other similar legislation, (5) Liens incurred in the ordinary course of business, consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (6) any FOSS licenses and any licenses of and other grants of rights to use Intellectual Property rights entered into in the ordinary course of business and (7) Liens incurred in the ordinary course of business consistent with past practice that would not reasonably be expected to interfere adversely in a material way with the use of the properties or assets encumbered thereby (collectively, “Permitted Liens”).

(ii)    Section 3.01(n)(ii) of the Company Letter sets forth a complete and correct list of all material real property and material interests in real property leased by the Company or any of its Subsidiaries (each such property, a “Leased Real Property” and each lease, sublease or other agreement relating to such Leased Real Property, a “Lease”).

(iii)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (A) each such Lease is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except as enforceability thereof may be limited by the Bankruptcy Exceptions, and each such Lease is in full force and effect and (B) neither the Company nor its applicable Subsidiary, nor to the knowledge of the Company, any other party thereto, is in breach or default under any Lease under which it is in occupancy.

(o)    Intellectual Property.

(i)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof:

(A)    The Company and each of its Subsidiaries owns, or is licensed or otherwise has the right to use (in each case free and clear of any Liens, other than Permitted Liens), all Intellectual Property necessary for or material to the conduct of its business as currently conducted.

(B)    To the knowledge of the Company, none of the Company or any of its Subsidiaries or any of its or their products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property rights of any person.

(C)    There is no suit, claim, action, investigation or proceeding pending or threatened in writing against the Company or any of its Subsidiaries with respect to, and neither the Company nor any of its Subsidiaries has been notified in writing of, any possible infringement or other violation by the Company or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any person.

(D)    To the knowledge of the Company, no person or any product or service of any person is infringing upon or otherwise violating any Intellectual Property rights of the Company or any of its Subsidiaries.

(E)    The Company and its Subsidiaries have taken reasonable measures to maintain the confidentiality of the material trade secrets included in their Intellectual Property (other than distribution of Software source code under FOSS licenses in the ordinary course).

(F)    To the extent Third Party Software (other than FOSS) is distributed or utilized in connection with services provided to customers of the Company or any of its Subsidiaries, (1) all necessary licenses have been obtained therefor, and the Company and its Subsidiaries are in compliance therewith, and (2) no royalties or payments are due therefor (or such royalties and payments are identified in Section 3.01(o)(i)(F)(2) of the Company Letter).

(G)    The Company and its Subsidiaries are in compliance with all FOSS licenses granted to the Company or its Subsidiaries with respect to Third Party Software that is distributed or utilized in connection with services provided to customers of the Company or any of its Subsidiaries.

(H)    Neither the Company nor any of its Subsidiaries is a member or promoter of, or a contributor to, or made any commitments or agreements regarding, any patent pool, industry standards body, standard-setting organization or other similar organization (other than any organization dedicated to the distribution or licensing of FOSS), in each case that requires or obligates the Company or any of its Subsidiaries to grant or offer to any other person any license or other right to any Intellectual Property.

(I)    Except as set forth in Section 3.01(o)(i)(I) of the Company Letter, the Company and its Subsidiaries have not, since March 1, 2017, experienced any material unauthorized access to or other breach of security with respect to the information technology systems that are material to the Company and its Subsidiaries.

(J)    The Company and its Subsidiaries have complied in all material respects with all applicable Laws and with their own respective privacy policies relating to the collection, storage, use, disclosure and transfer of any Personal Data collected by or on behalf of the Company or any of its Subsidiaries, and none of them has received a complaint from any Governmental Entity regarding its collection, use or disclosure of Personal Data that is pending or unresolved.

(ii)    For purposes of this Agreement, (A) “Intellectual Property” means, as they exist anywhere in the world, (1) trademarks, service marks, brand names, certification marks, trade dress, assumed names, domain names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application (collectively, “Trademarks”); (2) inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; (3) patents, applications for patents (including divisions, provisionals, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (4) non-public information, trade secrets, know-how, formulae, processes, procedures, research records, records of invention, test information, market surveys, data and databases and confidential information, whether patentable or not, in any jurisdiction, and rights in any jurisdiction to limit the use or disclosure thereof by any person; (5) copyrights, registrations and applications therefor, rights in writings and other works, whether copyrightable or not, in any jurisdiction, and any renewals or extensions thereof; (6) any similar intellectual property or proprietary rights; and (7) any claims or causes of action (pending, threatened or which could be filed) arising out of any infringement or misappropriation of any of the foregoing; (B) “Software” means all types of computer software programs, including operating systems, application programs, software tools, Firmware and software imbedded in equipment, including both object code and source code; the term “Software” shall also include all written or electronic data, documentation and materials that explain the structure or use of Software or that were used in the development of Software, including software specifications, or are used in the operation of the Software, including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials, look-up tables and databases; the term “Firmware” shall include all types of firmware, firmware specifications, masks, circuit layouts, hardware and hardware descriptions; (C) “Third Party Software” means Software with respect to which a third party holds any copyright or other ownership right (and, therefore, such Software is not owned exclusively by the Company or any of its Subsidiaries); (D) “FOSS” means any Software licensed and distributed under a license listed by the Open Source Initiative as an approved license at https://opensource.org/licenses/alphabetical and that satisfies the “Open Source Definition” provided by the Open Source Initiative at https://opensource.org/osd as of the date of this Agreement, or a license listed by the Free Software Foundation as a free software license at https://www.gnu.org/licenses/license-list.html#SoftwareLicenses and that satisfies the “Free Software Definition” provided by the Free Software Foundation at https://www.gnu.org/philosophy/free-sw.en.html as of the date of this Agreement; and (E) “Personal Data” means information held by the Company or its Subsidiaries that can reasonably be used to identify an individual natural person, including name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information, or any other information defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Law and that is regulated by such Law.

(p)    Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or its Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses, as are customary for businesses in the Company’s and its Subsidiaries’ business, (ii) all such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancelation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancelation and (iii) the Company and each of its Subsidiaries maintain mandatory insurance policies as required by applicable Law.

(q)    Regulatory Matters.

(i)    Since March 1, 2014, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any of its Subsidiaries has, nor, have any Company or Subsidiary directors, officers, employees or any other person acting on behalf of the Company and each of its Subsidiaries, violated any applicable Anti-Corruption Laws and (ii) neither the Company nor any of its Subsidiaries has, nor have any Company or Subsidiary directors, officers, employees or any other person acting on behalf of the Company or any of its Subsidiaries, offered, paid, promised to pay, or authorized the payment of, anything of value, including, but not limited to, cash, checks, wire transfers, tangible and intangible gifts, favors, services, and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value to any (i) officer, director, employee or agent of a Governmental Entity (including any partially or wholly state-owned or -controlled enterprise); (ii) political party, political party official, candidate for political office or member of a royal family; (iii) officer, director, employee or agent of a public international organization (including the World Bank, United Nations and the European Union); or (iv) person acting for or on behalf of any such Governmental Entity (any such person, a “Government Official”) or to any person under circumstances where the Company, any Subsidiary of the Company or any Company or Subsidiary director, officer or employee, or to the knowledge of the Company, any other person acting on behalf of the Company or any of its Subsidiaries, knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a Government Official (A) corruptly for the purpose of (1) influencing any act or decision of a Government Official in his or her official capacity, (2) inducing a Government Official to do or omit to do any act in violation of his or her lawful duties, (3) securing any improper advantage, (4) inducing a Government Official to influence or affect any act or decision of any Governmental Entity or (5) assisting the Company, any Subsidiary of the Company, or any Company or Subsidiary director, officer or employee or any other person acting on behalf of the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, the Company or any Subsidiary of the Company or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.

(ii)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (A) the Company and each of its Subsidiaries are, and at all times since March 1, 2014 have been, in compliance with all applicable Economic Sanctions/Trade Laws and all applicable Money Laundering Laws and (B) the Company and each of its Subsidiaries do not carry on, and have not since March 1, 2014, carried on any business, directly or knowingly indirectly, involving Cuba, Iran, Syria, Sudan, North Korea or Crimea in violation of applicable Economic Sanctions/Trade Laws.

(iii)    Since March 1, 2014, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (A) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, review or audit, or made a voluntary, directed, or involuntary disclosure to any Governmental Entity with respect to any alleged act or omission arising under or relating to any noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law, or Money Laundering Law, (B) neither the Company nor any of its Subsidiaries, nor any of their directors, officers, employees or any other person acting on behalf of the Company and each of its Subsidiaries received any written notice, request or citation for any actual or potential noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law or Money Laundering Law and (C) the Company and its Subsidiaries have implemented and maintained internal controls, policies and procedures designed to detect, prevent and deter violations of Anti-Corruption Laws, Economic Sanctions/Trade Laws and Money Laundering Laws.

(iv)    For purposes of this Agreement:

(A)    “Anti-Corruption Laws” means any applicable Law for the prevention or punishment of public or commercial corruption and bribery, including the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act 2010 and any applicable anti-corruption or anti-bribery Law of any other applicable jurisdiction.

(B)    “Economic Sanctions/Trade Laws” means all applicable Laws relating to anti-terrorism, the importation of goods, export controls and Sanctions Targets, including prohibited or restricted international trade and financial transactions and lists maintained by Governmental Entity targeting certain countries, territories, entities or persons. Applicable Laws include (1) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act or regulations of the U.S. Treasury Department Office of Foreign Assets Controls (“OFAC”), or any

export control Law applicable to U.S.-origin goods, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. Government at the prevailing point in time, (2) any U.S. sanctions related to or administered by the U.S. Department of State and (3) any sanctions measures or embargoes imposed by the United Nations Security Council, Her Majesty’s Treasury or the European Union.

(C)    “Money Laundering Laws” means any Law governing financial recordkeeping and reporting requirements, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, and any applicable money laundering-related Laws of other jurisdictions where the Company and its Subsidiaries conduct business, conduct financial transactions or own assets.

(D)    “Sanctions Target” means: (1) any country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws, including, as of the date of this Agreement, Iran, Cuba, Syria, Sudan, the Crimea region of Ukraine and North Korea; (2) a person that is on the list of Specially Designated Nationals and Blocked Persons published by OFAC, or any equivalent list of sanctioned persons issued by the U.S. Department of State; (3) a person that is located in or organized under the Laws of a country or territory that is identified as the subject of country-wide or territory-wide Economic Sanctions/Trade Laws; or (4) an entity owned fifty percent (50%) or more or controlled by a country or territory identified in clause (1) or person in clause (2) above.

(r)    State Takeover Statutes. The approval of the Merger by the Company Board referred to in Section 3.01(d) constitutes the only action necessary to render inapplicable to this Agreement, the Merger, the other transactions contemplated by this Agreement and compliance with the terms of this Agreement, the restrictions on transactions with an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL, to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, including transactions under the Shareholders Agreement, or compliance with the terms of this Agreement. No other state takeover or similar statute or regulation is applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement or compliance with the terms of this Agreement.

(s)    Voting Requirements. The affirmative vote at the Shareholders Meeting or any adjournment or postponement thereof of a majority of the votes cast by all holders of the shares of Company Common Stock entitled to vote in favor of adopting this Agreement (the “Shareholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary (under applicable Law, the Company Charter, the Company Bylaws or otherwise) to approve or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

(t)    Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Guggenheim Securities LLC and Morgan Stanley & Co. LLC, the fees and expenses of which will be paid by the Company or one or more of its Subsidiaries, is entitled to any broker’s, finder’s or financial advisor’s or other non-hours based fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has delivered to Parent complete and correct copies of all agreements under which any such fee or commission is payable and all indemnification and other agreements related to the engagement of the persons to whom any such fee is payable.

(u)    Opinions of Financial Advisors. The Company Board has received the opinions of Guggenheim Securities LLC and Morgan Stanley & Co. LLC to the effect that, as of the date of such opinions, and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement is fair, from a financial point of view, to such shareholders. The Company, solely for informational purposes, has provided to Parent a copy of any such opinions, or, if such opinions have not been delivered to the Company Board in written form as of the execution of this Agreement, then the Company shall deliver to Parent a copy of any such opinions received by the Company Board in written form promptly following receipt thereof.

(v)    No Other Representations and Warranties.

(i)    Except for the representations and warranties expressly set forth in this Section 3.01, the Company Letter or in a certificate delivered pursuant to this Agreement, neither the Company nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent, Sub or any of their affiliates or representatives, including, but not limited to, its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, in connection with the transactions contemplated hereby.

(ii)    The Company acknowledges and agrees that, except for the representations and warranties of Parent and Sub expressly set forth in Section 3.02, the Parent Letter or in a certificate delivered pursuant to this Agreement, (1) none of Parent, Sub or any of their affiliates is making and none of them has made any representations or warranties (express or implied) relating to itself or its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of the Company or its representatives is relying on any representation or warranty of Parent, Sub or any of their affiliates except for those expressly set forth in Section 3.02 or the Parent Letter and (2) no person has been authorized by Parent, Sub or any of their affiliates to make any representation or warranty relating to Parent, Sub or any of their affiliates or their respective businesses or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and if made, such representation or warranty has not been and shall not be relied upon by the Company. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in Section 3.01 or the Company Letter, Parent and Sub agree and acknowledge that, in connection with the Merger and the other transactions contemplated by this Agreement, neither the Company nor any other person will have or be subject to any liability or obligation to Parent, Sub or any of their representatives resulting from the distribution or failure to distribute to Parent or Sub, or Parent’s or Sub’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material, made available to Parent or Sub in any format, including in an electronic data room maintained by the Company in connection with the Merger, or management presentations in expectation of the transactions contemplated by this Agreement.

Section 3.02    Representations and Warranties of Parent and Sub. Except as set forth in the letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Letter”) (with specific reference to the Section of this Agreement to which the information stated in such disclosure relates; provided that disclosure contained in any section of the Parent Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Section of this Agreement), Parent and Sub represent and warrant to the Company as follows:

(a)    Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as currently conducted.

(b)    Authority; Noncontravention.

(i)    Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement, and to comply with the provisions of this Agreement (subject, in the case of the Merger, to the adoption of this Agreement by Parent, as the sole shareholder of Sub). The execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement, and the compliance by Parent and Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (subject, in the case of the Merger, to the adoption of this Agreement by Parent, as the sole shareholder of Sub). This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, subject to the Bankruptcy Exceptions.

(ii)    The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and Sub with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of, any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (A) the certificate of incorporation or bylaws (or similar organizational documents) of Parent or Sub, (B) any Contract or Permit to or by which Parent or Sub is a party or bound or to or by which their respective properties or assets are subject or bound or otherwise under which Parent or Sub has rights or benefits or (C) subject to the governmental filings and other matters referred to in the following sentence, any Law (assuming receipt of the Shareholder Approval and the adoption of this Agreement by Parent, as the sole shareholder of Sub) or Judgment, in each case, applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (B) and (C) above, any such conflicts, violations, breaches, defaults, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(iii)    No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, or the compliance by Parent and Sub with the provisions of this Agreement, except for (A) the filing of a premerger notification and report form under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable Antitrust Law, (B) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business and (C) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(c)    Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has engaged in no business other than in connection with the Merger and the other transactions contemplated by this Agreement.

(d)    Sufficient Funds. Parent and Sub will have available to them at the Effective Time sufficient funds to perform all of their respective obligations under this Agreement to consummate the Merger and the other transactions contemplated, including payment in full of the Merger Consideration and the amounts payable to the holders of Cash-Out Stock Options, Cash-Out Restricted Shares, Cash-Out RSUs and Cash-Out PSUs and to pay all associated fees, costs and expenses. Parent has made available to the Company copies of a fully executed commitment letter, dated as of the date of this Agreement (the “Commitment Letter”), from the lenders party thereto (the “Lenders”) and the executed fee letter relating thereto, with the fee amounts and other economic terms, and the rates and amounts included in the “market flex” provisions, redacted, none of which redacted provisions would adversely affect the conditionality, enforceability, termination or amount of the debt financing contemplated by the Commitment Letter) (the “Fee Letter”). Pursuant to the Commitment Letter, and subject to the terms and conditions thereof, the Lenders have committed to provide Parent with the amounts set forth in the Commitment Letter for purposes of financing the Merger and the other transactions contemplated by this Agreement.

(e)    State Takeover Statutes. None of Parent, Sub or any other affiliate of Parent is an “interested stockholder” with respect to the Company, as those terms are used in Section 203 of the DGCL.

(f)    No Other Representations and Warranties.

(i)    Except for the representations and warranties of Parent and Sub expressly set forth in this Section 3.02, the Parent Letter or in a certificate delivered pursuant to this Agreement, none of Parent, Sub or any other person on behalf of Parent or Sub makes any express or implied representation or warranty with respect to Parent or Sub or with respect to any other information provided to the Company or any of its Subsidiaries or Representatives in connection with the transactions contemplated hereby.

(ii)    Parent and Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Section 3.01, the Company Letter or in a certificate delivered pursuant to this Agreement, (1) none of the Company or any of its affiliates is making and none of them has made any representations or warranties (express or implied) relating to itself or its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of Parent, Sub or their respective affiliates or representatives is relying on any representation or warranty of the Company or any of its affiliates except for those expressly set forth in Section 3.01 or the Company Letter and (2) no person has been authorized by the Company or any of its affiliates to make any representation or warranty relating to the Company or any of its affiliates or their respective businesses or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and if made, such representation or warranty has not been and shall not be relied upon by Parent or Sub. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in Section 3.02 or the Parent Letter, the Company agrees agree and acknowledge that, in connection with the Merger and the other transactions contemplated by this Agreement, neither Parent or Sub nor any other person will have or be subject to any liability or obligation to the Company or any other Company Representative resulting from the distribution or failure to distribute to the Company, or the Company’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material, made available to the Company in any format in connection with the Merger or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.01    Conduct of Business.

(a)    Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except (i) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (ii) as required by applicable Law or (iii) as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Letter, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to carry on their respective businesses in all material respects in the ordinary course, and consistent with past practice, use commercially reasonable efforts to keep available the services of their present officers, software developers and other employees and to substantially preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with them; provided, however that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of this Section 4.01 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Without in any way limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except (i) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed, (ii) as required by applicable Law or (iii) as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Letter (with specific reference to the subsection of this Section 4.01(a) to which the information stated in such disclosure relates), the Company shall not, and shall not permit any of its Subsidiaries to:

(i)    (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends or distributions paid by any of its wholly owned Subsidiaries to the Company or other wholly owned Subsidiaries of the Company, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interests, (C) other than as expressly contemplated by Section 5.10, purchase, redeem or otherwise acquire any shares of capital stock, other equity or voting interests or any other securities of the Company or any of its Subsidiaries or any options, restricted shares, warrants, calls or rights to acquire any such shares or other securities (including any Stock Options, Restricted Shares, RSUs, PSUs or DSUs, except pursuant to the forfeiture conditions of such Stock Options, Restricted Shares, RSUs, PSUs or DSUs or the cashless exercise or tax withholding provisions of such Stock Options, Restricted Shares, RSUs, PSUs or DSUs, in each case only if and to the extent required (including pursuant to a unilateral election of the holder of any Stock Options, Restricted Shares, RSUs, PSUs or DSUs) or, in the case of cashless exercise, permitted by the terms of such awards as in effect on the date of this Agreement) or (D) other than as expressly contemplated by Section 5.10, take any action that would result in any amendment, modification or change of any term of any Indebtedness of the Company or any of its Subsidiaries;

(ii)    issue, deliver, sell, pledge or otherwise encumber any (A) shares of its capital stock, other equity or voting interests or Equity Equivalents (other than (1) the issuance of shares of Company Common Stock upon the exercise of Stock Options and the settlement of RSUs, PSUs or DSUs, in each case outstanding as of the date of this Agreement in accordance with their terms as in effect on the date of this Agreement, (2) subject to Section 5.04(b), the issuance of shares of Company Common Stock upon the exercise of the rights under the ESPP and (3) grants of equity compensation in the ordinary course, consistent with past practice, having an aggregate grant date fair value not to exceed $350 million per annum, shall be made in the form of Restricted Shares or RSUs (or DSUs in the case of the Company Board directors) pursuant to the award agreements previously made available to Parent for the applicable Company Personnel (provided that such awards for Company Personnel other than

Company Board directors may vest ratably over a three-year period instead of a four-year period), which amount shall be increased ratably to the extent Closing occurs following the one (1) year anniversary of the date of this Agreement (except as set forth on Section 4.01(a)(ii) of the Company Letter) or (B) securities convertible into, or exchangeable or exercisable for, or any options, warrants, calls or rights to acquire, any such stock, interests or Equity Equivalent;

(iii)    amend or propose to amend its certificate of incorporation or bylaws (or similar organizational documents);

(iv)    acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or person or division thereof or (B) any other assets outside the ordinary course of business consistent with past practice; provided that the Company shall be permitted to take the actions contemplated by this Section 4.01(a)(iv), so long as (a) the value of any individual acquisition is not greater than $50,000,000 and (b) the aggregate value of all acquisitions is not greater than $150,000,000; provided further that the Company shall make no acquisition under this Section 4.01(a)(iv), if such acquisition could reasonably be expected to increase the risk of not obtaining, or the risk of materially impeding or delaying the obtaining of, any approvals from a Governmental Entity with respect to the Merger;

(v)    (A) sell, lease, license, sell and lease back, mortgage or otherwise dispose of any of its material properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities), except for (1) grants of FOSS licenses or other non-exclusive licenses in the ordinary course of business consistent with past practice or (2) sales in the ordinary course of business or (B) subject any of its assets, properties or rights, or any part thereof, to any material Lien or suffer such to exist (other than Permitted Liens) if the obligations supported by such Lien other than in the ordinary course of business;

(vi)    (A) repurchase, prepay or incur any Indebtedness in an amount greater than $15,000,000 (such amount not to include any amounts paid to holders of the Convertible Notes between the date of this Agreement and the Closing), including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in excess of $5,000,000, individually or in the aggregate, in, any other person, other than (1) the Company or any direct or indirect wholly owned Subsidiary of the Company, (2) advances of travel and similar expenses to directors and employees in the ordinary course of business consistent with past practice or (3) settling notices of conversions with respect to the Convertible Notes;

(vii)    incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith in excess of $18,000,000 per fiscal quarter in the aggregate or as may be necessary in connection with any emergency repair, maintenance or replacement;

(viii)    (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than any settlement or satisfaction (x) in the ordinary course of business that results solely in monetary obligations of the Company and its Subsidiaries and (y) that does not include any material obligation to be performed by, or material restriction imposed against, the Company or its Subsidiaries following the Closing Date; provided that this Section 4.01(a)(viii) shall not apply to any claims related to Transaction Litigation which shall be governed by Section 5.03(c), or (B) waive, relinquish, release, grant, transfer or assign any material right other than in the ordinary course of business;

(ix)    (A) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) other than in the ordinary course of business consistent with past practice, (B) modify or amend in any material respect, or exercise any right to renew, any lease or sublease of real property other than in the ordinary course of business consistent with past practice or (C) acquire any material interest in real property;

(x)    enter into, modify or amend in any material respect, or accelerate, terminate or cancel, any Material Contract (or any Contract that would be a Material Contract or that would have been required to be disclosed pursuant to Section 3.01(o)(i)(H) of this Agreement if it were in effect as of the date of this Agreement) or waive any material right to enforce, relinquish, release, transfer or assign any material rights or claims thereunder, in each case, other than (except with respect to any Contract of the type set forth in Section 3.01(h)(i)(B)) in the ordinary course of business consistent with past practice;

(xi)    except as required to ensure that any Benefit Plan or Benefit Agreement as in effect on the date of this Agreement is not then out of compliance with applicable Law, as required under any collective bargaining agreement, labor union contract, trade union agreement or other works council agreement, as specifically required pursuant to this Agreement, or in accordance with Section 4.01(a)(xi) of the Company Letter, (A) adopt, establish, enter into, terminate, materially amend or modify any material Benefit Plan or Benefit Agreement, (B) pay or provide to any Company Personnel any material compensation or benefit not provided for under a Benefit Plan or material Benefit Agreement as in effect on the date of this Agreement, other than (1) the payment of base compensation for Company Personnel, (2) increases of base compensation for Company Personnel below the Vice President level, (3) payment of bonus, commissions or other similar cash incentive compensation below the Vice President level, in each case, in the ordinary course of business consistent with past practice, (C) grant or amend any award under any Benefit Plan (including any equity or equity-based compensation) or remove or modify existing restrictions in any Benefit Plan or Benefit Agreement or awards made thereunder, or any restrictive covenant arrangement with any Company Personnel, (D) grant or pay any severance, separation, change in control, termination, retention or similar compensation or benefits to, or increase in any manner such compensation or benefits of, any Company Personnel, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or Benefit Agreement, (F) take any action to accelerate the time of payment or vesting of any rights, compensation, benefits or funding obligations under any Benefit Plan or Benefit Agreement or otherwise, (G) hire any Company Personnel at the Vice President level or above or terminate the employment of any such Company Personnel, other than due to such employee’s death, disability or cause (as determined by the Company in its reasonable discretion consistent with past practice) or (H) make any material determination under any Benefit Plan or Benefit Agreement that is inconsistent with the ordinary course of business or past practice;

(xii)    enter into any Contract that is material to the Company and its Subsidiaries, taken as a whole, containing any material restriction on the ability of the Company or any of its Subsidiaries to assign all or any material portion of its material rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent and any of its Subsidiaries following the consummation of the Merger and the other transactions contemplated by this Agreement;

(xiii)    except as required by applicable Law, adopt or enter into any collective bargaining agreement, labor union contract, trade union agreement or other works council agreement applicable to the employees of the Company or any of its Subsidiaries that has a material effect on the Company and its Subsidiaries, taken as a whole;

(xiv)    write down any of its material assets or make any change in any financial or material tax accounting principle, method or practice, other than as required by GAAP or applicable Law;

(xv)    fail to maintain, allow to lapse or abandon any material registered or applied-for Trademarks owned by the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

(xvi)    materially amend or modify any of the Company’s Patent Promise, available at https://www.redhat.com/en/about/patent-promise, Open Source Assurance program, available at https://www. redhat.com/en/about/open-source-assurance, or Enterprise Agreements or Product Appendices other than in the ordinary course of business, available at https://www.redhat.com/en/about/agreements;

(xvii)    (A) settle or compromise any material suit, claim, action, assessment, investigation, proceeding or audit with respect to taxes, (B) make, revoke or change any material tax election (other than the election described in clause (C) of this Section 4.01(a)(xvii)), (C) fail to timely make an election pursuant to Section 965(h) of the Code, (D) file any material amended tax return, or (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to a material amount of taxes; or

(xviii)    authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 4.02    No Solicitation.

(a)    Upon execution and delivery of this Agreement, the Company and its Subsidiaries shall, and shall cause its and its Subsidiaries’ directors, officers and employees to, and shall use its reasonable best efforts to cause the other Company Representatives to, immediately cease and cause to be terminated, any and all existing activities, discussions or negotiations with any third party conducted heretofore with respect to any Takeover Proposal. In furtherance of the foregoing, promptly following the execution and delivery of this Agreement, the Company will (i) request that each person and its representatives (other than Parent and its representatives) that has, prior to the execution and delivery of this Agreement, executed a confidentiality agreement in connection with such person’s consideration of making a Takeover Proposal, to promptly return or destroy all non-public information furnished to such person by or on behalf of the Company or any of its Subsidiaries prior to the date of this Agreement and (ii) immediately terminate all physical and electronic data room access for such persons and their representatives to diligence or other information regarding the Company or any of its Subsidiaries. The Company shall not modify, amend or terminate, or waive, release or assign, any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party relating to any such Takeover Proposal and shall enforce the provisions of any such agreement; provided that the Company shall be permitted on a confidential basis to release or waive any explicit or implicit standstill obligations solely to the extent necessary to permit the party referred therein to submit a Takeover Proposal to the Company Board on a confidential basis. The Company shall provide written notice to Parent of waiver or release of any standstill by the Company, including disclosure of the identities of the parties thereto and circumstances relating thereto. The Company agrees that it shall promptly inform any Company Representatives of the obligations undertaken in this Section 4.02.

(b)    Except as expressly permitted by this Section 4.02, the Company shall not, nor shall it authorize or permit any of its Subsidiaries to, or any of its Subsidiaries’ directors, officers or employees to, and the Company shall use its reasonable best efforts to cause each investment banker, attorney, accountant or other advisor or representative of the Company and its Subsidiaries to, and shall not publicly announce any intention to, directly or indirectly (and it shall instruct and cause each applicable Subsidiary, if any, to instruct each such director, officer, employee, investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries (collectively, “Company Representatives”) not to), (i) solicit, initiate or knowingly encourage, or knowingly take any other action to facilitate, any Takeover Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to a Takeover Proposal (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 4.02(b) (such as answering unsolicited phone calls) shall not (in and of itself) be deemed to facilitate for purposes of, or otherwise constitute a violation of, this Section 4.02), (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (or any representative thereof) any information with respect to any Takeover Proposal or (iii) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) relating to any Takeover Proposal; provided, however, that at any time prior to obtaining the Shareholder Approval, in response to a bona fide written unsolicited Takeover Proposal received after the date of this Agreement that the Company Board determines in good faith constitutes, or could reasonably be expected to lead to, a Superior Proposal, and which Takeover Proposal did not result from a breach of this Section 4.02 or any other provision of this Agreement, the Company may, and may permit and authorize its Subsidiaries and the Company Representatives to, in each case subject to compliance with Section 4.02(e) and the other provisions of this Agreement, (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are at least as restrictive in all material respects on such person as those contained in the Confidentiality Agreement dated October 3, 2018 between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”) and which shall not contain any exclusivity provision or other term that would restrict, in any manner, the Company’s ability to consummate the transactions contemplated by this Agreement or to comply with its disclosure obligations to Parent pursuant to this Agreement (it being understood that such confidentiality agreement need not contain a standstill (or similar obligation) to the extent that Parent is, concurrently with the entry by the Company or its Subsidiaries into such confidentiality agreement, released from any standstill (or similar obligation) in the Confidentiality Agreement); provided that all such information has previously been provided, or is concurrently provided, to Parent, and (B) participate in discussions or negotiations with, and only with, the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal. Notwithstanding anything to the contrary in this Section 4.02(b), the Company and the Company Representatives may, in response to a bona fide written unsolicited Takeover Proposal, contact the person who made such Takeover Proposal solely to determine whether such person intends to provide any documents (or additional documents) containing the terms and conditions of such Takeover Proposal.

For purposes of this Agreement, the term “Takeover Proposal” means any proposal or offer from any person or group (other than Parent or Sub or any of their affiliates) with respect to a transaction or a series of transactions, any merger, consolidation, business combination, recapitalization, liquidation or dissolution involving the Company or any direct or indirect acquisition, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or transaction with a similar acquisitive intent, of (1) assets or businesses that constitute or represent 20% or more of the total revenue, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, or (2) 20% or more of the outstanding shares of Company Common Stock or of any class of capital stock of, or other equity or voting interests in, one or more of the Subsidiaries of the Company (or in each case, options, rights, or warrants to purchase, or securities convertible into or exchangeable for any such securities) which, in the aggregate, directly or indirectly hold the assets or businesses referred to in clause (1) above.

For purposes of this Agreement, the term “Superior Proposal” means any binding bona fide unsolicited written offer which did not result from a breach of Section 4.02(b) or any other provision of this Agreement, made by any person (other than Parent or Sub or any of their affiliates), that, if consummated, would result in such person acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and which offer, in the reasonable good faith judgment of the Company Board (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), (x) would result in a transaction more favorable to the Company Shareholders than the transactions contemplated by this Agreement, taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise) and (y) would reasonably be expected to be consummated in accordance with its terms, taking into account all financial, legal, regulatory, timing and other aspects of such proposal.

(c)    Neither the Company Board nor any committee thereof shall (or shall agree or resolve to) (x) withhold, withdraw, qualify or modify in a manner adverse to Parent or Sub, or propose publicly to withhold, withdraw, qualify or modify in a manner adverse to Parent or Sub, the Company Board Recommendation (or the recommendation or declaration of advisability by any such committee of this Agreement or the Merger) (any such action, resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”), (y) recommend, declare advisable or propose to recommend or declare advisable, the approval or adoption of any Takeover Proposal or resolve or agree to take any such action, or adopt or approve any Takeover Proposal, or (z) cause or permit the Company to enter into any Acquisition Agreement constituting or related to, or which is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in, and in accordance with, Section 4.02(b)), or resolve or agree to take any such action. Notwithstanding any provision in this Agreement to the contrary, at any time prior to obtaining the Shareholder Approval, the Company Board may, in response to a Superior Proposal received after the date of this Agreement and not resulting from a breach of this Section 4.02 or any other provision of this Agreement, effect an Adverse Recommendation Change or terminate this Agreement to enter into an alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 7.01(f), or resolve or agree to take any such action, only if all of the following conditions are satisfied:

(i)    (A) the Company Board shall have first provided prior written notice to Parent (a “Superior Proposal Notice”) at least four (4) Business Days in advance (as modified, extended or continued by this Section 4.02(c), the “Superior Proposal Notice Period”) to the effect that the Company Board is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, or to terminate this Agreement in accordance with Section 7.01(f), as applicable, which notice shall attach in full the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, (B) during the applicable Superior Proposal Notice Period (or any extension or continuation thereof), prior to its effecting an Adverse Recommendation Change or terminating this Agreement in accordance with Section 7.01(f), the Company and the Company Representatives shall negotiate in good faith with Parent and its officers, directors and representatives regarding any revisions to the terms of the Merger and the other transactions contemplated by this Agreement proposed by Parent and (C) Parent does not make, within the applicable Superior Proposal Notice Period (or any extension or continuation thereof) after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Company Board (after consultation with outside legal counsel and a financial advisor of national reputation), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal (it being understood and agreed that any amendment or modification of such Superior Proposal shall require a new Superior Proposal Notice with a new Superior Proposal Notice Period of three (3) Business Days); and

(ii)    the Company Board shall have determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that, in light of such Superior Proposal and taking into account any revised terms proposed by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change or to so terminate this Agreement in accordance with Section 7.01(f), as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law.

(d)    Notwithstanding any provision in this Agreement to the contrary, at any time prior to obtaining the Shareholder Approval, and other than in connection with a Takeover Proposal, the Company Board may, in response to an Intervening Event, effect an Adverse Recommendation Change or resolve or agree to take such action, only if all of the following conditions are satisfied:

(i)    (A) the Company Board shall have first provided prior written notice (an “Intervening Event Notice”) to Parent at least four (4) Business Days in advance (as modified, extended or continued by this Section 4.02(d), the “Intervening Event Notice Period”) to the effect that the Company Board is prepared to effect an Adverse Recommendation Change pursuant to this Section 4.02(d), which notice will describe the Intervening Event in reasonable detail and (B) during the applicable Intervening Event Notice Period (or any extension or continuation thereof), prior to its effecting an Adverse Recommendation Change in response to an Intervening Event, the Company and the Company

Representatives shall negotiate in good faith with Parent and its officers, directors and representatives regarding any revisions to the terms of the Merger and the other transactions contemplated by this Agreement proposed by Parent and (C) Parent does not make, within the applicable Intervening Event Notice Period (or any extension or continuation thereof) after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Company Board (after consultation with outside legal counsel and a financial advisor of national reputation), cause the Intervening Event to no longer constitute an Intervening Event (it being understood and agreed that any material change in any event, occurrence or facts relating to such Intervening Event (other than in respect of any revisions proposed or proposals made by Parent as referred to above) shall require a new Intervening Event Notice with a new Intervening Event Notice Period of three (3) Business Days); and

(ii)    the Company Board shall have determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation that, in light of such Intervening Event and taking into account any revised terms proposed by Parent, such Intervening Event continues to constitute an Intervening Event and that the failure to make such Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law.

For purposes of this Agreement, the term “Intervening Event” means any event, development or change in circumstances that was not known to the Company Board, or the consequences of which were not reasonably foreseeable as of the date of this Agreement, which event, change or development becomes known to the Company Board prior to obtaining the Shareholder Approval and which causes the Company Board to determine in good faith, after consultation with its outside legal counsel and a financial advisor of national reputation, that failure to make an Adverse Recommendation Change would be reasonably likely to result in a breach of its fiduciary duties under applicable Law; provided that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or (B) any change in the price or trading volume of the Company Common Stock or any other securities of the Company (provided that the underlying causes of such changes may constitute or be taken into account in determining whether there has been an Intervening Event).

(e)    In addition to the obligations of the Company set forth in paragraphs (a), (b), (c) and (d) of this Section 4.02, the Company shall, as promptly as practicable and in any event within 24 hours after the receipt thereof, advise Parent orally and in writing of (i) any Takeover Proposal or any request for information or inquiry that contemplates or that could reasonably be expected to lead to a Takeover Proposal and (ii) the terms and conditions of such Takeover Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making any such Takeover Proposal, request or inquiry. Commencing upon the provision of any notice referred to above, the Company (or its outside counsel) shall (A) keep Parent (or its outside counsel) informed on a reasonably current basis regarding the status and terms of discussions and negotiations relating to any such Takeover Proposal, request or inquiry and (B) the Company shall, as promptly as practicable (and in any event within twenty-four (24) hours following the receipt or delivery thereof), provide Parent (or its outside legal counsel) with unredacted copies of all writings or media (whether or not electronic) containing any terms or conditions of any proposals or proposed transaction agreements (including all schedules and exhibits thereto) relating to any Takeover Proposal.

(f)    Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if, in the good faith judgment of the Company Board, failure to so disclose would be inconsistent with applicable Law; provided, however, that in no event shall the Company or the Company Board or any committee thereof take, agree or resolve to take any action prohibited by Section 4.02(c).

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01    Preparation of the Proxy Statement; Shareholders Meeting.

(a)    As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement. Each of the Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and the Company shall cause the definitive Proxy Statement to be mailed to the Company Shareholders as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments thereon and that the Company may commence mailing the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall give reasonable and good faith consideration to all comments reasonably proposed by Parent and (iii) shall not file or mail such document, or respond to the SEC, prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. If, at any time prior to the Shareholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Except in connection with an Adverse Recommendation Change, no amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

(b)    The Company agrees that the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and that none of the information included or incorporated by reference in the Proxy Statement will, at the date the Proxy Statement is filed with the SEC or mailed to the shareholders of the Company or at the time of the Shareholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by or on behalf of Parent specifically for inclusion or incorporation for reference therein. Parent agrees that no information supplied in writing by or on behalf of Parent specifically for inclusion or incorporation for reference in the Proxy Statement will, at the date the Proxy Statement is filed with the SEC or mailed to the shareholders of the Company or at the time of the Shareholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)    The Company shall, as promptly as reasonably practicable after the filing of the preliminary Proxy Statement with the SEC, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders Meeting”). The Company shall cause the Shareholders Meeting to be held as promptly as reasonably practicable following the date of mailing of the Proxy Statement to the Company Shareholders, for the purpose of obtaining the Shareholder Approval. Notwithstanding anything to the contrary in this Agreement, the Company will be permitted to postpone or adjourn the Shareholders Meeting if, but only if, (i) the Company is unable to obtain a quorum of its shareholders at such time, to the extent (and only to the extent) necessary in order to obtain a quorum of its shareholders and the Company shall use its reasonable best efforts to obtain such a quorum as promptly as practicable, (ii) there are not sufficient affirmative votes in person or by proxy at such meeting to adopt this Agreement to allow reasonable time for the solicitation of proxies for purposes of obtaining the Shareholder Approval, (iii) the Company Board has determined in good faith (after consultation with outside legal counsel) that such delay is required by applicable Law (A) to comply with comments made by the SEC with respect to the Proxy Statement or (B) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of the Company prior to the Shareholder Meeting or (iv) the Company is required to do so by a court of competent jurisdiction in connection with any Transaction Litigation; provided, however, that in no event will the Shareholders Meeting be postponed or adjourned (x) with respect to Section 5.01(c)(i) or (c)(ii), by more than thirty (30) days after the date on which the Shareholders Meeting was (or was required to be) originally scheduled, without the prior written consent of Parent, (y) with respect to Section 5.01(c)(iii), by more than ten (10) Business Days, or such other amount of time reasonably agreed by the Company and Parent to be necessary to comply with applicable Law (it being agreed by the parties that such ten (10) Business Day period shall recommence if the Company (after consultation with outside legal counsel) shall determine supplemental or amended disclosure is required to be disseminated and reviewed by stockholders of the Company during such original ten (10) Business Day period) or (z) except with respect to postponements or adjournments pursuant to Section 5.01(c)(iv), by more than ten (10) days at a time without the prior written consent of Parent. The Company shall, at the instruction of Parent, postpone or adjourn the Shareholders Meeting if there are not sufficient affirmative votes in person or by proxy at such meeting to adopt this Agreement to allow reasonable time for the solicitation of proxies for purposes of obtaining the Shareholder Approval. In no event will the record date of the Shareholders Meeting be changed without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Company may change the record date of the Shareholders Meeting without prior written consent of Parent in the event that (1) supplemental or amended disclosure is required to be disseminated to shareholders, the meeting is postponed or adjourned, in accordance with this Section 5.01(c) or (2) the Company postpones the Shareholders Meeting at the instruction of Parent and, in either case, as a result, the initial record date fixed by the Company Board is more than 60 days before the date of the subsequent meeting. The notice of such Shareholders Meeting shall state that a resolution to adopt this Agreement will be considered at the Shareholders Meeting. Except to the extent an Adverse Recommendation Change expressly permitted by Section 4.02(c) or Section 4.02(d) has been effected, (A) the Company Board shall include the Company Board Recommendation in the Proxy Statement and (B) the Company shall use its reasonable best efforts to solicit votes of the Company Shareholders in favor of obtaining the Shareholder Approval. The Company shall provide updates to Parent with respect to the proxy solicitation for the Shareholders Meeting (including interim results) as reasonably requested by Parent.

Section 5.02    Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s officers, employees, investment bankers, attorneys, accountants, consultants and other representatives and advisors access upon reasonable advance notice, during normal business hours in a manner as to not interfere unreasonably with the conduct of business of the Company and its Subsidiaries during the period prior to the Effective Time or the termination of this Agreement to their respective properties, assets, books, records, Contracts, Permits, documents, information, directors, officers and employees, and during such period the Company shall, and shall cause each of its Subsidiaries to, furnish to Parent and its representatives, as promptly as reasonably practicable, any information concerning its business as may be reasonably requested by or on behalf of Parent. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines (upon the advice of outside counsel) that such access or disclosure could jeopardize the attorney-

client privilege of the Company or any of its Subsidiaries or conflict with or violate any applicable Law or any Contract, including any confidentiality obligations contained therein, to which the Company or any of its Subsidiaries is a party; provided that the Company shall use its commercially reasonable efforts (A) to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or (B) to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company. Except as required by any applicable Law or Judgment, Parent will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company confidential in accordance with the Confidentiality Agreement.

Section 5.03    Reasonable Best Efforts; Consultation and Notice.

(a)    (i) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to (and shall cause their respective Subsidiaries to) use its and their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable and in any event no later than the Termination Date, including using its and their reasonable best efforts to accomplish the following: (A) the satisfaction of the conditions precedent set forth in Article VI, (B) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other persons and the making of all necessary registrations, declarations and filings (including filings under the HSR Act and other registrations, declarations and filings with, or notices to, Governmental Entities, if any), (C) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the Merger or the other transactions contemplated by this Agreement, (D) the taking of all reasonable steps to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity or third party and (E) the taking of all reasonable steps to obtain all necessary consents, approvals or waivers from any third party.

(ii)    In furtherance and not in limitation of the undertakings pursuant to this Section 5.03(a), each of Parent and the Company shall (A) prepare and file any notification and report forms and related material required under the HSR Act and other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement as set forth on Section 5.03(a)(ii) of the Company Letter, and any additional filings or notifications and related material that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, as promptly as reasonably practicable and advisable, (B) provide or cause to be provided as promptly as reasonably practicable and advisable any information and documentary material that may be requested by the DOJ or FTC under the HSR Act or by other Governmental Entities under applicable Antitrust Laws (if any) and (C) use its reasonable best efforts to obtain prompt expiration or termination of any applicable waiting period or other approval of consummation of the transactions contemplated by this Agreement by the DOJ or FTC or other applicable Governmental Entities.

(iii)    Without limiting the generality of the undertakings of Parent pursuant to Sections 5.03(a)(i) and (a)(ii), Parent and the Company (if requested by Parent), along with their respective Subsidiaries, shall use their reasonable best efforts to obtain clearance under any applicable Antitrust Laws so as to enable the parties hereto to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, and in any event prior to the Termination Date, which reasonable best efforts shall include (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of any Subsidiaries, operations, divisions, businesses, product lines, contracts, customers or assets of Parent or any of its Subsidiaries (including the Company or any of its Subsidiaries), (B) taking or committing to take such other actions that may limit or impact Parent’s or any of its Subsidiaries’ (including the Company’s or any of its Subsidiaries’) freedom of action with respect to, or its ability to retain, any of Parent’s or any of its Subsidiaries’ (including the Company’s or any of its Subsidiaries’)

operations, divisions, businesses, product lines, contracts, customers or assets, (C) entering into any orders, settlements, undertakings, contracts, consent decrees, stipulations or other agreements to effectuate any of the foregoing or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any order that prevents, prohibits, restricts or delays the consummation of the Merger and the other transactions contemplated by this Agreement, in any case, that may be issued by any court or other Governmental Entity and (D) creating, terminating or divesting relationships, contractual rights or obligations of the Company, Parent or their respective Subsidiaries, in each case in connection with obtaining all, or eliminating any requirement to obtain any, waiting period expirations or terminations, consents, clearances, waivers, exemptions, licenses, orders, registrations, approvals, permits and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust Laws or from any Governmental Entity so as to enable the Closing to occur no later than the Termination Date. The Company shall not, unless requested to do so by Parent, commit to or effect any action contemplated in clause (A), (B), (C) or (D) of the immediately preceding sentence. Notwithstanding anything to the contrary contained in this Section 5.03(a)(iii) or elsewhere in this Agreement, but subject to the provisions set forth in Section 5.03(a)(iii) of the Company Letter, none of Parent, the Company or any of their respective Subsidiaries shall be required to take any action, or commit to take any action, or agree to any condition or limitation that (x) is not conditioned on the consummation of the Merger or (y) that would result in, or would reasonably be expected to result in, individually or in the aggregate, (1) a material adverse effect on the Company and its Subsidiaries, taken as a whole, or (2) a material adverse effect on Parent and its Subsidiaries, taken as a whole, measured on a scale relative to the size of the Company and its Subsidiaries, taken as a whole (any of the foregoing, a “Burdensome Condition”).

(iv)    In furtherance and not in limitation of the covenants of the parties contained in this Section 5.03(a), if any administrative or judicial action or proceeding by a Governmental Entity of competent jurisdiction is instituted challenging the Merger and the other transactions contemplated by this Agreement, each of Parent and the Company shall use its reasonable best efforts to (A) oppose fully and vigorously, including by defending through litigation, any such action or proceeding, (B) pursue vigorously all available avenues of administrative and judicial appeal and (C) seek to have vacated, lifted, reversed or overturned any judgment that is in effect that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Section 5.03(a) or elsewhere in this Agreement, but subject to the provisions set forth in Section 5.03(a)(iii) of the Company Letter, none of Parent, the Company or any of their respective Subsidiaries shall be required to (and the Company and its Subsidiaries shall not, without the prior written consent of Parent) take any action, or commit to take any action, under this Section 5.03(a)(iv) that (x) is not conditioned on the consummation of the Merger or (y) would result in, or would reasonably be expected to result in, individually or in the aggregate, a Burdensome Condition. To assist Parent in complying with its obligations set forth in this Section 5.03(a), the Company shall, and shall cause its Subsidiaries to, provide to Parent such cooperation as may be reasonably requested by Parent.

(v)    Subject to applicable Law and the requirements of applicable Governmental Entities, the Company and Parent and their respective counsel shall, in connection with the efforts referenced in Sections 5.03(a)(i) and (a)(ii), (A) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private person, (B) where legally permissible, have the right to review in advance, and to the extent practicable each shall consult and consider in good faith the views of the other regarding, any material filing made with, or written materials to be submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement and of any material communication received or given in connection with any proceeding by a private person, in each case regarding any of the transactions contemplated by this agreement, (C) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, the Antitrust Division of the Department of Justice (the “DOJ”) or the Federal Trade Commission (the “FTC”) or any other applicable Governmental Entity and (D) where legally permissible, promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or affiliates, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to the transactions contemplated by this Agreement. Subject to applicable Law and the requirements of applicable Governmental Entities, the Company and Parent shall (with respect to any in-person discussion or meeting), and shall to the extent practicable (with respect to any telephonic discussion or meeting), provide the other party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement. The Company and Parent shall jointly develop, consult and cooperate with one another with respect to the strategy for obtaining any necessary approvals under the Antitrust Laws or responding to any request from, inquiry by, or investigation by (including directing the timing, nature and substance of all such responses) any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, including determining the timing and content of any registrations, filings, agreements, forms, notices, petitions, statements, submissions of information, applications and other documents, communications and correspondence contemplated by, made in accordance with, or subject to this Section 5.03(a). Notwithstanding the foregoing, in the event of any dispute between the parties relating to the strategy or appropriate course of action or content of any submission made in connection with obtaining any clearances under applicable Antitrust Laws with respect to the Merger, the parties shall escalate such dispute to the general counsels of the Company and Parent for resolution. If such dispute is not resolved pursuant to the preceding sentence, Parent shall have the right to make the final determination with respect to such matter. Notwithstanding anything to the contrary in this Section 5.03(a)(v) or in any other provision of this Agreement, Parent shall, on behalf of the parties and in reasonable consultation with the Company, have the right, in its sole discretion, to determine the nature and timing of any divestitures or other remedial undertakings made for the purpose of securing any required approvals under the Antitrust Laws to the extent any such divestitures or other remedial undertakings would be conditioned upon and only be effective after the Closing. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.03(a) as “Antitrust Counsel Only Material.” Notwithstanding anything to the contrary in this Section 5.03(a), materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries. For purposes of this Agreement, “Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, Council Regulation 139/2004 of the European Union and all other national, federal or state, domestic or foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, affecting competition or market conditions through merger, acquisition or other transaction or effectuating foreign investment, in any case that are applicable to the Merger.

(vi)    Neither Parent nor Sub shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to increase the risk of not obtaining, or the risk of materially delaying the obtaining of, the consent, approval order or authorization of any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement.

(b)    (i) In connection with and without limiting the generality of the obligations set forth in Section 5.03(a)(i), each of the Company and Company Board shall, if any state takeover statute or similar statute or regulation, including the DGCL, is or becomes applicable to this Agreement, or to any of the Merger and the other transactions contemplated by this Agreement, take all actions necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

(ii)    The Company, upon having knowledge, shall give prompt notice to Parent of any Effect that has had or would reasonably be expected to have, individually or taken together with all other Effects, a Material Adverse Effect, provided that any failure to give notice in accordance with the foregoing with respect to any Effect shall not be deemed to constitute a violation of this Section 5.03(b)(ii) or the failure of any condition set forth in Sections 6.02(a) and 6.02(c) to be satisfied, or otherwise constitute a breach of this Agreement by the Company by failing to give such notice, in each case unless the underlying Effect would independently result in a failure of the conditions set forth in Sections 6.02(a) and 6.02(c) to be satisfied.

(iii)    Parent, upon having knowledge, shall give prompt notice to the Company of any Effect that has had or would reasonably be expected to, individually or taken together with all other Effects, impair in any material respect the ability of Parent and Sub to perform its obligations under this Agreement or prevent or materially impeded or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement, provided that any failure to give notice in accordance with the foregoing with respect to any Effect shall not be deemed to constitute a violation of this Section 5.03(b)(iii) or the failure of any condition set forth in Section 6.03(a) to be satisfied, or otherwise constitute a breach of this Agreement by the Parent by failing to give such notice, in each case unless the underlying Effect would independently result in a failure of the conditions set forth in Section 6.03(a) to be satisfied.

(c)    Without limiting the generality of the foregoing, the Company shall give Parent prompt notice of any litigation against the Company and/or its directors relating to the Merger or the other transactions contemplated by this Agreement (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (i) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation, (ii) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation and (iii) consider in good faith Parent’s advice with respect to such Transaction Litigation. The Company will obtain the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) prior to settling or satisfying any such claim. It is understood and agreed that this Section 5.03(c) shall not give Parent the right to direct the defense of any such Transaction Litigation.

(d)    Immediately following the execution and delivery of this Agreement by each of the parties hereto, Parent, as the sole shareholder of Sub, will adopt this Agreement.

Section 5.04    Equity Awards.

(a)    As soon as practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:

(i)    at the Effective Time, each Cash-Out Stock Option shall, in accordance with any applicable Company Stock Plan or any applicable award agreement thereunder, be canceled and each holder thereof shall be entitled to receive in consideration for such cancelation an amount in cash equal to the product of (A) the number of shares of Company Common Stock that are subject to such Cash-Out Stock Option immediately prior to the Effective Time and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Cash-Out Stock Option, which amount shall be payable to such holder at or as soon as reasonably practicable following the Effective Time in accordance with Section 5.04(d);

(ii)    each Rollover Stock Option shall, in accordance with any applicable Company Stock Plan or any applicable award agreement thereunder, be converted at the Effective Time into an option to acquire, on substantially the same terms and conditions as were applicable under such Rollover Stock Option, the number of shares of Parent common stock, par value $0.20 per share (“Parent Common Stock”) (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Rollover Stock Option immediately prior to the Effective Time by the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock applicable to such Rollover Stock Option divided by (B) the Exchange Ratio;

(iii)    each Cash-Out Restricted Share outstanding at the Effective Time shall be converted at the Effective Time into the right to receive an amount in cash equal to the Merger Consideration in accordance with Section 2.01(c), which amount shall be payable to such holder at or as soon as reasonably practicable following the Effective Time in accordance with Section 5.04(d);

(iv)    each Rollover Restricted Share shall, in accordance with any applicable Company Stock Plan or any applicable award agreement thereunder, be converted at the Effective Time into a restricted share award, subject to substantially the same terms and conditions as were applicable under such Rollover Restricted Share, with respect to a number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Rollover Restricted Share immediately prior to the Effective Time by the Exchange Ratio (rounded down to the nearest whole share);

(v)    at the Effective Time, each Cash-Out RSU outstanding immediately prior to the Effective Time shall, in accordance with any applicable Company Stock Plan or any applicable award agreement thereunder, be canceled and the holder thereof shall be entitled to receive in consideration for such cancelation an amount in cash equal to the product of (A) the number of shares of Company Common Stock that are subject to such Cash-Out RSU immediately prior to the Effective Time and (B) the Merger Consideration, which amount shall be payable to such holder at or as soon as reasonably practicable following the Effective Time in accordance with Section 5.04(d);

(vi)    each Rollover RSU shall, in accordance with any applicable Company Stock Plan or any applicable award agreement thereunder, be converted at the Effective Time into a restricted stock unit, subject to substantially the same terms and conditions as were applicable under such Rollover RSU, with respect to a number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Rollover RSU immediately prior to the Effective Time by the Exchange Ratio (rounded down to the nearest whole share);

(vii)    at the Effective Time, each Cash-Out PSU outstanding immediately prior to the Effective Time shall, in accordance with any applicable Company Stock Plan or any applicable award agreement thereunder, be canceled and the holder thereof shall be entitled to receive in consideration for such cancelation an amount in cash equal to the product of (A) the applicable PSU Share Number and (B) the Merger Consideration, which amount shall be payable to such holder at or as soon as reasonably practicable following the Effective Time in accordance with Section 5.04(d);

(viii)    each Rollover PSU shall, in accordance with any applicable Company Stock Plan or any applicable award agreement thereunder, be converted at the Effective Time into a restricted share award, subject to substantially the same terms and conditions as were applicable under such Rollover PSU (other than the performance-based vesting schedule, which shall be converted into a service-based vesting schedule in accordance with the applicable award agreement), with respect to a number of shares of Parent Common Stock determined by multiplying the applicable PSU Share Number by the Exchange Ratio (rounded down to the nearest whole share);

(ix)    each provision in each Benefit Plan and Benefit Agreement providing for the issuance, transfer or grant of any shares of Company Common Stock or any Stock Options, Restricted Shares,

RSUs, PSUs, DSUs, purchase rights under the ESPP or any other interests in respect of any capital stock (including any phantom stock or stock appreciation rights) of the Company shall, in accordance with the terms of such Benefit Plan or Benefit Agreement, as applicable, be deleted prior to the Effective Time, and the Company shall ensure prior to the Effective Time that, following the Effective Time, there shall be no rights to acquire shares of Company Common Stock, Stock Options, Restricted Shares, RSUs, PSUs, DSUs, purchase rights under the ESPP or any other interests in respect of any capital stock (including any phantom stock or stock appreciation rights) of the Company or the Surviving Corporation;

(x)    any shares of Company Common Stock that remain available for issuance pursuant to any Company Stock Plan as of the Effective Time (the “Residual Shares”) shall, in accordance with such Company Stock Plan, be converted at the Effective Time into the number of shares of Parent Common Stock equal to the product of the number of such Residual Shares and the Exchange Ratio (such shares of Parent Common Stock, the “Assumed Shares”); and

(xi)    as used in this Agreement, the following terms shall have the meanings specified below:

“Cash-Out PSU” means any PSU that is outstanding immediately prior to the Effective Time and is held by any person who, as of immediately prior to the Effective Time, is a non-employee director, consultant or independent contractor of the Company or any of its Subsidiaries.

“Cash-Out Restricted Share” means any Restricted Share that is outstanding immediately prior to the Effective Time and is held by any person who, as of immediately prior to the Effective Time, is a non-employee director, consultant or independent contractor of the Company or any of its Subsidiaries.

“Cash-Out RSU” means (A) any RSU that is outstanding immediately prior to the Effective Time to the extent vested and unsettled as of immediately prior to the Effective Time and (B) any RSU (whether vested or unvested) that is outstanding immediately prior to the Effective Time and is held by any person who, as of immediately prior to the Effective Time, is a non-employee director, consultant or independent contractor of the Company or any of its Subsidiaries, including each DSU.

“Cash-Out Stock Option” means (A) any Stock Option that is outstanding immediately prior to the Effective Time to the extent vested and unexercised as of immediately prior to the Effective Time, (B) any Stock Option (whether vested or unvested) that is outstanding immediately prior to the Effective Time that has an exercise price per share of Company Common Stock subject to such Stock Option greater than or equal to the Merger Consideration and (C) any Stock Option (whether vested or unvested) that is outstanding immediately prior to the Effective Time and is held by any person who, as of immediately prior to the Effective Time, is a non-employee director, consultant or independent contractor of the Company or any of its Subsidiaries.

“Exchange Ratio” means a fraction, the numerator of which is the Merger Consideration and the denominator of which is the closing price per share of Parent Common Stock on the New York Stock Exchange Composite Transactions Tape on the trading day immediately preceding the date on which the Effective Time occurs.

“PSU Share Number” means, with respect to PSUs granted under (A) a “Performance Share Unit Agreement (Operating Performance Form),” the Target Performance Share Unit Level (as defined in such agreement) if the Effective Time occurs in the first performance segment of such award, or the Actual Performance Share Unit Level (as defined in such agreement) if the Effective Time occurs in the second performance segment of such award or (B) a “Performance Share Unit Agreement (Total Stockholder Return Form),” the number of PSUs that would be earned (but not vested) based on the Acquisition Price (as defined in such agreement).

“Rollover PSU” means any PSU other than a Cash-Out PSU that is outstanding immediately prior to the Effective Time.

“Rollover Restricted Share” means any Restricted Share other than a Cash-Out Restricted Share that is outstanding immediately prior to the Effective Time.

“Rollover RSU” means any RSU other than a Cash-Out RSU that is outstanding immediately prior to the Effective Time.

“Rollover Stock Option” means any Stock Option other than a Cash-Out Stock Option that is outstanding immediately prior to the Effective Time.

(b)    As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the ESPP) shall adopt such resolutions or take such other actions as may be required so that (i) participation in the ESPP shall be limited to those employees who are participants on the date of this Agreement, (ii) except to the extent necessary to maintain the status of the ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of this Agreement or make any separate non-payroll contributions to the ESPP on or following the date of this Agreement, (iii) no offering period shall be commenced after the date of this Agreement, (iv) the ESPP shall terminate, effective immediately prior to the Effective Time, but subsequent to the exercise of purchase rights on the purchase date for the offering period in effect on the date of this Agreement (in accordance with the terms of the ESPP) and (v) amounts credited to the accounts of participants in the ESPP following the purchase date described in clause (iv) shall be distributed to such participants as soon as practicable following the Effective Time.

(c)    The adjustments provided in Section 5.04(a)(ii) with respect to any Stock Options that are “incentive stock options” (as defined in Section 422 of the Code) are intended to be effected in a manner that is consistent with Section 424(a) of the Code.

(d)    All amounts payable pursuant to this Section 5.04 shall be paid without interest and as promptly as practicable following, but in no event later than ten (10) Business Days after, the Effective Time (or such later time as may be required to comply with the provisions of Section 409A of the Code), and all such payments (other than with respect to any director, consultant or independent contractor) shall be paid through the payroll system or payroll provider of the Surviving Corporation or its applicable affiliate.

(e)    The Company shall take all reasonable steps as may be required to cause the transactions contemplated by this Section 5.04 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(f)    At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plans (other than the ESPP), with the result that Parent may issue the Assumed Shares after the Effective Time pursuant to the exercise of options or other equity awards granted under the Company Stock Plans or any other plan of Parent or any its affiliates.

Section 5.05    Indemnification, Exculpation and Insurance.

(a)    Parent and Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to comply with and honor the foregoing obligations.

(b)    In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.05.

(c)    Parent shall obtain, or cause to be obtained, as of the Effective Time, a “tail” insurance policy with a claims period of six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms that are no less favorable than those of such policy of the Company in effect on the date of this Agreement, which insurance shall, prior to the Closing, be in effect and prepaid for such six (6)-year period; provided that in no event shall Parent or the Surviving Corporation be required to pay, with respect to the entire six (6)-year period following the Effective Time, premiums for insurance under this Section 5.05(c) which in the aggregate exceed 300% of the aggregate premiums paid by the Company for the period in its most recent fiscal year for such purpose; provided that Parent shall nevertheless be obligated to provide such coverage, with respect to the entire six (6)-year period following the Effective Time, as may be obtained for such 300% amount.

(d)    The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 5.06    Fees and Expenses.

(a)    Except as expressly set forth in this Section 5.06, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)    In the event that (i) prior to the Shareholders Meeting, a Takeover Proposal has been made (whether or not conditional and whether or not withdrawn) to the Company or its shareholders or any person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal and thereafter (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i), Section 7.01(b)(iii) or Section 7.01(d) and (B) prior to the date that is 12 months after such termination, (1) the Company or any of its Subsidiaries enters into any Acquisition Agreement with respect to any Takeover Proposal or (2) any Takeover Proposal is consummated (solely for purposes of this Section 5.06(b)(i)(B)), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(b) except that all references to 20% shall be deemed references to 50.1%), (ii) this Agreement is terminated by Parent pursuant to Section 7.01(c) or (iii) this Agreement is terminated by the Company pursuant to Section 7.01(f), then, in each such case, the Company shall pay (or cause to be paid) to Parent a fee equal to $975,000,000 (the “Termination Fee”) by wire transfer of same-day funds (x) in the case of a termination by Parent pursuant to Section 7.01(c), within two (2) Business Days after such termination, (y) in the case of a termination by the Company pursuant to Section 7.01(f), simultaneously with, and as a condition to, the effectiveness of any such termination and (z) in the case of a payment as a result of any event referred to in Section 5.06(b)(i)(B), no later than the first to occur of the events referred to in clauses (1) and (2) of Section 5.06(b)(i)(B), in each case to an account designated by Parent. Notwithstanding anything to the contrary contained in this Section 5.06 or elsewhere in this Agreement, in the event this Agreement is terminated by the Company for any reason at a time when Parent would have had the right to terminate this Agreement, Parent shall be entitled to receipt of any Termination Fee that would have been (or would have subsequently become) payable had Parent terminated this Agreement at such time. In no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c)    Notwithstanding any other provision of this Agreement, but subject to Section 8.11, the parties agree that the payment of the Termination Fee, as liquidated damages and not as a penalty, shall be the sole and exclusive monetary remedy available to the Parent, Sub and their respective affiliates with respect to this Agreement and the transactions contemplated by this Agreement in the event any such payment becomes due and payable, and, upon payment of the Termination Fee, the Company (and the Company’s affiliates and its and their respective directors, officers, employees, stockholders and the other Company Representatives) shall have no further liability to Parent, Sub and their respective affiliates under this Agreement except that, Parent shall be entitled to the payment of the Termination Fee (to the extent owed pursuant to Section 5.06(b)) and to any Damages, to the extent proven, resulting from or arising out of any pre-termination Willful Breach of this Agreement by the Company (as such Damages are determined taking into account any Termination Fee previously paid by the Company). If the Company fails promptly to pay the amounts due pursuant to Section 5.06(b) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amounts set forth in Section 5.06(b), the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such Legal Proceeding and any appeal relating thereto, together with interest on the amounts set forth in Section 5.06(b) at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(d)    Each party acknowledges that the agreements contained in this Section 5.06 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not have entered into this Agreement.

Section 5.07    Public Announcements. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Thereafter, the Company, on the one hand, and Parent and Sub, on the other hand, shall, to the extent at all reasonably practicable, consult with the other parties to this Agreement before making, and give such other parties to this Agreement a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided that the foregoing shall not apply to any press release or public statement so long as the statements contained therein concerning this Agreement, the Merger and the other transactions contemplated by this Agreement are substantially similar to previous releases or statements made by the applicable party with respect to which such party has complied with the provisions of this sentence and would not otherwise require the other party to make additional public disclosure

Section 5.08    Sub Compliance. Parent shall cause Sub to comply with all of Sub’s obligations under this Agreement.

Section 5.09    Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NYSE to cause (a) the delisting of the Company Common Stock from NYSE as promptly as practicable after the Effective Time and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

Section 5.10    Convertible Notes; Call Options and Warrants.

(a)    Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, the Company shall give any notices and take all actions necessary in accordance with the terms of the Indenture, dated as of October 7, 2014 (the “Notes Indenture”), between the Company and U.S. Bank National Association (the “Trustee”), the Convertible Notes or any applicable Law (with respect to the Notes Indenture or the Convertible Notes) in connection with the Merger and the other transactions contemplated by this Agreement, which actions shall include, without limitation, the Company (or its Subsidiaries or other Company Representatives, as applicable) (i) giving any notices that may be required in connection with the Merger and the other transactions contemplated by this Agreement and making any repurchases or conversions of the Convertible Notes occurring prior to or as a result of the Merger (including in connection with a Fundamental Change or Make-Whole Fundamental Change (each as defined in the Notes Indenture)), (ii) preparing any supplemental indentures required in connection with the Merger and the other transactions contemplated by this Agreement and the consummation thereof to be executed and delivered to the Trustee at or prior to the Effective Time, in form and substance reasonably satisfactory to the Trustee and Parent and (iii) taking all such further actions, including delivering any opinions of counsel deliverable prior to the Effective Time and any officer’s certificates, as may be necessary to comply with all of the terms and conditions of the Notes Indenture in connection with the Merger and the other transactions contemplated by this Agreement, provided that opinions of counsel required by the Notes Indenture, as may be necessary to comply with all of the terms and conditions of the Notes Indenture in connection with the Merger and the other transactions contemplated by this Agreement shall be delivered by Parent and its counsel to the extent required to be delivered at or after the Effective Time. Prior to the Effective Time, the Company shall not make any settlement election (including, for the avoidance of doubt, by not delivering a Settlement Notice (as defined in the Notes Indenture) with respect to any Conversion Date (as defined in the Notes Indenture)) under the Notes Indenture without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)    The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, legal opinions, officers’ certificates or other documents or instruments deliverable pursuant to or in connection with any Convertible Notes or the Notes Indenture prior to the dispatch or making thereof, each of which shall be subject to the prior approval of Parent (such approval not to be unreasonably withheld or delayed).

(c)    In connection with the Merger and the other transactions contemplated by this Agreement, in the event that Parent desires to consummate a repurchase offer or similar transaction (including any tender offer) with respect to any or all of the Convertible Notes (any such transaction, a “Repurchase Transaction”), each of the Company, Parent and Sub shall use its respective reasonable best efforts to, and will use its respective reasonable best efforts to cause its respective Subsidiaries and representatives (and, in the case of the Company, the Trustee under the Notes Indenture) to, cooperate with one another in good faith to permit such Repurchase Transaction to be effected on such terms, conditions and timing as reasonably requested by Parent, including if so requested by Parent, causing such Repurchase Transaction to be consummated substantially concurrently with, but not prior to, the Closing, and the Company shall prepare any documentation related thereto in form and substance reasonable satisfactory to Parent; it being understood that in no event shall the Company be required to prepare or commence any documentation for any Repurchase Transaction that will result in such Repurchase Transaction being effective prior to the Effective Time or incur any other cost or expense in connection with such Repurchase Transaction unless Parent agrees to reimburse the Company for all costs and expenses incurred by the Company in connection therewith.

(d)    Prior to the Effective Time, the Company shall use its reasonable best efforts to, and shall cause its Subsidiaries and their respective directors and officers to, and shall use its reasonable best efforts to cause the other Company Representatives to, take all actions reasonably requested by Parent in connection with making elections under, amending, obtaining waivers, and/or unwinding or otherwise settling the Warrants and the Call Options, provided that, unless otherwise agreed by the parties, each such election, amendment, waiver, unwinding and settlement shall take effect at or after the Effective Time. For the avoidance of doubt, unless otherwise required by the terms of any Call Option or Warrant, nothing in this Section 5.10(d) shall be interpreted as an independent requirement for the Company to be required to terminate any Call Option or Warrant or be required to make any termination payment thereunder to any Hedge Counterparty prior to the Effective Time. Without limiting the foregoing, the Company shall use its reasonable best efforts to cooperate with Parent at Parent’s request in connection with, and at Parent’s request shall use its reasonable best efforts to initiate or continue, any discussions or negotiations with the counterparties to the Call Options or the Warrants or any of their respective affiliates or any other person, in each case, to the extent such affiliate or other person expressly represents the interests of the counterparties to the Call Options or the Warrants or is empowered to make any determinations, cancelations, terminations, exercises, settlements, adjustments or computations under the Call Options or the Warrants (any such counterparty, affiliate or person, a “Hedge Counterparty”), with respect to any determination, adjustment or computation in connection with the Call Options or the Warrants, including with respect to any cash amounts or shares of Company Common Stock that may be receivable, issuable, deliverable or payable by the Company pursuant to the Call Options or the Warrants (including upon termination thereof), provided that no such determination, adjustment or computation, including with respect to any cash amounts or shares of Company Common Stock that may be receivable, issuable, deliverable or payable by the Company pursuant to the Call Options or the Warrants (including upon termination thereof), shall take effect prior to the Effective Time unless Parent agrees to reimburse the Company for all costs and expenses incurred by the Company in connection therewith. The Company shall promptly provide Parent with any written notices or other documents received from any Hedge Counterparty with respect to any determination, cancelation, termination, exercise, settlement, adjustment or computation under, or in connection with any discussions or negotiations related to, the Call Options or Warrants. The Company shall not, and shall cause Company Representatives not to, except as contemplated herein, enter into any discussions, negotiations or agreements in respect of the Call Options or the Warrants or make any elections, amendments, modifications or other changes to the terms of the Call Options or the Warrants, or make any cash payments or share deliveries with respect to the Call Options or the Warrants without Parent’s prior written consent, such consent not to be unreasonably withheld or delayed, except as required pursuant to the terms thereof (as in effect on the date of this Agreement, subject to adjustments pursuant to the terms thereof) and except any discussions, negotiations or agreements in respect of the Call Options or the Warrants or any elections, amendments, modifications or other changes to the terms of the Call Options or the Warrants, or any cash payments or share deliveries with respect to the Call Options or the Warrants that are, in each case, contingent on the termination of this Agreement prior to the consummation of the Merger (in each case, “Alternative Arrangements”), which Alternative Arrangements the Company may enter into or make, as the case may be, in its sole discretion, and shall use its reasonable best efforts to keep Parent fully informed on a reasonably current basis of all such discussions and negotiations and shall give Parent the option to participate (or have its counsel participate) in any such discussions and negotiations. The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any written response to any written notice or other document received from any Hedge Counterparty with respect to any determination, adjustment or computation under, or in connection with any discussions or negotiations related to, the Call Options or the Warrants prior to making any such response, and the Company shall use its reasonable best efforts to promptly respond to any reasonable questions from, and reflect any reasonable comments made by, Parent or its counsel with respect thereto prior to making any such response.

(e)    Prior to the Effective Time and without limitation to the other provisions of this Section 5.10, the Company shall take all such actions as may be required or contemplated by the terms of the applicable Call Options and Warrants, including the giving of any written notices or communication in connection with the Merger and/or any conversions and/or repurchases of the Convertible Notes or any adjustment to the Conversion Rate thereunder or occurring as a result of or in connection with the transactions contemplated by this Agreement. The Company shall use its reasonable best efforts to provide Parent and its counsel reasonable opportunity to review and comment on any such written notice or communication prior to the dispatch or making thereof, and the Company shall use its reasonable best efforts to promptly respond to any reasonable questions from, and reflect any reasonable comments made by, Parent or its counsel with respect thereto prior to the dispatch or making thereof.

(f)    Capitalized terms in this Section 5.10 that are not otherwise defined in this Agreement have the meanings given to them in the Notes Indenture.

Section 5.11    Employee Matters.

(a)    From and after the Closing, Parent shall cause the Company and its Subsidiaries to honor all compensation and benefit plans, programs, policies, practices or agreements maintained or sponsored by the

Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party, as such plans, programs, policies, practices or agreements are in effect on the date hereof (it being understood that this Section 5.11(a) shall not be deemed to prohibit Parent or its affiliates from amending, modifying, replacing or terminating such arrangements in accordance with their terms). For the period beginning on the Closing and ending on the first anniversary of the Closing (the “Continuation Period”), Parent shall provide, or shall cause one of its affiliates to provide, to employees of the Company who remain employed after the Closing (the “Continuing Employees”), (i) base salaries or wages that are no less favorable than those provided to Continuing Employees immediately prior to the Closing, (ii) target incentive opportunities (excluding retention, change in control and equity-based compensation), if any, that are no less favorable than those provided to Continuing Employees immediately prior to the Closing and (iii) retirement and welfare benefits (excluding any severance benefits, post-employment health benefits, post-employment welfare benefits and defined benefit pension and nonqualified deferred compensation plans) that are no less favorable in the aggregate to those provided to Continuing Employees immediately prior to the Closing.

(b)    Parent or its applicable affiliates shall, unless prohibited by applicable Law give, or cause to be given, to Continuing Employees credit for purposes of eligibility to participate (other than any defined benefit pension, post-employment health benefits or post-employment welfare benefits plan), vesting and, with respect to severance and vacation benefits only, determining level of benefits, but not for benefit accrual, under employee benefit plans maintained by Parent or its affiliates and in which such employees participate after the Closing, for such employees’ service prior to the Closing with the Company or any of its Subsidiaries, to the same extent recognized by the Company and its Subsidiaries prior to the Closing. Such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(c)    With respect to any Welfare Plan maintained by Parent in which Continuing Employees are eligible to participate after the Closing, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the Welfare Plans of the Company and its Subsidiaries prior to the Closing (other than with respect to pre-existing health conditions pursuant to underwriting requirements under fully insured plans) and (ii) provide Continuing Employees with credit for any co-payments and deductibles paid prior to the Closing in satisfying any analogous deductible or out-of-pocket requirements only to the same extent recognized by the Company or its Subsidiaries prior to the Closing.

(d)    With respect to performance periods under any annual and quarterly cash incentive compensation plans and programs (“Cash Bonus Plans”) which are ongoing as of the Closing, the Compensation Committee of the Company Board may, prior to the Closing, reasonably determine in good faith the level of attainment of the applicable performance goals (and in connection with such determination, may make adjustments in respect of non-recurring items, costs and expenses associated with the transactions contemplated by this Agreement). Payment with respect to such Cash Bonus Plans shall be made following the Closing Date at the time Parent normally pays bonuses to similarly situated employees (or, if sooner, the time the Company normally pays such bonuses) at the greater of the target or actual level of performance, pro-rated for the portion of the applicable performance period which has elapsed as of the Closing Date.

(e)    During the Continuation Period, Parent shall, or shall cause the Company and its Subsidiaries to, provide Continuing Employees whose employment is terminated (in a manner that would trigger severance benefits) with severance benefits in accordance with such employee’s individual employment agreement or severance agreement or, in the absence of any such agreement, in accordance with the applicable severance policy of the Company or its Subsidiaries in effect immediately prior to the Closing, in each case, subject to any requirements therein (e.g., the execution of a release of claims).

(f)    From and after the Closing, Parent shall cause the Company and its Subsidiaries to honor the terms of each collective bargaining agreement, labor union contract, trade union agreement or other works council agreement applicable to the Continuing Employees until such agreement otherwise expires pursuant to its terms or is modified by the parties thereto.

(g)    Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or its Subsidiaries or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person. Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Parent or its Subsidiaries or the Surviving Corporation to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Parent, its Subsidiaries, the Company or the Surviving Corporation and nothing therein shall be construed as an amendment to any such plan, program, policy, arrangement, agreement or understanding for any purpose. Without limiting the scope of Section 8.06, nothing in this Section 5.11 shall confer any rights or remedies of any kind or description upon any Continuing Employee (or any beneficiaries or dependents thereof) or any other person other than Parent, its Subsidiaries, the Company and their respective successors and assigns.

Section 5.12    Restructuring.

(a)    Prior to the Closing, unless Parent instructs otherwise in writing or to the extent not permitted under applicable Law, the Company shall, and shall cause its applicable Subsidiaries to, take all actions necessary to effectuate (or cause to be effectuated) the matters set forth in Section 5.12 of the Company Letter, in accordance with the terms and conditions set forth therein.

(b)    Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company, its Subsidiaries and any Company Representatives in connection with the obligations of the Company and its Subsidiaries pursuant to Section 5.12(a). If this Agreement is terminated following the Company or its Subsidiaries taking, in accordance with Section 5.12(a), any action to effectuate (or cause to be effectuated) the matters set forth in Section 5.12 of the Company Letter prior to Closing, Parent shall indemnify and hold harmless the Company, its Subsidiaries and the Company Representatives from and against (i) the excess, if any, of the amount of taxes actually imposed on the Company and its Subsidiaries over the amount of taxes that would have been imposed on the Company and its Subsidiaries if such actions necessary to effectuate the matters set forth in Section 5.12 of the Company Letter had not occurred and (ii) all other losses, claims, liabilities, damages and expenses (including incremental taxes arising from the Company or its Subsidiaries reversing any action taken to effectuate the matters set forth in Section 5.12 of the Company Letter following such termination), in each case to the extent arising out of such action or from reversing any such action. The foregoing sentence shall be unaffected by the termination of this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Shareholder Approval. The Shareholder Approval shall have been obtained.

(b)    Antitrust. (i) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and (ii) any other approval or waiting period under any other applicable Antitrust Law of any Governmental Entity in a jurisdiction set forth in Section 6.01(b) of the Company Letter shall have been obtained or terminated or shall have expired, in the case of each of (i) and (ii) without the imposition, individually or in the aggregate, of a Burdensome Condition.

(c)    No Injunctions or Legal Restraints. (i) No temporary restraining order, preliminary or permanent injunction or other Judgment or Law of, or issued by, any court of competent jurisdiction or other Governmental Entity shall be in effect, in each case having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or imposing, individually or in the aggregate, a Burdensome Condition (collectively, “Legal Restraints”) and (ii) no Governmental Entity shall have instituted any action or proceeding (which remains pending at what would otherwise be the Closing Date) before any court or other Governmental Entity of competent jurisdiction seeking to temporarily or permanently enjoin, restrain or otherwise prohibit consummation of the Merger or impose a Legal Restraint (it being understood and agreed by the parties that only a court of competent jurisdiction or other Governmental Entity in the jurisdictions identified on Section 6.01(c) of the Company Letter shall constitute a court of competent jurisdiction or other Governmental Entity for purposes of this Section 6.01(c)).

Section 6.02    Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Company:

(i)    set forth in Section 3.01(f)(ii) of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date;

(ii)    set forth in Section 3.01(a), Section 3.01(b), Section 3.01(c), Section 3.01(d)(i), Section 3.01(d)(ii), Section 3.01(s), Section 3.01(t) and Section 3.01(u) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and

(iii)    all other representations and warranties of the Company set forth in this Agreement, other than those Sections specifically identified in clauses (i) and (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “material,” “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    No Material Adverse Effect. Since the date of this Agreement, no Effect has occurred that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, of which the existence or consequences are still continuing.

(d)    Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, certifying that the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) have been satisfied.

Section 6.03    Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “material,” “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of date of this

Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any such failure to be true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger.

(b)    Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)    Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent, certifying that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

Section 6.04    Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, Section 6.02, or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03, or by such party’s breach of any other provision of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01    Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Shareholder Approval has been obtained (except as provided herein), upon written notice (other than in the case of Section 7.01(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 7.01 pursuant to which such termination is effected:

(a)    by mutual written consent of Parent, Sub and the Company;

(b)    by either Parent or the Company, if:

(i)    the Merger shall not have been consummated by 11:59 p.m., Eastern time, on the date that is twelve (12) months after the date of this Agreement (the “Initial Termination Date,” and, such time and date as it may be extended pursuant to this Section 7.01(b)(i), the “Termination Date”) for any reason; provided that if as of the Initial Termination Date all conditions to this Agreement are satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived (to the extent permitted by applicable Law), other than the conditions set forth in Section 6.01(b) or Section 6.01(c), either Parent or the Company, by written notice to the other, may extend the Initial Termination Date to 11:59 p.m., Eastern time, on the date that is three (3) months after the Initial Termination Date (the “First Extended Termination Date”); provided, further, that if as of the First Extended Termination Date all conditions to this Agreement are satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived (to the extent permitted by applicable Law), other than the conditions set forth in Section 6.01(b) or Section 6.01(c), either Parent or the Company, by written notice to the other, may extend the First Extended Termination Date to 11:59 p.m., Eastern time, on the date that is six (6) months after the Initial Termination Date (the “Second Extended Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or directly resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

(ii)    any Legal Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable (it being understood and agreed by the parties that only a court of competent jurisdiction or other Governmental Entity in the jurisdictions identified on Section 6.01(c) of the Company Letter shall constitute a court of competent jurisdiction or other Governmental Entity); and provided, further, that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to a party if the failure of such party, and in the case of Parent, including the failure of Sub, to perform any of its obligations under this Agreement has been a principal cause of or directly resulted in the issuance of such final, non-appealable Legal Restraint; or

(iii)    the Shareholders Meeting shall have been held and the Shareholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof;

(c)    by Parent prior to the Shareholder Meeting, in the event (i) an Adverse Recommendation Change has occurred or (ii) the Company has delivered an Intervening Event Notice or a Superior Proposal Notice and Parent has, in response thereto, delivered a notice of its intent to terminate this Agreement prior to the expiration of the Intervening Event Notice Period or the Superior Proposal Notice Period, as applicable, and has publicly and irrevocably waived its rights pursuant to Section 4.02(c) and Section 4.02(d), as applicable; provided, in the case of this clause (ii), that Parent shall not be entitled to terminate this Agreement pursuant to this Section 7.01(c) unless Parent provides at least one (1) Business Day advance written notice;

(d)    by Parent, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (ii) (A) is incapable of being cured prior to the Termination Date or (B) is not cured by the Company on or before the earlier of (i) the Termination Date and (ii) the date that is thirty (30) Business Days after written notice from Parent of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if Parent or Sub is then in material breach of this Agreement or if any representation or warranty of Parent or Sub shall have become untrue, in either case, so as to result in the failure of any of the conditions set forth in Section 6.03(a) or Section 6.03(b);

(e)    by the Company, if Parent shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) (A) is incapable of being cured by the Termination Date or (B) is not cured by Parent or Sub on or before the earlier of (i) the Termination Date and (ii) the date that is thirty (30) Business Days after written notice from the Company of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Company is then in material breach of this Agreement or if any representation or warranty of the Company shall have become untrue, in either case, so as to result in the failure of any of the conditions set forth in Section 6.02(a) or Section 6.02(b); or

(f)    by the Company, at any time prior to obtaining the Shareholder Approval, if (i) the Company has received a Superior Proposal after the date of this Agreement that did not result from a breach of Section 4.02 or any other provision of this Agreement, (ii) the Company Board has authorized the Company to enter into, and the Company concurrently enters into, an Acquisition Agreement to consummate the alternative transaction contemplated by such Superior Proposal, (iii) simultaneously with, and as a condition to, any such termination the Company pays or causes to be paid to Parent (or its designee) the Termination Fee pursuant to Section 5.06(b) and (iv) the Company has complied with Section 4.02(c) with respect to such Superior Proposal.

Section 7.02    Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the last sentence of Section 5.02, Section 5.06, Section 5.12(b), this Section 7.02 and Article VIII and except for any Willful Breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement (which Willful Breach and liability for any and all damages, costs, expenses, liabilities or losses of any kind, in each case, incurred or suffered by the other party (collectively, “Damages”) as a result of such breach shall not be affected by termination of this Agreement or any payment of the Termination Fee pursuant to Section 5.06(b)).

Section 7.03    Amendment. This Agreement may be amended by the parties hereto at any time, whether before or after the Shareholder Approval has been obtained; provided, however, that after the Shareholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of either Parent, the Company or any of their affiliates. Notwithstanding the foregoing, no amendments or modifications to the provisions to which the Financing Sources are expressly made third party beneficiaries pursuant to Section 8.06 shall be permitted in a manner adverse to any Financing Source without the prior written consent of such Financing Source.

Section 7.04    Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Shareholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by shareholders of the Company without the further approval of such shareholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which specifically sets forth the terms of such extension or waiver. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01    Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.02    Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by email or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or, if mailed, three (3) days after mailing (one Business Day in the case of express mail or overnight courier service) or, if emailed, on the date transmitted (provided no “bounce back” or similar message of non-delivery is received with respect thereto; provided further that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 8.02 or (ii) the receiving party delivers a written confirmation of receipt of such notice by email or any other method described in this Section 8.02), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 8.02):

if to Parent or Sub, to:

International Business Machines Corporation New Orchard Road Armonk, NY 10504
Email:	kreardon@us.ibm.com cnista@us.ibm.com
Attention:	Kevin J. Reardon Cosmo L. Nista

with a copy to:

International Business Machines Corporation New Orchard Road Armonk, NY 10504
Email:	gcb@us.ibm.com
Attention:	Gregory C. Bomberger

and with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019
Email:	sbarshay@paulweiss.com swilliams@paulweiss.com
Attention:	Scott A. Barshay Steven J. Williams

if to the Company, to:

Red Hat, Inc. 100 East Davie Street Raleigh, North Carolina 27601
Email:	mrc@redhat.com
Attention:	Michael R. Cunningham

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036

Email:	howard.ellin@skadden.com brandon.vandyke@skadden.com
Attention:	Howard L. Ellin Brandon Van Dyke

Section 8.03    Definitions. For purposes of this Agreement:

(a)    “affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such first person;

(b)    “Benefit Agreement” means (1) any employment, deferred compensation, change in control, severance, termination, employee benefit, loan, indemnification, retention, equity or equity-based compensation, consulting or similar Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, (2) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement (alone or in combination with any other event) or (3) any trust or insurance Contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Company Personnel;

(c)    “Benefit Plan” means any bonus, pension, profit sharing, deferred compensation, incentive compensation, equity or equity-based compensation, performance, retirement, thrift, savings, cafeteria, paid time off, perquisite, fringe benefit, vacation, unemployment, severance, change in control, termination, retention, disability, death benefit, hospitalization, medical or other welfare benefit or other similar plan, program, policy, arrangement or understanding (whether oral or written, formal or informal, funded or unfunded and whether or not legally binding or subject to the Laws of the United States), sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any Commonly Controlled Entity, in each case, providing compensation or benefits to any Company Personnel, including the Company Stock Plans, but not including the Benefit Agreements and any Multiemployer Plan;

(d)    “Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City or the Delaware Secretary is authorized or required by Law to be closed or (iii) any day on which the principal office of the SEC in Washington, D.C. are not open to accept filings.

(e)    “Call Options” means the call option transactions evidenced by:

(i)    (A) the letter agreement re: Base Call Option Transaction, dated as of October 1, 2014, between the Company and Barclays Bank PLC and (B) the letter agreement re: Additional Call Option Transaction, dated as of October 2, 2014, between the Company and Barclays Bank PLC;

(ii)    (A) the letter agreement re: Base Call Option Transaction, dated as of October 1, 2014, between the Company and JPMorgan Chase Bank, National Association and (B) the letter agreement re: Additional Call Option Transaction, dated as of October 2, 2014, between the Company and JPMorgan Chase Bank, National Association;

(iii)    (A) the letter agreement re: Base Call Option Transaction, dated as of October 1, 2014, between the Company and Morgan Stanley & Co. International plc and (B) the letter agreement re: Additional Call Option Transaction, dated as of October 2, 2014, between the Company and Morgan Stanley & Co. International plc;

(iv)    (A) the letter agreement re: Base Call Option Transaction, dated as of October 1, 2014, between the Company and RBC Capital Markets, LLC and (B) the letter agreement re: Additional Call Option Transaction, dated as of October 2, 2014, between the Company and RBC Capital Markets, LLC; and

(v)    (A) the letter agreement re: Base Call Option Transaction, dated as of October 1, 2014, between the Company and Wells Fargo Securities, LLC and (B) the letter agreement re: Additional Call Option Transaction, dated as of October 2, 2014, between the Company and Wells Fargo Securities, LLC; where each such transaction shall be a “Call Option”;

(f)    “Commonly Controlled Entity” means any person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or with respect to which the Company is otherwise jointly or severally liable under applicable Law;

(g)    “Company Personnel” means any current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries;

(h)    “Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking or license, whether oral or written.

(i)    “Convertible Notes” means the 0.25% convertible senior notes due 2019 issued pursuant to the Notes Indenture;

(j)    “Indebtedness” means any (A) indebtedness for borrowed money, (B) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (C) accounts payable to trade creditors and accrued expenses not arising in the ordinary course of business, (D) capital lease obligations, (E) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (F) liabilities under sale-and-leaseback transactions, agreements to repurchase securities sold and other similar financing transactions, (G) liabilities arising from any breach of any of the foregoing or (H) guarantees with respect to any indebtedness or obligation of a type described in clauses (A) through (G) above of any other person (other than, in the case of clauses (A) and (B), accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business);

(k)    “knowledge” means, with respect to any matter in question, the actual knowledge of the persons identified in Section 8.03(k) of the Company Letter;

(l)    “Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission (each, an “Effect”) that, individually or in the aggregate, would reasonably be expected to (i) result in a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) prevent, materially impede or materially delay the consummation by the Company of the Merger or the other transactions contemplated by this Agreement; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Material Adverse Effect: (A) any change in general economic, market or political conditions affecting the United States economy, or any other national or regional economy or the global economy generally that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants of a similar size in its industry, in which case only the incremental disproportionate effect shall be taken into account; (B) any change in GAAP or applicable Law that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants of a similar size in its industry, in which case only the incremental disproportionate effect shall be taken into account; (C) any act of terrorism, war (whether or not declared), national disaster, cyber-attack or any national or international calamity affecting the United States or any other country or region of the world that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants of a similar size in its industry, in which case only the incremental disproportionate effect shall be taken into account; (D) changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index) and including changes or developments in or relating to currency exchange or interest rates that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants of a similar size in its industry, in which case only the incremental disproportionate effect shall be taken into account; (E) any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such failures may constitute or be taken into account in determining whether there has been, or would be, a Material Adverse Effect); (F) any change in the price or trading volume of the Company Common Stock in and of itself (provided that the underlying causes of such change may constitute or be taken into account in determining whether there has been, or would be, a Material Adverse Effect); (G) the negotiation, execution or delivery of this Agreement or the public announcement (including as to the identity of the parties hereto) or pendency of the Merger or the other transactions contemplated by this Agreement, any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, customers, distributors, licensors, partners or suppliers attributable to the announcement or pendency of this Agreement or the transactions contemplated hereby; provided that this clause (G) shall not apply to any representation or warranty (or any condition to the consummation of the Merger relating to such representation and warranty) to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger; (H) the occurrence of natural disasters, force majeure events or weather conditions adverse to the business being carried on by the Company and its Subsidiaries; (I) any action or omission of the Company or any of its Subsidiaries taken with the prior written consent of Parent (or any action not taken as a result of a failure of Parent to consent to an action otherwise requiring Parent’s consent); or (J) any public statement by Parent regarding the Neutral Platform Model or those matters set forth in paragraphs 9-12 included in the press release issued by Parent and the Company on October 28, 2018.

(m)    “person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity;

(n)    a “Subsidiary” of any person means any other person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists;

(o)    “Warrants” means the warrant transactions evidenced by:

(i)    (A) the letter agreement re: Base Warrants, dated as of October 1, 2014, between the Company and Barclays Bank PLC; and (B) the letter agreement re: Additional Warrants, dated as of October 2, 2014, between the Company and Barclays Bank PLC;

(ii)    (A) the letter agreement re: Base Warrants, dated as of October 1, 2014, between the Company and JPMorgan Chase Bank, National Association and (B) the letter agreement re: Additional Warrants, dated as of October 2, 2014, between the Company and JPMorgan Chase Bank, National Association;

(iii)    (A) the letter agreement re: Base Warrants, dated as of October 1, 2014, between the Company and Morgan Stanley & Co. International plc and (B) the letter agreement re: Additional Warrants, dated as of October 2, 2014, between the Company and Morgan Stanley & Co. International plc;

(iv)    (A) the letter agreement re: Base Warrants, dated as of October 1, 2014, between the Company and RBC Capital Markets, LLC and (B) the letter agreement re: Additional Warrants, dated as of October 2, 2014, between the Company and RBC Capital Markets, LLC; and

(v)    (A) the letter agreement re: Base Warrants, dated as of October 1, 2014, between the Company and Wells Fargo Securities, LLC and (B) the letter agreement re: Additional Warrants, dated as of October 2, 2014, between the Company and Wells Fargo Securities, LLC; where each such transaction shall be a “Warrant”; and

(p)    “Willful Breach” means, with respect to any agreement or covenant in this Agreement, an act or omission (including a failure to cure circumstances) taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant.

Section 8.04    Exhibits; Interpretation. The headings contained in this Agreement or in any Exhibit hereto and in the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Any disclosure contained in any section of the Company Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Section of this Agreement. For all purposes hereof, the terms “include,” “includes” and “including” shall be deemed followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” References to “days” shall mean “calendar days” unless expressly stated otherwise. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively. References to “ordinary course” shall include “consistent with past practice” unless expressly stated otherwise. No summary of this Agreement or any Exhibit, Schedule or other document delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to (x) any statute shall be deemed to refer to such statute, as amended, and (y) any rules or regulations promulgated thereunder, in each case, as of such date and (z) such deemed inclusion shall not apply with respect to any reference a Contract in the Company Letter or the Parent Letter, as applicable). The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. References to a person are also to its permitted successors and assigns.

Section 8.05    Counterparts. This Agreement may be executed in one or more counterparts (including by .pdf,.tif,.gif, .jpg or similar attachment to email (any such delivery, an “Electronic Delivery”)), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 8.06    Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) together with any Exhibit hereto and the Company Letter, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement, and (b) except for (i) the right of the Company’s stockholders to receive the Merger Consideration pursuant to Article II following the Effective Time in accordance with the terms of this Agreement, (ii) the right of the holders of Stock Options, Restricted Shares, RSUs, PSUs or DSUs to receive the consideration set forth in Section 5.04 and (iii) the provisions of Section 5.05, is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third-party beneficiaries or otherwise; provided that to the extent applicable to the Financing Sources, the Financing Sources shall be third party beneficiaries of, and entitled to rely on the last sentence of Section 7.03, this proviso of Section 8.06, the proviso of Section 8.07, the last sentence of Section 8.09 and the last two sentences of Section 8.11.

Section 8.07    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof; provided that all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the Financing Sources in any way relating to any debt financing related to the Merger, shall be exclusively governed by, and construed in accordance with, the domestic Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

Section 8.08    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Parent and Sub may assign, in their sole discretion, any or all of their rights, interests and obligations under this Agreement to any affiliate of Parent, but no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations. Except as provided in the provision in the immediately preceding sentence, any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 8.09    Consent to Jurisdiction; Service of Process; Venue. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any Delaware state court sitting in New Castle County) and any appellate court from any of such courts (the “Chosen Courts”), for the purposes of any suit, action or other proceeding arising out of this Agreement or the Merger or any other transaction contemplated by this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the Chosen Courts with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Merger or any of the other transactions contemplated by this Agreement in the Chosen Courts, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding anything to the contrary in this Agreement (including this Section 8.09), each party agrees that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any debt financing related to the Merger, in any forum other than the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan).

Section 8.10    Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

Section 8.11    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy to which they are entitled at Law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In the event any party hereto brings any action, claim, complaint, suit, action or other proceeding to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Termination Date shall automatically be extended by (i) the amount of time during which such action, claim, complaint, suit, action or other proceeding is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such action, claim, complaint, suit, action or other proceeding. Notwithstanding anything to the contrary in this Agreement, none of the Financing Sources shall have any liability to the Company or any person that is an affiliate of the Company relating to or arising out of this Agreement or the Commitment Letter, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any person that is an affiliate of the Company shall have any rights or claims against any Financing Sources hereunder or thereunder. As used in this Agreement, the term “Financing Sources” means any agent, arranger, Lender or other entity that has committed to provide or arrange, or has entered into definitive agreements related to, any debt financing related to the Merger, or any of such person’s affiliates or its or their respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents, representatives, successors or assigns.

Section 8.12    Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

INTERNATIONAL BUSINESS MACHINES CORPORATION

By:	/s/ Arvind Krishna
Name: Arvind Krishna
Title: Senior Vice President

[Signature Page to Agreement and Plan of Merger]

SOCRATES ACQUISITION CORP.

By:	/s/ Cosmo L. Nista
Name: Cosmo L. Nista
Title: President

[Signature Page to Agreement and Plan of Merger]

RED HAT, INC.

By:	/s/ James M. Whitehurst
Name: James M. Whitehurst
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

October 28, 2018

The Board of Directors

Red Hat, Inc.

100 East Davie Street

Raleigh, NC 27601

Members of the Board:

We understand that Red Hat, Inc. (“Red Hat”), International Business Machines Corporation (“IBM”) and Socrates Acquisition Corp., a wholly owned subsidiary of IBM (“Merger Sub”), intend to enter into an Agreement and Plan of Merger to be dated as of October 28, 2018 (the “Agreement”), pursuant to which Merger Sub will merge with and into Red Hat (the “Merger”), with Red Hat surviving the Merger and becoming a wholly owned subsidiary of IBM. Pursuant to the Agreement, each of the issued and outstanding shares of the common stock, par value $0.0001 per share, of Red Hat (subject to certain exceptions) will be converted into the right to receive $190.00 in cash, without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the stockholders of Red Hat.

In the course of performing our reviews and analyses for rendering our opinion, we have:

•	Reviewed a draft of the Agreement dated October 27, 2018;

•	Reviewed certain publicly available business and financial information regarding Red Hat;

•

Reviewed certain non-public business and financial information regarding Red Hat’s business and prospects (including Red Hat management’s financial projections for Red Hat for the fiscal years ending February 28, 2019 through February 29, 2024 and Red Hat management’s illustrative extrapolations thereof through the fiscal year ending February 28, 2034, with such financial projections and illustrative extrapolations reflecting three alternative scenarios (the “Financial Projections”)), all as prepared and approved for our use by Red Hat’s senior management;

•

Discussed with Red Hat’s senior management their strategic and financial rationale for the Merger as well as their views of Red Hat’s business, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the technology and software sectors;

•	Reviewed the historical prices, trading multiples and trading activity of the common shares of Red Hat;

•

Compared the financial performance of Red Hat and the trading multiples and trading activity of the common shares of Red Hat with corresponding data for certain other publicly traded companies that we deemed relevant in evaluating Red Hat;

•	Reviewed the valuation and financial metrics of certain mergers and acquisitions that we deemed relevant in evaluating the Merger;

The Board of Directors

Red Hat, Inc.

October 28, 2018

•	Performed discounted cash flow analyses based on the Financial Projections; and

•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

With respect to the information used in arriving at our opinion:

•

We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, the Financial Projections, any other estimates and any other forward-looking information) provided by or discussed with Red Hat or obtained from public sources, data suppliers and other third parties.

•

We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the Financial Projections, any other estimates and any other forward-looking information), (ii) express no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the Financial Projections, such other estimates and such other forward-looking information or the assumptions upon which they are based and (iii) have relied upon the assurances of Red Hat’s senior management that they are unaware of any facts or circumstances that would make such information (including, without limitation, the Financial Projections, such other estimates and such other forward-looking information) incomplete, inaccurate or misleading.

•

Specifically, with respect to (i) the Financial Projections, any other estimates and any other forward-looking information provided by or discussed with Red Hat, (a) we have been advised by Red Hat’s senior management, and we have assumed, that the Financial Projections, such other estimates and such other forward-looking information utilized in our analyses have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Red Hat’s senior management as to the expected future performance of Red Hat and (b) we have assumed that the Financial Projections, such other estimates and such other forward-looking information have been reviewed by Red Hat’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion and (ii) any financial projections, other estimates and/or other forward-looking information obtained by us from public sources, data suppliers and other third parties, we have assumed that such information is reasonable and reliable. Furthermore, in assessing and utilizing the Financial Projections for purposes of our financial analyses and opinion, we took into account our various discussions with Red Hat’s Board of Directors and senior management regarding the risks and uncertainties of achieving the Financial Projections, including the three alternative scenarios described therein, in light of (i) the current and prospective industry conditions and competitive dynamics facing Red Hat, (ii) Red Hat’s recent financial performance, (iii) the key commercial, operational and financial drivers of the scenarios described in the Financial Projections and (iv) various other facts and circumstances regarding the Financial Projections.

During the course of our engagement, we have assisted Red Hat’s Board of Directors and senior management in connection with their discussions with certain potential strategic acquirors, and we have considered the nature and outcome of such discussions in rendering our opinion.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Red Hat or any other entity or the solvency or fair value of Red Hat or any other entity, nor have we been furnished with any such appraisals. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in

The Board of Directors

Red Hat, Inc.

October 28, 2018

our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Red Hat’s senior management and Red Hat’s other professional advisors with respect to such matters. We are not expressing any view or rendering any opinion regarding the tax consequences of the Merger to Red Hat or its securityholders.

In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) the final executed form of the Agreement will not differ from the draft that we have reviewed, (ii) Red Hat, IBM and Merger Sub will comply with all terms and provisions of the Agreement and (iii) the representations and warranties of Red Hat, IBM and Merger Sub contained in the Agreement are true and correct and all conditions to the obligations of each party to the Agreement to consummate the Merger will be satisfied without any waiver, amendment or modification thereof. We also have assumed that the Merger will be consummated in a timely manner in accordance with the terms of the Agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, divestiture or other requirements, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Red Hat or the Merger in any way meaningful to our analyses or opinion.

In rendering our opinion, we do not express any view or opinion as to the price or range of prices at which the shares of common stock or other securities or financial instruments of or relating to Red Hat may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the Merger.

We have acted as a financial advisor to Red Hat in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is payable upon successful consummation of the Merger and a portion of which is payable upon delivery of our opinion. In addition, Red Hat has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

As previously disclosed, during the past two years Guggenheim Securities, LLC (“Guggenheim Securities”) has previously been engaged by each of Red Hat and IBM to provide financial advisory or investment banking services in connection with matters unrelated to the Merger, for which we have received compensation. Specifically, during the past two years Guggenheim Securities was engaged as a consultant to Red Hat with respect to various strategic and financial alternatives and received agreed upon fees (including, among other matters, in respect of the Company’s acquisition of CoreOS, Inc. earlier this year). In addition, Guggenheim Securities acted as financial advisor to IBM in connection with its acquisition of Promontory Financial Group, LLC, which closed in November 2016 and for which we received an agreed upon fee. Guggenheim Securities may seek to provide Red Hat, IBM and their respective affiliates with certain financial advisory and investment banking services unrelated to the Merger in the future, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to Red Hat, IBM, other participants in the Merger and their respective affiliates, for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and

The Board of Directors

Red Hat, Inc.

October 28, 2018

derivative products of or relating to Red Hat, IBM, other participants in the Merger and their respective affiliates. Furthermore, Guggenheim Securities and its affiliates and related entities and our or their respective directors, officers, employees, consultants and agents may have investments in Red Hat, IBM, other participants in the Merger and their respective affiliates.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Red Hat, IBM, other participants in the Merger and their respective affiliates and the Merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Our opinion has been provided to Red Hat’s Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Merger Consideration. Our opinion may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Red Hat common stock in connection with the Merger.

Our opinion and any materials provided in connection therewith do not constitute a recommendation to Red Hat’s Board of Directors with respect to the Merger, nor does our opinion constitute advice or a recommendation to any holder of Red Hat common stock as to how to vote or act in connection with the Merger or otherwise. Our opinion does not address Red Hat’s underlying business or financial decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Red Hat, the financing or funding of the Merger by IBM or the effects of any other transaction in which Red Hat might engage. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration to the stockholders of Red Hat to the extent expressly specified herein. We do not express any view or opinion as to (i) any other term, aspect or implication of (a) the Merger (including, without limitation, the form or structure of the Merger) or the Agreement or (b) any other agreement, transaction document or instrument contemplated by the Agreement or to be entered into or amended in connection with the Merger or (ii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified herein), creditors or other constituencies of Red Hat. Our opinion (i) does not address the individual circumstances of specific holders of Red Hat’s securities (including convertible notes, stock options and warrants) with respect to rights or aspects which may distinguish such holders or Red Hat’s securities (including convertible notes, stock options and warrants) held by such holders, (ii) does not address, take into consideration or give effect to any rights, preferences, restrictions or limitations or other attributes of any such securities (including convertible notes, stock options and warrants) or (iii) does not in any way address proportionate allocation or relative fairness. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Red Hat’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration.

Our opinion has been authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

The Board of Directors

Red Hat, Inc.

October 28, 2018

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the stockholders of Red Hat.

Very truly yours,

GUGGENHEIM SECURITIES, LLC

ANNEX C

1585 Broadway New York, NY 10036

October 28, 2018

Board of Directors

Red Hat, Inc.

100 East Davie Street

Raleigh, NC 27601

Members of the Board:

We understand that Red Hat, Inc. (the “Company”), International Business Machines Corporation (the “Buyer”) and Socrates Acquisition Corp., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated October 27, 2018 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), other than shares owned by the Company (including shares held as treasury stock), or owned by the Buyer, Acquisition Sub or any direct or indirect wholly owned subsidiary of the Company or the Buyer, or as to which dissenters’ rights have been perfected, will be converted into the right to receive $190 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)

Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly traded companies comparable with the Company, and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in discussions with the Company and its legal advisors with respect to the Company’s negotiations with the Buyer and its financial and legal advisors;

1585 Broadway New York, NY 10036

9)

Reviewed the Merger Agreement, the draft commitment letters from certain lenders substantially in the form of the drafts dated October 26, 2018 (the “Commitment Letters”) and certain related documents; and

10)	Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letters, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for the Company and have received fees in connection with such services. In addition, Morgan Stanley is a counterparty to the Company with respect to certain convertible note hedge and warrants transactions entered into in connection with the Company’s issuance of convertible notes due in 2019. The consummation of the Merger, to the extent it occurs prior to the expiration of the convertible note hedge and warrants transactions, will result in the unwind of such bond hedge and warrant and an expected net payment to be made by the Company to Morgan Stanley, in an amount to be calculated at the time of closing of the Merger. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

1585 Broadway New York, NY 10036

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:
Anthony Armstrong Managing Director

ANNEX D

APPRAISAL RIGHTS OF STOCKHOLDERS

DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a)

Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)

Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)

Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)

Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)

In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)

In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)

Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)

If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of  § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of  § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)

Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)

Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)

After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)

The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)

The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION

IMPORTANT SPECIAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern time, on [●], 2019.

Vote by Internet • Go to [●] • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free [●] within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

		For	Against	Abstain
1.	To adopt the Agreement and Plan of Merger (as it may be amended from time to time), dated as of October 28, 2018, which we refer to as the merger agreement, by and among Red Hat, Inc., International Business Machines Corporation and Socrates Acquisition Corp.	☐	☐	☐

2.	To approve, by means of a non-binding, advisory vote, compensation that will or may become payable to the named executive officers of Red Hat, Inc. in connection with the merger.	☐	☐	☐

3.	To approve one or more adjournments of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the then-scheduled date and time of the special meeting.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears on this proxy card. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

02Y97A

Special Meeting of Stockholders

Red Hat, Inc.

[●], [●], 2019 at [●] A.M. Eastern Time

Red Hat Tower

100 East Davie Street, Raleigh, NC 27601

Upon arrival, please present a valid government-issued photo identification at the registration desk.

 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Red Hat, Inc.

Notice of Special Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RED HAT, INC.

Red Hat Tower, 100 East Davie Street, Raleigh, NC 27601

Special Meeting – [●], 2019

[●] and [●] or either of them, which we refer to as the Proxies, each with the power of substitution, are hereby authorized to represent and vote, as designated on the reverse side of this proxy, all of the shares of Red Hat, Inc. held of record by the undersigned on [●], with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of Red Hat, Inc. to be held on [●], 2019 or at any postponement or adjournment thereof.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS ON PROPOSALS 1, 2 AND 3.

ATTENDANCE OF THE UNDERSIGNED AT THE SPECIAL MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF WILL NOT BE DEEMED TO REVOKE THE PROXY UNLESS THE UNDERSIGNED REVOKES THE PROXY IN WRITING.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Special Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.